As filed with the Securities and Exchange Commission on January 27, 2012

Registration No. 333-176566

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Platinum Energy Solutions, Inc.

Platinum Pressure Pumping, Inc.

(Exact name of registrant as specified in its charter)

Nevada	1389	27-3401355
Delaware	1389	27-5005623
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2100 West Loop South, Suite 1601

Houston, Texas 77027

(713) 622-7731

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

J. Clarke Legler, II

Chief Financial Officer

2100 West Loop South, Suite 1601

Houston, Texas 77027

(713) 622-7731

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Timothy R. Lavender

Kelley Drye & Warren LLP

333 West Wacker Drive

26th Floor

Chicago, IL 60606

(312) 857-7070

Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this registration statement.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
14.25% Senior Secured Notes due 2015	$173,102,711	100%	$173,102,711	$20,011.00
Guarantee of 14.25% Senior Secured Notes due 2015 (3)	—	—	—	—
Total	$173,102,711	100%	$173,102,711	$20,011.00

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(f) of the Securities Act of 1933.
(2)	$13,352 of the registration fee has previously been paid.
(3)	Platinum Pressure Pumping, Inc., a wholly owned subsidiary of Platinum Energy Solutions, Inc. and a co-registrant under this registration statement, has guaranteed the notes being registered. No separate consideration will be received for the exchange of the notes guarantee.

Each registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

$173,102,711

Platinum Energy Solutions, Inc.

Offer to Exchange

14.25% Senior Secured Notes due 2015

for all outstanding

14.25% Senior Secured Notes due 2015

Platinum Energy Solutions, Inc. (“Platinum” or the “Company”) is offering to exchange (this “exchange offer”) up to $173,102,711 aggregate principal amount of its registered 14.25% Senior Secured Notes due 2015, which are referred to as the “Exchange Notes,” for $173,102,711 aggregate principal amount of its outstanding unregistered 14.25% Senior Secured Notes due 2015, which are referred to as the “Original Notes.” Any reference to “notes” refers collectively to the Original Notes and the Exchange Notes, unless the context requires otherwise. The terms of the Exchange Notes are identical in all material respects to the terms of the Original Notes for which they would be exchanged, except that the Exchange Notes have been registered under the Securities Act of 1933 (the “Securities Act”) and, therefore, the terms relating to transfer restrictions, registration rights and additional interest applicable to the Original Notes are not applicable to the Exchange Notes, and the Exchange Notes will bear different CUSIP numbers.

The terms of this exchange offer include the following:

•	This exchange offer will expire at 5:00 p.m., New York City time, on March 5, 2012, unless extended (the “expiration date”).

•

All Original Notes that are validly tendered, and not validly withdrawn, will be exchanged. You should carefully review the procedures for tendering Original Notes beginning on page 66 of this prospectus.

•	You may validly withdraw tenders of Original Notes at any time before the expiration of this exchange offer.

•	If you fail to tender your Original Notes, you will continue to hold unregistered, restricted securities, and your ability to transfer them could be adversely affected.

•	The exchange of Original Notes for Exchange Notes will not be a taxable event for United States federal income tax purposes.

•	Original Notes may be exchanged for Exchange Notes only in minimum denominations of $2,000 and integral multiples of $1,000.

•	We will not receive any proceeds from this exchange offer.

•

No public trading market currently exists for the Exchange Notes. The Exchange Notes will not be listed on any national securities exchange, and, therefore, an active public trading market is not anticipated.

•	The Exchange Notes will be issued under the same indenture as the Original Notes.

Each broker-dealer that receives Exchange Notes for its own account in this exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those Exchange Notes. The related letter of transmittal that is delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. Accordingly, this prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes the broker-dealer acquired as a result of market-making or other trading activities. We have agreed that we will make this prospectus available to any broker-dealer for use in connection with any such resale for a period of 180 days following consummation of the exchange offer. See “The Exchange Offer—Resale of Exchange Notes” and “Plan of Distribution.”

Each holder of Original Notes wishing to accept this exchange offer must effect a tender of Original Notes by book-entry transfer into the account of The Bank of New York Mellon Trust Company, N.A., at The Depository Trust Company. All deliveries are at the risk of the holder. You can find detailed instructions concerning delivery in the section of this prospectus entitled “The Exchange Offer.”

See “Risk Factors” beginning on page 30 for a discussion of factors that you should consider in connection with participating in this exchange offer.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

YOU SHOULD READ THIS ENTIRE DOCUMENT AND THE ACCOMPANYING LETTER OF TRANSMITTAL AND RELATED DOCUMENTS AND ANY AMENDMENTS OR SUPPLEMENTS CAREFULLY BEFORE MAKING YOUR DECISION TO PARTICIPATE IN THIS EXCHANGE OFFER.

January 31, 2012

FOR NEW HAMPSHIRE RESIDENTS ONLY

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE UNIFORM SECURITIES ACT WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

We have not authorized anyone to provide any information other than that contained in this prospectus or to which we have referred you herein. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should

i

assume that the information we have included in this prospectus is accurate only as of the date of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

This prospectus incorporates important business and financial information about us from other documents that are not included in or delivered with this prospectus. See “Available Information.” The information is available to you without charge upon your request. You can obtain the documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address and telephone number:

Platinum Energy Solutions, Inc.

Platinum Pressure Pumping, Inc.

Attn: Investor Relations

2100 West Loop South, Suite 1601

Houston, Texas 77027

(713) 622-7731

Market and Industry Data

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some data is also based on our good faith estimates, which are derived from management’s review of internal data and information, as well as the independent sources listed above.

Trademarks

This prospectus also includes trademarks, service marks and trade names of other companies. Our use or display of other companies’ trademarks, service marks or trade names is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, such other companies.

To ensure timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than February 27, 2012, which is five business days before the exchange offer will expire at 5:00 p.m., New York City time, on March 5, 2012.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-4 that we have filed with the Securities and Exchange Commission (the “SEC”). This prospectus does not contain all of the information found in the registration statement. Before you decide to participate in this exchange offer, please review the full registration statement, including the information set forth under the heading “Risk Factors” in this prospectus, the exhibits to the registration statement and any additional information you may need to make your investment decision. You should rely only on the information contained in the registration statement, including this prospectus and the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information and if anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus is accurate as of any date other than its respective date as set forth on the front cover. Our business, financial condition, results of operations and prospects may have changed since that date. We will disclose any material changes in our affairs in an amendment to this prospectus or a prospectus supplement.

We are not making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone whom it is unlawful to make an offer or solicitation.

We are not making any representation to you regarding the legality of your participation in the exchange offer under applicable law. You should consult with your own legal advisors as to the legal, tax, business, financial and related aspects of participating in the exchange offer.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Forward-looking statements may include statements that relate to, among other things, our:

•	future financial and operating performance and results;

•	business strategy and budgets;

•	technology;

•	financial strategy;

•	amount, nature and timing of capital expenditures;

•	competition and government regulations;

•	operating costs and other expenses;

•	cash flow and anticipated liquidity;

•	property acquisitions and sales; and

•	plans, forecasts, objectives, expectations and intentions.

All statements, other than statements of historical fact included in this prospectus, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” in this prospectus.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the anticipated future results or financial condition expressed or implied by the forward-looking statements. These risks, uncertainties and other factors include but are not limited to:

•	concentration of our customer base and fulfillment of existing customer contracts;

•	dependence on the spending and drilling activity by the onshore oil and natural gas industry;

•	our ability to maintain pricing;

•	the cyclical nature of the oil and natural gas industry;

•	deterioration of the credit markets;

•	delays in obtaining required permits;

•	our ability to raise additional capital to fund future capital expenditures;

•	increased vulnerability to adverse economic conditions due to indebtedness;

•	competition within the oil and natural gas industry;

•	asset impairment and other charges;

•	the potential for excess capacity in the oil and natural gas industry;

•	our limited operating history on which investors will evaluate our business and prospects;

•	our identifying, making and integrating acquisitions;

•	our ability to obtain raw materials and specialized equipment;

•	technological developments or enhancements;

•	loss of key executives;

•	management control over stockholder voting;

•	the ability to employ skilled and qualified workers;

•	work stoppages and other labor matters;

•	hazards inherent to the oil and natural gas industry;

•	inadequacy of insurance coverage for certain losses or liabilities;

•	regulations affecting the oil and natural gas industry;

•	federal legislation and state legislative and regulatory initiatives relating to hydraulic fracturing;

•	costs and liabilities associated with environmental, health and safety laws, including any changes in the interpretation or enforcement thereof;

•	future legislative and regulatory developments;

•	changes in trucking regulations; and

•	effects of climate change.

We believe that it is important to communicate our expectations of future performance to our investors. However, events may occur in the future that we are unable to accurately predict, or over which we have no control. We caution you against putting undue reliance on forward-looking statements or projecting any future results based on such statements. When considering our forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus which provide examples of risks, uncertainties and events that may cause our actual results to differ materially from those contained in any forward-looking statement. Please review the “Risk Factors” included in this prospectus so that you are aware of the various risks associated with the exchange offer.

All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section and any other cautionary statements that may accompany such forward-looking statements. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement.

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PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus concerning our business and this exchange offer. Because this is a summary, it may not contain all of the information that may be important to you and to your investment decision. In addition, certain statements contained in this prospectus include forward-looking information that involve many risks and uncertainties, including but not limited to those discussed under “Cautionary Statements Regarding Forward-Looking Statements” on page iv. The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto included elsewhere in this prospectus. You should read this prospectus carefully and should consider, among other things, the matters set forth in “Risk Factors” beginning on page 30 before deciding to participate in the exchange offer. In this prospectus, unless indicated otherwise, references to the “Company,” “we,” “our” and “us” means Platinum Energy Solutions, Inc. (“PES”) and its wholly-owned subsidiary Platinum Pressure Pumping, Inc.

Our Company

We are a Houston, Texas based oilfield services provider specializing in premium hydraulic fracturing, coiled tubing and other pressure pumping services. We commenced hydraulic fracturing services on August 29, 2011 for Petrohawk Energy Corporation (“Petrohawk”) in the Eagle Ford Shale. We commenced acid fracturing services on October 24, 2011 for El Paso E&P Company, L.P. (“El Paso”) in the Altamont Field in Utah. We commenced hydraulic fracturing services for Encana Oil & Gas (USA), Inc. (“Encana”) in the Haynesville Shale on November 29, 2011. In addition to the two hydraulic fracturing fleets we have purchased to service Petrohawk and Encana, we plan to add three additional hydraulic fracturing fleets by the end of the first half of 2012. We utilize modern, high pressure-rated fracturing equipment that allows us to handle challenging geological environments, reduce operating costs, increase asset utilization and deliver excellent customer service. In addition, we have established contracts for wet and dry sand supply and physical capabilities around the transport, processing and storage of sand used in the hydraulic fracturing process. We believe this will be a competitive advantage, particularly given the current market constraint in the supply of dry sand. Our management team has extensive industry experience providing completion and workover services to exploration and production (“E&P”) companies.

We are currently operating two complete high-specification hydraulic fracturing fleets. In addition, we have a third fleet on order with complete delivery expected by the end of February 2012. Our first two hydraulic fracturing fleets consist of twenty 2,500 brake horsepower (“BHP”) “Quintuplex” hydraulic pumping units, yielding 2,250 hydraulic horsepower (“HHP”), ten 2,500 BHP “Destiny Triplex” hydraulic pumping units, yielding 2,250 HHP and twenty 2,250 BHP “Triplex” hydraulic pumping units, yielding 2,000 HHP, representing a total of 107,500 HHP. Our third fleet will consist of twenty-one 2,250 BHP hydraulic pumping units, yielding 2,000 HHP that will increase our total HHP to 149,500 HHP across the three fleets. In addition, we have placed deposits on fourth and fifth fleets for delivery in the first half of 2012. These combined fleets would add forty 2,250 BHP hydraulic pumping units, yielding 2,000 HHP, bringing our total to 111 hydraulic pumping units with a total of 229,500 HHP. Our state-of-the-art hydraulic fracturing units are rated 15,000 pounds per square inch (“psi”) or higher and are specially designed for the most complex and challenging hydraulic fracturing projects, which typically involve long lateral segments and multiple fracturing stages in high pressure formations, and we believe our units are among the highest-specification units available in the market today.

We are under contract with Encana, Petrohawk and El Paso to perform services in the Haynesville Shale in northwestern Louisiana and eastern Texas, the Eagle Ford Shale in southern Texas, and the Altamont Field in Utah, respectively. We believe the fleet we have under contract with Encana, consisting of 22 pumps and an additional eight backup pumps, will be one of the largest hydraulic fracturing fleets operating in the United States. We estimate that our current contracts with Encana and Petrohawk together will generate an average of approximately $23 million per month in total revenues once both of our two initial fleets are fully-deployed on 24-hour operations. This estimate is based upon the aggregate fracturing stages estimated to be completed by the Company for Encana, through November 2012, and Petrohawk through August 2012. Our actual revenue from these contracts may differ and we can provide no assurance that we will be able to achieve such estimated revenue.

We plan to focus on the most active unconventional oil and natural gas plays in the United States where we believe we will have a competitive advantage due to the high performance and durability of our equipment. In addition, we may consider expanding our business to include other unconventional and conventional oil and natural gas formations, including certain areas of the Marcellus and the Utica Shales in the Appalachian Basin in Pennsylvania and West Virginia, the Permian Basin in western Texas and southeastern New Mexico, the Niobrara Shale in Colorado, Wyoming and Nebraska, the Granite Wash formation in Oklahoma and the Bakken Shale in North Dakota and Montana.

We have a very limited operating history and face many risks that could have a material adverse effect on our results of operations as more particularly described in the “Risk Factors” section of this prospectus, including the concentration of our customer base within the oil and natural gas production industry and the risks that adversely affect that industry, our dependence on our existing contracts and our relationship with each of Encana and Petrohawk (which represented an estimated 80% to 90% of our total 2011 revenues and which we anticipate will likely represent a significant portion of our total 2012 revenues, and both of which may be terminated upon default, non-performance or otherwise as described in this prospectus), the inability of our suppliers to timely deliver equipment, raw materials or transportation services, regulatory compliance and permit costs and restrictions, our ability to service our current debt obligations and operate in compliance with covenants relating thereto, our ability to finance the capital needs of our business, pricing competition, changes in the technology and the availability of equipment, risks associated with acquiring and integrating other businesses, our ability to effectively manage a public company, labor matters, hazards and environmental risks inherent in the oil and natural gas industry and losses and liabilities from uninsured or underinsured drilling and operating activities, environmental, health and safety laws and regulations that govern our operations. You should read the “Risk Factors” section of this prospectus carefully in its entirety and consider the descriptions of our business in this prospectus in light of those risks.

Our Service Lines

Hydraulic Fracturing Services

We believe hydraulic fracturing will be the largest segment of the Company by revenue based on our existing contracts. Hydraulic fracturing services are utilized when the formations holding oil and natural gas lack the permeability to release their hydrocarbons as is typical in many unconventional oil and natural gas plays. Fracturing involves pumping a specially formulated slurry down a well casing or tubing, under high pressure, causing the underground formation to crack or fracture. Suspended in the slurry is a propping agent (“proppant”), generally consisting of sand, resin-coated sand or ceramic particles, which keeps the fracture open and allows the oil or natural gas to flow more freely to the surface. The proppant fills the fractures created by the mechanical fracturing process and preserves the permeability enhancement of the formation. The extremely high pressures required to stimulate wells in the regions in which we are contracted to operate presents a challenging environment for achieving a successfully fractured horizontal well. As a result, an important component of our value proposition to customers is our technical expertise and experience that allows us to work directly with the customer’s engineers at the job site to provide advice and assistance to improve well completions. Our engineering staff also provides technical evaluation, job design and fluid recommendations for our customers as an integral element of our fracturing service.

In January 2011, we entered into purchase arrangements with Enerflow Industries Inc. (“Enerflow”) and Stewart & Stevenson Manufacturing Technologies LLC (“S&S”), two of the leading manufacturers of hydraulic fracturing equipment, to manufacture our hydraulic fracturing units. These hydraulic fracturing units consist of hydraulic pumping units, chemical additive vans, data vans, hydration units, trailer-mounted blenders and manifold trailers. The group of fracturing units, other equipment and vehicles necessary to perform a typical fracturing job is referred to as a “fleet,” and the personnel assigned to each fleet are commonly referred to as a “crew.” For information about the equipment that is included in our fleets, see “Business—Our Strengths—Modern, High Specification Fracturing Fleets” beginning on page 104.

We are currently under contract to provide hydraulic fracturing services to leading North American E&P companies Encana, Petrohawk and El Paso in the Haynesville Shale, Eagle Ford Shale and Altamont Field, respectively. With our first two hydraulic fracturing fleets, we will be able to provide all of the equipment, manpower, and logistics management necessary to complete each fracturing stage under our existing contracts. In addition, we are positioned to source and deliver all of the necessary proppants and other raw materials (including “frac sand” and fuel) required by Petrohawk in the Eagle Ford Shale, and are exploring developing the same capabilities for Encana in the Haynesville Shale. The products used in the hydraulic fracturing process include a mixture of water, sand, guar gum and various other chemicals. We believe our access to the supply, transport, processing and storage of frac sand is an important differentiating factor for us relative to our peers.

Haynesville Shale

The Haynesville Shale is an unconventional natural gas play that underlies over 5 million acres in northwestern Louisiana and eastern Texas. The Haynesville Shale stretches from Harrison County, Texas in the northwest to Sabine and Natchitoches Parishes, Louisiana in the southeast. The Haynesville Shale reservoir is defined by as much as 300 feet of an organic rich black shale that is found at depths ranging from approximately 10,500 to 13,000 feet.

Since its discovery in 2008, the Haynesville Shale has become one of the most active natural gas reservoirs in the United States and has the potential to be one of the most significant natural gas discoveries in the United States. The Haynesville Shale remains a target of significant capital investment by E&P companies and there remains a large backlog of drilled but uncompleted wells. As of December 29, 2011, there were 113 drilling rigs working in the Haynesville Shale, based on data from Baker Hughes. A single well may be completed in as many as 25 stages, or horizontal zones, each of which requires a separate fracturing procedure. In addition, the geology in the Haynesville Shale creates relatively high temperature and high pressure downhole environments, which require larger capacity fracturing fleets with higher pressure ratings such as our existing and planned fleets. On November 29, 2011, we deployed a substantial part of our first and largest hydraulic fracturing fleet in the Haynesville Shale, consisting of 30 fracturing pumps (eight of which are backup pumps) with 75,000 total BHP and 67,500 total HHP, pursuant to our contract with Encana.

Eagle Ford Shale

The Eagle Ford Shale is a geological formation that varies in depth and thickness and is found beneath counties in southern Texas stretching from Fayette County to LaSalle County. The Eagle Ford Shale is found at depths between 4,000 and 12,000 feet and the shale thickness averages 250 feet across the play, but can be as thick as 400 feet in some areas. The Eagle Ford has benefited from a fundamental industry shift towards the development of liquids-rich shale resources. The high liquids content of the Eagle Ford has attracted large amounts of capital investment leading to a dramatic increase in drilling activity in the Eagle Ford. As of December 29, 2011 there were 224 drilling rigs active in the Eagle Ford Shale, according to Baker Hughes. On August 29, 2011, we deployed our second hydraulic fracturing fleet consisting of 20 fracturing pumps with 45,000 total BHP and 40,000 total HHP pursuant to a contract with Petrohawk, a significant holder of drilling leases in the Eagle Ford Shale.

Coiled Tubing Services

We provide coiled tubing services in the United States. Coiled tubing is a key segment of the well service industry that allows operators to continue production during service operations without shutting down the well, reducing the risk of formation damage. The growth in deep well and horizontal drilling has increased the market for coiled tubing. Coiled tubing services involve using flexible steel pipe inserted into oil and natural gas wells to perform a variety of services. This flexible steel pipe, known as coiled tubing, is typically thousands of feet long and coiled onto a specialty truck. The small diameter of coiled tubing allows it to be inserted through production tubing, allowing work to be done on an active well. Coiled tubing provides many advantages over costlier workover rigs. For example, wells do not have to cease production (shut in) during most coiled tubing operations, reducing the risk of damaging the formation. Additionally, coiled tubing can be inserted and removed more quickly than conventional pipe, which must be joined and unjoined. Coiled tubing also allows for the precise directing of fluids and treatment chemicals in a wellbore, resulting in better stimulation treatments.

We currently provide coiled tubing services to over 20 customers, primarily on a short-term, day-rate basis. Our coiled tubing services are highly complementary to our hydraulic fracturing services by providing various functions associated with well completion and servicing. We believe this provides us an opportunity to cross-sell our coiled tubing customer base on future long-term hydraulic fracturing contracts. We expect to have a fleet of 13 coiled tubing units by the end of February 2012. Our nine existing 1 1/4” to 1 3/4“ diameter coiled tubing units are under lease from Well Services Blocker, Inc. (“WSB”) and are designated to work in eastern Texas and southern and northern Louisiana. In response to strong market demand, we have contracted to acquire four 2” coiled tubing units and have acquired three nitrogen units which will allow us to perform a variety of wellbore applications, including foam washing, acidizing, displacing, cementing, gravel packing, plug drilling, fishing and jetting. Our four new coiled tubing units are being manufactured by Hydra Rig, a division of National Oilwell Varco Inc. (“Hydra Rig”), and our three nitrogen units were manufactured by S&S.

Other Pressure Pumping Services

We also provide cementing and other pressure pumping services to our customers. Cementing services use pressure pumping equipment to deliver a slurry of liquid cement that is pumped down a well between the casing and the borehole. The principal use of cementing is known as primary cementing. Primary cementing provides isolation between fluid zones behind the casing to minimize potential damage to hydrocarbon bearing formations or the integrity of freshwater aquifers, and provides structural integrity for the casing by securing it to the earth. Cementing is also done when recompleting wells, where one zone is plugged and another is opened. Plugging and abandoning wells also requires cementing services. In addition to cementing services, we expect to provide other pressure pumping services, which will include well injection, cased-hole testing, workover pumping, mud displacement and wireline pumpdowns. Our customers would utilize these other pressure pumping services in connection with the completion of new wells and remedial and production enhancement work on existing wells. These other pressure pumping services are routinely performed in conjunction with coiled tubing services, and often provide us with insight into the customer’s future requirements for our other services.

Customer Contracts

We intend to provide service to our customers through long-term contracts for our hydraulic fracturing fleets. We currently have service contracts and related agreements in place with our two largest customers, Encana and Petrohawk. Our Encana contract has initial fleet requirements of twenty-two 2,500 BHP/2,250 HHP pumps with additional requirements for eight 2,500 BHP/2,250 HHP backup pumps. Our Petrohawk contract has a fleet requirement of twenty 2,250 BHP/2,000 HHP pumps, six of which are backup pumps. In addition to our contract with El Paso in the Altamont Field, we are in active discussions with several leading North American E&P companies for a third fleet and believe a third contract will be finalized by the end of the first quarter of 2012.

Current Hydraulic Fracturing Contracts

Fleet	Customer	Basin	BHP/HHP	Total Pumps (including backup pumps)	Start Date
1	Encana	Haynesville	75,000/67,500	30	November 29, 2011
2	Petrohawk	Eagle Ford	45,000/40,000	20	August 29, 2011

Encana Fracturing Contract

On September 1, 2010, we entered into a master services agreement with Encana (the “Encana MSA”) pursuant to which we agreed to provide hydraulic fracturing and related services to Encana on a project by project basis. The Encana MSA sets forth the general terms and conditions which will be applicable to the services provided on all projects. The specific services to be rendered by us in connection with each particular project, and specific detailed terms and conditions to be applicable to the services to be provided by us in connection with each project, will be set forth in each work order to be entered into between Encana and us with respect to the project.

Under the Encana MSA, we are required to, at our sole expense: furnish the hydraulic fracturing services of all personnel and supervisors required to complete the work; supply all equipment, raw materials, transportation, and supplies required to complete the work; provide all necessary safeguards, as are dictated by current industry standards, for the protection of all aspects of the work and all persons involved in the work; obtain and provide evidence to Encana of all permits and licenses that are required to perform the work, except for air permits and other environmental permits (which are Encana’s responsibility); and pay any payroll or occupation or similar taxes and all sales, use or consumer taxes required. Our provision of services and materials under each Encana work order are subject to a twelve-month warranty. Encana may require us, at our expense, to redesign, resupply or otherwise correct any defect or to otherwise remedy a breach of the warranty. Encana must notify us of defects within fifteen days after either performance tests are completed or the transfer of care, custody and control of all of the work to Encana. If Encana does not give notice of defects within the fifteen-day period, or if after we correct a defect, Encana does not notify us within ten days of the completion of such corrective action of any further defects, Encana will be deemed to have accepted the work.

On October 8, 2010, pursuant to the Encana MSA, we entered into a work order with Encana (the “Encana Work Order”), which was subsequently amended in January, September and December 2011, to provide hydraulic fracturing services in the Haynesville Shale in northwestern Louisiana and eastern Texas. The Encana Work Order calls for us to provide 30 hydraulic pumping units, with 8 of those units serving as backups to provide substantial redundancy to enhance efficiency and minimize delays. The Encana Work Order provides for an initial 12-month service period that commenced on November 29, 2011 and is renewable for up to four additional one-year service periods by mutual agreement. The Encana Work Order provides for payments to us by Encana at a certain average rate per stage if we are performing 14-hour operations during the service term and a different average rate per stage if we are performing 24-hour operations during the service term. The Encana Work Order requires us to perform certain specified minimum average numbers of stages per month over a rolling three-month period of performing 14-hour operations or 24-hour operations, respectively. If we do not meet these minimum performance requirements we will be in default under the Encana Work Order. Based on the pace of our current hydraulic fracturing operations for Encana, we believe that it is unlikely that we will default under the Encana Work Order for failure to meet such rolling quarterly minimum requirements. We are entitled to certain minimum payments each period if Encana does not require our services at a rate which would allow us to meet or exceed those minimums. In the event of any conflict between the terms of the Encana MSA and the Encana Work Order, the provisions of the Encana Work Order will control. We refer to the Encana MSA, as amended by the Encana Work Order, as the Encana contract.

If we commit certain defaults under the Encana Work Order, Encana may terminate the Encana Work Order upon 30 days written notice. Such defaults include: our failure to complete a certain number of stages within the 30 days between January 30, 2012 and February 29, 2012 (i.e., within the last 30 days of the first 90 days of service); our failure to complete a certain average number of stages over three-month rolling periods; our failure to report all incidents, including, but not limited to, spills, releases and near hits to Encana in a timely manner (within 24 hours from the time of occurrence); our failure to timely provide a corrective action report and a corrective action plan and correct two or more OSHA recordable incidents or one reportable spill in any month; our failure to provide a corrective action report and corrective action plan with respect to recurring service quality issues within two weeks of receiving notice from Encana thereof and resolve such issues within 30 days of the delivery of such corrective action plan; our failure to follow our safe work policies, practices and standards, or Encana’s instructions, or our violation of any applicable laws, rules, regulations, permits, or authorizations or Encana’s safety rules, practices and policies; and our failure to take appropriate action to prevent and/or minimize adverse environmental impact(s) including, but not limited to, spills and releases. In the event of a conflict between the terms of the Encana MSA and the default and termination provisions of the Encana Work Order, the terms of the Encana Work Order control.

We are currently performing 14-hour operations for Encana. Based on the pace of our current hydraulic fracturing operations for Encana, we believe that it is unlikely that we will default under the Encana Work Order for failure to complete the required number of stages within the 30-day period ending February 29, 2012; and although we cannot give assurances that we will not be subject to a reduction in business from Encana that impacts our future per-stage operations, based on the pace of our current hydraulic fracturing operations for Encana, we believe that it is unlikely that we will default under the Encana Work Order for failure to meet such rolling quarterly minimum requirements.

The Encana MSA may be terminated by either party at any time, with or without cause, with 30 days prior written notice. Any such termination does not affect any rights or obligations of either party under the Encana MSA or the Encana Work Order. If the Encana MSA is terminated by Encana without cause, Encana will assume and become liable for all obligations and commitments that we may have previously in good faith undertaken or incurred in connection with the Encana MSA, and Encana will pay us, as compensation for the work performed prior to such termination all costs we have incurred and the reasonable costs we have committed and demobilization costs, if applicable. The Encana MSA provides for certain defaults including: our insolvency, receivership or the commencement of bankruptcy proceedings by or against us; our material violation of laws or ordinances applying to our performance under the Encana MSA or our disregard of instructions from Encana; except for force majeure, our failure, neglect, refusal, or inability to provide ample supervision, labor, materials or equipment to perform under the MSA at a rate and in a manner deemed sufficient by Encana; our allowance of any third party liens against the materials or services we provide or Encana’s sites; and our failure to perform any other material provision of the Encana MSA. In the event of a default under the Encana MSA, Encana has the right to terminate the Encana MSA (subject to giving us a reasonable opportunity to cure such default), request that we withdraw from their sites and assign to them any of our subcontracts that they request, finish the work itself or with the assistance of third parties, and/or withhold the payment of any further sums due to us until such work is completed (subject to determination by mutual agreement of the amount, if any, of excess cost incurred by Encana to complete the work and the amount to which we are entitled for our performance up to the date of such termination).

Encana may request that we relocate the equipment proposed to be used in the Haynesville Shale to the Piceance Basin in Colorado and Wyoming. If Encana requests such a relocation, Encana will continue to pay us the minimum per stage amounts provided for in the Encana Work Order during the relocation process and reimburse us for relocation costs. Based on our estimates, we believe we may earn revenue of approximately $26 million per three-month period over the term of the Encana Work Order once our fleet is deployed on 24-hour operations. Our actual revenue from the Encana Work Order may differ and we can provide no assurance that we will be able to achieve such estimated revenue. This amount is lower than our estimated revenue from the Petrohawk contract over a comparable period because Encana is providing its own raw material inputs while Petrohawk is not.

Petrohawk Fracturing Contract

On September 3, 2010 we entered into a contract with Petrohawk, which was supplemented on January 14, 2011, to provide hydraulic fracturing services to Petrohawk in the Eagle Ford Shale in southern Texas. The Petrohawk contract provides for a 24-month service period commencing on May 1, 2011 (regardless of when services under the Petrohawk contract commence). We commenced hydraulic fracturing services under the Petrohawk contract with a fleet of 20 hydraulic pumping units on August 29, 2011. Pursuant to the Petrohawk contract, Petrohawk is obligated to pay us a monthly service fee equal to the greater of (i) the total number of stages completed by us multiplied by a specified stage rate and (ii) a minimum amount per month. The stage rate is agreed upon in a field ticket on a per stage basis. In order to be entitled to receive the specified minimum amount, we must be available to provide pumping services for a minimum of 22 days per month. The Petrohawk contract can be terminated by Petrohawk in the event we are unable to perform under the terms of the contract, which includes our inability to provide proppant under the terms of the contract. We are currently performing under the contract and have no reason to believe that it will be terminated by Petrohawk.

Based on our estimate, we believe we may earn revenue of approximately $44 million per three-month period, including amounts paid by Petrohawk for raw materials, such as proppant, supplied by us over the term of the Petrohawk contract once our fleet is deployed on 24-hour operations. Our actual revenue from our contract with Petrohawk may differ and we can provide no assurance that we will be able to achieve such estimated revenue.

On March 28, 2011, we entered into a master services agreement with Petrohawk (the “Petrohawk MSA”), which sets forth the general terms and conditions which will be applicable to future hydraulic fracturing services which we provide to Petrohawk on all projects. We may enter into a separate work order with Petrohawk (the “Petrohawk Work Order”) with respect to each such future hydraulic fracturing project that we agree to undertake for Petrohawk which will set forth the detailed terms and conditions to be applicable to the services to be provided by us in connection with the project. In the event of any conflict between the terms of the Petrohawk MSA and a Petrohawk Work Order, field ticket, or other memoranda, the terms of the Petrohawk MSA will control.

The Petrohawk MSA may be terminated by either party at any time, with or without cause, upon 30 days prior written notice. Any such termination does not affect any rights or obligations of either party under the Petrohawk MSA or any applicable Petrohawk Work Order. The Petrohawk MSA provides the following will constitute default by us: our insolvency, general assignment for the benefit of creditors or admission in writing of our inability to pay our debts generally as the same become due; the institution of any proceedings under any federal, state or local laws for relief of debtors or for the appointment of a receiver, trustee or liquidator of the Company; our voluntary petition in bankruptcy or for a reorganization or for an adjudication of the Company as insolvent or bankrupt; an attachment being levied upon our equipment which is not removed within five days; or our failure to perform our obligations under the Petrohawk MSA, including the failure to provide agreed proppant as specified in the applicable Petrohawk Work Order. In the event we default under the Petrohawk MSA, Petrohawk has the right to cancel the Petrohawk MSA and all verbal or written agreements between the parties, terminate immediately all work then being performed by us under the Petrohawk MSA, and/or pursue any or all of Petrohawk’s legal or equitable remedies, subject to the arbitration requirements of the Petrohawk MSA.

Other Fracturing Contracts

On September 6, 2011, we entered into a master services agreement with El Paso, pursuant to which we agreed to provide hydraulic fracturing and related services to it on a project by project basis. On October 4, 2011, pursuant to the master services agreement, we entered into a short-term work request with El Paso (the “Work Request”), to provide acid fracturing services in the Altamont-Bluebell Field in Altamont, Utah. We commenced services on October 24, 2011 and are currently continuing to work through mutual agreement. Prior to deployment of the completed third fleet, we utilized excess capacity to service the Work Request. Specifically, we are utilizing four pumps supplied by UE Manufacturing, a division of United Holdings LLC (“UE”), two of which are back-up pumps.

Coiled Tubing and Other Pressure Pumping Services

Our coiled tubing and other pressure pumping services are typically provided through short-term day rate arrangements.

Transportation Contract

On July 7, 2011, we entered into a master lease agreement with Midwest Railcar Corporation (“Midwest”), as the same may be supplemented by each schedule thereto (the “Rail Lease Agreement”). Under schedules to the Rail Lease Agreement, we have agreed to lease up to 461 100-ton railcars. The base term for the lease of the railcars covered by a particular schedule commences on the first day of the month following delivery and continues for a period of 60 months to 84 months. The railcars under these schedules are leased at a fixed rent per month between $485 and $550 per railcar. The railcars are only permitted to be used for the transportation and storage of sand. We are responsible for the costs and expenses of any and all repair and maintenance of the railcars, as well as any damage to any railcar resulting from any reason whatsoever, other than damage attributable to the actions or omissions of Midwest. If any railcar accumulates more than 25,000 miles in any calendar year (loaded or empty), the Company will incur additional charges for the excess mileage. We were required to deliver security deposits totaling $1,106,160 as of September 30, 2011 upon execution of the Rail Lease Agreement.

Equipment Purchase Agreements

We are currently operating two state-of-the-art, high-specification hydraulic fracturing fleets, representing an aggregate 120,000 BHP/107,500 HHP. In addition, we have a third fleet on order with complete delivery expected by the end of February 2012. We have placed deposits on fourth and fifth fleets for expected delivery in the first half of 2012. We have also contracted to purchase four coiled tubing units (two of which were received in October 2011 and were put into operation in November 2011 and the third of which was delivered in late December 2011 and is expected to be put into operation in January 2012) and have acquired three nitrogen units to service our existing customer contracts and complement our existing fleets of coiled tubing and cementing assets. Each of our fracturing fleets is designed for operations including hydraulic fracturing, acid stimulation, high-pressure pumping, liquid carbon dioxide pumping and pressure testing. The table below sets forth our hydraulic fracturing fleets.

Hydraulic Fracturing Fleet Summary as of December 31, 2011

Fleet	Manufacturer	Delivery Completion	Number of Pumps	Total Capacity (BHP/HHP)
1	Enerflow	January 2012	30	75,000/67,500
2	S&S	August 2011	20	45,000/40,000
3	United Engines	February 2012 (scheduled)	21	47,250/42,000

Fracturing Equipment

Fracturing Fleet 1

Enerflow manufactured our first fleet based on our specifications. We commenced services on November 29, 2011 under the Encana Work Order. The entire first fleet consists of:

•

Thirty Shock Pulse Method (“SPM”) hydraulic pumping units, including twenty “Quintuplex” model 2500 SD 2,500 BHP/2,250 HHP hydraulic pumping units and ten SPM “Triplex” model Destiny TWS 2,500 BHP/2,250 HHP hydraulic pumping units (eight of which will be backup pumps)

•	One chemical additive van

•	One data van

•	One HU80 hydration unit

•	Two trailer mounted 125 BPM blenders

•	Two manifold trailers

Fracturing Fleet 2

S&S manufactured our second fleet based on our specifications. We commenced services using this fleet under the Petrohawk contract on August 29, 2011. The entire second fleet consists of:

•	Twenty SPM “Triplex” model FT-2251T 2,250 BHP/2,000 HHP hydraulic pumping units (six of which are backup pumps)

•	Twenty optional wet kits

•	Two trailer mounted 130 BPM blenders

•	One trailer mounted chemical additive and hydration unit

•	One truck mounted data acquisition and control center

•	One trailer mounted chemical additive unit

Fracturing Fleet 3

We have made payment of a substantial part of the applicable purchase price to UE for hydraulic pumping units for our third fracturing fleet, which they are currently manufacturing according to our specifications. We anticipate full receipt of our third fleet by the end of February 2012. The entire third fleet consists of:

•	Twenty-one 2,250 BHP/2,000 HHP hydraulic pumping units (as many as seven of which will be backup pumps depending on future customer’s requirements)

•	One chemical additive van

•	One treatment van

•	One hydration unit

•	Two trailer mounted 125 BPM blenders

•	Two frac manifolds

•	One iron trailer

•	Eight sand chiefs

•	Two t-belts

Planned Fracturing Fleets 4 and 5

We have placed deposits for our fourth and fifth hydraulic fracturing fleets, consisting of an aggregate of forty 2,250 BHP/2,000 HHP hydraulic pumping units. We anticipate that delivery of the fourth and fifth fleets will occur in the first half of 2012.

Coiled Tubing Fleet

We currently have nine leased units, which are leased from WSB. In addition, we have contracted to purchase an additional coiled tubing fleet consisting of four additional coiled tubing units from Hydra Rig. Hydra Rig is manufacturing our coiled tubing fleet based on our specifications. We received two coiled tubing units in October 2011, which we to put into operation in November 2011. We received our third coiled tubing unit in late December 2011 and anticipate delivery of our fourth coiled tubing unit by the end of February 2012. The entire Hydra Rig fleet consists of:

•	Two 2” diameter 18,500 foot spool, 15,000 psi, coiled tubing units

•	Two 2” diameter 22,000 foot spool, 15,000 psi, coiled tubing units

Industry Overview and Trends Impacting Our Business

The pressure pumping industry provides hydraulic fracturing and other well stimulation services to oil and natural gas E&P companies. Hydraulic fracturing involves pumping a specially formulated slurry down a well casing or tubing under high pressure causing the underground formation to crack or fracture. Suspended in the slurry is a proppant to keep the fracture open, which allows the oil or natural gas to flow more freely to the surface. The proppant fills the fractures created by the mechanical fracturing process and preserves the permeability of the formation. Fracturing is required when the formation holding the oil and natural gas lacks the permeability to release hydrocarbons quickly, as is typical in many active shale and unconventional oil and natural gas plays.

The total size of the North American pressure pumping market, on a revenue basis, was approximately $7 billion in 2009, approximately $15 billion in 2010 and approximately $27 billion in 2011 based on data from a January 2012 report by Spears & Associates. The revenue generated in this pressure pumping market is forecasted to reach $32 billion in 2012.

Ongoing Development of Existing and Emerging Unconventional Resources

Over the past decade, E&P companies have focused on exploiting the vast resource potential available across many of North America’s unconventional resource plays through the application of new horizontal drilling and completion technologies, including multi-stage hydraulic fracturing. Well-capitalized producers have acquired and/or leased large acreage positions in shale plays, including those in our core areas of the Haynesville Shale and Eagle Ford Shale, using short-term leases (three years or less) which require producers to drill wells to retain the acreage. Since the beginning of 2008, producers have acquired over $150 billion in properties in unconventional resource plays in the United States; over $33 billion of these acquisitions have been in the Haynesville Shale and Eagle Ford Shale areas.

Development of North America’s vast unconventional resources will require significant capital investment over a long period of time and necessitate the continued use of multi-stage hydraulic fracturing. To help fund their drilling program in these areas, a number of producers have also entered into joint venture transactions with large international operators and private equity sponsors. These producers and their joint venture partners have committed significant capital to the development of unconventional resources, which we believe will result in sustained drilling activity. We have observed increased bidding activity in our areas of operations, a growing backlog of fracturing projects, full equipment utilization and substantial pricing power for fracturing service providers. We currently expect these factors to continue to persist and the market for fracturing services to continue to be tight. Accordingly, we believe the long-term development horizon for these unconventional resource plays will help mitigate the impact of short-term changes in oil and natural gas prices on the demand for hydraulic fracturing services.

Increased Horizontal Drilling Activity and Service Intensity in Unconventional Basins

Significant growth in the number of horizontal rigs and greater service intensity in unconventional reservoirs are the primary factors driving pressure pumping demand in North America. The number of horizontal drilling rigs in the United States has climbed from 48 (6.2% of the total operating rigs) at the end of 1999 to 1,167 (58.1% of the total operating rigs) as of December 29, 2011, based on data from Baker Hughes. Compounding the impact of more horizontal wells, many newly-explored shales such as the Haynesville and Eagle Ford Shales, are high-pressure reservoirs that require greater pressure pumping intensity and more time to complete. At the same time, the hydraulic fracturing industry is benefiting from drilling trends that are causing the number of fracturing stages to grow at a faster rate than the horizontal rig count. As E&P companies have become more experienced at developing unconventional plays, the time required to drill wells has decreased, thus increasing the number of wells drilled per year and hence the number of fracturing stages demanded for a given rig count. In addition, the length of well laterals is increasing and fracturing stages are being performed at closer intervals, further increasing the number of fracturing stages per well. These trends support continued demand for pressure pumping capacity and provide significant revenue opportunities for our services.

Increased Drilling in Oil- and Liquids-rich Formations

There is increasing drilling activity in oil- and liquids-rich formations in the United States, such as the Eagle Ford, Permian Basin, Bakken and Niobrara Shales and various plays in Oklahoma, including the Granite Wash. Based on data from Baker Hughes, the number of U.S. oil-directed rigs has increased approximately 185.4% from December 31, 2009 to 1,193 as of December 29, 2011, and more than 50% of U.S. drilling rigs are now oil focused. Although the E&P industry is cyclical and oil prices have historically been volatile, we believe that many of the oil- and liquids-rich plays are economically attractive at oil prices substantially below the current prevailing oil price. U.S. liquids drilling rigs in unconventional basins are also increasingly frac intensive, measured by horsepower required per active drilling rig. We believe these trends will continue to support sustained growth in our business.

Constrained Supply of Frac Sand

The frac sand used in oil and natural gas proppants must meet certain size and other specifications in order to be suitable for hydraulic fracturing purposes. Securing access to frac sand that conforms to the specifications established by the American Petroleum Institute is increasingly important to suppliers and customers of hydraulic fracturing services. Rising unconventional production in the United States will continue to support demand for frac sand, which is used extensively in domestic unconventional basins. The frac sand market is driven by the overall demand for oil and natural gas production and, in particular, horizontal drilling of oil and natural gas wells. Technological improvements in horizontal drilling have made oil and natural gas extraction from U.S. shale basins more cost-effective in recent years. Accordingly, the demand for frac sand has grown significantly, paralleling the heightened E&P activity in unconventional reservoirs. We believe the industry is currently experiencing both high demand and tight supply of frac sand. According to a report by the Freedonia Group Inc., based on the above factors, demand for all proppants is projected to increase at a compound annual growth rate of approximately 16% from $2.5 billion in 2010 to $5.1 billion in 2015, and, more specifically, demand for coated frac sand and raw frac sand in the United States and Canada is projected to increase at a compound annual growth rate of approximately 15% from $950 million in 2010 to approximately $1.9 billion in 2015.

High Asset Utilization and Tight Equipment Market

Due to increased drilling in oil and natural gas unconventional formations, the demand for well stimulation services has increased dramatically. As a result of this high demand, equipment manufacturers have had difficulty keeping pace in terms of bringing new equipment to market. The equipment supply constraint has yielded high asset utilization levels across the industry. The high demand for hydraulic fracturing services has caused hydraulic fracturing fleets to be utilized at high rates, with many fleets running 24 hours per day. The intensive use of equipment has contributed to elevated equipment failure rates and the attrition of units from service. We believe the current supply and demand landscape for hydraulic fracturing services and the efficiency gains in the field will lead to continued demand for our services, which we are well positioned to meet with our current fleets and the three additional fleets coming online through the first half of 2012.

Strong Growth in Coiled Tubing Demand

Coiled tubing remains the preferred deployment system for drilling out composite plugs in horizontal wells after multiple stage fracture jobs. Throughout North America, coiled tubing units capable of running 2” diameter and larger pipe are in short supply and therefore are being contracted at premium pricing. According to data from a January 2011 report by Spears & Associates, Inc., the total size of the global coiled tubing market, based on revenue, was approximately $3 billion in 2010 and was expected to grow 20% to $3.5 billion in 2011. The shortage in premium coiled tubing is currently one of the constraints in oilfield development, and we believe that having our own coiled tubing units will allow us to more efficiently utilize our hydraulic fracturing fleets.

Our Strengths

Modern, High Specification Fracturing Fleets

The equipment used in our fleets make them among the most reliable and highest performing hydraulic fracturing fleets available to the marketplace. We believe that the fleets will be capable of operating at some of the highest pressure and flow rate requirements in the field. The Enerflow SPM “Quintuplex” model 2500 SD hydraulic pumping units purchased for the Encana contract are capable of delivering up to 2,500 BHP/2,250 HHP and can operate at high efficiency levels because total pump rod loading is distributed over five pistons rather than the more standard three pistons. However, our three piston SPM “Destiny Triplex” units have a 10” stroke, as compared to a typical 8” stroke, resulting in less overall wear on expendables and improved overall pump durability. The 2,250 BHP/2,000 HHP pumps purchased for the Petrohawk contract operate at or above current industry averages, as do the 2,250 BHP/2,000 HHP pumps designated by UE for our third fleet. In addition, all of our pumps are capable of operating at pressures of 15,000 psi. These newer fleets allow us to operate at lower gears and relative output levels reducing the wear and tear on our equipment.

We anticipate that the new equipment we have purchased will offer greater efficiency by delivering equivalent or greater horsepower, lower fuel cost, lower personnel costs, less wear and tear on equipment, reduced downtime, lower repair and maintenance costs and safer operations resulting in increased profitability and asset utilization relative to older equipment in the field. As a result, we believe that investment in new equipment will enhance customer satisfaction through efficiency gains in the field and allow us to better serve the diverse and increasingly challenging needs of our current and future customers.

Reduced Downtime as a Result of New Equipment and Equipment Redundancy

Downtime due to equipment problems is commonplace in the industry and costly to customers who continue to pay for equipment and labor during the downtime. In addition to operating only newer, higher performing equipment, we have designed our fleet configurations to help customers minimize downtime due to equipment failure. We have designated eight backup pumps for Fleet 1, six backup pumps for Fleet 2, and plan to have as many as seven backup pumps for Fleet 3. This built-in equipment redundancy will allow us to quickly substitute a backup pump for any pump requiring maintenance or replacement. We believe this offers an attractive value proposition to our customers as the additional cost of maintaining backup pumps is more than offset by the benefits of reduced downtime and increased efficiency.

Service Contracts with Market Leaders

Current contracts with our two largest customers, Encana and Petrohawk, are projected to provide for consistent minimum revenue streams over the near term. This visibility enhances our ability to forecast, budget and plan our business from a strategic perspective. In addition, we believe that these contracts will help us build stronger customer relationships over time as these customers look to us as a reliable supplier of services critical to their business. We will continue to pursue long-term contracts with customers as we grow our business and asset base.

Integrated Logistics Management; Providing Secure Access to Frac Sand

To meet customer demand for frac sand, we are currently developing our own integrated supply chain to provide for the timely acquisition, processing and delivery of frac sand. We have contracted with an independent sand mining company to provide wet and dry frac sand and have initiated arrangements to control and manage the transportation and processing of this key input. Our initial frac sand supply contract has an initial term of 12 months, extendable at our option for an additional 12 months. We have also contracted with another independent sand mining company to provide dry frac sand. This contract has an initial term of 24 months. We are developing a drying and delivery facility near San Antonio, Texas, and have negotiated the use of a railway line and a lease of up to 461 railcars, which will enable us to transport frac sand directly from the mine to our processing facility. The San Antonio facility is intended to operate a high capacity dryer and allow for dry covered storage. We also have an agreement in principle with a third party to acquire an interest in a sand drying facility in Millet, Texas and a sand reserve in Washington, Wisconsin, in return for completing upgrades to the facility. Upon completion of the upgrades, we expect to enter into an exclusive lease for the facility. The upgrades are anticipated to be completed by the end of January 2012. Collectively, these raw frac sand operations will include drying, sorting, storing and delivering sand, providing a reliable source of difficult-to-obtain dry frac sand, which is a necessary input for our hydraulic fracturing operations. Because we will not be dependent on third-party suppliers for dry sand or transportation systems, we believe that this will enable us to deliver proppant and equipment quickly to our fracturing jobs on short notice. We expect to be able to process the raw wet sand at lower cost than we would typically pay for dry frac sand from outside suppliers allowing us to capture additional margins. We view having a dry sand processing facility as a strategic advantage because industry-wide wet sand is more readily available than dry sand. Additionally, we expect our planned processing facility and transportation infrastructure will reduce the logistical challenges inherent in our business. The San Antonio facility is expected to be operational in March 2012.

Strong Supplier Relationships

We believe we have strong relationships with our suppliers. This is particularly important in the current industry environment, which is characterized by supply constraints. Through years of industry experience, our management team has cultivated valuable business relationships and contacts throughout the supplier universe, which have allowed us to gain access to new, high capability equipment and secure equipment purchase contracts on a timely and commercially attractive basis. These relationships help us remain abreast of the latest technical developments and fleet enhancements and maintain greater visibility on current and future manufacturing capacity availability.

Strong Relationships with Customers

We believe that our management team’s strong past relationships with Encana and Petrohawk were an important factor in allowing us to obtain contracts with those two companies. By demonstrating our technical expertise and high-quality fracturing services, we intend to build a reputation for quality and customer service with all of our customers. Furthermore, as we develop our portfolio of complementary services, the strong relationships that we are building will present us with cross-selling opportunities that we expect will generate additional revenues.

Experienced Management Team

Our experienced management team has extensive industry experience and over a 30% ownership stake, as calculated on a fully diluted basis as of December 31, 2011, in the Company. Our Chief Executive Officer, L. Charles Moncla, Jr., is the former Chief Executive Officer and 23-year owner of Moncla Well Service, Inc., an oil field service company that began operations with just one workover rig and six employees. Mr. Moncla grew the company through acquisitions of Lafayette Well Service, LA Swabbing, Harris Well Service, B&T Well Service, Petroleum Well Service and Bass Well Service. Additionally, he formed Moncla Marine as a barge workover company for shallow water oilfield operations. He expanded operations to include Brothers Oilfield Service and Supply and Tri Energy. Mr. Moncla sold his company to Key Energy Services in October 2007 for over $140 million. At that time, the operations of Mr. Moncla’s companies were comprised of 53 rigs and over 900 employees which we believe made them one of the largest privately held oil well servicing companies. Collectively, our Chief Executive Officer, Executive Vice President of Operations and Chief Financial Officer have extensive experience in the energy services industry and have well-established relationships across the sector as well as access to highly experienced field supervisors and personnel.

Commitment to Recruiting and Training Talent and Incentivizing Workforce

Our business strategy, premium equipment and management team reputation are significant advantages in attracting and retaining qualified employees, a key success factor in our business. As of January 3, 2012, we had successfully recruited and hired approximately 250 full-time employees (220 of whom work in the areas surrounding the Haynesville and Eagle Ford Shales). Our recruiting strategy focuses on holding job fairs and identifying technically proficient individuals with a commitment to customer service. In addition, we focus on hiring managers that have connections to potential talented employees. Our employees undergo a rigorous training program that meets or exceeds the industry leading safety standards of our customers. To encourage personal accountability and achievement within the organization, our crews are eligible to receive incentive pay per fracturing stage subject to satisfying quality and safety standards. In addition, all of our employees are eligible to receive incentive pay based on satisfying safety standards. We believe that this incentive program enables us to achieve higher utilization, attract talent and motivate our employees to continually maintain quality and safety. The incentive pay available under this program may represent a significant supplement to the compensation earned by our employees.

Our Strategy

Provide High-Quality Service to Our Customers

We view the provision of high quality service as an opportunity to solidify and further enhance our strong customer relationships. We will provide onsite engineers to execute jobs on a well-by-well basis. By closely monitoring our equipment performance during pressure intervals and by performing rigorous equipment maintenance at the well site, we expect to be able to complete a fracturing job efficiently, while minimizing the risk of equipment failures. We believe our customer focus and attention to detail will enhance the efficiency and quality of a fracturing project, resulting in faster well completions for our customers. We believe the quality of our service allows us to command a higher service rate while still reducing total well completions cost for our customers. By maintaining a relatively flat organizational structure compared to our larger competitors, we believe we are able to provide faster, more responsive, and more customized support to each individual customer.

Capitalize on Growth in Unconventional Resource Plays

In recent years, there have been numerous domestic oil, natural gas and liquids-rich unconventional plays that have been discovered. Many of these plays are economically attractive at current oil and natural gas prices and are anticipated to account for sustained production growth over the long-term. We intend to focus our services on unconventional resource basins with long-term development potential and attractive economics. The characteristics of these basins should allow us to leverage our high-pressure rated assets and the considerable technical expertise of our senior operating team. We plan to focus on more complex fracturing projects characterized by less price competition and higher profit margins. We believe there are significant opportunities to gain new customers in the basins on which we focus.

Expand Geographic Footprint

We intend to expand our operations to regions containing technically challenging unconventional formations where our modern, high specification equipment and expertise is required. We are currently under contract to perform services in the Haynesville Shale in northwestern Louisiana and eastern Texas, the Eagle Ford Shale in southern Texas and the Altamont Field in Utah. We may consider expanding our business to include other unconventional oil and natural gas formations, including the Marcellus Shale and Utica Shale in the Appalachian Basin in Pennsylvania and West Virginia, the Bakken Shale in North Dakota and Montana, the Permian Basin in western Texas and southeastern New Mexico, the Niobrara Shale in Colorado, Wyoming and Nebraska and the Granite Wash formation in Oklahoma. We will look to expand to other regions as we add additional hydraulic fracturing fleets and enter into new contracts.

Negotiate Additional Contracts with Customers

We are pursuing additional contracts to commit one or more fleets to new customers. Contract terms will typically range from 12 to 36 months and establish minimum monthly payments, contingent upon performance criteria. We have entered into contracts with Encana and Petrohawk to commit our fleets in the Haynesville Shale in northwestern Louisiana and eastern Texas and the Eagle Ford Shale in southern Texas, respectively, and may be requested by Encana to relocate to the Piceance Basin in Colorado and Wyoming. We are seeking to execute additional contracts to expand our operations in the Haynesville Shale and Eagle Ford Shale, as well as into other domestic unconventional resource plays. As we expand our total fleet size, we may also consider balancing our pursuit of long-term contracts with short-term spot market work, which may be at higher rates than long-term contracts.

Leverage Broad Service Portfolio to Increase Customer Penetration

Our new fleet of coiled tubing assets and ability to provide cementing services will allow us to offer our customers a greater complement of services in the field. Coiled tubing services are integral to the fracturing process and are currently in high demand. In addition to cementing services, we expect to provide other pressure pumping services that are closely related to our coiled tubing services, including well injection, cased-hole testing, workover pumping, mud displacement and wireline pumpdowns. We expect to leverage these capabilities to capture cross selling opportunities within our current customer base to generate incremental revenues. Additionally, we believe our balanced offering of services will make us more competitive, offering our customers a single source solution for their diverse oilfield needs. We also plan to focus on developing our brand recognition and reputation over time, which will help us further grow our business in the future.

Increase Operational Efficiencies

We are compensated based on the number of fracturing stages we complete under our contracts. Our fleets will be capable of completing multiple stages per day. We will have the ability to operate our fleets on a 24-hour-per-day, seven-day-per-week basis by utilizing three rotating crews. We believe we have the expertise and experience to manage continuous operations, which allows us to increase operating efficiencies, maximize fleet utilization and generate additional revenues and higher margins.

Recent Developments

Reverse Split of Common Stock

On December 30, 2011, our Board of Directors approved a one-for-five reverse split of our common stock (the “Reverse Stock Split”). The Reverse Stock Split was approved by our stockholders and became effective on January 6, 2012 (the “Split Effective Date”). On the Split Effective Date, every five shares of common stock outstanding were converted into one share of common stock. No fractional shares were issued in connection with the Reverse Stock Split, and in lieu thereof, the number of shares of common stock held by any stockholder who would otherwise have been entitled to a fractional share was rounded up to the next highest full share.

JPMorgan Credit Agreement

On December 28, 2011, we entered into an asset based revolving credit agreement with JPMorgan Chase Bank, N.A. (“JPMorgan”), which we refer to as the “Credit Agreement.” Subject to a borrowing base consisting of certain eligible accounts receivable and inventory, an amount up to $15 million was made available to us under the Credit Agreement and, on December 29, 2011, we borrowed the full $15 million amount available to us pursuant to a revolving note made by us in favor of JPMorgan as lender. The Credit Agreement includes borrowing capacity available for letters of credit. Revolving loans are available under the Credit Agreement for working capital and other general corporate purposes. The revolving line of credit will terminate on June 30, 2014, and no further advances may be made to us thereafter. We used the proceeds of our initial borrowing under the Credit Agreement to pay for certain capital expenditures, including three of our new coiled tubing units and progress payments on our planned processing facility, and for general liquidity purposes.

The interest rate applicable to the Credit Agreement is, at our option, either LIBOR plus a margin ranging from 2.25% to 3.50% (depending on our total leverage ratio) or, the JPMorgan prime rate, called “CBFR”, plus a margin ranging from 1.00% to 2.50% (depending upon such total leverage ratio). The CBFR rate is the higher of (i) the interest rate publicly announced by JPMorgan as its prime rate and (ii) the adjusted LIBOR rate as calculated by JPMorgan. We will pay a non-use fee of 0.25% on the daily average undrawn portion of the commitment under the Credit Agreement.

Our obligations under the Credit Agreement are secured (with certain exceptions) by first priority security interests on all of our assets. Our obligations under the Credit Agreement are guaranteed by Platinum Pressure Pumping, Inc. as guarantor, and will be guaranteed by our future domestic subsidiaries. The guarantor’s guarantee is, and any future domestic subsidiary’s guarantee will be, secured by first priority security interests in all of their assets. The guarantee is, and each future guarantee of the Credit Agreement will be, full, unconditional and joint and several.

For a further description of the Credit Agreement, see “Description of Other Indebtedness – JPMorgan Credit Agreement” on page 146.

Amendments to Indenture

On September 29, 2011, we completed a private offering of an additional $50 million aggregate principal amount of Original Notes under the indenture governing the Original Notes. See “—Unit Offering.” The Original Notes (including the additional Original Notes) are treated as a single series for purposes of such indenture. In connection with the offering of the additional Original Notes, we obtained the consent of holders of a majority in aggregate principal amount of outstanding Original Notes to certain amendments to the indenture to (i) increase certain permitted indebtedness under our indenture from $35 million to $50 million in aggregate principal amount to allow for the issuance of the additional Original Notes and eliminate the requirement that the proceeds of the issuance of such additional Original Notes be used by us solely for the purpose of acquiring equipment, and (ii) amend the covenant relating to maximum amount of capital expenditures permitted to be incurred in any fiscal year from $10 million to $30 million effective in the fiscal year commencing in 2012 (and increase from $113 million to $160 million the exclusion for anticipated expenditures for new equipment thereunder). In addition, we agreed that if we complete on or prior to June 30, 2012 an Equity Offering (defined below) that is a firm commitment underwritten initial public offering of our common stock with net cash proceeds to us in excess of $100 million, we will exercise our redemption rights under Section 3.07(c) of the indenture to redeem that amount of notes whose aggregate redemption price is at least equal to the amount of such excess over $100 million. For this purpose (with certain exceptions related to shares of capital stock which would be redeemable at the option of the holder), an Equity Offering is (1) an offering of our capital stock (or warrants, options or other rights to acquire capital stock), or (2) an offering of capital stock (or warrants, options or other rights to acquire capital stock) of a direct or indirect parent entity of the Company to the extent that the net proceeds therefrom are contributed to our common equity capital.

Proposed Initial Public Offering of Common Stock

On September 27, 2011, we filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1 for a proposed Initial Public Offering of our common stock (the “Proposed Initial Public Offering”). The registration statement for the Proposed Initial Public Offering is under review by the staff of the SEC and has not yet become effective. We have anticipated underwriters for the Proposed Initial Public Offering, but we have not entered into an underwriting agreement with any underwriter for the Proposed Initial Public Offering. We cannot assure you that the registration statement for the Proposed Initial Public Offering will ever be declared effective by the SEC, that we will succeed in entering into an underwriting agreement for the Proposed Initial Public Offering or that, if launched, the Proposed Initial Public Offering, will be successfully completed.

Interest Capitalized

The first interest payment on the $115 million of Original Notes issued on March 3, 2011, in an amount equal to $8,102,711, which was due on September 1, 2011, was capitalized and added to the principal amount of the Original Notes pursuant to the terms of the Original Notes. References to “Original Notes” herein include the notes issued on such capitalization, where the context requires.

Hydraulic Fracturing Operations

On August 29, 2011, we commenced our hydraulic fracturing operations for Petrohawk in the Eagle Ford Shale, and on November 29, 2011, we commenced our hydraulic fracturing operations for Encana in the Haynesville Shale. The table below sets forth the number of frac stages we have completed each month since commencing services for each customer.

Customer	September	October	November	December	Total
Petrohawk	39	42	39	52	172
Encana	0	0	0	44	44

Total	39	42	39	96	216

On October 24, 2011, we commenced acid fracturing operations for El Paso in the Altamont Field in Utah. The table below sets forth the number of stages we have completed each month since commencing services for El Paso.

Customer	October	November	December	Total
El Paso	3	15	11	29

Unit Offering

On March 3, 2011, we issued 115,000 units (the “Unit Offering”) with each unit consisting of $1,000 principal amount of the Original Notes (or $115 million in the aggregate) and a warrant entitling the holder thereof to purchase 24.358 shares (as adjusted for the Reverse Stock Split) of common stock of the Company at an exercise price of $0.05 per share (as adjusted for the Reverse Stock Spilt). The aggregate number of shares that may be acquired upon exercise of the warrants represented 15% of our outstanding common stock at such time, on a fully diluted basis.

Concurrent Equity Offering

Concurrent with, and conditioned upon, the Unit Offering, we issued shares of our Series A Preferred Stock and common stock, representing approximately 53% of the Company’s equity interests on a fully diluted basis immediately following the consummation of the Unit Offering, for gross proceeds of approximately $20 million (the “Concurrent Equity Offering”). See “Description of Capital Stock—Preferred Stock” beginning on page 141.

WSB Lease Purchase Agreement

Prior to the consummation of the Unit Offering, the Company entered into a lease purchase agreement (the “Lease Purchase Agreement”) with WSB and its wholly-owned subsidiaries, Moncla Pressure Pumping Well Services, L.L.C. (“PP”) and Moncla Coil Tubing Well Services, L.L.C. (“CT”), to lease all of the coil tubing and pressure pumping equipment held by PP, CT and MW Services Transportation LLC (“MWST” and, collectively with PP and CT, the “WSB Business”). The WSB Business was previously an oilfield service provider focusing on pressure pumping and related services, including coiled tubing and cementing and chemical services, but now solely holds the equipment subject to the Lease Purchase Agreement. Mr. Moncla, the Chairman of our Board of Directors (“Board”) and our Chief Executive Officer, is the sole shareholder and chief executive officer of WSB. MWST is a single member Texas limited liability company owned by Mr. Moncla.

The term of the Lease Purchase Agreement is two years, expiring on March 3, 2013. The monthly lease payment payable by the Company is $210,000. In the event that a Change of Control (defined below) of PES occurs prior to the expiration of the term of the Lease Purchase Agreement, the Company is obligated, subject to the prior satisfaction of the Company’s obligations to the holders of the notes upon such Change of Control, and subject to the affiliated transactions covenant in the indenture governing the notes, to purchase the WSB Business for a purchase price equal to the greater of (i) the aggregate amount of certain obligations specified in the Lease Purchase Agreement, but in no event greater than $16.1 million (the “Minimum Amount”) and (ii) an amount equal to the lesser of (x) the last twelve months of revenue generated by the WSB Business and (y) $20 million (the “Maximum Amount”), subject to adjustment if the parties mutually determine in good faith that a higher or lower amount is warranted based upon WSB’s performance under such agreement. We estimate that, if a Change of Control had occurred on December 31, 2011, the purchase price we would have been required to pay for the WSB Business would have been approximately $16.1 million. Under the Lease Purchase Agreement, we are required, at our sole cost and expense, to keep the equipment leased thereunder in good operating order, repair, condition and appearance and furnish any and all parts, mechanisms or devices required to keep the equipment in good mechanical and working order.

“Change of Control” is defined in the Lease Purchase Agreement to mean:

•	the sale of all or substantially all of our assets;

•	after our initial public offering, the first day on which a majority of the members of our Board are not our current directors or individuals nominated by such directors;

•

the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined in Section 13(d) of the Exchange Act) other than certain existing shareholders, or an affiliate or affiliates thereof, becomes the beneficial owner, directly or indirectly, of more than 50% of our voting stock, measured by voting power rather than number of shares; and

•

the consummation of the first transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined in Section 13(d) of the Exchange Act) other than certain existing shareholders, and any affiliate or affiliates thereof, becomes the beneficial owner, directly or indirectly, of more of our voting stock (measured by voting power rather than number of shares) than is at the time beneficially owned (measured on the same basis) by certain existing shareholders in the aggregate.

Under the Lease Purchase Agreement, we also have the right to negotiate with WSB to purchase the WSB Business at any time prior to the 60th day prior to the expiration of the Lease Purchase Agreement. WSB is obligated to negotiate with us in good faith with respect to any such purchase and sale of the WSB Business, provided the purchase price may in no event be an amount less than the Minimum Amount or greater than the Maximum Amount. Either party may terminate the Lease Purchase Agreement in the event the other party violates any material term of the Lease Purchase Agreement unless such violation is cured within 30 days.

Following the execution of the Lease Purchase Agreement, substantially all employees of WSB ceased working for WSB and became employees of the Company and the Company began servicing the former customers of WSB with respect to coiled tubing and cementing services. At such time the Company had not commenced its other pressure pumping operations, including hydraulic fracturing operations. We have elected to treat the WSB Business as a predecessor to the Company for accounting and reporting purposes; however, we have not taken legal title to any assets of, or any ownership interest in, WSB, PP, CT or MWST.

Annual Stockholders Meeting

On January 19, 2012, we held an annual meeting of the stockholders by written consent. The stockholders reelected the Board’s five directors and appointed Richard L. Crandall as the sixth director following an increase in the number of directors approved by the Board. The stockholders also approved an amendment to the

Stockholders Agreement to reflect the increase in the number of directors from five to six and the appointment of Mr. Crandall. The stockholders also approved an amendment of the Company’s 2010 Omnibus Equity Incentive Plan (as amended, the “2010 Plan”) to add an evergreen option provision, providing for an automatic allotment of 1% of the aggregate number of outstanding shares, on a fully diluted basis, for every year commencing on July 1, 2012. The stockholders also approved the form of Amended and Restated Articles of Incorporation to be adopted in connection with the closing of the Proposed Initial Public Offering.

General Corporate Information

Platinum Energy Solutions, Inc. is a Nevada corporation, and Platinum Pressure Pumping, Inc., our wholly- owned subsidiary, is a Delaware corporation. Our principal office is located at 2100 West Loop South, Suite 1601 Houston, Texas 77027. We can be reached at (713) 622-7731 and our website address is www.platinumenergysolutions.com. Information contained on our website does not constitute part of this prospectus.

Summary of the Terms of the Exchange Offer

On March 3, 2011, we completed the private offering of $115 million aggregate principal amount of Original Notes. We received proceeds, after deducting the discount to the initial purchasers, of $112,429,000 from that offering. The first interest payment on the $115 million of Original Notes issued on March 3, 2011, in an amount equal to $8,102,711, which was due on September 1, 2011, was capitalized and added to the principal amount of the Original Notes pursuant to the terms of the Original Notes. On September 29, 2011, we completed a private offering of $50 million aggregate principal amount of additional Original Notes. We received proceeds, after deducting the discount to the initial purchasers, of $47,054,000 from that offering.

In connection with the issuance of the Original Notes, we entered into a registration rights agreement with the initial purchasers of the Original Notes, in which we agreed to deliver to you this prospectus and to (i) file a registration statement within 180 days after the original issue date of the Original Notes enabling holders of the Original Notes to exchange the Original Notes for publicly registered notes with substantially identical terms, (ii) (a) use our reasonable best efforts to cause the registration statement to become effective within 270 days after the issue date of the Original Notes and (b) complete the exchange offer after the registration statement becomes effective, and (iii) file a shelf registration statement for the resale of the Original Notes if we cannot effect an exchange offer within the time period specified in the registration rights agreement and in certain other circumstances. On September 29, 2011, in connection with the offering of the additional $50 million in aggregate principal amount of Original Notes, the registration rights agreement was amended to extend to January 31, 2012, the date by which we are required to use our best efforts to cause the registration statement to become effective (as so amended, the “registration rights agreement”).

The Exchange Notes will be governed by the indenture, dated as of March 3, 2011 (referred to in this prospectus as the “indenture”), between us and The Bank of New York Mellon Trust Company, N.A., as trustee. You should read the discussion under the headings “—Summary of the Terms of the Exchange Notes” and “Description of Notes” for further information about the Exchange Notes.

After this exchange offer is complete, you will no longer be entitled to any exchange or registration rights for your Original Notes.

We have summarized the terms of this exchange offer below. You should read the discussion under “The Exchange Offer”, beginning on page 63, for further information about this exchange offer and resale of the Exchange Notes.

The Exchange Offer	We are offering to exchange up to $173,102,711 in aggregate principal amount of Exchange Notes for the same aggregate principal amount of Original Notes, properly tendered and not validly withdrawn before the expiration date. Original Notes tendered must be in minimum denominations of $2,000 and integral multiples of $1,000, with an equal principal amount of Exchange Notes to be exchanged for Original Notes surrendered.

On the date of this prospectus, $173,102,711 in aggregate principal amount of Original Notes are outstanding. Our obligations to accept Original Notes for Exchange Notes pursuant to this exchange offer are limited by the conditions listed below under “—Conditions to the Exchange Offer.”

Resale of Exchange Notes	Based on existing interpretations of the Securities Act by the Staff of the Division of Corporation Finance of the SEC (the “Staff”) set forth in several no-action letters to third parties and subject to certain exceptions described in “The Exchange Offer—Resale of Exchange Notes,” we believe that the Exchange Notes to be issued pursuant to this exchange offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred without further compliance with the registration and prospectus delivery requirements of the Securities Act.

Expiration Date	The exchange offer for the Original Notes will expire at 5:00 p.m., New York City time, on March 5, 2012, unless we have extended the period of time that such exchange offer is open. We may extend the expiration date for the exchange offer for Original Notes. Please read “The Exchange Offer—Expiration Date; Extension; Termination; Amendment” for more information about an extension of the expiration date.

Withdrawal Rights	You may withdraw your tender of Original Notes at any time before 5:00 p.m., New York City time, on the expiration date. The exchange agent will return the properly withdrawn Original Notes promptly following receipt of a notice of withdrawal. Please read “The Exchange Offer—Withdrawal Rights” for more information about withdrawing tenders.

Conditions to the Exchange Offer	We will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Original Notes, if:

•	the exchange offer, or the making of any exchange by a holder of Original Notes, would violate applicable law or any applicable interpretation of the Staff; or

•

any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

The exchange offer for Original Notes is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange. This exchange offer is subject to customary conditions, which we may waive in our sole discretion. Please read “The Exchange Offer—Conditions to the Exchange Offer” for more information about the conditions to this exchange offer.

Procedures for Tendering Original Notes	In order for Original Notes to be validly tendered pursuant to this exchange offer, either:

•	on or prior to the expiration date,

•	a properly completed and duly executed letter of transmittal or an electronic message agreeing to be bound by the letter of transmittal properly transmitted through The Depository Trust Company’s

(“DTC”) Automated Tender Offer Program for a book-entry transfer, with any required signature guarantees and any other required documents, must be received by the exchange agent and

•	tendered Original Notes must be received by the exchange agent, or such Original Notes must be tendered pursuant to the procedures for book-entry transfer, or

•	the tender party must comply with the guaranteed delivery procedures set forth under “The Exchange Offer—Procedures for Tendering Original Notes—Guaranteed Delivery.”

Please read “The Exchange Offer—Procedures for Tendering Original Notes” for more information on the procedures for tendering Original Notes.

Beneficial Owners	Any beneficial owner of Original Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee is urged to contact such entity promptly if such beneficial holder wishes to participate in this exchange offer.

Guaranteed Delivery	If a holder desires to tender Original Notes pursuant to this exchange offer and the certificates for such Original Notes are not immediately available or time will not permit all required documents to reach the exchange agent before the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Original Notes may nevertheless be tendered by following the procedures set forth under “The Exchange Offer—Procedures for Tendering Original Notes—Guaranteed Delivery.”

Consequences of Failure to Exchange	If you do not exchange your Original Notes for Exchange Notes pursuant to this exchange offer, you will continue to be subject to the restrictions on transfer of the Original Notes as described in the legend on the Original Notes. In general, the Original Notes may be offered or sold only if registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with this exchange offer, we do not currently anticipate that we will register the Original Notes under the Securities Act.

If you do not tender your Original Notes in this exchange offer, you will be entitled to all of the rights and limitations applicable to the Original Notes under the indenture, except for any rights under the registration rights agreement that by their terms end or cease to have further effectiveness as a result of the making of this exchange offer, including, among others, the right to require us to register your Original Notes. See “The Exchange Offer—Consequences of Failure to Exchange.”

Certain U.S. Federal Income Tax Considerations	The exchange of Original Notes for Exchange Notes will not be a taxable event for United States federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Exchange Notes in this exchange offer.

Exchange Agent	The Bank of New York Mellon Trust Company, N.A., is the exchange agent for this exchange offer. Any questions and requests for assistance with respect to accepting or withdrawing from the exchange offer, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery should be directed to the exchange agent. The address and telephone number of the exchange agent are set forth in the section captioned “The Exchange Offer—Exchange Agent.”

Summary of the Terms of the Exchange Notes

Issuer	Platinum Energy Solutions, Inc.

Notes Offered	$173,102,711 aggregate principal amount of 14.25% Senior Secured Notes due 2015. The form and terms of the Exchange Notes are identical in all material respects to those of the Original Notes except that the Exchange Notes have been registered under the Securities Act and will not contain provisions with respect to transfer restrictions, registration rights or additional interest upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to become effective, a registration statement and consummate the exchange offer. The Exchange Notes will vote together with the outstanding Original Notes of that series not exchanged on all matters on which the holders of Original Notes or Exchange Notes are entitled to vote. We are making this exchange offer for all of the Original Notes. Your participation in this exchange offer is voluntary, and you should carefully consider whether to accept this offer.

Interest	We will pay interest in cash on the principal amount of the Exchange Notes at an annual rate of 14.25%; provided, however, that if a Liquidity Event (as defined in “Description of Notes—Certain Definitions”) has not occurred on or before September 3, 2012, the interest payable on the principal amount of the Exchange Notes shall be increased by 1.0% from such date until the date of a Liquidity Event.

We will pay interest on the Exchange Notes semi-annually, in arrears, on each March 1 and September 1, commencing on March 1, 2012.

Maturity Date	March 1, 2015

Guarantees	The Exchange Notes will be fully and unconditionally guaranteed, jointly and severally on a senior secured basis, by each of our existing and future domestic subsidiaries (other than our future unrestricted subsidiaries), which do not include the entities deemed acquired by us for accounting purposes in connection with entering into the Lease Purchase Agreement (see “—Recent Developments”). Any such guarantees will rank senior in right of payment to all senior subordinated indebtedness of our existing and future subsidiaries, equal in right of payment with all senior secured indebtedness of our existing and future subsidiaries and effectively subordinated in right of payment to any guarantees of such existing and future subsidiaries that are guarantors under our permitted first lien indebtedness to the extent of the value of the assets securing such indebtedness.

Collateral

The Exchange Notes and the guarantees will be secured by a lien on substantially all of our assets and all of our existing and future domestic subsidiaries’ (other than our future unrestricted subsidiaries’) assets subject to certain exceptions, which do not include the entities deemed acquired by us for accounting purposes in connection with entering into the Lease Purchase Agreement (see “—Recent Developments”); provided, however, that pursuant to the terms of the intercreditor agreement (described below), the security interest in those assets that secure the Exchange Notes and the guarantees are contractually subordinated to liens thereon that secure our permitted first lien indebtedness and certain other permitted indebtedness. Consequently, the Exchange Notes and the guarantees are effectively subordinated to such permitted first lien indebtedness and such other indebtedness to the extent of the value of such assets.

The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. In addition, the indenture governing the Exchange Notes and the security documents allow us to incur other permitted liens on our assets, as well as additional indebtedness that may be secured by first- or second-priority liens on the same collateral securing the Exchange Notes. Under certain circumstances, to the extent that collateral is released under our permitted first lien indebtedness, the security interest of the holders of the Exchange Notes in the same collateral will be released automatically. See “Description of Notes—Security.”

Intercreditor Agreement	Pursuant to an intercreditor agreement dated as of December 28, 2011 entered into in connection with the Credit Agreement, the liens securing the Exchange Notes will be expressly subordinated to all liens that secure our permitted first lien indebtedness, certain other indebtedness and indebtedness incurred to replace or refinance our permitted first lien indebtedness and such other indebtedness in accordance with the terms of the indenture governing the notes. Pursuant to the intercreditor agreement, the second-priority liens securing the Exchange Notes may not be enforced at any time when the obligations secured by the first-priority liens are outstanding, subject to certain limited exceptions. Any release of all first-priority liens upon any collateral approved by holders of the first-priority liens shall also release the second-priority liens securing the notes on the same collateral, subject to certain exceptions. The holders of the first-priority liens will receive all proceeds from any realization on the collateral until the obligations secured by the first-priority liens are paid in full. See “Description of Notes—Intercreditor Agreement.”

Ranking	The Exchange Notes will be our senior secured obligations. The Exchange Notes and guarantees will rank senior in right of payment to all of our and the guarantors’ future subordinated indebtedness and equal in right of payment with all of our and the guarantors’ existing and future senior indebtedness, including our permitted first lien indebtedness. The Exchange Notes and any future guarantees will be effectively subordinated, however, to indebtedness under our permitted first lien indebtedness to the extent of the value of the collateral securing such future permitted first lien indebtedness.

Optional Redemption	Prior to March 1, 2013, we may redeem up to 35% of the aggregate principal amount of the Exchange Notes on one or more occasions at a price equal to 114.250% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, with the net cash proceeds of certain equity offerings; provided, that, following any and all such redemptions, at least 65% of the aggregate principal amount at maturity of the Exchange Notes and the Original Notes originally issued under the indenture remains outstanding.

On or after March 1, 2013, we may redeem some or all of the Exchange Notes at the following redemption prices (expressed as percentages of principal amount at maturity), plus accrued and unpaid interest, if any, to the date of redemption:

For the period below	Percentage
On or after March 1, 2013 to February 28, 2014	107.125%
On or after March 1, 2014 and thereafter	100.000%

In addition, at any time prior to March 1, 2013, we may also redeem all or a part of the notes at a redemption price equal to 100% of the principal amount of the Exchange Notes redeemed plus the Applicable Premium and accrued and unpaid interest and Additional Interest, if any. See “Description of Notes—Optional Redemption.”

Change of Control	If we experience certain types of changes in control, the holders of the Exchange Notes will have the right to require us to purchase their Exchange Notes at a price in cash equal to 101% of the principal thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

Asset Sale Offer	Upon certain asset sales, we may be obligated to use the net proceeds to offer to purchase Exchange Notes at a price in cash equal to 100% of the principal thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

Excess Cash Flow Offer	Within 100 days after each interest payment date and certain other events, to the extent permitted by our credit facilities, we are required to offer to repurchase Exchange Notes out of 75% of the prior determination period’s excess cash flow in excess of $2.5 million at an offer price in cash equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of Notes—Repurchase at the Option of Holders—Excess Cash Flow Offer.”

Significant Covenants	We will issue the Exchange Notes under the indenture, which contains certain restrictive covenants for your benefit. Certain of these covenants, which are described under “Description of the Notes—Certain Covenants,” among other things, will limit our ability to:

•	incur or guarantee additional indebtedness or issue certain preferred securities;

•	pay dividends, repurchase equity securities, redeem subordinated debt or make investments or other restricted payments;

•	issue capital stock of our subsidiaries;

•	transfer or sell assets;

•	incur dividend or other payment restrictions affecting certain of our subsidiaries;

•	create or incur liens;

•	change our line of business;

•	enter into certain transactions with affiliates; and

•	merge, consolidate or transfer substantially all of our assets.

Such covenants will terminate upon the maturity of the Exchange Notes due 2015 (assuming we incur no additional long-term indebtedness that would delay the termination).

Lack of Public Market	There is no existing market for the Exchange Notes. We cannot provide any assurance about:

•	the liquidity of any markets that may develop for the Exchange Notes;

•	your ability to sell the Exchange Notes; or

•	the prices at which you will be able to sell the Exchange Notes.

Future trading prices of the Exchange Notes will depend on many factors, including:

•	prevailing interest rates;

•	our operating results;

•	the ratings of the notes; and

•	the market for similar securities.

We do not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation of the Exchange Notes in any automated dealer quotation system.

Trustee and Paying Agent	The Bank of New York Mellon Trust Company, N.A.

Governing Law	The indenture and the Exchange Notes are governed by, and construed in accordance with, the laws of the State of New York.

Risk Factors	You should consider carefully all the information set forth in this prospectus and, in particular, you should evaluate the specific factors set forth under “Risk Factors” in this prospectus before deciding whether to participate in this exchange offer.

Ratio of Earnings to Fixed Charges	For the nine month period ended September 30, 2011, our ratio of earnings to fixed charges was (1.04)x, and fixed charges exceeded earnings by $23,881,843. For the period from inception (Sept. 7, 2010) through December 31, 2010, our ratio of earnings to fixed charges was (147.35)x, and fixed charges exceeded earnings by $5,531,347.

For a more complete discussion of our ratios of earnings to fixed charges, see “Ratio of Earnings to Fixed Charges.”

RISK FACTORS

You should carefully consider the following risk factors discussed below and the matters addressed under “Cautionary Statements Regarding Forward-Looking Statements” on page iv together with all the other information presented in this prospectus, including our audited consolidated financial statements and related notes. The risks described below are not the only risks facing us or that may materially adversely affect our business. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business. If any of the following risks develop into actual events, our business, financial condition or results of operations could be materially adversely affected and you may lose all or part of your investment.

Risk Factors Relating to this Exchange Offer and the Exchange Notes

If you do not properly tender your Original Notes for Exchange Notes, you will continue to hold unregistered notes that are subject to transfer restrictions.

We will only issue Exchange Notes in exchange for Original Notes that are received by the exchange agent in a timely manner together with all required documents. Therefore, you should allow sufficient time to ensure timely delivery of the Original Notes, and you should carefully follow the instructions on how to tender your Original Notes set forth under “The Exchange Offer—Procedures for Tendering Original Notes” and in the letter of transmittal that you receive with this prospectus. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the Original Notes.

If you do not tender your Original Notes or if we do not accept your Original Notes because you did not tender your Original Notes properly, you will continue to hold Original Notes. Any Original Notes that remain outstanding after the expiration of this exchange offer will continue to be subject to restrictions on their transfer in accordance with the Securities Act. After the expiration of this exchange offer, holders of Original Notes will not have any further rights to have their Original Notes registered under the Securities Act. In addition, if you tender your Original Notes for the purpose of participating in a distribution of the Exchange Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes. If you continue to hold any Original Notes after this exchange offer is completed, you may have difficulty selling them because of the restrictions on transfer and because we expect that there will be fewer Original Notes outstanding, which could result in an illiquid trading market for the Original Notes. The value of the remaining Original Notes could be adversely affected by the conclusion of this exchange offer. There may be no market for the remaining Original Notes and thus you may be unable to sell such notes.

An active trading market for the Exchange Notes may not develop.

The Exchange Notes will be a new issue of securities for which there is currently no established trading market. We do not intend to apply for the listing of the Exchange Notes on any securities exchange or for quotation of the Exchange Notes on any dealer quotation system. Even if a market for the Exchange Notes does develop, we cannot assure you that there will be liquidity in that market, or that the Exchange Notes might not trade for less than their original value or face amount. The liquidity of any market for the Exchange Notes will depend on the number of holders of the Exchange Notes, the interest of securities dealers in making a market in the Exchange Notes and other factors. If a liquid market for the Exchange Notes does not develop, you may be unable to resell the Exchange Notes for a long period of time, if at all. Accordingly, we cannot assure you as to the development or liquidity of any trading market for the Exchange Notes or as to your ability to sell your Exchange Notes.

The prices of the Exchange Notes will depend on many factors, including prevailing interest rates, our operating results and financial conditions and the market for similar securities. Declines in the market prices for debt securities generally may also materially and adversely affect the liquidity of the Exchange Notes, independent of our financial performance.

If you are a broker-dealer, your ability to transfer the Exchange Notes may be restricted.

A broker-dealer that purchased Original Notes for its own account as part of market-making or other trading activities must deliver a prospectus when it resells the Exchange Notes and will be required to acknowledge this obligation in connection with participating in this exchange offer. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their Exchange Notes.

Risks Related to our Business

Our operating history may not be sufficient for investors to evaluate our business and prospects.

We were formed in September 2010 and Platinum Pressure Pumping, Inc. was formed in December 2010. Our limited operating history may make it more difficult for investors to evaluate our business and prospects and to forecast our future operating results.

Our customer base is concentrated within the oil and natural gas production industry and loss of a significant customer or our existing customer contracts could cause our revenue to decline substantially and adversely affect our business.

Our business is highly dependent on our existing contracts and our relationship with each of Encana and Petrohawk. Revenues from these two customers represented an estimated 80% to 90% of our total 2011 revenues, and we anticipate that revenue from these two customers will likely represent a significant portion of our 2012 revenues. For the nine months ended September 30, 2011, approximately 76% of our revenues were from Petrohawk. A reduction in business from Encana or Petrohawk resulting from reduced demand for their own products and services, a work stoppage, sourcing of products from other suppliers or other factors could materially impact our business, financial condition and results of operations. In addition, the inability of Enerflow to timely deliver the remaining equipment for our new hydraulic fracturing fleet could have a material adverse impact on our ability to perform under our existing contract with Encana. We expect that we will continue to derive a significant portion of our revenue from a relatively small number of customers in the future. If a major customer, particularly Encana or Petrohawk, decided not to continue to use our services, our revenue would decline and our operating results and financial condition could be harmed. The existing contracts with Encana and Petrohawk do not obligate those customers to order additional services from us beyond those for which they have currently contracted. In addition, the Petrohawk contract contains provisions whereby Petrohawk may terminate the contract in the event we are unable to perform under the terms of the contract or make adjustments to service and/or materials fees payable thereunder based on changing market conditions. Encana is entitled to obtain return of any then-remaining prepaid amounts in the event of our nonperformance under the Encana contract.

Our existing contracts with Encana and Petrohawk are subject to termination by them under certain circumstances and any such termination would have a material adverse effect on our business.

The Encana Work Order has a term from September 1, 2010 to November 29, 2012. Encana may terminate the Encana Work Order upon 30 days’ written notice if we commit certain defaults thereunder. Such defaults include:

•	our failure to complete a certain number of stages within the 30 days between January 30, 2012 and February 29, 2012 (i.e., within the last 30 days of the first 90 days of service);

•	our failure to complete a certain average number of stages over three-month rolling periods;

•	our failure to report all incidents, including, but not limited to, spills, releases and near hits to Encana in a timely manner (within 24 hours from the time of occurrence);

•	our failure to timely provide a corrective action report and a corrective action plan or correct two or more OSHA recordable incidents or one reportable spill in any month;

•

our failure to provide a corrective action report and a corrective action plan with respect to recurring service quality issues within two weeks of receiving notice from Encana thereof and resolve such issues within 30 days of the delivery of such corrective action plan;

•

our failure to follow our safe work policies, practices and standards, or Encana’s instructions, our violation of any applicable laws, rules, regulations, permits, or authorizations or Encana’s safety rules, practices and policies; and

•	our failure to take appropriate action to prevent and/or minimize adverse environmental impact(s) including, but not limited to, spills and releases.

In the event of a conflict between the terms of the Encana MSA and the default and termination provisions of the Encana Work Order, the terms of the Encana Work Order control.

The Encana MSA may be terminated by either party at any time, with or without cause, upon 30 days prior written notice. Any such termination does not affect any then existing rights or obligations of either party under the Encana MSA or the Encana Work Order. If the Encana MSA is terminated by Encana without cause, Encana will assume and become liable for all obligations and commitments that we may have previously in good faith undertaken or incurred in connection with the Encana MSA, and Encana will pay us, as compensation for the work performed prior to such termination all costs we have incurred and the reasonable costs we have committed and demobilization costs, if applicable. The Encana MSA provides for certain defaults including:

•

our insolvency, receivership or the commencement of bankruptcy proceedings by or against us; our material violation of laws or ordinances applying to our performance under the Encana MSA or our disregard of instructions from Encana;

•

except for force majeure, our failure, neglect, refusal, or inability to provide ample supervision, labor, materials or equipment to perform under the MSA at a rate and in a manner deemed sufficient by Encana;

•	our allowance of any third party liens against the materials or services we provide or Encana’s sites; and

•	our failure to perform any other material provision of the Encana MSA.

In the event we default under the Encana MSA, Encana has the right to:

•	terminate the Encana MSA (subject to giving us a reasonable opportunity to cure such default);

•	request that we withdraw from their sites and assign to them any of our subcontracts that they request;

•	finish the work itself or with the assistance of third parties; and/or

•

withhold the payment of any further sums due to us until such work is completed by Encana or a third party (subject to determination by mutual agreement of the amount, if any, of excess cost incurred by Encana to complete the work and the amount to which we are entitled for our performance up to the date of such termination).

The Petrohawk fracturing contract can be terminated by Petrohawk, upon 30 days prior written notice, in the event we are unable to perform under the terms of the contract, which includes our inability to provide proppant under the terms of the contract.

The Petrohawk MSA may be terminated by either party at any time, with or without cause, upon 30 days prior written notice. Any such termination does not affect any then existing rights or obligations of either party under the Petrohawk MSA or any applicable Petrohawk Work Order. The Petrohawk MSA provides that the following will constitute defaults by us:

•	our insolvency, general assignment for the benefit of creditors or admission in writing of our inability to pay our debts generally as the same become due;

•	the institution of any proceedings under any federal, state or local laws for relief of debtors or for the appointment of a receiver, trustee or liquidator of the Company;

•	our voluntary petition in bankruptcy or for a reorganization or for an adjudication of the Company as insolvent or bankrupt;

•	the attachment of a levy upon our equipment which is not removed within five days; or

•	our failure to perform our obligations under the Petrohawk MSA, including the failure to provide agreed proppant as specified under the applicable Petrohawk Work Order.

In the event we default under the Petrohawk MSA, Petrohawk has the right to:

•	cancel the Petrohawk MSA and all verbal or written agreements between the parties;

•	terminate immediately all work then being performed by us under the Petrohawk MSA; and/or

•	pursue any or all of Petrohawk’s legal or equitable remedies, subject to the arbitration requirements of the Petrohawk MSA.

We may not be able to renew our existing contracts on attractive terms or at all, which could adversely impact our results of operations, financial condition and cash flows.

We can provide no assurance that we will be able to successfully fulfill, renew or replace the existing contracts with Encana and Petrohawk on or prior to their expiration on terms satisfactory to us or either Encana or Petrohawk, or that we will be able to continue to provide services under those existing contracts without service interruption. If we are not able to either renew or enter into additional service contracts, our results of operations, financial condition and cash flows could be adversely impacted.

We are dependent on entering into additional service contracts to grow our business.

We face strong competition from a wide variety of competitors, including competitors that have considerably greater financial, marketing and technological resources, which may make it difficult to win new contracts and compete successfully. Certain competitors operate larger facilities, have longer operating histories and presence in key markets, greater name recognition, larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than we do. As a result, these competitors may affect our ability to compete for new contracts, which is essential for our growth.

The forward-looking estimates presented in this prospectus may differ from our actual results.

The forward-looking estimates and anticipated production dates we have included in this prospectus are based upon a number of assumptions and on information that we believe is reliable as of today. However, these forward-looking estimates and assumptions are inherently subject to significant business and economic uncertainties, many of which are beyond our control. These forward-looking estimates are necessarily speculative in nature, and you should expect that some or all of the assumptions will not materialize. Actual results will vary from the forward-looking estimates and the variations will likely be material and are likely to increase over time. Consequently, the inclusion of these forward-looking estimates in this prospectus should not be regarded as a representation by us or any other person that the forward-looking estimates will actually be achieved. Moreover, we do not intend to update or otherwise revise these forward-looking estimates to reflect events or circumstances after the date of this prospectus to reflect the occurrence of unanticipated events. You, as a holder of the notes, are cautioned not to place undue reliance on the forward-looking estimates.

We may have difficulty managing growth in our business, which could adversely affect our financial condition and results of operations.

Our growth in accordance with our business plan, if achieved, will place a significant strain on our financial, technical, operational and management resources. As we expand our activities through both organic growth and possible acquisitions, there will be additional demands on our financial, technical, operational and management resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the failure to recruit and retain experienced managers, engineers and other professionals in the oil and natural gas services industry, could have a material adverse effect on our business, financial condition and results of operations and our ability to timely execute our business plan.

The following factors could also present difficulties for us:

•	lack of sufficient executive-level accounting and administrative personnel;

•	increased burden on existing personnel;

•	long lead times associated with acquiring additional equipment, including potential delays; and

•	ability to maintain the level of focused service attention paid to our customers.

The failure to adequately manage these factors could also have a material adverse effect on our business, financial condition and results of operation.

Our business depends on the spending and drilling activity by the onshore oil and natural gas industry and particularly on the level of activity for North American oil and natural gas. Our markets may be adversely affected by industry conditions that are beyond our control.

We depend on our customers’ willingness to make operating and capital expenditures to explore for, develop and produce oil and natural gas in North America. If these expenditures decline, our business may suffer. Our customers’ willingness to explore, develop and produce depends largely upon prevailing industry conditions that are influenced by numerous factors over which management has no control, such as:

•	the supply of and demand for oil and natural gas, including current natural gas storage capacity and usage;

•	the supply of and demand for hydraulic fracturing and other well service equipment in the United States;

•	the level of prices, and expectations about future prices, of oil and natural gas;

•	the cost of exploring for, developing, producing and delivering oil and natural gas, including fracturing services;

•	the expected rate of decline in current production;

•	the discovery rates of new oil and natural gas reserves;

•	available pipeline and other transportation capacity;

•	lead times associated with acquiring equipment and products and availability of personnel;

•	global weather conditions, including hurricanes, tornados, wildfires, drought and man-made disasters that can affect oil and natural gas operations over a wide area;

•	domestic and worldwide economic conditions;

•	contractions in the credit market;

•	political instability in oil and natural gas producing countries;

•	the continued threat of terrorism and the impact of military and other action, including military action in the Middle East;

•	public pressure on, and legislative and regulatory interest within, federal, state and local governments to stop, significantly limit or regulate hydraulic fracturing activities;

•	governmental regulations, including the policies of governments regarding the exploration for and production and development of their oil and natural gas reserves;

•	the level of oil production by non-OPEC countries and the available excess production capacity within OPEC;

•	oil refining capacity and shifts in end-customer preferences toward fuel efficiency and the use of natural gas;

•	potential acceleration of development of alternative fuels;

•	the availability of water resources for use in hydraulic fracturing operations;

•	technical advances affecting energy consumption;

•	the price and availability of alternative fuels;

•	the access to and cost of capital for oil and natural gas producers; and

•	merger and divestiture activity among oil and natural gas producers.

Demand for our services and products is particularly sensitive to the level of exploration, development and production activity of, and the corresponding capital spending by, oil and natural gas companies in North America, including national oil companies. Demand is directly affected by trends in oil and natural gas prices, which, historically, have been volatile and are likely to continue to be volatile.

Prices for oil and natural gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of other economic factors that are beyond our control. Any prolonged reduction in oil and natural gas prices will depress the immediate levels of exploration, development and production activity. Perceptions of longer-term lower oil and natural gas prices by oil and natural gas companies can similarly reduce or defer major expenditures given the long-term nature of many large-scale development projects.

The recent worldwide recession has reduced the levels of economic activity and the expansion of industrial business operations. This has negatively impacted worldwide demand for energy, resulting in lower oil and natural gas prices, a lowering of the level of exploration, development and production activity, and will likely result in a corresponding decline in the demand for our well services and products. This reduction in demand could continue through 2012 and beyond, which could have an adverse effect on our revenue and profitability.

Our ability to successfully operate depends on the availability of water.

Hydraulic fracturing, and pressure pumping more generally, requires a significant supply of water, and water supply and quality are important requirements to our operations. Our water requirements are met by our customers from sources on or near their sites, but there is no assurance that our customers will be able to obtain a sufficient supply of water from sources in these areas, some of which are prone to drought. If our customers are unable to secure water on or near their sites, they may not be able to obtain water through other means on economically feasible terms. Severe water shortages that have currently plagued the southwestern United States will further aggravate this risk. Any of these factors could have a material adverse effect on our results and financial condition and our ability to sustain our operations.

We may be unable to maintain pricing on our core services.

Pressures stemming from fluctuating market conditions and oil and natural gas prices may make it increasingly difficult to maintain our prices. We have faced and will likely continue to face, pricing pressure from our competitors. If we are unable to maintain pricing on our core services, our financial results will be negatively impacted.

Because the oil and natural gas industry is cyclical, our operating results may fluctuate.

Oil and natural gas prices are volatile. Future fluctuations in such prices may result in a decrease in the expenditure levels of oil and natural gas companies and drilling contractors which in turn may adversely affect us. The industry has experienced in the past, and may experience in the future, significant fluctuations in operating results as a result of the reactions of our customers to actual and anticipated changes in oil and natural gas prices. For example, in 2009, declines in prices for oil and natural gas, combined with adverse changes in the capital and credit markets, caused many exploration and production companies to reduce their capital budgets and drilling activity.

The existing contracts with Encana and Petrohawk have service periods that terminate on November 29, 2012 and May 1, 2013, respectively, and do not obligate those customers to order additional work from us beyond their current terms. Both the Encana and Petrohawk contracts contain provisions whereby such parties may terminate the contracts upon our default or make adjustments in amounts payable to us. Encana is entitled to obtain return of any then-remaining prepaid amounts as well as payment of additional charges and costs in the event of our nonperformance. We expect that any future contracts will have similar provisions. We anticipate that substantially all of the other service and rental revenue we earn will be based upon a charge for a relatively short period of time (a day or a week) for the actual period of time the service or rental is provided to our customer. By contracting services on a short-term basis, we are exposed to the risks of a rapid reduction in market price and utilization and volatility in our revenues.

Many of our customers’ activity levels, spending for our products and services and payment patterns may be impacted by a deterioration in the credit markets.

Many of our customers finance their activities through cash flow from operations, the incurrence of debt or the issuance of equity. In late 2008 and early 2009, there was a significant decline in the credit markets and the availability of credit, the effects of which may continue to be felt in 2012. Additionally, many of our potential customers’ equity values substantially declined. The combination of a reduction of cash flow resulting from declines in commodity prices, a reduction in borrowing bases under reserve-based credit facilities and the lack of availability of debt or equity financing may result in a significant reduction in our customers’ spending for our products and services.

In addition, the same factors that may lead to a reduction in our customers’ spending also may increase our exposure to the risks of nonpayment and nonperformance by our customers. A significant reduction in our customers’ liquidity may result in a decrease in their ability to pay or otherwise perform their obligations to us. Any increase in nonpayment or nonperformance by our customers, either as a result of recent changes in financial and economic conditions or otherwise, could have an adverse impact on our operating results and adversely affect our liquidity.

Because we rely on a limited number of customers for our fracturing services, the change in ownership and management of any such customer may adversely affect our business, financial condition and results of operations.

Our ability to remain successful depends on developing and maintaining close working relationships with our customers. Currently, a substantial majority of our revenue is generated from the hydraulic fracturing and related services we provide to a limited number of customers. We expect that these customers will continue to account for a substantial portion of our revenue in future periods. Changes in the businesses of these customers, particularly with respect to a change in their management or ownership, could change the dynamics of our current relationships and subject us to the risk of new management or ownership choosing to enter into relationships with preferred service providers. If we are not able to establish a strategic relationship with the new management or ownership, or if new management or ownership chooses to enter into relationships with preferred service providers, it may materially and adversely affect our business, financial condition and results of operations. For example, our customer Petrohawk was recently acquired by BHP Billiton Ltd. If new management or ownership chooses to enter into relationships with preferred service providers other than us, it may materially and adversely affect our business, financial condition, and results of operations.

Regulatory compliance costs and restrictions, as well as delays in obtaining permits by our customers for their operations, such as for hydraulic fracturing, or by us for our operations, could impair our business.

The operations of our customers are subject to or impacted by a wide array of regulations in the jurisdictions in which they operate. As a result of changes in regulations and laws relating to the oil and natural gas industry, including hydraulic fracturing, our customers’ operations could be disrupted or curtailed by governmental authorities. The high cost of compliance with applicable regulations may cause customers to discontinue or limit their operations, and may discourage companies from continuing development activities. As a result, demand for our services could be substantially affected by regulations adversely impacting the oil and natural gas industry. Changes in environmental requirements may negatively impact demand for our services. For example, oil and natural gas exploration and production (“E&P”) may become less cost-effective and decline as a result of increasingly stringent environmental requirements (including land use policies responsive to environmental concerns and delays or difficulties in obtaining environmental permits). A decline in E&P, in turn, could have a material adverse effect on our business, financial condition, results of operations and cash flows as the technical requirements of these laws and regulations are becoming increasingly complex, stringent and costly to implement.

In most states, our customers are required to obtain permits from one or more governmental agencies in order to perform drilling and completion activities, including hydraulic fracturing. Such permits are typically required by state agencies, but can also be required by federal and local governmental agencies. The requirements for such permits vary depending on the location where such drilling and completion activities will be conducted. As with all governmental permitting processes, there is a degree of uncertainty as to whether a permit will be granted, the time it will take for a permit to be issued, and the conditions which may be imposed in connection with the granting of the permit. State permits are required in the two states in which the Company currently operates (Louisiana and Texas), and Louisiana recently adopted regulations requiring reporting to the State about volumes and types of fluids used in hydraulic fracturing operations. Texas has recently passed a law and adopted regulations, effective February 1, 2012, that require disclosure of chemical ingredients and water volumes used in hydraulic fracturing activities. Arkansas, Colorado, Montana and Wyoming also have adopted disclosure requirements for hydraulic fracturing chemicals. Hydraulic fracturing operations have been under particular scrutiny in the northeast United States. For example, an Executive Order issued by then-Governor Paterson on December 13, 2010, directed the New York Department of Environmental Conservation (“DEC”) to not issue permits for drilling and completion activities for horizontal hydraulic fracturing well development and operation until it completes a final environmental impact study following public comment. Governor Cuomo lifted the moratorium in July 2011 but certain restrictions and disclosure requirements have been proposed and the first permits are not expected to be issued for at least a year. In addition, the New Jersey Legislature recently passed legislation that would ban all such operations in New Jersey. Governor Christie vetoed the legislation on August 25, 2011 and imposed a one-year moratorium on hydraulic fracturing pending more research into its safety.

Legislative and regulatory initiatives on the federal level also could result in additional permitting requirements for hydraulic fracturing operations, which also could affect the feasibility, cost and timing of specific hydraulic fracturing projects. For example, EPA recently proposed new air regulations for oil and gas production, processing, transmission, and storage that would apply to completions and recompletions of hydraulically fractured natural gas wells, compressors, pneumatic controllers, various storage tanks, and gas processing plants. Some of the drilling and completion activities of our customers also may take place on federal land, requiring leases from the federal government to conduct such drilling and completion activities. In some cases, federal agencies have cancelled oil and natural gas leases on federal lands. Consequently, our operations in certain areas of the country may be interrupted or suspended for varying lengths of time, causing a loss of revenue and potentially having a materially adverse effect on our operations.

We may not be able to finance the growth of our business, which we expect will require significant amounts of capital, including the acquisition of equipment, the development and construction of our processing facility.

We are in a capital-intensive business and have relied heavily on third party bank loans, capital contributions, loans from our equity holders and debt and equity offerings to finance the development and construction of our projects and other projected capital expenditures. Completion of our processing facility requires significant capital expenditures and construction costs. As a result, we must obtain funds from equity or debt financings to help develop and construct our processing facility, to help identify and develop new projects, acquire additional equipment and to help pay the general and administrative costs of operating our business. We may not be able to obtain the needed funds on terms acceptable to us, or at all. Furthermore, because we may rely on debt financing to develop our projects, increases in long-term interest rates could significantly increase our cost of capital. If we are unable to raise additional funds when needed, we could be required to delay the acquisition of equipment or the development and construction of our projects, including our processing facility, reduce the scope of projects or abandon or sell some or all of our development projects or default on our contractual commitments in the future, any of which would adversely affect our business, financial condition and results of operations.

Our indebtedness could restrict our operations and make us more vulnerable to adverse economic conditions.

As of September 30, 2011, our total debt (including current maturities), was $169,456,048, including a capitalized interest payment of $8,102,711 on the Original Notes that was due on September 1, 2011. See “Business—Recent Developments—Amendments to Indenture” beginning on page 109. Our level of indebtedness, taking into account our first lien indebtedness under the Credit Agreement and other future needs for financing for equipment acquisition and working capital, may adversely affect operations and limit our growth, and we may have difficulty making debt service payments on our indebtedness as such payments become due. Our level of indebtedness may affect our operations in several ways, including the following:

•	our vulnerability to general adverse economic and industry conditions;

•	the covenants that are contained in the agreements that govern our indebtedness limit our ability to borrow funds, dispose of assets, pay dividends and make certain investments;

•	our debt covenants could also affect our flexibility in planning for, and reacting to, changes in the economy and our industry;

•	any failure to comply with the financial or other covenants of our debt could result in an event of default, which could result in some or all of our indebtedness becoming immediately due and payable;

•	our level of debt may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other general corporate purposes; and

•	our business may not generate sufficient cash flow from operations to enable us to meet our obligations under our indebtedness.

We may not be able to provide services that meet the specific needs of oil and natural gas E&P companies at competitive prices.

The markets in which we operate are highly competitive and have relatively few barriers to entry and the competitive environment has intensified as recent mergers among E&P companies have reduced the number of available customers. The principal competitive factors in our markets are product and service quality and availability, responsiveness, experience, technology, equipment quality, reputation for safety and price. We compete with large national and multi-national companies that have longer operating histories, greater financial, technical and other resources and greater name recognition than we do. Several of our competitors provide a broader array of services and have a stronger presence in more geographic markets. In addition, we compete with several smaller companies capable of competing effectively on a regional or local basis. Our competitors may be able to respond more quickly to new or emerging technologies and services and changes in customer requirements. Some contracts are awarded on a bid basis, which further increases competition based on price. As a result of competition, we may lose market share or be unable to maintain or increase prices for our present services or to acquire additional business opportunities, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, competition among oilfield service and equipment providers is affected by each provider’s reputation for safety and quality. We cannot assure you that we will be able to maintain our competitive position.

In addition, some E&P companies have begun performing hydraulic fracturing and directional drilling on their wells using their own equipment and personnel. Any increase in the development and utilization of in-house fracturing and directional drilling capabilities by our customers could decrease the demand for our services and have a material adverse impact on our business.

New technology may cause us to become less competitive.

The oilfield services industry is subject to the introduction of new drilling and completion techniques and services using new technologies, some of which may be subject to patent protection. If competitors and others use or develop new technologies in the future that are more efficient or productive than our own, we may lose market share or be placed at a competitive disadvantage. Further, we may face competitive pressure to implement or acquire certain new technologies at a substantial cost. Some of our competitors have greater financial, technical and personnel resources that may allow them to enjoy technological advantages and implement new technologies before we can. We cannot be certain that we will be able to implement new technologies or products on a timely basis or at an acceptable cost. Thus, limits on our ability to effectively use and implement new and emerging technologies may have a material adverse effect on our business, financial condition or results of operations.

Our future financial results could be adversely impacted by asset impairments or other charges.

We evaluate our long-term assets including property, plant and equipment in accordance with United States generally accepted accounting principles (“GAAP”). In performing this assessment, we project future cash flows on an undiscounted basis for long-term assets, and compare these cash flows to the carrying amount of the related net assets. The cash flow projections are based on our current operating plan, estimates and judgmental assessments. We perform this assessment of potential impairment whenever facts and circumstances indicate that the carrying value of the net assets may not be recoverable due to various external or internal factors, termed a “triggering event.” If we determine that our estimates of future cash flows were inaccurate or our actual results for 2011 are materially different than we have predicted, we could record impairment charges for interim periods in future years, which could have a material adverse effect on our business, financial condition and results of operations.

Our industry is affected by excess equipment inventory levels.

Because of the long-life nature of oil field service equipment and the lag between when a decision to build additional equipment is made and when the equipment is placed into service, the inventory of oilfield service equipment in the industry does not always correlate with the level of demand for service equipment. Periods of high demand often spur increased capital expenditures on equipment, and those capital expenditures may add capacity that exceeds actual demand. This capital overbuild could cause our competitors to lower their rates and could lead to a decrease in rates in the oilfield services industry generally, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our inability to control the inherent risks of acquiring and integrating businesses in the future could adversely affect our operations.

Our management believes acquisitions could potentially be a key element of our business strategy in the future. We may be required to incur substantial indebtedness to finance future acquisitions and also may issue equity securities in connection with such acquisitions. We may not be able to secure additional capital to fund acquisitions. If we are able to obtain financing, such additional debt service requirements may impose a significant burden on our results of operations and financial condition. The issuance of additional equity securities could result in significant dilution to stockholders. Acquisitions may not perform as expected when the acquisition is made and may be dilutive to our overall operating results. Additional risks we expect to face include:

•	retaining and attracting key employees;

•	retaining and attracting new customers;

•	increased administrative burdens following acquisitions;

•	assessing and maintaining an effective internal control environment over an acquired business in order to comply with public reporting requirements;

•	developing and integrating our sales and marketing capabilities;

•	managing our growth effectively;

•	integrating operations following acquisitions;

•	operating a new line of business; and

•	increased logistical problems common to larger, more expansive operations.

If we fail to manage these risks successfully, our business could be harmed.

Our business depends upon our ability to obtain specialized equipment from suppliers and key raw materials on a timely basis.

If our current suppliers are unable to provide the necessary raw materials (including, for example, proppant and cement) or finished products (such as our new Quintuplex pumps from Enerflow, workover rigs or fluid-handling equipment) or otherwise fail to deliver products timely and in quantities required, any resulting delays in the provision of services could have a material adverse effect on our business, financial condition, results of operations and cash flows. During 2008, our industry faced sporadic proppant shortages associated with pressure pumping operations, requiring work stoppages that adversely impacted the operating results of several competitors. Events such as this, current industry bottlenecks that can delay the timely delivery of proppant, and in particular, Enerflow’s inability to deliver the remaining equipment for our new pump fleet in a timely manner, could impair our performance of the existing customer contract with Encana and our ability to generate new customers. Petrohawk may terminate the contract if we fail to provide proppant as specified under the terms of the contract. In addition, the existing customer contracts provide for adjustments to service and/or materials fees payable thereunder based on changing market conditions and we anticipate similar provisions will exist in contracts with future customers, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. For example, under the Encana MSA it is a default if we fail, neglect, refuse, or are unable to provide ample supervision, labor, materials or equipment to perform the work we have agreed to perform at a rate and in a manner deemed sufficient by Encana. Under the Petrohawk MSA, the amount we charge for any service, labor or material furnished or used in connection with our work cannot exceed our “usual and customary charge for such services, labor or material in the locality where the work is to be performed.” See “—Our existing contracts with Encana and Petrohawk are subject to termination by them under certain circumstances and any such termination would have a material adverse effect on our business” beginning on page 31.

We will depend upon the Lease Purchase Agreement for the equipment to provide certain services to our customers, and the loss of this vendor or termination of that agreement could materially adversely affect our business.

We have contracted with WSB, and certain of its affiliates, to lease all necessary equipment required to provide certain coiled tubing and cementing services. Mr. Moncla, the Chairman of our Board and our Chief Executive Officer, is the sole shareholder and chief executive officer of WSB. As a result of this relationship, if a conflict arises between the interests of WSB or its affiliates, on the one hand, and our interests, on the other hand, Mr. Moncla may not be disinterested. The loss of this vendor or the termination of that agreement, or a material and adverse change in our relationship with WSB, could have a material and adverse effect upon our financial condition and results of operations as our business could be disrupted if that equipment or the functional equivalent of that equipment were either no longer available to us or were no longer offered to us on commercially reasonable terms. We have not established and may not be able to establish arrangements with additional vendors for such equipment. Difficulties in our relationship with WSB, or delays or interruptions in WSB’s supply of our requirements, could limit or terminate our ability to provide services to our customers on a timely basis, which would have a material adverse effect on our business and financial condition, as well as our relationships with current or prospective customers.

Our Chairman of the Board and Chief Executive Officer allocates part of his time to WSB, and his affiliation with WSB and its related entities may cause a conflict of interest.

Mr. Moncla, the Chairman of our Board and our Chief Executive Officer, is the sole shareholder and chief executive officer of WSB. Mr. Moncla allocates his time between the affairs of the Company and the affairs of WSB. This situation presents the potential for a conflict of interest for Mr. Moncla in determining the respective percentages of his time to be devoted to the affairs of the Company and the affairs of WSB. In addition, if the affairs of WSB require him to devote more substantial amounts of his time to the affairs of WSB in the future, it could limit his ability to devote sufficient time to our affairs and could have a negative impact on our ongoing business.

Mr. Moncla had a conflict of interest in negotiating the pricing terms of the Lease Purchase Agreement. Because the Company is obligated to acquire the WSB Business pursuant to the terms of the Lease Purchase Agreement upon a change of control of the Company, Mr. Moncla will have a conflict of interest in determining whether a particular acquisition or business combination is appropriate for the Company to pursue. As a result, the terms of any such acquisition or business combination may not be as advantageous to our shareholders as they would be absent such conflict of interest. Further, in the event that a change of control does occur, Mr. Moncla will have a material conflict of interest with the Company in negotiating the purchase price of the WSB Business. See “Certain Relationships and Related Transactions” beginning on page 135.

There is potential for excess capacity in our industry, which could adversely affect our business and operating results.

Currently, the demand for hydraulic fracturing services exceeds the availability of fracturing equipment and crews across the industry and in our operating areas in particular. The accelerated wear and tear on hydraulic fracturing equipment due to its deployment in unconventional, as opposed to conventional, oil and natural gas fields characterized by longer lateral lengths and larger numbers of fracturing stages has further amplified this equipment and crew shortage. As a result, we and our competitors have ordered additional fracturing equipment to meet existing and projected long-term demand. We have purchased two fracturing fleets to service the Petrohawk and Encana contracts, and have purchased a third fleet and placed deposits on fourth and fifth fleets to meet projected long-term demand. If demand for fracturing services decreases or the supply of fracturing equipment and crews continues to increase, then the increase in supply relative to demand may result in lower prices and utilization of our services and could adversely affect our business and results of operations.

Our ability to avoid dependence on third-party suppliers for dry sand and transportation systems in the future, depends on our ability to successfully develop our processing facility, negotiate the use of a railway line and lease railcars.

We are developing a sand processing facility near San Antonio, Texas. We have negotiated the use of a railway line and a lease of up to 461 railcars, which will enable us to transport sand directly from the mine to our future processing facility. If we are unable to successfully develop our processing facility or use the railway line or maintain our lease for the railcars, we will continue to depend on third-party suppliers for dry sand and transportation systems and therefore will be unable to reduce the logistical challenges inherent in our business.

Moreover, once transportation systems are in operation, our transportation systems may be adversely affected by the impacts of severe weather conditions, such as snow, which may result in our inability to deliver proppant and equipment to job sites in accordance with contract schedules. Any resulting delays in the provision of services could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our inability to make satisfactory alternative arrangements in the event of an interruption in supply of certain key raw materials could harm our business, results of operations and financial condition.

We currently source materials, such as guar gum, from one supplier. Given the limited number of suppliers of such key raw materials, we may not always be able to make alternative arrangements should our suppliers fail to timely deliver these key raw materials. Any resulting delays in the provision of services could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may not be successful in implementing technology development and enhancements.

The market for our services and products is characterized by continual technological developments to provide better and more reliable performance and services. If we are not able to design, develop and produce commercially competitive products and to implement commercially competitive services in a timely manner in response to changes in technology, our business and revenue could be materially and adversely affected and the value of our intellectual property may be reduced. Likewise, if our proprietary technologies, equipment and facilities, or work processes become obsolete, we may no longer be competitive, and our business and revenue could be materially and adversely affected.

We depend on the services of key executives, the loss of whom could materially harm our business.

Our senior executives are important to our success because they have been instrumental in setting our strategic direction, operating our business, identifying, recruiting and training key personnel, and identifying expansion opportunities. Losing the services of any of these individuals, and particularly Mr. Moncla, our Chief Executive Officer, could adversely affect our business until a suitable replacement could be found. We do not maintain key man life insurance on any of our senior executives. As a result, we are not insured against any losses resulting from the death of our key employees.

Our senior executive officers and some of our directors may not be able to organize and effectively manage a public company, which could adversely affect our overall financial position.

Some of our senior executive officers or directors have not previously organized or managed a public company, and our senior executive officers and directors may not be successful in doing so. The demands of organizing and managing a publicly traded company are much greater as compared to a private company and some of our senior executive officers and directors may not be able to meet those increased demands. Failure to organize and effectively manage us could adversely affect our overall financial position.

Our controlling equity holders may take actions that conflict with your interests.

Our controlling equity holders consist of certain of our executive officers and directors and one or more holders of 10% or more of our common stock. Currently, these controlling equity holders beneficially own 11,157,414 or 71.82% of our outstanding shares of common stock (as adjusted for the Reverse Stock Split). Such controlling equity holders have the power to elect our Board, and thus to appoint members of management and to approve all actions requiring the approval of the holders of our voting stock, including adopting amendments to our articles of incorporation and approving mergers, acquisitions or sales of all or substantially all of our assets. The interests of our controlling equity holders could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our controlling equity holders might conflict with your interests as a holder of the securities. Our controlling equity holders also may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to you, as holders of the securities.

We may be unable to employ a sufficient number of skilled and qualified workers.

The delivery of our services and products requires personnel with specialized skills and experience who can perform physically demanding work. As a result of the volatility of the oilfield service industry and the demanding nature of the work, workers may choose to pursue employment in fields that offer a more desirable work environment at wage rates that are competitive. The demand for skilled workers is high and the supply is limited.

Potential inability or lack of desire by workers to commute to our facilities and job sites and competition for workers from competitors or other industries, are factors that could affect our ability to attract and retain workers. A significant increase in the wages paid by competing employers could result in a reduction of our skilled labor force, increases in the wage rates that we must pay, or both. If either or both of these events were to occur, our capacity and profitability could be diminished and our growth potential could be impaired.

Our ability to be productive and profitable will depend upon our ability to employ and retain skilled workers, and we cannot assure you that at times of high demand we will be able to retain, recruit and train an adequate number of workers. In addition, our ability to expand our operations will depend in part on our ability to increase the size of our skilled labor force. Our inability to attract and retain skilled workers in sufficient numbers to satisfy our existing service contracts and enter into new contracts could materially adversely affect our business, financial condition and results of operations.

We may be adversely impacted by work stoppages or other labor matters.

We currently do not have any employees represented by a labor union. However, it is possible that we may experience work stoppages or other labor disruptions from time to time. Any prolonged labor disruption involving our employees could have a material adverse impact on our combined results of operations and financial condition by disrupting our ability to perform hydraulic fracturing and other services for our customers under our service contracts. Moreover, unionization efforts have been made from time to time within our industry, with varying degrees of success. Any such unionization could increase our costs or limit our flexibility.

Our operations are subject to hazards and environmental risks inherent in the oil and natural gas industry.

We are a provider of hydraulic fracturing services, a process involving the injection of fluids—typically consisting mostly of water and also including several chemical additives—as well as sand in order to create fractures extending from the well bore through the rock formation to enable oil or natural gas to move more easily through the rock pores to a production well. In addition, we provide a range of services to on-shore oil and natural gas E&P operations, consisting of, among other things, coiled tubing services and cementing services. Risks inherent to our industry create the potential for significant losses associated with damage to the environment or natural resources. Equipment design or operational failures, or vehicle operator error, can result in explosions and discharges of toxic gases, chemicals and hazardous substances, and, in rare cases, uncontrollable flows of gas or well fluids into environmental media, as well as personal injury, loss of life, long-term suspension or cessation of operations and interruption of the Company’s business and/or the business or livelihood of third parties, damage to geologic formations (including possible increased seismicity), environmental media and natural resources, equipment and/or facilities and property.

We use and generate hazardous substances and wastes in our operations and must comply with environmental requirements relating to proper use, handling, storage and disposal of such. We also may become subject to claims or other liabilities relating to the release of such substances or wastes into the environment or human exposure to such. In addition, some of our current properties are, or have been, used for industrial purposes, which could contain currently unknown contamination that could expose us to requirements, claims or liabilities relating to environmental remediation, personal injury and/or property damage, which in certain instances, could include liability imposed without regard to fault. These risks could expose us to substantial liability for personal injury, wrongful death, property damage, loss of oil and natural gas production, pollution and other environmental damages and could materially impair the Company’s profitability, competitive position or viability. Depending on the frequency and severity of such liabilities or losses, it is possible that the Company’s operating costs, insurability and relationships with customers, employees and regulators could be materially impaired. In particular, our customers may elect not to purchase our services if they view our safety record as unacceptable. This could also cause us to lose customers and substantial revenues.

If we become subject to product liability claims, they could be time-consuming and costly to defend.

Errors, defects or other performance problems in the products that we sell or services that we offer could result in our customers seeking damages from us for losses associated with these errors, defects or other performance problems. If successful, these claims could have a material adverse effect on our business, operating results or financial condition. Our existing insurance may not be sufficient to cover the full amount of any loss we might suffer. A product liability claim brought against us, even if unsuccessful, could be time-consuming and costly to defend and could harm our reputation.

Our business involves certain operating risks and our insurance may not be adequate to cover all losses or liabilities that we might incur in our operations.

Our operations are subject to many hazards and risks, including the following:

•	accidents resulting in serious bodily injury and the loss of life or property;

•	liabilities from accidents or damage by our equipment;

•	pollution and other damage to the environment;

•	reservoir damage;

•	increased seismicity;

•	blow-outs or the uncontrolled flow of natural gas, oil or other well fluids into the atmosphere or an underground formation; and

•	fires and explosions.

If any of these hazards occur, they could result in suspension of operations and other business interruptions, damage to or destruction of our equipment and the property of others or injury or death to our or a third party’s personnel.

Our insurance may not adequately protect us against liability from all of the hazards of our business. We also are subject to the risk that we may not be able to maintain or obtain insurance of the type and amount we desire at a reasonable cost. If we were to incur a significant liability for which we were uninsured or for which we were not fully insured, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Losses and liabilities from uninsured or underinsured drilling and operating activities could have a material adverse effect on our financial condition and operations.

We maintain operational insurance coverage of types and amounts that we believe to be customary in the industry, including commercial general liability, workers’ compensation, business auto, excess auto liability, commercial property, motor truck cargo, contractor’s pollution, downhole, umbrella liability and excess liability insurance policies, all subject to certain limitations, deductibles and caps. We are not fully insured against all risks, either because insurance is not available or because of the high premium costs relative to perceived risks. Further, any insurance obtained by us may not be adequate to cover any losses or liabilities, and this insurance may not continue to be available at all or on terms which are acceptable to us. Insurance rates have in the past been subject to wide fluctuation, and changes in coverage could result in less coverage, increases in cost or higher deductibles and retentions. Liabilities for which we are not insured, or which exceed the policy limits of our applicable insurance, could have a material adverse effect on our business activities, financial condition and results of operations.

We may be subject to claims for personal injury and property damage, which could materially adversely affect our financial condition and results of operations.

We operate with most of our customers through master service agreements (“MSAs”). We endeavor to allocate potential liabilities and risks between the parties in the MSAs. Generally, our MSAs provide for indemnification in our favor for liability for pollution or environmental claims arising from subsurface conditions or resulting from the drilling activities of our customers or their operators, unless resulting from our gross negligence or willful misconduct. We may have liability in such cases if we are negligent or commit willful acts and, although the actual terms vary among our various contracts, typically we are allocated liability under the MSAs for pollution or contamination caused by us or attributable to our equipment or vessels, or otherwise resulting from our negligence. Generally, our customers also agree to indemnify us against claims arising from their employees’ personal injury or death, without regard to fault. Similarly, we agree to indemnify our customers for liabilities arising from personal injury or death of any of our employees, without regard to fault. In addition, our customers agree to indemnify us for loss or destruction of customer-owned property or equipment and in turn, we agree to indemnify our customers for loss or destruction of property or equipment we own, without regard to fault. Losses due to catastrophic events, such as blowouts, are generally the responsibility of the customer, unless resulting from our gross negligence or willful misconduct. However, despite this general allocation of risk, we might not succeed in enforcing such contractual allocation, might incur an unforeseen liability falling outside the scope of such allocation or may be required to enter into an MSA with terms that vary from the above allocations of risk. As a result, we may incur substantial losses, that could materially and adversely affect our financial condition and results of operations.

We may incur significant costs and liabilities as a result of environmental, health and safety laws and regulations that govern our operations.

Our operations are subject to U.S. federal, state and local laws and regulations that impose limitations on and liabilities for the discharge of pollutants into the environment and which establish standards for the use, handling, storage and disposal of hazardous materials, including toxic and hazardous wastes. Laws protecting the environment generally have become more stringent over time and are expected to continue to do so, which could lead to material increases in our costs for future environmental compliance and remediation. To comply with these laws and regulations, we must obtain and maintain numerous permits, approvals, consents and certificates from various governmental authorities. Future changes in relevant laws, regulations or enforcement policies could significantly increase our compliance costs or liabilities and/or limit our future business opportunities in presently unforeseen ways. In such an event, our business, financial condition and results of operations could be materially impaired.

As part of our business we handle, transport and dispose of a variety of fluids and substances used by our customers in connection with their oil and natural gas E&P activities. We also generate and dispose of hazardous waste. Therefore our operations are subject to stringent laws and regulations governing the release or disposal of materials into the environment or otherwise relating to environmental protection. Among other things, these laws and regulations may:

•	require the acquisition of a permit before drilling or other regulated activities commence;

•	restrict the types, quantities and concentration of materials that can be released into the environment in connection with regulated activities;

•	limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; and

•	impose substantial liabilities for pollution resulting from operations.

We may be required to make significant capital and operating expenditures or perform other corrective actions at wells we service and at properties we own, lease or operate in order to comply with the requirements of these environmental, health and safety laws and regulations or the terms or conditions of permits issued pursuant to such requirements, and our compliance with future laws or regulations, or with any adverse change in the interpretation or enforcement of existing laws and regulations, could increase such compliance costs. Regulatory limitations and restrictions could also delay or curtail our operations and could have a significant impact on our financial condition or results of operations.

Costs and liabilities could arise under a wide range of federal, regional, state and local environmental laws, regulations and/or initiatives that are likely to be amended or modified to impose new or additional requirements from time to time, including, for example:

•

the Oil Pollution Act of 1990 (“OPA”) and comparable state laws that impose a variety of requirements and liability related to the prevention of and response to oil spills into waters of the United States, including the Outer Continental Shelf, on operators of offshore leases and owners and operators of oil handling facilities, including requiring owners and operators of offshore oil production facilities to establish and maintain evidence of financial responsibility to cover costs that could be incurred in responding to an oil spill;

•

the U.S. Department of the Interior regulations, 30 CFR Part 250, which relate to offshore oil and natural gas operations in U.S. waters and impose liability for the cost of pollution cleanup resulting from operations, as well as potential liability for pollution damages;

•

the Clean Air Act (“CAA”) and comparable state laws and regulations that restrict the emission of air pollutants from many sources and impose various pre-construction, monitoring and reporting requirements;

•	the Federal Water Pollution Control Act (the “Clean Water Act”) and comparable state laws and regulations that impose obligations related to discharges of pollutants into regulated bodies of water;

•	the Resource Conservation and Recovery Act (“RCRA”) and comparable state laws that impose requirements for the handling and disposal of solid waste, including hazardous waste, from our facilities;

•

the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA” or “Superfund” law) and comparable state laws that regulate the cleanup of hazardous substances that may have been released at properties currently or previously owned or operated by us or our predecessors or at locations to which we have sent waste for disposal;

•

the U.S. Federal Safe Drinking Water Act (the “SDWA”), which ensures the quality of U.S. public drinking water through adoption of drinking water standards and controlling the injection of waste fluids into below-ground formations that may adversely affect drinking water sources;

•

the EPA community right to know regulations under the Title III of CERCLA and similar state statutes that require that we organize and/or disclose information about hazardous materials used or produced in our operations; and

•

the Occupational Safety and Health Act (“OSHA”), which establishes workplace standards for the protection of the health and safety of employees, including the implementation of hazard communications programs designed to inform employees about hazardous substances in the workplace, potential harmful effects of these substances, and appropriate control measures.

The costs of compliance with or liabilities imposed under these laws can be significant. Failure to comply with these and other applicable laws and regulations or the terms or conditions of required environmental permits may result in the assessment of damages, including natural resource damages, administrative, civil and/or criminal penalties, the imposition of investigatory or remedial obligations including corrective actions, revocation of permits and the issuance of injunctions limiting or prohibiting some or all of our operations.

There is inherent risk of incurring significant environmental costs and liabilities in the performance of our operations as a consequence of our handling of various materials (such as petroleum hydrocarbons) and wastes, air emissions and wastewater discharges related to our operations, spills and leakage from our operations to surface or subsurface soils, surface water or groundwater, and as a result of historical operations and waste disposal practices. Under certain environmental laws and regulations that impose strict, joint and several liability, such as CERCLA, we may be required to remediate contamination on our properties or on those of others (such as sites to which we or our predecessors have shipped wastes for disposal) regardless of whether such contamination resulted from the conduct of others (such as prior owners or operators at our facilities) or from consequences of our own or our predecessors actions that were or were not in compliance with all applicable laws and regulations at the time those actions were taken. In addition, claims for damages to persons, property or natural resources may result from environmental and other impacts of our operations. Future spills or releases of regulated substances or accidents or the discovery of currently unknown contamination could expose us to material losses, expenditures and environmental or health and safety liabilities, including liabilities resulting from lawsuits brought by private litigants or neighboring property owners or operators for personal injury or property damage related to our operations or the land on which our operations are conducted. Such claims, damages, penalties or sanctions and related costs could cause us to incur substantial costs or losses and could have a material adverse effect on our business, financial condition and results of operations.

Changes in environmental, health or safety laws, regulations or enforcement policies occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements or other unforeseen liabilities could require us to make significant expenditures to attain and maintain compliance and may otherwise have a material adverse effect on our industry in general and on our own results of operations, competitive position or financial condition. The costs of complying with applicable environmental laws and regulations are likely to increase over time, and we cannot provide any assurance that we will be able to remain in compliance with respect to existing or new laws and regulations or that such compliance will not have a material adverse effect on our business, financial condition and results of operations.

For example, as a consequence of the April 2010 fire and explosion aboard the Deepwater Horizon drilling platform in ultra-deep water in the Gulf of Mexico, which resulted in a catastrophic oil spill that produced widespread economic, environmental and natural resource damage in the Gulf Coast region, there have been many proposals by governmental and private constituencies to address the impacts of the disaster and to prevent similar disasters in the future. The entire oil and natural gas exploration and development industry is currently subject to elevated public scrutiny, which could result in changes to laws, regulations, guidance and policies that could significantly adversely affect our operations as well as the operations of our customers.

Future legislative and regulatory developments at both the federal and state level could materially increase the Company’s operating costs and/or adversely affect its competitive position.

On June 9, 2009, companion bills making up the Fracturing Responsibility and Awareness of Chemicals Act of 2009 (the “FRAC Act”) were first introduced in the United States Senate (S. 1215) and House of Representatives (H.R. 2766) and on March 24, 2011, the FRAC Act was re-introduced in the 112th United States Congress (S. 587 and H.R. 1084, respectively). Currently, hydraulic fracturing operations are generally exempt from regulation under the SDWA, except for certain hydraulic fracturing operations involving the use of diesel fuel. The FRAC Act would remove the general exemption for hydraulic fracturing operations under the SDWA and require the federal EPA to promulgate regulations on hydraulic fracturing. Further, states with delegated authority to implement the SDWA would have to modify their 16 programs to remain consistent with any new federal regulations. The FRAC Act would also require persons conducting hydraulic fracturing, such as us, to disclose the chemical constituents, but not the proprietary formulas, of their fracturing fluids to a regulatory agency. The FRAC Act would make the information public through the internet, which could make it easier for third parties opposed to the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect the environment, including groundwater, soil or surface water. If this or similar legislation becomes law, the legislation could establish an additional level of regulation at the U.S. federal level, leading to operational delays or increased operating costs, making it more difficult to perform hydraulic fracturing and increasing our costs of compliance and doing business. Compliance or the consequences of any failure to comply by us could have a material adverse effect on our business, financial condition and operations. Disclosure of our proprietary chemical formulas or disclosure of any chemicals used in such formulas to third parties or to the public, even if inadvertent, could diminish the value of those formulas and could result in competitive harm to us. As of December 31, 2011, neither S. 1215 nor H.R. 2766 was scheduled for consideration by the Senate or the House.

On February 18, 2010, the Energy and Commerce Committee of the U.S. House of Representatives requested that hydraulic fracturing companies provide information concerning the chemicals used in hydraulic fracturing. We received a request from the Committee for additional information on October 27, 2010. We have worked with the Committee’s staff to provide information concerning such chemicals, while at the same time acting to protect our proprietary interests and to fulfill our contractually imposed confidentiality obligations to certain customers.

Moreover, the EPA is evaluating whether and how it can regulate hydraulic fracturing, and is currently developing permitting guidance for hydraulic fracturing operations that could signal a broader role by the EPA over such operations and/or state regulatory programs that govern them. On July 28, 2011, the EPA issued proposed rules that would impose New Source Performance Standards and National Emissions Standards (“NSPS”) for Hazardous Air Pollutants on oil and gas operations involving production, processing, transmission, storage and distribution activities. The NSPS would apply to newly drilled hydraulically fractured wells, as well as existing wells that are refractured. In addition, the EPA announced on October 20, 2011, that it will develop new wastewater discharge standards for shale gas extraction.

The EPA recently requested information from several well-servicing companies concerning the chemicals used in hydraulic fracturing. To date, the EPA has not requested information from us. In addition, the EPA is currently undertaking a comprehensive research study, ordered by Congress, on the potential adverse impacts that hydraulic fracturing may have on water quality and public health. Study results are expected by late 2012. Even if the FRAC Act or similar legislation is not adopted, the EPA study, depending on its results, could spur further initiatives to regulate hydraulic fracturing under the SDWA or otherwise. Some of the drilling and completion activities also may take place on federal land, requiring leases from the federal government to conduct such drilling and completion activities. In some cases, federal agencies have cancelled oil and natural gas leases on federal lands. Consequently, our operations in certain areas of the country may be interrupted or suspended for varying lengths of time, causing a loss of revenue and potentially having a materially adverse effect on our operations.

In addition to possible future regulatory changes at the federal level, several states (including Louisiana, Arkansas, Montana, Illinois, Colorado, New York, Pennsylvania, Wyoming and Texas), have considered, are considering or have enacted, legislation or regulations relating to hydraulic fracturing similar to the federal legislation described above. Recently, for example, the Wyoming Oil and Gas Conservation Commission passed a rule requiring disclosure of hydraulic fracturing fluid content, and Texas and Colorado have passed laws requiring such disclosure. Louisiana has adopted similar disclosure requirements. At this time, it is not possible to estimate the potential impact on our business of additional federal, regional, or state initiatives or regulatory actions affecting hydraulic fracturing. In addition, a number of states in which we plan to conduct hydraulic fracturing operations have conducted, are currently conducting, or may in the future conduct, regulatory reviews that potentially could restrict or limit the Company’s access to shale formations located in their states. In most states, our customers are required to obtain permits from one or more governmental agencies in order to perform drilling and completion activities, including hydraulic fracturing. Such permits are typically required by state agencies, but can also be required by federal and local governmental agencies. The requirements for such permits vary depending on the location where such drilling and completion activities will be conducted. As with all governmental permitting processes, there is a degree of uncertainty as to whether a permit will be granted, the time it will take for a permit to be issued and the conditions that may be imposed in connection with the granting of the permit. Recently, moratoria on the issuance of permits have been imposed upon inland drilling and completion activities by certain states. Examples of these include New York’s moratorium on the issuance of permits for horizontal hydraulic fracturing wells. Although this moratorium expired in July 2011, certain restrictions and disclosure requirements have been proposed and the first permits are not expected to be issued for at least a year.

Similar measures or other restrictions on fracturing could arise in other states, which could materially and adversely affect our business, growth prospects and revenues. State legislative and regulatory proposals also could include requirements regarding chemical disclosure, casing and cementing of wells, withdrawal of water for use in high-volume hydraulic fracturing of horizontal wells, baseline testing of nearby water wells and restrictions on which additives may be used, as well as temporary or permanent bans on hydraulic fracturing in certain environmentally sensitive areas such as watersheds. If these types of conditions are adopted, we could be subject to increased costs, limits on the productivity of certain wells and limits on our ability to deploy our technology at or in the vicinity of sensitive areas. The adoption of any such laws or implementing regulations imposing additional permitting, disclosure or regulatory obligations related to, or otherwise limiting, the hydraulic fracturing process could make it more difficult to complete oil and natural gas wells and could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The EPA has also announced that the energy extraction sector is one of the sectors designated for increased enforcement over the next three to five years. Additionally, the EPA’s Tier IV regulations apply to certain off-road diesel engines that are used by us to power equipment in the field. Under these regulations, we are limited in the number of non-compliant off-road diesel engines we can purchase. Until Tier IV-compliant engines that meet our needs are available, these regulations could limit our ability to acquire a sufficient number of diesel engines to expand our fleet and to replace existing engines as they are taken out of service. The EPA also recently proposed air emissions regulations that would apply to certain aspects of oil and gas and hydraulic fracturing operations. Federal legislation and/or regulation limiting or restricting greenhouse gas emissions also may be adopted that could substantially increase the cost of the Company’s operations.

Changes in trucking regulations may increase our costs and negatively impact our results of operations.

For the transportation and relocation of our hydraulic fracturing equipment, sand and chemicals, we operate trucks and other heavy equipment. We therefore are subject to regulation as a motor carrier by the United States Department of Transportation (the “DOT”) and by various state agencies, whose regulations include certain permit requirements of state highway and safety authorities. These regulatory authorities exercise broad powers over our trucking operations, generally governing such matters as the authorization to engage in motor carrier operations, safety, equipment testing and specifications and insurance requirements. The DOT periodically conducts compliance reviews and may revoke registration privileges based on certain safety performance criteria, which could result in a suspension of operations. The rating scale consists of “satisfactory,” “conditional” and “unsatisfactory” ratings. Currently, we are operating with a “satisfactory” rating.

The trucking industry is subject to possible regulatory and legislative changes that may impact our operations by requiring changes in fuel emissions limits, the hours of service regulations that govern the amount of time a driver may drive or work in any specific period, limits on vehicle weight and size and other matters. On August 9, 2011, the Obama Administration announced national fuel efficiency and emissions standards for medium- and heavy-duty engines and vehicles. The rule covers vehicles made between 2014 and 2018. Associated with this ruling, we may experience an increase in costs related to truck purchases or maintenance. Proposals to increase federal, state or local taxes, including taxes on motor fuels, are also made from time to time, and any such increase would increase our operating costs. We cannot predict whether, or in what form, any legislative or regulatory changes applicable to our trucking operations will be enacted.

Conservation measures and technological advances could reduce demand for oil and natural gas.

Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil and natural gas, technological advances in fuel economy and energy generation devices could reduce demand for oil and natural gas. Our management team cannot predict the impact of the changing demand for oil and natural gas services and products, and any major changes may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Compliance with climate change legislation or initiatives could negatively impact our business.

The U.S. Congress is considering legislation to reduce emissions of greenhouse gases (“GHGs”) and more than one-half of the states, either individually or through multi-state initiatives, have already begun implementing legal measures to reduce emissions of GHGs. The U.S. Supreme Court’s holding in its 2007 decision, Massachusetts, et al. v. EPA, that carbon dioxide may be regulated as an “air pollutant” under the CAA, could result in future regulation of carbon dioxide emissions from stationary sources, even if Congress does not adopt new legislation specifically addressing emissions of such GHGs. As a result of the Supreme Court decision, the EPA has promulgated federal GHG regulations and emissions limits under the CAA. On December 15, 2009, the EPA published its findings that emissions of carbon dioxide, methane and other GHGs present an endangerment to public health and the environment because emissions of such GHGs are, according to the EPA, contributing to warming of the earth’s atmosphere and other climatic changes. These findings by the EPA allow the agency to proceed with the adoption and implementation of regulations that would restrict emissions of GHGs under existing provisions of the CAA. The EPA’s action may affect the outcome of other climate change lawsuits pending in U.S. federal courts in a manner unfavorable to our industry. The EPA has proposed and finalized a number of rules requiring a number of industry sectors to track and report, and, in some cases, control GHG emissions. The EPA’s Mandatory Reporting of Greenhouse Gases Rule was published in October 2009. This rule requires large sources and suppliers in the U.S. to track and report GHG emissions. The EPA has proposed an oil and natural gas industry GHG reporting rule that would require the entity holding the state permit allowing oil and natural gas E&P to track and report various GHG emissions from their operations. Emissions from equipment operated by hydraulic fracturing service companies do not appear to fall within the scope of the proposed rule. Exact requirements will not be known until the rule is finalized and implemented. In June 2010, the EPA’s Greenhouse Gas Tailoring Rule became effective. For this rule to apply initially, the source must already be subject to the CAA New Source Review/Prevention of Significant Deterioration program or Title V permit program. We are not subject to either CAA program. In January 2011, rules coordinated by the EPA and the National Highway Traffic Safety Administration to regulate GHG emissions from heavy-duty engines and vehicles, and light-duty vehicles became effective. However, the rules do not require immediate reductions in GHG emission. In addition, as discussed above, the EPA recently proposed regulations imposing air emissions requirements on certain oil and gas operations, including aspects of hydraulic fracturing.

The U.S. House of Representatives passed the American Clean Energy and Security Act on June 26, 2009, which would, among other things, establish a cap-and-trade system to regulate GHG emissions. The full Senate, however, appears unlikely to consider or pass any climate change measures in the current term. Even without federal legislation of GHG emissions, U.S. regions and states may pursue the issue either directly or indirectly. Restrictions on emissions of methane or carbon dioxide that may be imposed in various states could adversely affect the oil and natural gas industry and, therefore, could reduce the demand for our products and services.

In addition, more than one-half of the states have already taken legal measures to reduce emissions of GHGs, primarily through the planned development of GHG emission inventories and/or regional GHG cap and trade programs. Most of these cap and trade programs work by requiring major sources of emissions, such as electric power plants, or major producers of fuels such as refineries and gas processing plants, to acquire and surrender emission allowances. The number of allowances available for purchase is reduced each year in an effort to achieve the overall GHG emission reduction goal. A number of states also have formed or are forming consortia to collectively regulate GHG emissions. One such consortia involves nine northeastern states, which have formed an interstate compact under the title Regional Greenhouse Gas Initiative, and have already adopted limitations on GHGs, including carbon dioxide, from electrical generating facilities. It is possible that similar limitations could be adopted for the oil and natural gas E&P industry.

Although it is not possible at this time to predict how legislation or new regulations that may be adopted to address GHG emissions would impact our business, any such future laws and regulations could result in increased compliance costs or additional operating restrictions for us and our customers, and could have a material adverse effect on our business or demand for our services. The adoption of legislation or regulatory programs to reduce emissions of GHGs could require us to incur increased operating costs, such as costs to purchase and operate emissions control systems, to acquire emissions allowances or comply with new regulatory or reporting requirements. Any such legislation or regulatory programs could also increase the cost of consuming, and thereby reduce demand for, the oil and natural gas our customers produce. Consequently, legislation and regulatory programs to reduce emissions of GHGs could have an adverse effect on our business, financial condition and results of operations.

The effects of climate change or severe weather could adversely affect our operations.

Changes in climate due to global warming trends could adversely affect the Company’s operations by limiting or increasing the costs associated with equipment or product supplies. In addition, coastal flooding and adverse weather conditions such as increased frequency and/or severity of hurricanes could impair the Company’s ability to operate in affected regions of the country. Oil and natural gas operations of our customers located in Louisiana and parts of Texas may be adversely affected by hurricanes and tropical storms, resulting in reduced demand for our services. Repercussions of severe weather conditions may include: curtailment of services; weather-related damage to facilities and equipment, resulting in suspension of operations; inability to deliver equipment, personnel and products to job sites in accordance with contract schedules; and loss of productivity. These constraints could delay our operations and materially increase our operating and capital costs. Unusually warm winters also adversely affect the demand for our services by decreasing the demand for natural gas.

A terrorist attack or armed conflict could harm our business.

Terrorist activities, anti-terrorist efforts and other armed conflicts involving the United States or other countries may adversely affect the United States and global economies and could prevent us from meeting our financial and other obligations. If any of these events occur, the resulting political instability and societal disruption could reduce overall demand for oil and natural gas, potentially putting downward pressure on demand for our services and causing a reduction in our revenues. Oil-and natural gas-related facilities could be direct targets of terrorist attacks, and our operations could be adversely impacted if infrastructure integral to our customers’ operations is destroyed or damaged. Costs for insurance and other security may increase as a result of these threats, and some insurance coverage may become more difficult to obtain, if available at all.

Failure to establish and maintain effective internal control over financial reporting could have a material adverse effect on our business and operating results.

As a privately held company, we are not currently required to comply with Sections 302 and 404 of the Sarbanes-Oxley Act of 2002, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. To comply with the requirements of being a public company, we will need to upgrade our systems, including information technology, implement additional financial and management controls, reporting systems and procedures, and hire additional accounting, finance and legal staff. Implementing these requirements may occupy a significant amount of time of our Board and management and significantly increase our costs and expenses.

Moreover, our efforts to develop and maintain our internal controls may not be successful, and we may be unable to maintain effective controls over our financial processes and reporting in the future and comply with the certification and reporting obligations under Sections 302 and 404 of the Sarbanes-Oxley Act of 2002. Any failure to maintain effective controls, or any difficulties encountered in our implementation or improvement of our internal controls over financial reporting, could result in material misstatements that are not prevented or detected on a timely basis, which could potentially subject us to sanctions or investigations by the SEC or other regulatory authorities. On August 1, 2011, KPMG LLP, our independent external auditor, issued a letter to us in which they identified certain deficiencies in our internal controls. Specifically, KPMG determined that the lack of segregation of duties as it relates to the preparation, review and recording of journal entries, the lack of a formalized process related to year-end external reporting to ensure timely and accurate preparation of financial statements and notes, and the lack of a sufficiently equipped accounting and financial reporting function to evaluate and apply certain technical areas of GAAP to complex transactions, each constituted significant deficiencies, which, in the aggregate, they considered to be a material weakness in our internal control over financial reporting. In response to this letter and consistent with ongoing efforts to implement internal controls, our management team developed a remediation plan to address the identified control deficiencies and strengthen our internal control over financial reporting. The remediation plan included hiring a new accounting department head, segregating duties relating to the preparation, review and recording of journal entries and formalizing our external financial reporting procedures. However, additional deficiencies and weaknesses may be identified. Ineffective internal controls could lead to material weaknesses in the future and cause investors to lose confidence in our reported financial information.

Risks Related to our Indebtedness

Despite our current significant level of indebtedness, we and our subsidiaries may still be able to incur additional amounts of debt, which could further exacerbate the risks associated with our indebtedness.

On December 28, 2011, we entered into the Credit Agreement with JPMorgan, an affiliate of one of the proposed underwriters of the Proposed Initial Public Offering, and we may be able to incur substantial additional indebtedness in the future. Although the Credit Agreement and the indenture governing the notes contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, and under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. If new debt is added to our existing debt levels, the related risks that we now face would intensify. In addition, the Credit Agreement and the indenture governing the notes do not prevent us from incurring obligations that do not constitute indebtedness under those agreements.

We may not be able to generate sufficient cash flow to meet our debt service obligations.

Our ability to make scheduled payments on our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. Our two existing contracts have initial terms that expire prior to the maturity of the notes and we cannot assure you that we will be able to successfully renew or replace these contracts. If we cannot renew or replace these contracts, we may not be able to generate sufficient revenues to enable us to pay our indebtedness, including the notes, and we may be unable to deploy assets in a manner sufficient to service our indebtedness. We cannot assure you that our business will generate sufficient cash flow from operations to service our outstanding indebtedness, or that future borrowings will be available to us under future indebtedness in an amount sufficient to enable us to pay our indebtedness or to fund our other capital needs. If our business does not generate sufficient cash flow from operations to service our outstanding indebtedness, we may have to undertake alternative financing plans, such as:

•	refinancing or restructuring our debt;

•	selling assets; or

•	seeking to raise additional capital.

However, we cannot assure you that we would be able to implement alternative financing plans, if necessary, on commercially reasonable terms or at all, or that implementing any such alternative financing plans would allow us to meet our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, including our obligations under the notes, or to obtain alternative financings, could materially and adversely affect our business, financial condition, results of operations and prospects.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under any future indebtedness, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could make us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flows and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, including the Credit Agreement governing our permitted first lien indebtedness, we could be in default under the terms of the Credit Agreement and other agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed under such agreements to be due and payable, together with accrued and unpaid interest, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek to obtain waivers from JPMorgan or the lenders under other debt that we may incur in the future to avoid being in default. If we breach our covenants under the Credit Agreement or other debt and seek a waiver, we may not be able to obtain a waiver from JPMorgan or the other lenders. If this occurs, we would be in default under the Credit Agreement or other debt, JPMorgan or the other lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. If we are unable to repay debt, lenders having secured obligations, such as JPMorgan and holders of the notes, could proceed against the collateral securing the debt. Because the Credit Agreement and the indenture governing the notes have customary cross-default provisions, if the indebtedness under the notes or under the Credit Agreement or any of our other debt is accelerated, we may be unable to repay or finance the amounts due. See “Description of Other Indebtedness—JPMorgan Credit Agreement” and “Description of Notes.”

The covenants in the indenture governing the notes, in the Credit Agreement and in any future indebtedness that we may incur could negatively impact our financial condition, results of operations and business prospects and prevent us from fulfilling our obligations under the notes, the Credit Agreement and any such future indebtedness.

The covenants contained in the indenture governing the notes, the covenants in the Credit Agreement and in any agreements governing future indebtedness that we may incur could have important consequences for our operations, including:

•	making it more difficult for us to satisfy our obligations under the notes, the Credit Agreement or any such other indebtedness and increasing the risk that we may default on our debt obligations;

•

requiring us to dedicate a substantial portion of our cash flow from operations to required payments on indebtedness, thereby reducing the availability of cash flow for working capital, capital expenditures and other general business activities;

•	limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and general corporate and other activities;

•

limiting management’s discretion in operating our business, including, but not limited to, restrictions on (i) the transfer or sale of assets or use of asset sale proceeds, (ii) transactions with affiliates, (iii) paying certain dividends, distributions, redemptions or other restricted payments, and (iv) making loans and investments;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	detracting from our ability to withstand successfully a downturn in our business or the economy generally;

•	placing us at a competitive disadvantage against less leveraged competitors; and

•	making us vulnerable to increases in interest rates, because our indebtedness may vary with prevailing interest rates.

The Credit Agreement requires, and we anticipate that any future indebtedness will require, us to meet certain financial ratios and minimum availability levels. We may not be able to maintain these ratios and levels, and if we fail to be in compliance with these tests, we may not be able to borrow the full amount available under the Credit Agreement and any future indebtedness, which could make it difficult for us to operate our business.

We may be required to repay all or a portion of our debt on an accelerated basis in certain circumstances. All outstanding notes and indebtedness under the Credit Agreement will immediately become due and payable if the Company or any of its significant subsidiaries voluntarily commences a case in bankruptcy, consents to an involuntary case of bankruptcy, consents to the appointment of a custodian, makes a general assignment for the benefit of creditors, or generally does not pay debts as they become due. Holders of 25% or more of the notes can direct the trustee to accelerate the maturity of the notes upon any other event of default. If we fail to comply with the covenants and other restrictions in the Credit Agreement, in the indenture governing the notes, in the Credit Agreement or in any other agreement governing future indebtedness, it could lead to an event of default and the subsequent acceleration of our obligation to repay outstanding debt. Our ability to comply with these covenants and other restrictions may be affected by events beyond our control, including prevailing economic and financial conditions.

The restrictions in the indenture governing the notes and in the Credit Agreement may prevent us from taking actions that we believe would be in the best interest of our business, and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. We also may incur other future debt obligations that might subject us to additional restrictive covenants that could affect our financial and operational flexibility. We cannot assure you that we will be granted waivers or amendments to these agreements if for any reason we are unable to comply with these agreements, or that we will be able to refinance our debt on terms acceptable to us, or at all. The breach of any of these covenants and restrictions could result in a default under the indenture governing the notes, under the Credit Agreement or under our future indebtedness. An event of default under our debt agreements would permit some of our lenders to declare all amounts borrowed from them to be due and payable.

The liens on the collateral securing the notes are junior and subordinate to the liens on the collateral securing our obligations under the Credit Agreement. If there is a default, the value of the collateral may not be sufficient to repay both JPMorgan under the Credit Agreement and the holders of the notes.

The rights of the holders of the notes with respect to the collateral securing the notes will be limited pursuant to the terms of the indenture governing the notes, the terms of the security documents relating to the notes, and the terms of an intercreditor agreement dated as of December 28, 2011 entered into in connection with the Credit Agreement, and will be junior and subordinate to the liens on that collateral securing our obligations under the Credit Agreement. The holders of the notes have a second-priority lien, subject to certain permitted liens and encumbrances described in the indenture governing the notes, on all of the collateral that secures the obligations under the Credit Agreement. The second priority liens securing the notes may also secure additional notes on an equal and ratable basis. Accordingly, any proceeds received upon a realization of the collateral securing the notes will be applied first to amounts due under the Credit Agreement and other permitted first lien indebtedness before any amounts will be available to pay the holders of the notes.

The notes will be secured only to the extent of the value of the assets having been granted as security for the notes, which may not be sufficient to satisfy our obligations under the notes.

No appraisals of any of the collateral have been prepared by us or on behalf of us in connection with this prospectus. The fair market value of the collateral is subject to fluctuations based on factors that include, among others, our ability to implement our business strategy, the ability to sell the collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. In addition, courts could limit recovery if they apply non-New York law to a proceeding and deem a portion of the interest claim usurious in violation of public policy. The amount to be received upon the sale of any collateral would be dependent on numerous factors, including, but not limited to the actual fair market value of the collateral at such time, general market and economic conditions and the timing and the manner of the sale.

To the extent that the claims of the holders of the notes exceed the value of the assets securing those notes and other liabilities, those claims will rank equally with the claims of the holders of any outstanding senior unsecured indebtedness. As a result, if the value of the assets pledged as security for the notes and other liabilities is less than the value of the claims of the holders of the notes and other liabilities, those claims may not be satisfied in full before the claims of our unsecured creditors are paid.

The rights of holders of the notes with respect to the collateral are substantially limited by the terms of the intercreditor agreement.

We have entered into an intercreditor agreement with the collateral agent for the notes and JPMorgan under the terms of the Credit Agreement. Under the terms of the intercreditor agreement, the holders of the first priority claims control substantially all matters related to the collateral that secures the first priority claims and the notes, with certain exceptions; the holders of first priority claims may foreclose on or take other actions with respect to such collateral with which holders of the notes may disagree or that may be contrary to the interests of holders of the notes; to the extent such collateral is released from securing first priority claims to satisfy such claims, the liens securing the notes will also automatically be released without any further action by the trustee, collateral agent or the holders of the notes, with certain exceptions; and the holders of the notes will agree to waive certain of their rights in connection with a bankruptcy or insolvency proceeding involving us or any guarantor of the notes. The intercreditor agreement provides that, at any time that obligations that have the benefit of the first-

priority liens on the collateral are outstanding, the collateral agent for the notes may not assert any right of marshalling that may be available under applicable law with respect to the collateral. Without this waiver of the right of marshalling, holders of indebtedness secured by first-priority liens in the collateral would likely be required to liquidate collateral on which the notes did not have a lien, if any, prior to liquidating the collateral securing the notes, thereby maximizing the proceeds of the collateral that would be available to repay obligations under the notes. As a result of this waiver, the proceeds of sales of the collateral securing the notes could be applied to repay any indebtedness secured by first-priority liens in such collateral before applying proceeds of other collateral securing indebtedness, and the holders of notes may recover less than they would have if such proceeds were applied in the order most favorable to the holders of the notes. See “Description of Notes—Intercreditor Agreement.”

The intercreditor agreement precludes the holders of the notes from initiating any insolvency proceeding, including initiating an involuntary proceeding under the U.S. federal bankruptcy laws. If, in the event of any insolvency or liquidation proceeding, JPMorgan desires to permit the use of cash collateral or to permit certain debtor-in-possession (“DIP”) financing, the collateral agent for the notes will, subject to certain exceptions, not be permitted to raise any objection to such cash collateral use or DIP financing. The intercreditor agreement limits the right of the collateral agent for the notes to seek relief from the “automatic stay” in an insolvency proceeding or to seek or accept “adequate protection” from a bankruptcy court even though such holders’ rights with respect to the collateral are being affected.

Sales of assets by us or the guarantors could reduce the pool of assets securing the guarantees.

The security documents relating to the notes allow us and the guarantors to remain in possession of, retain exclusive control over, freely operate and collect and invest and dispose of any income from, the collateral securing the notes. To the extent we sell any assets that constitute such collateral, the proceeds from such sale will be subject to the liens securing the notes only to the extent such proceeds would otherwise constitute “collateral” securing the notes and the subsidiary guarantees under the security documents, and will also be subject to the security interest of creditors other than the holders of the notes, some of which may be senior or prior to the second-priority liens held by the holders of the notes, such as JPMorgan under the Credit Agreement, which has a first-priority lien in such collateral. To the extent the proceeds from any such sale of collateral do not constitute “collateral” under the security documents, the pool of assets securing the guarantees would be reduced and the guarantees would not be secured by such proceeds.

There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes and the subsidiary guarantees will be released automatically, without your consent or the consent of the collateral agent for the notes, and you may not realize any payment upon disposition of such collateral.

Under various circumstances, the liens on all or a portion of the collateral securing the notes may be automatically released, including:

•

to enable the sale, transfer or other disposal of such collateral in a transaction not prohibited under the indenture governing the notes, including the sale of any entity in its entirety that owns or holds such collateral;

•	with respect to collateral held by a guarantor, upon the release of such guarantor from its guarantee; and

•	to the extent such collateral is disposed of in a manner permitted by the Credit Agreement.

In addition, the guarantee of a guarantor will be released in connection with a sale of such guarantor in a transaction not prohibited by the indenture. Also, in certain instances after the disposition of assets or the ownership interest of a guarantor such assets and such guarantor will be released if the first lien holders of first priority claims have also released their liens. Finally, the liens on the collateral securing the notes may be released with consent of holders of a majority of the principal amount of outstanding notes. Under the terms of the Credit Agreement, upon certain sales of the assets that comprise the collateral, we may be required to repay amounts outstanding thereunder prior to repayment of any other indebtedness, including the notes, with the proceeds of such collateral disposition.

The indenture permits certain additional notes that are permitted to be issued under the debt incurrence covenant to be secured by an equal and ratable lien on the collateral. The value of your rights to the collateral would be ratably reduced by any increase in the indebtedness secured by the collateral.

We may be permitted to issue additional notes under the indenture secured by liens on the collateral. The value of your rights to the collateral would be ratably reduced by any increase in the indebtedness secured by the collateral. The value of the collateral and the amount to be received upon a sale of such collateral will depend upon many factors including, among others, the condition of the collateral and the oil and natural gas development and exploration industry; the ability to sell the collateral in an orderly sale; the condition of the international, national and local economies; and the availability of buyers and similar factors. No appraisal has been obtained in respect of the collateral in connection with the offering of the notes and you should not rely upon the book value of the collateral as a measure of realizable value for such assets. By their nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In addition, a significant portion of the collateral includes assets that may only be usable, and thus retain value, as part of our existing operating businesses.

Accordingly, any such sale of the collateral separate from the sale of certain operating businesses may not be feasible or of significant value. To the extent that holders of other secured indebtedness or other third parties hold liens (including statutory liens), whether or not permitted by the indenture governing the notes, such holders or other third parties may have rights and remedies with respect to the collateral securing the notes that, if exercised, could reduce the proceeds available to satisfy the obligations under the notes.

Under certain circumstances a court could cancel the notes and the security interests that secure the notes under fraudulent conveyance laws.

Our issuance of the notes, the issuance of the guarantees and the liens that secure the notes and the guarantees may be subject to review under federal or state fraudulent transfer law. If we become a debtor in a case under the U.S. Bankruptcy Code or encounter other financial difficulty, a court might avoid (that is, cancel) our obligations under the notes and/or the liens. The court might do so if it found that when we issued the notes, (i) we received less than reasonably equivalent value or fair consideration and (ii) we either (a) were rendered insolvent, (b) were left with inadequate capital to conduct our business or (c) believed or reasonably should have believed that we would incur debts beyond our ability to pay. The court could also avoid the notes and/or the liens securing the notes without regard to factors (i) and (ii), if it found that the notes were issued with actual intent to hinder, delay or defraud our creditors.

Similarly, if, in the future, one of the guarantors becomes a debtor in a case under the U.S. Bankruptcy Code or encounters other financial difficulty, a court might cancel its guarantee if it finds that when such guarantor issued its guarantee (or in some jurisdictions, when payments became due under the guarantee), factors (i) and (ii) above applied to such guarantor, such guarantor was a defendant in an action for money damages or had a judgment for money damages docketed against it (if, in either case, after final judgment the judgment is unsatisfied), or if it found that such guarantor issued its guarantee with actual intent to hinder, delay or defraud its creditors.

In addition, a court could avoid any payment by us or any guarantor pursuant to the notes or a guarantee or any realization on the pledge of assets securing the notes or the guarantees, and require the return of any payment or the return of any realized value to us or such guarantor, as the case may be, or to a fund for the benefit of the creditors of us or the guarantor. In addition, under the circumstances described above, a court could subordinate rather than avoid obligations under the notes, the guarantees or the pledges. If the court were to avoid any guarantee, we cannot assure you that funds would be available to pay the notes from another guarantor or from any other source.

The test for determining solvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. In general, a court would consider an entity insolvent either if the sum of its existing debts exceeds the fair value of all of its property, or its assets’ present fair saleable value is less than the amount required to pay the probable liability on its existing debts as they become due. For this analysis, “debts” includes contingent and unliquidated debts.

The indenture governing the notes limits the liability of each guarantor on its guarantee to the maximum amount that such guarantor can incur without risk that its guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect such guarantees and/or security arrangements from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees and/or security arrangements would suffice, if necessary, to pay the notes in full when due. In a recent Florida bankruptcy case, this kind of provision was found to be unenforceable and, as a result, the subsidiary guarantees in that case were found to be fraudulent conveyances. We do not know if that case will be followed if there is litigation on this point under the indenture. However, if it is followed, the risk that the guarantees will be found to be fraudulent conveyances will be significantly increased.

If a court avoided our obligations under the notes and/or security arrangements and the obligations of all of the guarantors under their guarantees and/or security arrangements, you would cease to be our creditor or creditor of the guarantors and likely have no source from which to recover amounts due under the notes. Even if any guarantee and/or security arrangement of a guarantor is not avoided as a fraudulent transfer, a court may subordinate the guarantee and/or security arrangements to that guarantor’s other debt. In that event, the guarantees would be structurally subordinated to all of that guarantor’s other debt.

Rights of holders of the notes in the collateral may be adversely affected by bankruptcy proceedings.

The right of the collateral agent for the notes to repossess and dispose of the collateral securing the notes and the guarantees upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us or our domestic restricted subsidiaries that provide security for the notes or guarantees prior to, or possibly even after, the collateral agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent for the notes, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Applicable legislation in other jurisdictions may impose similar approval requirements in relation to debtors in foreign proceedings. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments; provided, that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case.

In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes or any guarantees could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

In the event of our bankruptcy, holders of the notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the notes exceed the fair market value of the collateral securing the notes.

In any bankruptcy proceeding with respect to us or any of the guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the collateral with respect to the notes on the date of the bankruptcy filing was less than the then current principal amount of the notes. Upon a finding by the bankruptcy court that the notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. In such event, the secured claims of the holders of the notes would be limited to the value of the collateral.

Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the holders of the notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the notes to receive other “adequate protection” under federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at the time of such a finding of undercollateralization, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the notes.

Any future pledge of collateral might be avoidable by a trustee in bankruptcy.

Any future pledge of, or security interest or lien granted on, collateral in favor of the collateral agent might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

The value of the collateral securing the notes and the guarantees may not be sufficient to secure post-petition interest.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us or any of the guarantors, holders of the notes will only be entitled to post-petition interest under the U.S. Bankruptcy Code to the extent that the value of their security interest in the collateral securing the notes and the guarantees is greater than their pre-bankruptcy claim. Holders of the notes that have a security interest in collateral with a value equal or less than their prebankruptcy claim will not be entitled to post-petition interest under the U.S. Bankruptcy Code. No appraisal of the fair market value of the collateral has been prepared as of the date of this prospectus and therefore the value of the holders’ interest in the collateral may not equal or exceed the principal amount of the notes.

The notes could be wholly or partially voided as a preferential transfer.

If we become the subject of a bankruptcy proceeding with respect to any insiders specified in bankruptcy law who are holders of the notes, within one year after we issue the notes, and the court determines that we were insolvent at the time of the closing (under the preference laws, we would be presumed to have been insolvent on and during the 90 days immediately preceding the date of filing of any bankruptcy petition), the court could find that the incurrence of the obligations under the notes involved a preferential transfer. In addition, to the extent that certain of our collateral is not perfected until after closing, such 90-day preferential transfer period would begin on the date of perfection. If the court determined that the granting of the security interest was therefore a preferential transfer, which did not qualify for any defense under bankruptcy law, then holders of the notes would be unsecured creditors with claims that ranked pari passu with all other unsecured creditors of the applicable obligor, including trade creditors. In addition, under such circumstances, the value of any consideration holders received pursuant to the notes, including upon foreclosure of the collateral securing the notes and the guarantees, could also be subject to recovery from such holders and possibly from subsequent assignees, or such holders might be returned to the same position they held as holders of the notes.

Rights of holders of the notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

The collateral securing the notes and the guarantees includes substantially all of our and the guarantors’ tangible and intangible assets that secure our indebtedness under the Credit Agreement, whether now owned or acquired or arising in the future. If additional subsidiaries are formed or acquired that are required to guarantee the notes pursuant to the terms of the indenture, additional financing statements or their foreign equivalents would be required to be filed to perfect the security interest in the assets of such subsidiaries. Depending on the types of assets constituting after-acquired collateral, additional action may be required to be taken by the collateral agent for the notes, JPMorgan or the collateral agent for any other future permitted first lien indebtedness, to perfect the security interest in such assets, such as the delivery of physical collateral, the execution of account control agreements or the execution and recordation of mortgages or deeds of trust. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the indenture trustee, JPMorgan or the collateral agent for any future permitted first lien indebtedness, will monitor, or that we will inform the indenture trustee, JPMorgan or any such collateral agent for any other future permitted first lien indebtedness, of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the notes, JPMorgan and any such collateral agent for any other future permitted first lien indebtedness have no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interests therein. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the notes and the guarantees against third parties.

The collateral is subject to casualty risks.

We maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the pledged collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the notes and the subsidiary guarantees. Moreover, the collateral agent may need to evaluate the impact of potential liabilities before determining to foreclose, to the extent it may do so under the security documents related to the notes, on collateral consisting of real property because owners and operators of real property may in some circumstances be held liable under environmental laws for the costs of remediating or preventing the release or threatened release of hazardous substances at such real property. Consequently, the collateral agent may decline to foreclose on such collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the holders of the notes.

We are permitted to create unrestricted subsidiaries, which will not be subject to any of the covenants in the indenture, and we may not be able to rely on the cash flow or assets of those unrestricted subsidiaries to pay our indebtedness.

Unrestricted subsidiaries will not be subject to the covenants under the indenture governing the notes, and their assets will not be available as security for the notes. Unrestricted subsidiaries may enter into financing arrangements that limit their ability to make loans or other payments to fund payments in respect of the notes. Accordingly, we may not be able to rely on the cash flow or assets of unrestricted subsidiaries to pay any of our indebtedness, including the notes. As of this exchange offer, we do not have any unrestricted subsidiaries.

The notes will not be guaranteed, and the notes and the guarantees of the notes will not be secured, by our future foreign subsidiaries.

The notes will not be guaranteed by, and the notes and the guarantees of the notes will not be secured by, any assets of any foreign subsidiary we may form or acquire in the future. The guarantors of the notes include only domestic subsidiaries. In addition, although the notes and the guarantees of the notes will be secured by a pledge of 65% of the voting stock of any such foreign subsidiary that is directly owned by us and/or any of our subsidiary guarantors, the notes and the guarantees of the notes will not be secured by the remaining voting stock of such foreign subsidiary. The notes will be structurally subordinated to all indebtedness and other obligations, including trade payables, of our non-guarantor subsidiaries. The effect of this subordination is that, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding involving a non-guarantor subsidiary, the assets of that subsidiary cannot be used to pay holders of the notes until all other claims against that subsidiary, including trade payables, have been fully paid.

We intend to operate as a holding company and will depend upon the earnings of our subsidiaries to make payments on the notes.

We intend to operate as a holding company and to conduct all of our operations through our subsidiaries. All of our operating income is expected to be generated by our operating subsidiaries. We will need to rely on dividends and other advances and transfers of funds from our subsidiaries, and earnings from our investments in cash and marketable securities, to provide the funds necessary to meet our debt service obligations, including payment of principal and interest on the notes. Although we are the sole stockholder, directly or indirectly, of each of our operating subsidiaries and therefore able to control their respective declarations of dividends, applicable laws may prevent our operating subsidiaries from being able to pay such dividends. In addition, such payments may be restricted by claims against our subsidiaries by their creditors, such as suppliers, vendors, lessors and employees, and by any applicable bankruptcy, reorganization, or similar laws applicable to our operating subsidiaries. The availability of funds, and therefore the ability of our operating subsidiaries to pay dividends or make other payments or advances to us, will depend upon their operating results.

We may not be able to repurchase the notes upon a change of control or certain asset sales.

Upon the occurrence of certain change of control events and certain asset sales, we would be required to offer to repurchase all or any part of the notes then outstanding for cash at 101% of the principal amount thereof. The source of funds for any repurchase required as a result of any such change of control or asset sale will be our available cash or cash generated from our operations or other sources, including:

•	sales of assets; or

•	sales of unregistered equity, if possible at acceptable terms.

We cannot assure you that sufficient funds would be available at the time of any such change of control or asset sale to repurchase your notes. Additionally, our failure to repurchase the notes would be an event of default under the Credit Agreement that would permit JPMorgan to accelerate the debt outstanding under such facility or require us to offer to repay all of the debt outstanding under such facility. Finally, using available cash to fund the potential consequences of a change of control or asset sale may impair our ability to obtain additional financing in the future, which could negatively impact our ability to conduct our business operations.

The terms “change of control” and “asset sale” are limited to certain specified transactions and may not include other events that might adversely affect our financial condition. Our obligation to repurchase the notes upon a change of control or asset sale would not necessarily afford holders of notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction.

We will incur increased costs as a result of being a public reporting company.

Pursuant to the terms of the indenture we are required to comply with new laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act of 2002 and related regulations of the SEC with which we are not required to comply as a private company. Following the effectiveness of the registration statement of which this prospectus forms a part, we will be a public company and will be required to comply with such new laws, regulations and requirements. We have not yet implemented all of the corporate governance practices that are typical of public companies. Complying with these laws, regulations and requirements will occupy a significant amount of time of our Board and management and will significantly increase our costs and expenses. Among other things, we will need to:

•	institute a more comprehensive compliance function;

•	design, establish, evaluate and maintain a system of internal control over financial reporting in compliance with rules and regulations of the SEC;

•	prepare and distribute current, periodic and annual public reports in compliance with our federal securities law obligations;

•	establish new internal policies, such as those relating to public communications and disclosure controls and procedures;

•	develop and implement new corporate governance policies, procedures and practices;

•	involve and retain to a greater degree outside counsel and accountants in the above activities; and

•	establish an investor relations function.

In addition, we also expect that becoming a public company will require us to accept less director and officer liability insurance coverage than we desire or to incur substantial costs to obtain similar levels of coverage. These factors could also make it more difficult for us to attract and retain qualified directors and executive officers.

Corporate benefit laws and other limitations on guarantees of the notes may adversely affect the validity and enforceability of such guarantees.

Each guarantee of the notes by a guarantor provides the holders of the notes with a claim against the assets of such guarantor. Each guarantee and the amount recoverable under the guarantee, however, will be limited to the maximum amount that can be guaranteed by a particular guarantor without rendering the guarantee, as it relates to that guarantor, voidable or otherwise ineffective under applicable law. In addition, enforcement of any guarantee against the guarantor will be subject to certain defenses available to guarantors generally. These laws and defenses include those that relate to fraudulent conveyance or transfer, voidable preference, corporate purpose or benefit, preservation of share capital, thin capitalization and regulations or defenses affecting the rights of creditors generally. If one or more of these laws and defenses are applicable, a guarantor may have no liability or decreased liability under its guarantee.

We may be required to purchase the WSB Business at a price greater than the fair value of its assets.

Pursuant to the terms of the Lease Purchase Agreement with entities controlled by our Chairman and Chief Executive Officer, if a Change of Control (as defined therein) occurs prior to the expiration of the term of the Lease Purchase Agreement, the Company is obligated, subject to the prior satisfaction of the Company’s obligations to the holders of the notes upon such Change of Control, and subject to the affiliated transactions covenant in the indenture governing the notes, to purchase the WSB Business. See “Business—Recent Developments—WSB Lease Purchase Agreement” beginning on page 110. The purchase of such assets may not be accretive to earnings. If such purchase price exceeds the fair value of the assets of the WSB Business, we may be required to record such excess as goodwill, which is not amortized over time, but rather is subject to periodic impairment tests if conditions indicate impairment may have occurred.

THE EXCHANGE OFFER

General

We are offering to exchange up to $173,102,711 in aggregate principal amount of Exchange Notes for the same aggregate principal amount of Original Notes, properly tendered and not validly withdrawn before the expiration date. Unlike the Original Notes, the Exchange Notes will be registered under the Securities Act. We are making this exchange offer for all of the Original Notes. Your participation in this exchange offer is voluntary, and you should carefully consider whether to accept this offer.

On the date of this prospectus, $173,102,711 in aggregate principal amount of Original Notes are outstanding. Our obligations to accept Original Notes for notes pursuant to this exchange offer are limited by the conditions listed below under “—Conditions to the Exchange Offer.” We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose of the Exchange Offer

On March 3, 2011, we issued and sold $115 million in aggregate principal amount of Original Notes in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers for the Original Notes were institutional “accredited investors” within the meaning of Rule 501(a)(1), (2), (3), (4) or (7) of Regulation D under the Securities Act and persons outside of the United States in compliance with Regulation S under the Securities Act. The first interest payment on the $115 million of Original Notes issued on March 3, 2011, an amount equal to $8,102,711, which was due on September 1, 2011, was capitalized and added to the principal amount of the Original Notes pursuant to the terms of the Original Notes. On September 29, 2011, we issued and sold an additional $ 50 million in aggregate principal amount of additional Original Notes. The additional $50 million of Original Notes were offered only to qualified institutional buyers as defined under Rule 144A under the Securities Act and persons outside the United States in compliance with Regulation S under the Securities Act.

Because the above-described transactions were exempt from registration under the Securities Act, a holder may reoffer, resell or otherwise transfer Original Notes only if the Original Notes are registered under the Securities Act or if an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

In connection with the issuance of the Original Notes, we entered into the registration rights agreement. We are offering the Exchange Notes as described in this prospectus in an exchange offer for the Original Notes to satisfy our obligations under the registration rights agreement. See “Description of Notes—Registration Rights.”

Holders of Original Notes who do not tender their Original Notes or whose Original Notes are tendered but not accepted will have to rely on an applicable exemption from the registration requirements under the Securities Act and applicable state securities laws in order to resell or otherwise transfer their Original Notes.

Each broker-dealer that will be the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of Exchange Notes or that will receive Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus (or, to the extent permitted by law, make available a prospectus) in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

The Exchange Notes will be issued in a like principal amount and will be identical in all material respects to the Original Notes, except that the Exchange Notes will be registered under the Securities Act, will be issued without a restrictive legend, will bear different CUSIP numbers than the Original Notes and will not be entitled to the rights of the Original Notes under the registration rights agreement, including additional interest. Consequently, subject to certain exceptions, the Exchange Notes, unlike the Original Notes, may be resold by a holder without any restrictions on their transfer under the Securities Act, except as noted above in the case of a holder that is a broker-dealer.

Resale of Exchange Notes

Based on existing interpretations of the Securities Act by the Staff set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the Exchange Notes issued pursuant to this exchange offer may be offered for resale, resold and transferred by the holders thereof without further compliance with the registration and prospectus delivery requirements of the Securities Act. However, any holder of Original Notes who is an affiliate of ours or who intends to participate in this exchange offer for the purpose of distributing the Exchange Notes, or any participating broker-dealer who purchased Original Notes from us or one of our affiliates to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

•	will not be able to rely on the interpretations of the Staff set forth in the above-mentioned no-action letters;

•	will not be able to tender its Original Notes in this exchange offer; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Original Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

We do not intend to seek our own no-action letter, and there is no assurance that the Staff would make a similar determination with respect to the Exchange Notes as it has in such no-action letters to third parties. The information described above concerning interpretations of and positions taken by the Staff is not intended to constitute legal advice, and holders should consult their own legal advisors with respect to these matters.

Each holder of Original Notes, other than certain specified holders, who wishes to exchange Original Notes for Exchange Notes pursuant to this exchange offer will be required to represent that:

•

it is not our affiliate (as defined in Rule 405 under the Securities Act) or, if it is our affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable to it;

•	if it is not a broker-dealer, that it is not engaged in (and does not intend to engage in) the distribution of the Exchange Notes;

•	the Exchange Notes to be received by it will be acquired in the ordinary course of its business; and

•

at the time of the commencement and consummation of this exchange offer, it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes in violation of the provisions of the Securities Act.

In addition, in connection with resales of Exchange Notes, any broker-dealer who acquired Original Notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus (or, to the extent permitted by law, make available a prospectus) meeting the requirements of the Securities Act. The Staff has taken the position that such broker-dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of Exchange Notes acquired in exchange for Original Notes comprising an unsold allotment from the original sale of the Original Notes) with this prospectus. Under the registration rights agreement, we will be required to allow such broker-dealers to use this prospectus, for up to 180 days, subject to certain “black out” periods, following this exchange offer, in connection with the resale of Exchange Notes received in exchange for Original Notes acquired by such broker-dealers for their own account as a result of market-making or other trading activities. See “Plan of Distribution.”

Terms of This Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any Original Notes validly tendered and not withdrawn before expiration of this exchange offer. The date of acceptance for exchange of the Original Notes and completion of this exchange offer is the exchange date, which will be as soon as practicable after the expiration date. The Original Notes may be tendered only in minimum denominations of $2,000 and integral multiples of $1,000. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Original Notes surrendered under this exchange offer. The Exchange Notes will be delivered on the earliest practicable date following the expiration date.

The form and terms of the Exchange Notes will be substantially identical to the form and terms of the related series of Original Notes, except the Exchange Notes:

•	will be registered under the Securities Act;

•	will not bear legends restricting their transfer;

•	will bear different CUSIP numbers than the related series of Original Notes; and

•	will not be entitled to the rights of holders of Original Notes under the registration rights agreement, including additional interest.

The Exchange Notes will evidence the same debt as the Original Notes. The Exchange Notes will be issued under and entitled to the benefits of the indenture, as described below, under which the Original Notes were issued such that the Exchange Notes and the Original Notes will be treated as a single series of senior debt securities under the indenture.

The exchange offer for Original Notes is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange. This prospectus and the accompanying letter of transmittal are being sent to all registered holders of outstanding Original Notes. There will be no fixed record date for determining registered holders of Original Notes entitled to participate in this exchange offer.

We intend to conduct this exchange offer in accordance with the applicable requirements of the registration rights agreement, the Securities Act, the Exchange Act and the related rules and regulations of the SEC. Original Notes that are not exchanged in this exchange offer will:

•	remain outstanding;

•	continue to accrue interest; and

•	be entitled to the rights and benefits their holders have under the indenture relating to the Original Notes and Exchange Notes.

However, any Original Notes that are not exchanged will not be freely tradable because they will continue to be subject to transfer restrictions as unregistered securities. Holders of Original Notes do not have any appraisal or dissenters rights under the indenture in connection with this exchange offer. Except as specified in the registration rights agreement, we are not obligated to, nor do we currently anticipate that we will, register the Original Notes under the Securities Act. See “—Consequences of Failure to Exchange” below.

We will be deemed to have accepted for exchange validly tendered Original Notes when we have given oral (promptly confirmed in writing) or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the holders of Original Notes who surrender them in this exchange offer for the purposes of receiving Exchange Notes from us and delivering Exchange Notes to their holders. The exchange agent will make the exchange as promptly as practicable after the expiration date. We expressly reserve the right to amend or terminate either exchange offer and not to accept for exchange any Original Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offer.”

Holders who tender Original Notes in this exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Original Notes. We will pay all charges and expenses, other than applicable taxes described below, in connection with this exchange offer. It is important that you read “—Solicitation of Tenders; Fees and Expenses” and “—Transfer Taxes” below for more details regarding fees and expenses incurred in this exchange offer.

If any tendered Original Notes are not accepted for exchange for any reason, such Original Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date.

Expiration Date; Extension; Termination; Amendment

The exchange offer for the Original Notes will expire at 5:00 p.m., New York City time, on March 5, 2012, unless we have extended the period of time that the exchange offer is open.

We reserve the right to extend the period of time that the exchange offer is open, and delay acceptance for exchange of the Original Notes, by giving oral (promptly confirmed in writing) or written notice to the exchange agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any extension, all the Original Notes previously tendered will remain subject to the exchange offer unless validly withdrawn.

We also reserve the right, in our sole discretion, subject to applicable law and the terms of the registration rights agreement, to:

•

terminate the exchange offer and not to accept for exchange any Original Notes not previously accepted for exchange upon the occurrence of any of the events specified below under “—Conditions to the Exchange Offer” that have not been waived by us; or

•	amend the terms of the exchange offer for any series in any manner.

If any termination or amendment occurs, we will give oral (promptly confirmed in writing) or written notice to the exchange agent and will either make a public announcement or give oral or written notice to holders of Original Notes as promptly as practicable. Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offer, we will not be obligated to publish, advertise or otherwise communicate any such public announcement, other than by making a timely press release.

Exchange Notes will only be issued after the exchange agent timely receives (i) a properly completed and duly executed letter of transmittal (or facsimile thereof or an agent’s message (as hereinafter defined) in lieu thereof) and (ii) all other required documents. However, we reserve the absolute right to waive any defects or irregularities in the tender or conditions of this exchange offer.

Original Notes submitted for a greater principal amount than the tendering holder desires to exchange will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date.

Procedures For Tendering Original Notes

Valid Tender

Except as set forth below, in order for Original Notes to be validly tendered pursuant to this exchange offer, either (i) (a) a properly completed and duly executed letter of transmittal (or facsimile thereof) or an electronic message agreeing to be bound by the letter of transmittal properly transmitted through DTC’s Automated Tender Offer Program (“ATOP”) for a book-entry transfer, with any required signature guarantees and any other required documents, must be received by the exchange agent at the address or the facsimile number set forth under “—Exchange Agent” on or prior to the expiration date and (b) tendered Original Notes must be received by the exchange agent, or such Original Notes must be tendered pursuant to the procedures for book-entry transfer set forth below and a book-entry confirmation must be received by the exchange agent, in each case on or prior to the expiration date, or (ii) the guaranteed delivery procedures set forth below must be complied with. To receive confirmation of valid tender of Original Notes, a holder should contact the exchange agent at the telephone number listed under “—Exchange Agent.”

If less than all of the Original Notes held by a holder are tendered, a tendering holder should fill in the amount of Original Notes being tendered in the appropriate box on the letter of transmittal. The entire amount of Original Notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

If any letter of transmittal, endorsement, note power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing. Unless waived by us, evidence satisfactory to us of such person’s authority to so act also must be submitted.

Any beneficial owner of Original Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee is urged to contact such entity promptly if such beneficial holder wishes to participate in this exchange offer.

The method of delivering Original Notes, the letter of transmittal and all other required documents is at the option and sole risk of the tendering holder. Delivery will be deemed made only when actually received by the exchange agent. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery and proper insurance should be obtained. No Original Note, letter of transmittal or other required document should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect these transactions for them.

Book-Entry Transfer

The exchange agent has established an account with respect to the Original Notes at DTC for purposes of this exchange offer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may utilize DTC’s ATOP procedures to tender Original Notes. Any participant in DTC may make book-entry delivery of Original Notes by causing DTC to transfer the Original Notes into the exchange agent’s account in accordance with DTC’s ATOP procedures for transfer.

However, the exchange for the Original Notes so tendered will be made only after a book-entry confirmation of such book-entry transfer of Original Notes into the exchange agent’s account and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering Original Notes that are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Signature Guarantees

Certificates for Original Notes need not be endorsed and signature guarantees on a letter of transmittal or a notice of withdrawal, as the case may be, are unnecessary unless (i) a certificate for Original Notes is registered in a name other than that of the person surrendering the certificate or (ii) a registered holder completes the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” in the letter of transmittal. In the case of (i) or (ii) above, such certificates for Original Notes must be duly endorsed or accompanied by a properly executed note power, with the endorsement or signature on the note power and on the letter of transmittal or the notice of withdrawal, as the case may be, guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an “eligible guarantor institution,” including (as such terms are defined therein) (i) a bank, (ii) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer, (iii) a credit union, (iv) a national securities exchange, registered securities association or clearing agency or (v) a savings association that is a participant in a Securities Transfer Association (each an “Eligible Institution”), unless an Original Note is surrendered for the account of an Eligible Institution. See Instruction 2 to the letter of transmittal.

Guaranteed Delivery

If a holder desires to tender Original Notes pursuant to this exchange offer and the certificates for such Original Notes are not immediately available or time will not permit all required documents to reach the exchange agent before the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Original Notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

(i) such tenders are made by or through an Eligible Institution;

(ii) prior to the expiration date, the exchange agent receives from the Eligible Institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form accompanying the letter of transmittal, or an electronic message through ATOP with respect to guaranteed delivery for book-entry transfers, setting forth the name and address of the holder of Original Notes and the amount of Original Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery, or transmission of such electronic message through ATOP for book-entry transfers, the certificates for all physically tendered Original Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal with any required signature guarantees (or a facsimile thereof), or a properly transmitted electronic message through ATOP in the case of book-entry transfers, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

(iii) the certificates (or book-entry confirmation) representing all tendered Original Notes, in proper form for transfer, together with a properly completed and duly executed letter of transmittal with any required signature guarantees (or a facsimile thereof), or a properly transmitted electronic message through ATOP in the case of book-entry transfers, and any other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery or transmission of such electronic message through ATOP with respect to guaranteed delivery for book-entry transfers.

Determination of Validity

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered Original Notes. Our determination will be final and binding. We reserve the absolute right to reject any Original Notes not properly tendered or any Original Notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Original Notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Original Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of Original Notes will not be deemed made until those defects or irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer.

Prospectus Delivery Requirement

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

Withdrawal Rights

You may withdraw your tender of Original Notes at any time before 5:00 p.m., New York City time, on the expiration date. In order for a withdrawal to be effective on or prior to that time, a written or facsimile transmission of a notice of withdrawal, or a computer-generated notice of withdrawal transmitted by DTC on behalf of the holder in accordance with the standard operating procedures of DTC, must be received by the exchange agent at its address set forth under “—Exchange Agent.”

Any notice of withdrawal must:

•	specify the name of the person that tendered the Original Notes to be withdrawn;

•	identify the Original Notes to be withdrawn, including the certificate number or numbers (if in certificated form) and principal amount of such Original Notes;

•	include a statement that the holder is withdrawing its election to have the Original Notes exchanged;

•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Original Notes were tendered or as otherwise described above, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the Original Notes into the name of the person withdrawing the tender; and

•	specify the name in which any of the Original Notes are to be registered, if different from that of the person that tendered the Original Notes.

The exchange agent will return the properly withdrawn Original Notes promptly following receipt of a notice of withdrawal. If Original Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Original Notes or otherwise comply with DTC’s procedures.

Any Original Notes withdrawn will not have been validly tendered for exchange for purposes of this exchange offer. Any Original Notes that have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. In the case of Original Notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to its book-entry transfer procedures, the Original Notes will be credited to an account with DTC specified by the holder, as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. Properly withdrawn Original Notes may be retendered by following one of the procedures described under “—Procedures for Tendering Original Notes” above at any time on or before the expiration date.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all Original Notes validly tendered and will issue the Exchange Notes as promptly as practicable after the expiration date. Please refer to “—Conditions to the Exchange Offer” below. For purposes of this exchange offer, we will be deemed to have accepted validly tendered Original Notes for exchange when we give notice of acceptance to the exchange agent.

For each Original Note accepted for exchange, the holder of the Original Note will receive an Exchange Note having a principal amount at maturity equal to that of the surrendered Original Note. The Exchange Notes will be delivered on the earliest practicable date following the expiration date.

In all cases, delivery of Exchange Notes in exchange for Original Notes tendered and accepted for exchange pursuant to this exchange offer will be made only after timely receipt by the exchange agent of:

•	Original Notes or a book-entry confirmation of a book-entry transfer of Original Notes into the exchange agent’s account at DTC;

•

a properly completed and duly executed letter of transmittal or an electronic message agreeing to be bound by the letter of transmittal properly transmitted through ATOP with any required signature guarantees; and

•	any other documents required by the letter of transmittal.

Conditions to the Exchange Offer

We are required to accept for exchange, and to issue Exchange Notes in exchange for, any Original Notes duly tendered and not validly withdrawn pursuant to this exchange offer and in accordance with the terms of this prospectus and the accompanying letter of transmittal.

We will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Original Notes, and we may terminate the exchange offer as provided in this prospectus before accepting any Original Notes for exchange, if:

•	the exchange offer, or the making of any exchange by a holder of Original Notes, would violate applicable law or any applicable interpretation of the Staff; or

•

any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with that exchange offer.

In addition, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Original Notes tendered by a holder, if:

•	such holder’s Original Notes are not tendered in accordance with the terms of this exchange offer; or

•

such holder of Original Notes exchanged in this exchange offer has not represented that all Exchange Notes to be received by it shall be acquired in the ordinary course of its business, that it is not an affiliate of ours within the meaning of Rule 405 of the Securities Act (or if it is such an affiliate that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable to it) and that at the time of the commencement and consummation of this exchange offer it shall have no arrangement or understanding with any person to participate in any distribution (within the meaning of the Securities Act) of the Exchange Notes in violation of the provisions of the Securities Act and shall not have made such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to render available the use of the registration statement of which this prospectus is a part.

In addition, we will not be obligated to accept for exchange the Original Notes of any holder who has not made to us the representations described under “—Resale of Exchange Notes” above and “Plan of Distribution.”

In addition, we will not accept for exchange any Original Notes tendered, and no Exchange Notes will be issued in exchange for those Original Notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use reasonable best efforts to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

We have appointed The Bank of New York Mellon Trust Company, N.A., as the exchange agent for this exchange offer. You should direct questions and requests for assistance, in each case, with respect to exchange offer procedures, requests for additional copies of this prospectus or of the letter of transmittal, requests for the notice of guaranteed delivery with respect to the exchange of Original Notes as well as all executed letters of transmittal, to the exchange agent at the address listed below:

The Bank of New York Mellon Trust Company, N.A., as Exchange Agent

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations—Reorganization Unit

101 Barclay Street, Floor 7 East

New York, NY 10286

Attention: Ms. Carolle Montreuil

The Trustee’s telephone number is (212) 815-5920. The Trustee’s facsimile number is (212) 298-1915.

Delivery to an address other than as listed above, or transmissions to a facsimile number other than as listed above, will not constitute a valid delivery.

The Bank of New York Mellon Trust Company, N.A., is the trustee under the indenture governing the Original Notes and the Exchange Notes.

Solicitation of Tenders; Fees and Expenses

We will pay the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitations may be made by facsimile, telephone or in person by officers and employees of ours and of our affiliates.

We have not retained any dealer manager in connection with this exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with this exchange offer.

We will pay the estimated cash expenses to be incurred in connection with this exchange offer, including the following:

•	fees and expenses of the exchange agent and the trustee;

•	SEC registration fees;

•	accounting and legal fees; and

•	printing and mailing expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of Original Notes under this exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing Original Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Original Notes tendered;

•	Exchange Notes are to be delivered to, or issued in the name of, any person other than the registered holder of the Original Notes;

•	tendered Original Notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of Original Notes under this exchange offer.

If satisfactory evidence of payment of such transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of the exchange. Accordingly, we will recognize no gain or loss upon completion of the exchange offer. The costs of the exchange offer will be immediately expensed or amortized over the term of the Exchange Notes as appropriate under GAAP.

Consequences of Failure to Exchange

If you do not exchange your Original Notes for Exchange Notes pursuant to this exchange offer, you will continue to be subject to the restrictions on transfer of the Original Notes as described in the legend on the Original Notes. In general, the Original Notes may be offered or sold only if registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Your participation in this exchange offer is voluntary, and you should carefully consider whether to participate. We urge you to consult your financial and tax advisors in making a decision whether or not to tender your Original Notes. Please refer to the section in this prospectus entitled “Certain U.S. Federal Income Tax Considerations.”

As a result of the making of, and upon acceptance for exchange of all validly tendered Original Notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. If you do not tender your Original Notes in this exchange offer, you will be entitled to all of the rights and limitations applicable to the Original Notes under the indenture, except for any rights under the registration rights agreement that by their terms end or cease to have further effectiveness as a result of the making of this exchange offer, including the right to require us to register your Original Notes. To the extent that Original Notes of a series are tendered and accepted in this exchange offer, the trading market for untendered, or tendered but unaccepted, Original Notes could be adversely affected. Please refer to the section in this prospectus entitled “Risk Factors—Risk Factors Relating to this Exchange Offer and the Exchange Notes—If you do not properly tender your Original Notes for Exchange Notes, you will continue to hold unregistered notes that are subject to transfer restrictions.”

We may in the future seek to acquire untendered Original Notes in open market or privately negotiated transactions through subsequent exchange offers or otherwise. However, we have no present plans to acquire any Original Notes that are not tendered in this exchange offer or to file a registration statement to permit resales of any untendered Original Notes.

Holders of each series of Original Notes that remain outstanding after consummation of this exchange offer will vote together with any issued Exchange Notes of the related series as a single series for purposes of determining whether holders of the requisite percentage thereof have taken certain actions or exercised certain rights under the indenture.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of consolidated earnings to fixed charges for the periods presented on a consolidated historical basis. For purposes of computing the ratio of earnings (loss) to fixed charges, “earnings (loss)” is defined as pre-tax income (loss) plus fixed charges. “Fixed charges” consist of interest expense on indebtedness, amortization of debt discount and deferred financing fees, and an estimate of the interest portion of rent expense.

	Nine Months Ended September 30, 2011		Period from Inception through December 31, 2010
Ratio of earnings (loss) to fixed charges	(1.04	)x	(147.35	)x

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes, we will receive in exchange a like principal amount of Original Notes. The Original Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any change in our capitalization.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based on the historical consolidated financial information of Platinum Energy Solutions, Inc. and the WSB Business included elsewhere in the prospectus. The unaudited pro forma statement of operations for the year ended December 31, 2010 has been prepared to reflect the deemed acquisition of the WSB Business as if such transaction occurred on January 1, 2010. The unaudited pro forma statement of operations for the nine months ended September 30, 2011 has been prepared to reflect the deemed acquisition of the WSB Business as if such transaction occurred on January 1, 2010. The unaudited pro forma financial information for the periods indicated were prepared by applying pro forma adjustments to the historical financial information of the WSB Business for the periods indicated as well as to PES’s historical consolidated financial information for the periods indicated, which historical financial information are included elsewhere in this prospectus. These unaudited pro forma statements of operations give effect to treatment of the WSB Business as a predecessor entity triggered by the Lease Purchase Agreement, as if the Lease Purchase Agreement had become effective on January 1, 2010. Pro forma adjustments were made to give effect to items that are (1) directly attributable to the deemed acquisition of the WSB Business, (2) factually supportable and (3) expected to have a continuing impact on the combined results of operations.

The unaudited pro forma condensed combined financial information should be read in conjunction with “Risk Factors” on page 30, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 77 and our historical financial statements and the related notes appearing elsewhere in this prospectus. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma statements of operations.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and does not purport to present what our actual consolidated results of operations would have been had the Lease Purchase Agreement been effective on the date indicated, nor are they necessarily indicative of future consolidated results of operations.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

For the Year ended December 31, 2010

	Predecessor WSB Business Historical Year Ended December 31, 2010	Successor PES Historical Sept. 7, 2010 (Inception) to December 31, 2010(a)	Pro Forma Adjustments(b)	Pro Forma Combined Year Ended December 31, 2010
Revenue	$5,475,981	$—	$—	$5,475,981
Cost of services	(6,835,693)	—	69,559	(6,766,134)
Selling, general and administrative expenses	(1,300,645)	(5,526,551)	(1,820,409)	(8,647,605)

Loss from operations	(2,660,357)	(5,526,551)	(1,750,850)	(9,937,758)
Interest (expense) income, net	(70,433)	(4,796)	129,966	54,737
Other income	23,353	—	(15,867)	7,486

Loss before tax	(2,707,437)	(5,531,347)	(1,636,751)	(9,875,535)
Income tax benefit (expense)	1,083,119	—	(68,560)	1,014,559

Net loss	$(1,624,318)	$(5,531,347)	$(1,705,311)	$(8,860,976)

Notes to the Pro Forma Statement of Operations for the Year ended December 31, 2010:

(a)	The historical results of operations of PES for 2010 include its results from the date of its inception, September 7, 2010.

(b)	Pro forma adjustments related to the acquisition of the WSB Business represent the following:

1.	Cost of services—represents the pro forma adjustment to the historical depreciation of the WSB Business’ property and equipment based on the preliminary fair values assigned to such assets.

2.	Selling, general and administrative expenses—represents the pro forma adjustment to the historical compensation and benefits expenses based on the new executive employment contracts that were executed by PES concurrent with the Lease Purchase Agreement.

3.	Interest (expense) income, net—represents the pro forma adjustment to the historical interest of the WSB Business related to amortization of the premium on the amount due to affiliate based on the excess of the preliminary fair value assigned to the amount due to affiliate over its carrying value as of the valuation date.

4.	Other income—represents the pro forma adjustment to the historical gain on sale of certain WSB Business property and equipment based on the preliminary fair values assigned to such assets.

5.	Income tax benefit (expense)—represents the pro forma adjustment to the historical income tax provision based on the tax effect of the pro forma adjustments.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

For the Nine Months ended September 30, 2011

	Predecessor WSB Business Historical January 1, 2011 through March 2, 2011	Successor PES Historical Nine Months Ended September 30, 2011(a)	Pro Forma Adjustments(b)	Pro Forma Combined Nine Months Ended September 30, 2011
Revenue	$609,020	$9,878,200	$—	$10,487,220
Cost of services	(539,965)	(10,076,320)	—	(10,616,285)
Depreciation	(455,282)	(3,792,921)	232,628	(4,015,575)
Selling, general and administrative expenses	(137,355)	(8,379,305)	710,080	(7,806,580)

Loss from operations	(523,582)	(12,370,346)	942,708	(11,951,220)
Other income	50	25,032	—	25,082
Interest expense, net	(8,819)	(11,536,529)	32,632	(11,512,716)

Loss before tax	(532,351)	(23,881,843)	975,340	(23,438,854)
Income tax benefit (expense)	214,005	222,965	(132,574)	304,396

Net Loss	$(318,346)	$(23,658,878)	$842,766	(23,134,458)

Net loss per share:
Basic and Diluted		$(2.15)		$(2.10)

Weighted average number of common shares outstanding:
Basic and Diluted		10,883,497		10,883,497

Notes	to the Pro Forma Statement of Operations for the Nine Months ended September 30, 2011:

(a)	The historical results of operations of PES for 2011 include the results of the WSB Business from the date of its deemed acquisition, March 3, 2011.

(b)	Pro forma adjustments related to the acquisition of the WSB Business represent the following:

1.	Depreciation—represents the pro forma adjustment to the historical depreciation of the WSB Business’ property and equipment based on the preliminary fair values assigned to such assets.

2.	Selling, general and administrative expenses—represents the pro forma adjustment to the historical compensation and benefits expenses based on the new executive employment contracts that were executed by PES concurrent with the Lease Purchase Agreement.

3.	Interest expense, net—represents the pro forma adjustment to the historical interest of the WSB Business related to amortization of the premium on the amount due to affiliate based on the excess of the preliminary fair value assigned to the amount due to affiliate over its carrying value as of the valuation date.

4.	Income tax benefit (expense)—represents the pro forma adjustment to the historical income tax provision based on the tax effect of the pro forma adjustments.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Information” on page 74, and our audited consolidated financial statements and related notes included elsewhere in this prospectus. The following discussion and analysis contains forward-looking statements that reflect our future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside our control. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the volatility of oil and natural gas prices, operating costs and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed below and elsewhere in this prospectus, particularly in “Risk Factors” on page 30 and “Cautionary Statements Regarding Forward-Looking Statements” on page iv, all of which are difficult to predict. As a result of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.

Overview

We are a Houston, Texas based oilfield services provider specializing in premium hydraulic fracturing, coiled tubing and other pressure pumping services. We started providing hydraulic fracturing services on August 29, 2011 to Petrohawk Energy Corporation (“Petrohawk”) in the Eagle Ford Shale. We started providing acid fracturing services on October 24, 2011 to El Paso in the Altamont Field in Utah. We commenced hydraulic fracturing services for Encana Oil & Gas (USA), Inc. (“Encana”) in the Haynesville Shale on November 29, 2011. In addition to the two hydraulic fracturing fleets we have purchased to service Petrohawk and Encana, we plan to add three additional hydraulic fracturing fleets by the end of the first half of 2012. We will utilize modern, high pressure-rated fracturing equipment that allows us to handle challenging geological environments, reduce operating costs, increase asset utilization and deliver excellent customer service. In addition, we have established contracts for wet and dry sand supply and physical capabilities around the transport, processing and storage of sand used in the hydraulic fracturing process. We believe this will be a competitive advantage, particularly given the current market constraint in the supply of dry sand. Our management team has extensive industry experience providing completion and workover services to exploration and production (“E&P”) companies.

How We Generate Our Revenues

General

Historically, our revenue has been derived from the performance of coiled tubing and pressure pumping services. Since the end of August 2011, we have provided hydraulic fracturing services which we believe will provide the primary revenue source for the Company in the near future. We estimate that our current contracts with Encana and Petrohawk together will generate an average of approximately $23 million per month in total revenues once both of our two initial fleets are fully-deployed on 24-hour operations. This estimate is based upon the aggregate fracturing stages estimated to be completed by the Company for Encana, through November 2012, and Petrohawk through August 2012. Our actual revenue from these contracts may differ and we can provide no assurance that we will be able to achieve such estimated revenue.

Our revenue from coiled tubing and pressure pumping services has been, and we believe will continue to be, derived from prevailing market rates for coiled tubing and pressure pumping services, together with associated charges for stimulation fluids, nitrogen and coiled tubing materials.

Hydraulic Fracturing Services

Our revenues from hydraulic fracturing will be derived from per-stage payments (often with monthly minimums) for the committed hydraulic fracturing fleets under term contracts, together, in some instances, with associated charges or handling fees for chemicals and proppants that are consumed during the fracturing process.

The Company will seek additional long-term arrangements with respect to our hydraulic fracturing fleets in the future. However, particularly as to Fleet 3 and proposed Fleets 4 and 5, the Company may seek additional revenue opportunities in the spot or short-term market, similar to our coiled tubing and pressure pumping arrangements.

Coiled Tubing Services

We provide coiled tubing services in the United States. Coiled tubing is a key segment of the well service industry that allows operators to continue production during service operations without shutting down the well, reducing the risk of formation damage. The growth in deep well and horizontal drilling has increased the market for coiled tubing. Coiled tubing services involve using flexible steel pipe inserted into oil and gas wells to perform a variety of services. This flexible steel pipe, known as coiled tubing, is typically thousands of feet long and coiled onto a specialty truck. The small diameter of coiled tubing allows it to be inserted through production tubing, allowing work to be done on an active well. Coiled tubing provides many advantages over costlier workover rigs. For example, wells do not have to cease production (shut in) during most coiled tubing operations, reducing the risk of damaging the formation. Additionally, coiled tubing can be inserted and removed more quickly than conventional pipe, which must be joined and unjoined. Coiled tubing also allows for the precise directing of fluids and treatment chemicals in a wellbore, resulting in better stimulation treatments.

Other Pressure Pumping Services

We also provide cementing and other pressure pumping services to our customers. Cementing services use pressure pumping equipment to deliver a slurry of liquid cement that is pumped down a well between the casing and the borehole. The principal use of cementing is known as primary cementing. Primary cementing provides isolation between fluid zones behind the casing to minimize potential damage to hydrocarbon bearing formations or the integrity of freshwater aquifers, and provides structural integrity for the casing by securing it to the earth. Cementing is also done when recompleting wells, where one zone is plugged and another is opened. Plugging and abandoning wells also requires cementing services. In addition to cementing services, we expect to provide other pressure pumping services, which will include well injection, cased-hole testing, workover pumping, mud displacement and wireline pumpdowns. Our customers would utilize these other pressure pumping services in connection with the completion of new wells and remedial and production enhancement work on existing wells.

The Costs of Conducting Our Business

The principal expenses involved in conducting our business are the costs of acquiring, maintaining and repairing our equipment, product and material costs, labor expenses and fuel costs. Additionally, we incur freight costs to deliver and stage our proppant. We perform all routine maintenance on our existing equipment used in our operations. Our new hydraulic fracturing fleets will continue to be under warranty for the near term, lowering our initial expected maintenance costs. We purchase our equipment, including transmissions, fluid ends and pumps, from third-party vendors.

How We Manage Our Operations

Our management team uses a variety of tools to monitor and manage our operations.

The Company will monitor the following four areas: (1) asset utilization; (2) equipment maintenance performance; (3) safety performance; and (4) customer satisfaction.

Asset Utilization

We will measure our activity levels by the total number of stages per month completed by each of our hydraulic fracturing fleets and days per month our coiled tubing units are in use on a monthly basis. We may also track wells serviced in connection with analyzing our stage count. By monitoring the activity level, pricing and relative performance of each of our fleets and units, we will be able to more efficiently allocate our personnel and equipment to improve revenue generation.

Equipment Maintenance Performance

Preventative maintenance on our equipment has been and will continue to be an important factor in our profitability. If our equipment is not maintained properly, our repair costs may increase and, during periods of high activity, our ability to operate efficiently could be significantly diminished due to having tractors and other equipment out of service. Our maintenance crews will perform regular inspections and preventative maintenance on our mechanical equipment. Our management team will monitor the performance of our maintenance crews by reviewing ongoing inspection and maintenance activity and by monitoring the level of maintenance expenses as a percentage of revenues.

Safety Performance

Maintaining a strong safety record has been and will continue to be a critical component of our operational success. Our customers have safety standards that we must satisfy before we can perform services for them. We maintain a safety database so that our customers can review our historical safety record. Our management team also will use this safety database to identify negative trends in operational incidents so that appropriate measures can be taken to maintain and enhance our safety standards.

Customer Satisfaction

Upon completion of each job, we will encourage our customers to provide feedback on their satisfaction level. Customers will evaluate our performance under various criteria and comment on their overall satisfaction level. This feedback will give our management valuable information from which to identify performance issues and trends. Our management will also use this information to evaluate our position relative to our competitors in the various markets in which we operate.

An additional financial and operating measurement that our management team uses to analyze and monitor the operating performance of our business is our LTM EBITDA. As defined in our articles of incorporation, LTM EBITDA means, as of a specific date, the Company’s last twelve months of earnings before interest, taxes, depreciation and amortization, as determined by the Company’s outside auditors.

Sequence of Background Events

On March 3, 2011, we entered into a lease purchase agreement (the “Lease Purchase Agreement”) with Well Services Blocker, Inc. (“WSB”) and its wholly-owned subsidiaries, Moncla Pressure Pumping Well Services, L.L.C. (“PP”) and Moncla Coil Tubing Well Services, L.L.C. (“CT”), to lease all of the coil tubing and pressure pumping equipment held by PP, CT and MW Services Transportation LLC (“MWST” and, collectively with PP and CT, the “WSB Business”), an affiliate of WSB. While we have concluded it is appropriate to treat the WSB Business as a predecessor to PES for accounting and reporting purposes, we have not taken legal title to any assets of, or any ownership interests in, WSB, PP, CT or MWST.

The sequence of background events can be summarized as follows:

•	August 31, 2009—Mr. Moncla acquires the WSB Business through his acquisition of WSB and its related entities.

•	September 7, 2010—The Company is formed as a development stage company.

•	December 3, 2010—Platinum Pressure Pumping, Inc. is formed.

•	March 3, 2011—WSB and the Company enter into the Lease Purchase Agreement.

•	March 3, 2011—The Company completes the Unit Offering and Concurrent Equity Offering.

•	September 29, 2011—The Company completes the offering of the additional Original Notes.

•	December 28, 2011—The Company enters into the Credit Agreement with JPMorgan.

•	January 6, 2012—The one-for-five Reverse Stock Split becomes effective.

Outlook

We believe demand for hydraulic fracturing and pressure pumping services has increased significantly over the last two years in the markets in which we operate and we have made substantial investments in the acquisition of fracturing fleets in order to capitalize on the market opportunity. We believe the following trends impacting our industry have increased the demand for our services and will continue:

•	increased drilling in unconventional resource basins, particularly liquids-rich formations, through the application of horizontal drilling and completion technologies;

•	improved drilling efficiencies increasing the number of horizontal feet per day requiring completion services;

•	an increase in fracturing intensity, particularly with increasingly longer laterals and a greater number of fracturing stages, in more demanding and technically complex formations; and

•	tight supply of fracturing equipment resulting from supply chain constraints.

The hydraulic fracturing and pressure pumping market and the E&P industry are cyclical. We believe that oil prices are a key driver of activity in the E&P industry. Whether a specific exploration project will be economically attractive is largely driven by the producer’s ability to recoup its cost to draw the resources from the ground. All things being equal, the higher the price of oil, the greater the cost the producer can incur to draw the oil out of the ground and still make a profit. Higher oil prices make smaller fields, more remote fields, and oil that requires more processing viable options.

We believe that the price of oil is driven in large part by worldwide demand for oil (and other petroleum products) and worldwide supply. In its November 10, 2011 Oil Market Report, the International Energy Agency estimates global demand in 2011 to be 89.2 million barrels per day (a 0.9 million barrels per day increase above its estimate from 2010). According to the U.S. Energy Information Administration (the “EIA”), world crude oil prices were $108.78 per barrel on October 21, 2011, compared to $76.11 per barrel on October 23, 2009. The EIA estimated the average worldwide supply and demand from 2006 through the third quarter of 2010 as set forth below:

	(Million Barrels Per Day)
	2006	2007	2008	2009	2010 (through third quarter)
Total World Oil Supply(1)	84.66	84.54	85.51	84.39	86.10
Total World Demand	85.26	86.29	85.78	84.34	87.50

(1)	“Oil Supply” is defined by the EIA as the production of crude oil (including lease condensate), natural gas plant liquids, and other liquids, and refinery processing gain (loss).

Given the slightly upward trend in demand for oil worldwide since 2009, the slight excess of demand above supply for the past five years excluding 2009, and the dramatic 154% increase in the number of U.S. oil-directed rigs from December 31, 2009 to 1,060 as of September 30, 2011 based on data from Baker Hughes (as compared to the approximate 43% increase in the worldwide price of crude from October 2009 to date), we believe that many oil- and liquids-rich plays would be economically attractive at oil prices 25% or more below current prices. Over the longer term, we anticipate that E&P activity, including horizontal drilling, and the corresponding demand for our services will experience periods of volatility. We cannot assure you that future downturns in our market will not have material adverse impacts on our business, financial condition or results of operations.

Results of Operations

Our results of operations are driven primarily by four interrelated variables: (1) drilling and stimulation activities of our customers; (2) prices we charge for our services; (3) cost of products, materials and labor; and (4) our service performance. Because we intend to typically pass the cost of raw materials such as proppants, sand, and chemicals on to our customers in our term contracts, our profitability is not materially impacted by changes in the costs of such materials. To a large extent, the pricing environment for our services will dictate our level of profitability.

We have set forth in the following table for each of the periods and entities presented certain statement of operations data of the Company, which has been derived from our audited and unaudited financial statements included elsewhere in this prospectus.

	Predecessor				Successor
	WSB Business	WSB Business	WSB Business	WSB Business	PES	PES
Statement of Operations Data	August 20, 2009 (Inception) to December 31, 2009	Fiscal Year Ended December 31, 2010	Nine Months Ended September 30, 2010	January 1 to March 2, 2011	Sept. 7, 2010 (Inception) to December 31, 2010	Nine Months Ended September 30, 2011
			(unaudited)	(unaudited)		(unaudited)
Revenues	$420,702	$5,475,981	$4,404,519	$609,020	$—	$9,878,200
Cost of services	(763,244)	(4,249,979)	(3,460,115)	(539,965)	—	(10,076,320)
Depreciation	(796,688)	(2,585,714)	(1,902,830)	(455,282)	(2,056)	(3,792,921)
Selling, general and administrative expenses	(383,427)	(1,300,645)	(1,053,248)	(137,355)	(5,524,495)	(8,379,305)

Loss from operations	(1,522,657)	(2,660,357)	(2,011,674)	(523,582)	(5,526,551)	(12,370,346)
Bargain purchase gain, net of tax	3,342,585	—	—	—	—	—
Interest expense, net	(14,791)	(70,433)	(48,073)	(8,819)	(4,796)	(11,511,497)
Other income (expense)	(19,424)	23,353	27,552	50	—	—

Net (loss) income before income taxes	1,785,713	(2,707,437)	(2,032,195)	(532,351)	(5,531,347)	(23,881,843)
Income tax benefit-deferred	625,485	1,083,119	823,508	214,005	—	222,965

Net (loss) income	$2,411,198	$(1,624,318)	$(1,208,687)	$(318,346)	$(5,531,347)	$(23,658,878)

Loss attributable to noncontrolling interests	—	—	—	—	—	(267,147)
Net loss attributable to the Company	—	—	—	—	—	(23,391,731)

The discussion below relating to significant line items of the statement of operations of the WSB Business represents our analysis of significant changes or events that impacted the comparability of reported amounts. Where appropriate, we have identified specific events and changes that affected comparability or trends and, where possible and practical, have quantified the impact of such items.

The Company was formed on September 7, 2010 and did not have operations in the prior comparable period. Therefore, any comparison of results of operations of PES for the period September 7 through September 30, 2010 to the three months or nine months ended September 30, 2011 would not be meaningful.

The WSB Business January 1 to March 2, 2011, compared to nine months ended September 30, 2010

Revenues

WSB had $609,020 in revenues for the period January 1 through March 2, 2011, a decrease of $3.8 million, or 86%, compared to $4.4 million for the period January 1 through September 30, 2010. In addition to the fact that the 2011 period was approximately seven months shorter, the decrease in revenues was primarily caused by the slowdown in WSB’s operations following the drilling moratorium imposed in the U.S. Gulf of Mexico in mid 2010, which affected WSB’s operations in the Lafayette area from approximately May 2010 through March 2011.

Cost of services

WSB’s cost of services was $539,965 for the period January 1 through March 2, 2011, a decrease of $2.9 million, or 83%, compared to $3.5 million for the period January 1 through September 30, 2010. Excluding the effect of the approximately seven month difference in the comparable periods, the cost of services remained consistent, despite the significant decrease in revenues, primarily due to labor costs and other fixed costs that remained relatively consistent between the periods, as WSB did not reduce its work force during the drilling moratorium.

Depreciation

WSB’s depreciation was $455,282 for the period January 1 through March 2, 2011. Depreciation for that period decreased by $1.4 million, or 74%, compared to the $1.9 million of depreciation recorded for the period January 1 through September 30, 2010. The decrease in depreciation is primarily attributable to the 2011 period being approximately one-fifth as long as the comparable period in 2010.

General and administrative expenses

WSB’s general and administrative expenses were $137,355 for the period January 1 through March 2, 2011. General and administrative expenses for that period decreased $0.9 million, or 87%, compared to the $1.1 million of general and administrative expenses recorded for the period January 1 through September 30, 2010. The decrease is primarily attributable to the seven month difference in the periods being compared, in addition to reduced overhead during the drilling moratorium.

Interest expense, net

Interest expense, net was $8,819 for the period January 1 through March 2, 2011, representing a decrease of $39,254, or 82%, from $48,073 for the period January 1 through September 30, 2010. The decrease is primarily attributable to the seven month difference in the periods being compared.

Income tax benefit (expense)

WSB recognized an income tax benefit of $214,005 for the period January 1 through March 2, 2011, representing a decrease of $609,503, or 74%, compared to the income tax benefit of $823,508 recorded for the period January 1 through September 30, 2010. The decrease is due to the lower net loss in the current year period, which is primarily attributable to the seven month difference in the comparable periods. WSB’s effective income tax rate was approximately 40.2% in both the 2011 and 2010 periods.

The WSB Business fiscal year 2010 compared to the period from August 20, 2009 (inception) to December 31, 2009

In the year ended December 31, 2010 (“fiscal year 2010”), WSB’s revenues increased by $5,055,279, or approximately 1200%, to $5,475,981, compared to $420,702 in the period August 20 through December 31, 2009. The increase in 2010 was primarily due to the fact that the 2010 period represented a full year of operations while the 2009 period covered only approximately four months of operations.

In fiscal year 2010, WSB’s depreciation increased by $1,789,026 to $2,585,714 compared to $796,688 in the period August 20 through December 31, 2009, primarily due to the fact that the 2010 period represented a full year of operations while the 2009 period covered only approximately four months of operations.

In fiscal year 2010, WSB’s cost of services increased by $3,486,735 to $4,249,979 compared to $763,244 in the period August 20 through December 31, 2009, primarily due to the fact that the 2010 period represented a full year of operations while the 2009 period covered only approximately four months of operations.

WSB’s selling, general and administrative expenses increased from $383,427 in the period August 20 through December 31, 2009 to $1,300,645 in fiscal year 2010, primarily due to the fact that the 2010 period represented a full year of operations while the 2009 period covered only approximately four months of operations.

WSB’s income tax benefit in fiscal year 2010 was $1,083,119, and represented 40% of loss before taxes, compared to $625,485, representing 35% of income before taxes, in the period ended December 2009. Excluding the bargain purchase gain recognized in 2009, which was presented net of tax in the statement of operations, WSB’s effective tax rate was 40% in the period August 20 through December 31, 2009, consistent with fiscal year 2010.

Recent Accounting Pronouncements

In May 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-4, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. This ASU was issued to provide largely identical guidance about fair value measurement and disclosure requirements with the new International Financial Reporting Standard No. 13, Fair Value Measurement. The ASU does not extend the use of fair value but, rather, provides guidance about how fair value should be applied where it already is required or permitted under U.S. GAAP. Most of the changes are clarifications of existing guidance or wording changes. ASU No. 2011-4 should be applied prospectively and is effective, for a public entity, beginning after December 15, 2011. For a nonpublic entity, the ASU is effective for annual periods beginning after December 15, 2011. We intend to early adopt ASU No. 2011-4 in the first quarter of 2012 and do not expect the adoption of the ASU to have a material effect on our financial position, results of operations, cash flows and disclosures.

In June 2011, the FASB issued ASU No. 2011-5, Presentation of Comprehensive Income. This ASU increases the prominence of other comprehensive income in financial statements. Under this ASU, an entity will have the option to present the components of net income and comprehensive income in either one or two consecutive financial statements. The ASU eliminates the option in U.S. GAAP to present other comprehensive income in the statement of changes in equity. ASU No. 2011-5 should be applied retrospectively and is effective, for a public entity, beginning after December 15, 2011. For a nonpublic entity, the ASU is effective for fiscal years ending after December 15, 2012. We intend to early adopt ASU No. 2011-5 in the first quarter of 2012 and do not expect the adoption of the ASU to have a material effect on our financial position, results of operations, cash flows and disclosures.

Liquidity and Capital Resources

Our primary sources of liquidity to date have been third-party loans and proceeds from the Unit Offering and the Concurrent Equity Offering completed on March 3, 2011, the offering of the additional Original Notes completed on September 29, 2011 and borrowings under the Credit Agreement. Our primary uses of capital have been the acquisition of equipment and general administrative expenses. We continually monitor potential capital sources, including equity and debt financings, in order to meet our planned capital expenditures and liquidity requirements.

Portfolio Loan Account Facility

We established a portfolio loan account facility with Morgan Stanley Bank, N.A., which we refer to as the “Morgan Stanley Facility,” in an initial available amount of $8.8 million. The facility was subsequently reduced, due to reductions in the balance of pledged collateral, to $4.2 million as of September 30, 2011. Drawings on the facility are available on a revolving line of credit basis and bear interest at a variable rate equal to Morgan Stanley Bank, N.A.’s base lending rate in effect from time to time plus a certain percentage that can vary based on the amount drawn. Amounts drawn under the Morgan Stanley Facility may be repaid and re-borrowed by the Company from time to time. The Morgan Stanley Facility has an indefinite term.

The Morgan Stanley Facility is secured by two of our accounts maintained at Morgan Stanley Bank, N.A., including the account into which treasury securities acquired with a portion of a previous customer prepayment were deposited. The Morgan Stanley Facility is not secured by any other assets and does not impose any covenant obligations on the Company.

We used the proceeds of our drawings under the Morgan Stanley Facility to pay for certain expenses relating to the manufacture of our new fracturing fleets and for general liquidity purposes of the Company. As of September 30, 2011, there was approximately $2 million outstanding under the Morgan Stanley Facility.

JPMorgan Credit Agreement

On December 28, 2011, we entered into an asset based revolving credit agreement with JPMorgan Chase Bank, N.A. (“JPMorgan”), which we refer to as the “Credit Agreement.” Subject to a borrowing base consisting of certain eligible accounts receivable and inventory, an amount up to $15 million was made available to us under the Credit Agreement and, on December 29, 2011, we borrowed the full $15 million amount available to us pursuant to a revolving note made by us in favor of JPMorgan as lender. The Credit Agreement includes borrowing capacity available for letters of credit. Revolving loans are available under the Credit Agreement for working capital and other general corporate purposes. The revolving line of credit will terminate on June 30, 2014, and no further advances may be made to us thereafter. We used the proceeds of our initial borrowing under the Credit Agreement to pay for certain capital expenditures, including three of our new coiled tubing units and progress payments on our planned processing facility, and for general liquidity purposes.

The interest rate applicable to the Credit Agreement is, at our option, either LIBOR plus a margin ranging from 2.25% to 3.50% (depending on our total leverage ratio) or, the JPMorgan prime rate, called “CBFR”, plus a margin ranging from 1.00% to 2.50% (depending upon such total leverage ratio). The CBFR rate is the higher of (i) the interest rate publicly announced by JPMorgan as its prime rate and (ii) the adjusted LIBOR rate as calculated by JPMorgan. We will pay a non-use fee of 0.25% on the daily average undrawn portion of the commitment under the Credit Agreement.

Our obligations under the Credit Agreement are secured (with certain exceptions) by first priority security interests on all of our assets. Our obligations under the Credit Agreement were guaranteed by Platinum Pressure Pumping, Inc. as guarantor, and will be guaranteed by our future domestic subsidiaries. The guarantor’s guarantee is, and any future domestic subsidiary’s guarantee will be, secured by first priority security interests in all of their assets. The guarantee is, and each future guarantee of the Credit Agreement will be, full, unconditional and, joint and several. Payment under the guarantees could be required immediately upon the occurrence of an event of default in respect of the guaranteed obligations.

For a further description of the Credit Agreement see “Description of Other Indebtedness – JPMorgan Credit Agreement” on page 146.

In addition to the failure to pay principal, interest and fees when due, events of default under the Credit Agreement include: failure to comply with applicable covenants; failure to pay when due, or other defaults permitting acceleration of, other indebtedness exceeding $1 million or, under other agreements with JPMorgan; failure to comply with guarantee and collateral requirements; judgment defaults in excess of $1 million covered by insurance; certain events of bankruptcy; certain material adverse changes, and certain changes in control. In addition, pursuant to the revolving note, at any time there is an event of default under the Credit Agreement, there will be a sweep of all cash proceeds from U.S. bank accounts of the borrower and the guarantors of obligations under the Credit Agreement to repay or cash collateralize any credit extensions outstanding. Such cash sweep will only terminate when such event of default is cured.

We paid a customary fee for entering into the Credit Agreement.

JPMorgan and its affiliates have performed and/or may in the future perform various commercial banking, investment banking and other financial advisory services in the ordinary course of business for us and our subsidiaries, for which they have received and/or will receive customary fees and commissions.

In connection with our entering into the Credit Agreement, JPMorgan as first lien lender, and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent on behalf of the Second Lien Creditors (including the holders of the notes), entered into an Intercreditor Agreement dated as of December 28, 2011. The Intercreditor Agreement, among other things, defines the rights of our debt holders with respect to collateral. See “Description of Notes—Intercreditor Agreement” beginning on page 154.

Description of Notes

In March 2011, we issued $115 million in aggregate principal amount of Original Notes in a private placement. The Original Notes mature on March 1, 2015, and bear interest payable in arrears on March 1 and September 1 of each year (commencing on September 1, 2011). We capitalized the initial interest payment on the Original Notes in the amount of $8,102,711 which was due on September 1, 2011 and added it to the principal amount of the Original Notes. The Original Notes are governed by an indenture, dated as of March 3, 2011, as amended by a first supplemental indenture dated as of September 26, 2011 and a second supplemental indenture dated as of September 29, 2011, among us, all of our existing or future subsidiaries, including Platinum Pressure Pumping, Inc., as guarantors, and The Bank of New York Mellon Trust Company, N.A., as Trustee and Collateral Agent.

On September 29, 2011, we completed the private offering of an additional $50 million aggregate principal amount of additional Original Notes under the indenture. All of the Original Notes are treated as a single series for purposes of such indenture.

We used the proceeds of the Original Notes issued in March 2011 to acquire a substantial amount of core operating equipment and for working capital and general corporate purposes. We used the proceeds of the additional Original Notes issued in September 2011 in part to pay approximately $20 million toward the remaining balance of the purchase price for Fleet 3. We used approximately $8.4 million and $3.4 million, respectively, of the proceeds of the additional Original Notes to make deposits with S&S and UE toward Fleets 4 and 5. We used approximately $6 million of the proceeds of the additional Original Notes to purchase and make deposits on other equipment for our fracturing fleets. The balance of the proceeds from the additional Original Notes issued in September 2011 was used for working capital and general corporate purposes.

The Original Notes are guaranteed on a senior basis by our existing subsidiary and will be guaranteed by all of our future restricted subsidiaries, other than future foreign subsidiaries that do not guarantee any of our indebtedness. The Original Notes and the guarantees of the Original Notes are secured by second-priority liens, subject to permitted liens, on substantially all of our and our subsidiary guarantors’ assets (other than certain excluded assets), including, but not limited to, the tangible and intangible assets we own or acquire, subject to certain exceptions.

The Original Notes and the guarantees of the Original Notes are our senior obligations and rank (1) equally in right of payment with all of our and our subsidiary guarantors’ existing and future senior indebtedness; and (2) senior in right of payment to all of our and our subsidiary guarantors’ existing and future subordinated indebtedness. The Original Notes are effectively subordinated to our and our subsidiary guarantors’ obligations under the Morgan Stanley Facility to the extent of the collateral securing such indebtedness and proceeds therefrom that secure those obligations on a first-priority basis.

If a “change of control” (as defined in the indenture governing the Original Notes) occurs, unless we have exercised our right to redeem all of the Original Notes, each holder of the Original Notes will have the right to require us to repurchase all or any part of such holder’s Original Notes at a purchase price in cash equal to 101% of the principal amount of the Original Notes plus additional interest and accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

The indenture governing the Original Notes contains certain covenants (subject to certain exceptions) limiting our ability and the ability of our restricted subsidiaries to:

•	pay dividends and repurchase our common stock;

•	make other restricted payments, including without limitation, investments;

•	create liens;

•	enter into agreements that restrict dividends from subsidiaries to us;

•	merge or consolidate or sell substantially all of our assets;

•	enter into non-arm’s length transactions with our affiliates;

•	enter into new lines of business; or

•	impair the security interests of noteholders.

The Company is also prohibited from incurring indebtedness and issuing preferred stock with the exception of: 1) indebtedness and letters of credit under credit facilities not to exceed $15 million in aggregate principal amount (less the aggregate amount of net proceeds from the sale of assets used to repay any term indebtedness or permanently reduce revolving commitments); 2) the Original Notes and the guarantees thereof; 3) indebtedness existing on the date that the Original Notes were issued; 4) capital lease obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment not to exceed $5 million at any time outstanding; 5) permitted refinancing indebtedness; 6) intercompany indebtedness so long as it is subordinated to the Original Notes and so long as such indebtedness is held by the Company or its restricted subsidiaries; 7) the additional Original Notes; 8) interest rate, exchange rate or commodity hedging obligations (not entered into for speculative purposes) in the ordinary course of business; 9) guarantees of indebtedness otherwise permitted under the indenture; 10) workers’ compensation, general liability or truckers’ liability claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, insurance premium finance agreements, statutory obligations, bankers’ acceptances and performance, appeal or surety bonds in the ordinary course of business; 11) inadvertent overdrafts cured within five business days; and 12) indemnification or similar obligations assumed in connection with the disposition of any business.

The Company is also prohibited from making capital expenditures in excess of $30 million in 2012 or any future fiscal year (an increase from the $10 million limit applicable to fiscal year 2011). The limitation does not apply to the Company’s $160 million budgeted expenditures for new equipment (which includes the original $113 million budgeted as of March 3, 2011 and the proceeds from the additional Original Notes budgeted for equipment), the acquisition of WSB or its assets as contemplated by the Lease Purchase Agreement, and capital expenditures made with any Remaining Amount (defined below) or the net cash proceeds of any Equity Offering. The Company is permitted to carry forward unused amounts to be applied in subsequent fiscal years. “Remaining Amount” is defined in the indenture to mean any funds remaining after the Company’s completion of an Excess Cash Flow Offer (offers to the holders of the Original Notes to repurchase Original Notes with 75% of excess cash flow above $2.5 million) or an Asset Sale Offer (any net proceeds from asset sales that are not reinvested in excess of $5 million).

The indenture governing the Original Notes also provides for customary events of default which, if any of them occurs, would permit or require the principal of and accrued interest on the Original Notes to become or to be declared due and payable.

The successful execution of our growth strategy depends on our ability to raise capital as needed to, among other things, finance the purchase of additional hydraulic fracturing fleets. If we are unable to obtain additional capital on favorable terms or at all, we may be unable to sustain or increase our current level of growth in the future. The availability of equity and debt financing will be affected by prevailing economic conditions in our industry and financial, business and other factors, many of which are beyond our control.

Our ability to satisfy debt service obligations, fund operations, and to fund planned 2012 capital expenditures will depend upon our future operating performance, and more broadly, on the availability of equity and debt financing, which will be affected by prevailing economic conditions, market conditions in the E&P industry and financial, business and other factors, many of which are beyond our control. Based on our existing operating performance, we believe our cash flows and existing capital coupled with the proceeds of the Proposed Initial Public Offering, if it is successfully completed, and borrowings available under our credit facility with Morgan Stanley and the Credit Agreement will be adequate to meet operational and capital expenditure needs for the next 12 months.

Sources and Uses of Cash

Net cash used in operating activities was $1,616,765 from inception through December 31, 2010 and $15,168,749 during the nine months ended September 30, 2011. This was primarily due to the commencement of operations in the first quarter of 2011.

Net cash used in investing activities was $9,104,147 from inception through December 31, 2010 and $98,447,821 during the nine months ended September 30, 2011. This was primarily due to the commencement of operations in the first quarter of 2011, and our initial capital expenditures for hydraulic fracturing equipment.

Net cash provided by financing activities was $12,152,507 from inception through December 31, 2010 and $165,091,207 during the nine months ended September 30, 2011, with the latter figure consisting primarily of funds raised in March 2011 in the Unit Offering and the Concurrent Equity Offering and in the September 2011 offering of additional Original Notes.

The Company had an increase in cash and cash equivalents of $1,431,595 from inception through December 31, 2010, and had a net increase in cash and cash equivalents of $51,474,637 during the nine months ended September 30, 2011, with the latter figure resulting primarily from funds raised in March 2011 in the Unit Offering and the Concurrent Equity Offering and in the September 2011 offering of additional Original Notes. The Company had cash and cash equivalents of $1,431,595 as of December 31, 2010 and $52,906,232 as of September 30, 2011, with the latter figure resulting primarily from funds raised in March 2011 in the Unit Offering and the Concurrent Equity Offering and in the September 2011 offering of additional Original Notes.

Assets and Liabilities

Total assets were $202,967,464 as of September 30, 2011, which is an increase of $175,812,906 compared to December 31, 2010. This is primarily due to the funds received in connection with the issuance by the Company of the Original Notes and warrants in the Unit Offering and completion of the Concurrent Equity Offering, the offering of additional Original Notes and related equipment purchases.

Total liabilities were $205,083,352 as of September 30, 2011, which is an increase of $175,355,826 when compared to December 31, 2010. This is primarily due to the issuance by the Company of the Original Notes in the Unit Offering and the additional Original Notes in September 2011.

The principal balance of the Original Notes as of September 30, 2011 was $173,102,711 million offset by a discount of $5,689,774. This principal balance is due to the issuance by the Company of the Original Notes in the Unit Offering, the capitalization of the initial interest payment on the Original Notes which was due September 1, 2011 and the issuance of the additional Original Notes in September 2011.

Total shareholders’ deficit attributable to the Company was $4,163,372 as of September 30, 2011, which is an increase of $1,590,404 when compared to December 31, 2010. This is primarily due to our net loss in 2011, offset by the completion of the Concurrent Equity Offering on March 3, 2011.

Capital Requirements

The energy services business is capital-intensive, requiring significant investment to expand, upgrade and maintain equipment. Our capital requirements consist primarily of:

•	growth capital expenditures, such as those to acquire equipment and other assets to grow our business; and

•	maintenance capital expenditures, which are capital expenditures made to maintain or extend the useful life of partially or fully depreciated assets.

We also expect our operating costs to significantly increase starting in the fourth quarter of 2011, due to the commencement of hydraulic fracturing operations in late August 2011.

We initially budgeted capital expenditures of approximately $113 million for 2011. As of September 30, 2011, approximately $17 million in capital funds remained of this budgeted amount designated primarily to purchase additional equipment for Fleet 1 and our new coiled tubing units. We used a substantial portion of the proceeds of the offering of the additional Original Notes in September 2011 to purchase additional equipment for Fleet 3 and make deposits on Fleets 4 and 5. We intend to use approximately $60 million of the proceeds from the Proposed Initial Public Offering, if it is successfully completed, to pay the remaining balance of the respective purchase prices of Fleets 4 and 5. Our planned processing facility will also require significant expenditures over the near term, which we anticipate will be funded through the Credit Agreement and/or cash flows from operations.

Our capital budget may be adjusted as business conditions warrant. While partially discretionary, the amount, timing and allocation of capital expenditures is subject to covenants under our indenture and our agreements with Enerflow, S&S and UE. However, if oil and natural gas prices decline or costs increase significantly, we could defer a significant portion of our non-contracted budgeted capital expenditures until later periods to prioritize capital projects that we believe have the highest expected returns and potential to generate near-term cash flows. We routinely monitor and adjust our capital expenditures in response to changes in prices, availability of financing, drilling and acquisition costs, industry conditions, the timing of regulatory approvals, the availability of rigs, success or lack of success in drilling activities, contractual obligations, internally generated cash flows and other factors both within and outside our control.

Additionally, we will continually monitor new advances in hydraulic fracturing equipment and down-hole technology, as well as technologies that may complement our businesses, and opportunities to acquire additional equipment to meet our customers’ needs.

We actively review acquisition opportunities on an ongoing basis. Our ability to make significant acquisitions for cash would likely require us to obtain additional equity or debt financing, which we may not be able to obtain on terms acceptable to us or at all.

Cash Flows

The table below discloses the net cash provided by (used in) operating activities, investing activities and financing activities for each of the periods and entities presented:

	WSB Business	WSB Business	WSB Business	WSB Business	PES	PES
	August 20, 2009 (Inception) to December 31, 2009	Fiscal Year Ended December 31, 2010	Nine Months Ended September 30, 2010	January 1 to March 2, 2011	Sept. 7, 2010 (Inception) Through December 31, 2010	Nine Months Ended September 30, 2011
			(unaudited)	(unaudited)		(unaudited)
Net cash used in operating activities	$(935,727)	$(627,433)	$(707,733)	$130,073	$(1,616,765)	$(15,168,749)
Net cash used in investing activities	—	(1,702,271)	(743,271)	(289,324)	(9,104,147)	(98,447,821)
Net cash provided by financing activities	935,422	2,335,138	1,451,003	160,802	12,152,507	165,091,207

Net increase (decrease) in cash and cash equivalents	$(305)	$5,434	$(1)	$1,551	$1,431,595	$51,474,637

Cash flows used by operating activities

Our operating cash flows have been and will be sensitive to a number of variables, the most significant of which is the volatility of oil and natural gas prices. Regional and worldwide economic activity, weather, infrastructure capacity to reach markets and other variable factors significantly impact the prices of these commodities. These factors are beyond our control and are difficult to predict. For additional information on the impact of changing prices on our financial position, see “—Quantitative and Qualitative Disclosures About Market Risk” below on page 93.

Contractual Obligations

The following table summarizes our contractual cash obligations as of September 30, 2011:

	Payments Due By Period (Dollars in thousands)
	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Recorded Contractual Obligations:
Principal payments on line of credit(1)	$2,043	2,043	—	—	—
Original Notes(2)	165,000	—	—	165,000	—
Customer provided financing(3)	10,000	5,500	4,500	—	—

	$177,043	7,543	4,500	165,000	—

Unrecorded contractual obligations:
Interest payments on indebtedness(4)	$85,191	23,746	50,325	11,120	—
Operating lease obligations(5)	7,768	1,731	2,622	2,276	1,139
Equipment purchase commitments(6)	81,628	81,628	—	—	—

	$174,587	107,105	52,947	13,396	1,139

Total	$351,630	114,648	57,447	178,396	1,139

(1)	In 2010, we established a portfolio loan account facility with Morgan Stanley Bank, N.A., which we refer to as the Morgan Stanley Facility, in an initial available amount of $8.8 million. As of September 30, 2011, the facility was reduced to $4.2 million.

(2)	Amount represents the expected cash payments for our long-term debt.

(3)	Amount represents a cash prepayment from a customer to be repaid through credits against future billings.

(4)	Amounts represent the expected cash payments for interest on our long-term debt based on the interest rates in place and amounts outstanding at September 30, 2011.

(5)	Amounts represent the expected cash payments for our operating leases in place at September 30, 2011.

(6)	Amounts represent the expected cash payments under equipment construction agreements for our fleets under construction and proppant purchase commitments.

For additional discussion related to our short and long-term obligations, please see Note 6 to the audited consolidated financial statements for the year ended December 31, 2010 and Note 6 to our unaudited condensed consolidated financial statements for the nine months ended September 30, 2011 included elsewhere in this prospectus.

Off-Balance Sheet Arrangements

As of September 30, 2011, we had no off-balance sheet arrangements, other than as noted in the Contractual Obligations table above.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with GAAP, which requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reported periods. We base these estimates and assumptions on historical experience and on various other information and assumptions that are believed to be reasonable under the circumstances.

Our critical accounting estimates are important to the portrayal of both our financial condition and results of operations and require us to make difficult, subjective or complex assumptions or estimates about matters that are uncertain. We would report different amounts in our consolidated financial statements, which differences could be material, if we used different assumptions or estimates.

We have provided a description of all of our significant accounting policies in Note 1 to our audited consolidated financial statements included elsewhere in this prospectus. We believe that the following are the critical accounting policies and estimates used in the preparation of our consolidated financial statements because they involve a higher degree of judgment or complexity. In addition, there are other items within our consolidated financial statements that require estimation.

Consolidation

Our consolidated financial statements include all wholly-owned subsidiaries. In addition, we review our relationships with other entities to assess whether we are the primary beneficiary of a variable interest entity (“VIE”). If the determination is made that we are the primary beneficiary of a VIE, then that VIE is consolidated in accordance with FASB ASC Topic 810, Consolidation (“ASC 810”).

ASC 810 requires the consolidation of VIEs in which a company has both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and the obligation to absorb losses or the right to receive the benefits from the VIE that could potentially be significant to the VIE. The determination of whether a reporting enterprise meets these conditions, and therefore has a controlling financial interest, and is the primary beneficiary of the VIE can be highly complex. Such analysis requires performing a qualitative assessment to determine whether we are the primary beneficiary once an entity is identified as a VIE. A qualitative assessment involves obtaining an understanding of the nature of the risks in the entity as well as the nature of the entity’s activities, including terms of the contracts entered into by the entity, ownership interests in the entity, and the parties involved in the design of the entity. Such analysis also includes identifying the variable interests held by the parties involved with the VIE, which may include, among other things, equity investments, debt financing, letters of credit, financial guarantees, and significant service contracts. Once the variable interests are identified, the analysis requires determining those activities which are most significant to the economic performance of the entity and which variable interest holder has the power to direct those activities.

On March 3, 2011, we entered into the Lease Purchase Agreement. Due to a protective right included in the Lease Purchase Agreement, we determined that PP, CT and MWST are VIEs and that we are the primary beneficiary of such entities because the Lease Purchase Agreement provides us with full control of all of the operating assets of such entities. As of September 30, 2011, the combined financial statements of PP, CT and MWST had approximately $16.4 million in total assets and $14.9 million in total liabilities. We obtained control of the WSB Business effective March 3, 2011 and applied purchase accounting as of that date. We have not yet completed our allocation of the purchase price to the fair values of the net assets acquired. The determination of the fair values of assets acquired and liabilities assumed requires considerable judgment and estimates to be made including estimates of the future cash flows associated with the operation of the WSB Business’ equipment and selection of the discount rate applied to the cash flows.

Property and Equipment

Property and equipment comprise a significant portion of our total assets. We determine the carrying value of these assets based on property and equipment policies that incorporate our estimates, assumptions and judgments relative to the carrying value, remaining useful lives and salvage value of our equipment.

We depreciate our property and equipment over the estimated useful lives using the straight-line method. The assumptions and judgments we use in determining the estimated useful lives of our equipment reflect both historical experience and expectations regarding future operations, utilization and performance. The use of different estimates, assumptions and judgments in the establishment of estimated useful lives, especially those involving our equipment, would likely result in materially different net book values of our property and equipment and results of operations.

We review our property and equipment for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Indicators of possible impairment include changes in our business plans, an adverse change in the physical condition of a group of assets or the extent or manner in which it is being used, or a severe or sustained downturn in the oil and natural gas industry.

We assess recoverability of assets held and used by projecting undiscounted cash flows for the asset group being evaluated. When the carrying amount of the asset group is determined to be unrecoverable, we recognize an impairment loss, measured as the amount by which the carrying amount of the asset group exceeds its estimated fair value. The evaluation requires us to make judgments about long-term projections for future revenues, contract rates, costs of products and services, and asset utilization levels for the estimated remaining useful lives of the asset group being assessed.

Asset impairment evaluations are, by nature, highly subjective. They involve expectations about future cash flows generated by our assets, and reflect management’s assumptions and judgments regarding future industry conditions and their effect on future asset utilization levels, contract rates and costs. The use of different estimates and assumptions could result in materially different carrying values of our assets and could materially affect our results of operations.

Share-Based Compensation

We account for share-based awards, consisting of restricted stock and stock options, issued to employees and non-employees in accordance with the guidance on share-based payments. Accordingly, employee share-based payment compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period (or the vesting period in the case of restricted stock or stock options). Share-based awards to non-employees are expensed over the period in which the related services are rendered.

Assessing the fair value of restricted stock requires significant judgment and is a subjective assessment based on the discounted projected cash flows of the Company, the price of our capital stock purchased by unrelated third parties and the equity value of comparable publicly traded oilfield service providers. The determination of the fair value of our stock options was estimated using the Black-Scholes option-pricing model and required the use of highly subjective assumptions. The Black-Scholes option-pricing model requires the use of highly subjective assumptions such as the estimated market value of our stock, expected term of the award, expected volatility and the risk-free interest rate.

We also need to apply significant judgment to estimate the forfeiture rate, which affects the amount of aggregate compensation that we are required to record as an expense. We estimate our forfeiture rate based on an analysis of our actual forfeitures, to the extent available, and will continue to evaluate the appropriateness of, and possible adjustments to, the forfeiture rate based on actual forfeiture experience, analysis of employee turnover and other factors. We have had virtually no employee turnover to date, therefore quarterly changes in the estimated forfeiture rate will likely have a significant effect on reported share-based compensation expense, as the cumulative effect of adjusting the rate for all expense amortization is recognized in the period the forfeiture estimate is changed. If a revised forfeiture rate is higher or lower than the previously estimated forfeiture rate, an adjustment is made that will result in a decrease or increase to the share-based compensation expense recognized in the consolidated financial statements.

We will continue to use judgment in evaluating the expected term, volatility and forfeiture rate related to our share-based compensation on a prospective basis and will incorporate these factors into our option-pricing model.

Each of these inputs is subjective and generally requires significant management judgment. If, in the future, we determine that another method for calculating the fair value of our stock options is more reasonable, or if another method for calculating these input assumptions is prescribed by authoritative guidance, and, therefore, should be used to estimate expected volatility or expected term, the fair value calculated for our employee stock options could change significantly. Higher volatility and longer expected terms generally result in an increase to share-based compensation expense determined at the date of grant.

Income Taxes

The determination and evaluation of our income tax provision involves the interpretation of tax laws in jurisdictions in which we operate and requires significant judgment and the use of estimates and assumptions regarding significant future events, such as the amount, timing and character of income, deductions and tax credits. Changes in tax laws, regulations, agreements, or our levels of operations or profitability in each jurisdiction may impact our tax liability in any given year. While our tax provision is based on the information available to us at the time, a number of years may elapse before the ultimate tax liabilities in certain tax jurisdictions are determined.

In accordance with FASB ASC Topic 740, Income Taxes, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Estimates, judgments and assumptions are required in determining whether deferred tax assets will be fully or partially realized. When it is estimated to be more likely than not that all or some portion of certain deferred tax assets, such as net operating loss carryforwards, will not be realized, we establish a valuation allowance for the amount of the deferred tax assets that is considered to be unrealizable. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

We record estimated reserves for uncertain tax positions if the position does not meet a more-likely than-not threshold to be sustained upon by review by taxing authorities. Income tax positions that previously failed to meet the more-likely than-not threshold are recognized as benefits in the first subsequent financial reporting period in which that threshold is met. The Company recognizes potential interest and penalties related to uncertain tax positions within the provision for income taxes.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to a variety of market risks including credit risk, interest rate risk and commodity price risk. The principal market risk to which we are exposed is the risk related to interest rate fluctuations. To a lesser extent, we are also exposed to risks related to increases in the prices of fuel and raw materials consumed in performing our services. We do not engage in commodity price hedging activities.

Credit Risk

We monitor our exposure to counterparties on service contracts and the collectability of our accounts receivable, primarily by reviewing their credit ratings, financial statements and payment history. We will extend credit terms based on our evaluation of each counterparty’s creditworthiness.

Our customers are engaged in the oil and natural gas industry. For the nine months ended September 30, 2011, approximately 76% of our revenues were from Petrohawk. This concentration of customers may impact overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic and industry conditions.

Interest Rate Risk

Our exposure to changes in interest rates relates primarily to long-term debt obligations. We are exposed to changes in interest rates as a result of our indebtedness under the Credit Agreement. We had outstanding variable interest rate borrowings of approximately $18.9 million and $8.8 million at December 31, 2011 and 2010, respectively. These borrowings represented 10% and 100% of total outstanding debt and bore average interest rates of 2.8% and 2.7% at December 31, 2011 and 2010, respectively. A hypothetical 10% change (approximately 28 basis points) in the average interest rate applicable to these borrowings would change our annualized interest expense by approximately $53,000 as of December 31, 2011. We do not believe our interest rate exposure warrants entry into interest rate hedges and have, therefore, not hedged our interest rate exposure.

The fair value of the notes at September 30, 2011, including the initial interest payment of approximately $8.1 million which was capitalized on September 1, 2011, was approximately $165.1 million. The notes, like all fixed rate securities, are subject to interest rate risk and will fall in value if market interest rates increase.

Commodity Price Risk

Our fuel and material purchases expose us to commodity price risk. Our material costs primarily include the cost of inventory consumed while performing our stimulation services such as frac sand, fracturing chemicals, coiled tubing and fluid supplies. Our fuel costs consist primarily of diesel fuel used by our various tractors and other motorized equipment. The prices for fuel and the raw materials in our inventory are volatile and are impacted by changes in supply and demand, as well as market uncertainty and regional shortages.

BUSINESS

Our Company

We are a Houston, Texas based oilfield services provider specializing in premium hydraulic fracturing, coiled tubing and other pressure pumping services. We commenced hydraulic fracturing services on August 29, 2011 for Petrohawk Energy Corporation (“Petrohawk”) in the Eagle Ford Shale. We commenced acid fracturing services on October 24, 2011 for El Paso E&P Company, L.P. (“El Paso”) in the Altamont Field in Utah. We commenced hydraulic fracturing services for Encana Oil & Gas (USA), Inc. (“Encana”) in the Haynesville Shale on November 29, 2011. In addition to the two hydraulic fracturing fleets we have purchased to service Petrohawk and Encana, we plan to add three additional hydraulic fracturing fleets by the end of the first half of 2012. We utilize modern, high pressure-rated fracturing equipment that allows us to handle challenging geological environments, reduce operating costs, increase asset utilization and deliver excellent customer service. In addition, we have established contracts for wet and dry sand supply and physical capabilities around the transport, processing and storage of sand used in the hydraulic fracturing process. We believe this will be a competitive advantage, particularly given the current market constraint in the supply of dry sand. Our management team has extensive industry experience providing completion and workover services to exploration and production (“E&P”) companies.

We are currently operating two complete high-specification hydraulic fracturing fleets. In addition, we have a third fleet on order with complete delivery expected by the end of February 2012. Our first two hydraulic fracturing fleets consist of twenty 2,500 brake horsepower (“BHP”) “Quintuplex” hydraulic pumping units, yielding 2,250 hydraulic horsepower (“HHP”), ten 2,500 BHP “Destiny Triplex” hydraulic pumping units, yielding 2,250 HHP and twenty 2,250 BHP “Triplex” hydraulic pumping units, yielding 2,000 HHP, representing a total of 107,500 HHP. Our third fleet will consist of twenty-one 2,250 BHP hydraulic pumping units, yielding 2,000 HHP that will increase our total HHP to 149,500 HHP across the three fleets. In addition, we have placed deposits on fourth and fifth fleets for delivery in the first half of 2012. These combined fleets would add forty 2,250 BHP hydraulic pumping units, yielding 2,000 HHP, bringing our total to 111 hydraulic pumping units with a total of 229,500 HHP. Our state-of-the-art hydraulic fracturing units are rated 15,000 pounds per square inch (“psi”) or higher and are specially designed for the most complex and challenging hydraulic fracturing projects, which typically involve long lateral segments and multiple fracturing stages in high pressure formations, and we believe our units are among the highest-specification units available in the market today.

We are under contract with Encana, Petrohawk and El Paso to perform services in the Haynesville Shale in northwestern Louisiana and eastern Texas, the Eagle Ford Shale in southern Texas, and the Altamont Field in Utah, respectively. We believe the fleet we have under contract with Encana, consisting of 22 pumps and an additional eight backup pumps, will be one of the largest hydraulic fracturing fleets operating in the United States. We estimate that our current contracts with Encana and Petrohawk together will generate an average of approximately $23 million per month in total revenues once both of our two initial fleets are fully-deployed on 24-hour operations. This estimate is based upon the aggregate fracturing stages estimated to be completed by the Company for Encana, through November 2012, and Petrohawk through August 2012. Our actual revenue from these contracts may differ and we can provide no assurance that we will be able to achieve such estimated revenue.

We plan to focus on the most active unconventional oil and natural gas plays in the United States where we believe we will have a competitive advantage due to the high performance and durability of our equipment. In addition, we may consider expanding our business to include other unconventional and conventional oil and natural gas formations, including certain areas of the Marcellus and the Utica Shales in the Appalachian Basin in Pennsylvania and West Virginia, the Permian Basin in western Texas and southeastern New Mexico, the Niobrara Shale in Colorado, Wyoming and Nebraska, the Granite Wash formation in Oklahoma and the Bakken Shale in North Dakota and Montana.

We have a very limited operating history and face many risks that could have a material adverse effect on our results of operations as more particularly described in the “Risk Factors” section of this prospectus, including the concentration of our customer base within the oil and natural gas production industry and the risks that adversely affect that industry, our dependence on our existing contracts and our relationship with each of Encana and Petrohawk (which represented an estimated 80% to 90% of our total 2011 revenues and which we anticipate will likely represent a significant portion of our total 2012 revenues, and both of which may be terminated upon default, non-performance or otherwise as described in this prospectus), the inability of our suppliers to timely deliver equipment, raw materials or transportation services, regulatory compliance and permit costs and restrictions, our ability to service our current debt obligations and operate in compliance with covenants relating thereto, our ability to finance the capital needs of our business, pricing competition, changes in the technology and the availability of equipment, risks associated with acquiring and integrating other businesses, our ability to effectively manage a public company, labor matters, hazards and environmental risks inherent in the oil and natural gas industry and losses and liabilities from uninsured or underinsured drilling and operating activities, environmental, health and safety laws and regulations that govern our operations. You should read the “Risk Factors” section of this prospectus carefully in its entirety and consider the descriptions of our business in this prospectus in light of those risks.

Our Service Lines

Hydraulic Fracturing Services

We believe hydraulic fracturing will be the largest segment of the Company by revenue based on our existing contracts. Hydraulic fracturing services are utilized when the formations holding oil and natural gas lack the permeability to release their hydrocarbons as is typical in many unconventional oil and natural gas plays. Fracturing involves pumping a specially formulated slurry down a well casing or tubing, under high pressure, causing the underground formation to crack or fracture. Suspended in the slurry is a propping agent (“proppant”), generally consisting of sand, resin-coated sand or ceramic particles, which keeps the fracture open and allows the oil or natural gas to flow more freely to the surface. The proppant fills the fractures created by the mechanical fracturing process and preserves the permeability enhancement of the formation. The extremely high pressures required to stimulate wells in the regions in which we are contracted to operate presents a challenging environment for achieving a successfully fractured horizontal well. As a result, an important component of our value proposition to customers is our technical expertise and experience that allows us to work directly with the customer’s engineers at the job site to provide advice and assistance to improve well completions. Our engineering staff also provides technical evaluation, job design and fluid recommendations for our customers as an integral element of our fracturing service.

In January 2011, we entered into purchase arrangements with Enerflow Industries Inc. (“Enerflow”) and Stewart & Stevenson Manufacturing Technologies LLC (“S&S”), two of the leading manufacturers of hydraulic fracturing equipment, to manufacture our hydraulic fracturing units. These hydraulic fracturing units consist of hydraulic pumping units, chemical additive vans, data vans, hydration units, trailer-mounted blenders and manifold trailers. The group of fracturing units, other equipment and vehicles necessary to perform a typical fracturing job is referred to as a “fleet,” and the personnel assigned to each fleet are commonly referred to as a “crew.” For information about the equipment that is included in our fleets, see “—Our Strengths—Modern, High Specification Fracturing Fleets” beginning on page 104.

We are currently under contract to provide hydraulic fracturing services to leading North American E&P companies Encana, Petrohawk and El Paso in the Haynesville Shale, Eagle Ford Shale and Altamont Field, respectively. With our first two hydraulic fracturing fleets, we will be able to provide all of the equipment, manpower, and logistics management necessary to complete each fracturing stage under our existing contracts. In addition, we are positioned to source and deliver all of the necessary proppants and other raw materials (including “frac sand” and fuel) required by Petrohawk in the Eagle Ford Shale, and are exploring developing the same capabilities for Encana in the Haynesville Shale. The products used in the hydraulic fracturing process include a mixture of water, sand, guar gum and various other chemicals. We believe our access to the supply, transport, processing and storage of frac sand is an important differentiating factor for us relative to our peers.

Haynesville Shale

The Haynesville Shale is an unconventional natural gas play that underlies over 5 million acres in northwestern Louisiana and eastern Texas. The Haynesville Shale stretches from Harrison County, Texas in the northwest to Sabine and Natchitoches Parishes, Louisiana in the southeast. The Haynesville Shale reservoir is defined by as much as 300 feet of an organic rich black shale that is found at depths ranging from approximately 10,500 to 13,000 feet.

Since its discovery in 2008, the Haynesville Shale has become one of the most active natural gas reservoirs in the United States and has the potential to be one of the most significant natural gas discoveries in the United States. The Haynesville Shale remains a target of significant capital investment by E&P companies and there remains a large backlog of drilled but uncompleted wells. As of December 29, 2011, there were 113 drilling rigs working in the Haynesville Shale, based on data from Baker Hughes. A single well may be completed in as many as 25 stages, or horizontal zones, each of which requires a separate fracturing procedure. In addition, the geology in the Haynesville Shale creates relatively high temperature and high pressure downhole environments, which require larger capacity fracturing fleets with higher pressure ratings such as our existing and planned fleets. On November 29, 2011, we deployed a substantial part of our first and largest hydraulic fracturing fleet in the Haynesville Shale, consisting of 30 fracturing pumps (eight of which are backup pumps) with 75,000 total BHP and 67,500 total HHP, pursuant to our contract with Encana.

Eagle Ford Shale

The Eagle Ford Shale is a geological formation that varies in depth and thickness and is found beneath counties in southern Texas stretching from Fayette County to LaSalle County. The Eagle Ford Shale is found at depths between 4,000 and 12,000 feet and the shale thickness averages 250 feet across the play, but can be as thick as 400 feet in some areas. The Eagle Ford has benefited from a fundamental industry shift towards the development of liquids-rich shale resources. The high liquids content of the Eagle Ford has attracted large amounts of capital investment leading to a dramatic increase in drilling activity in the Eagle Ford. As of December 29, 2011 there were 224 drilling rigs active in the Eagle Ford Shale, according to Baker Hughes. On August 29, 2011, we deployed our second hydraulic fracturing fleet consisting of 20 fracturing pumps with 45,000 total BHP and 40,000 total HHP pursuant to a contract with Petrohawk, a significant holder of drilling leases in the Eagle Ford Shale.

Coiled Tubing Services

We provide coiled tubing services in the United States. Coiled tubing is a key segment of the well service industry that allows operators to continue production during service operations without shutting down the well, reducing the risk of formation damage. The growth in deep well and horizontal drilling has increased the market for coiled tubing. Coiled tubing services involve using flexible steel pipe inserted into oil and natural gas wells to perform a variety of services. This flexible steel pipe, known as coiled tubing, is typically thousands of feet long and coiled onto a specialty truck. The small diameter of coiled tubing allows it to be inserted through production tubing, allowing work to be done on an active well. Coiled tubing provides many advantages over costlier workover rigs. For example, wells do not have to cease production (shut in) during most coiled tubing operations, reducing the risk of damaging the formation. Additionally, coiled tubing can be inserted and removed more quickly than conventional pipe, which must be joined and unjoined. Coiled tubing also allows for the precise directing of fluids and treatment chemicals in a wellbore, resulting in better stimulation treatments.

We currently provide coiled tubing services to over 20 customers, primarily on a short-term, day-rate basis. Our coiled tubing services are highly complementary to our hydraulic fracturing services by providing various functions associated with well completion and servicing. We believe this provides us an opportunity to cross-sell our coiled tubing customer base on future long-term hydraulic fracturing contracts. We expect to have a fleet of 13 coiled tubing units by the end of February 2012. Our nine existing 1 1/4” to 1 3/4” diameter coiled tubing units are under lease from Well Services Blocker, Inc. (“WSB”) and are designated to work in eastern Texas and southern and northern Louisiana. In response to strong market demand, we have contracted to acquire four 2” coiled tubing units and have acquired three nitrogen units which will allow us to perform a variety of wellbore applications, including foam washing, acidizing, displacing, cementing, gravel packing, plug drilling, fishing and jetting. Our four new coiled tubing units are being manufactured by Hydra Rig, a division of National Oilwell Varco Inc. (“Hydra Rig”), and our three nitrogen units were manufactured by S&S.

Other Pressure Pumping Services

We also provide cementing and other pressure pumping services to our customers. Cementing services use pressure pumping equipment to deliver a slurry of liquid cement that is pumped down a well between the casing and the borehole. The principal use of cementing is known as primary cementing. Primary cementing provides isolation between fluid zones behind the casing to minimize potential damage to hydrocarbon bearing formations or the integrity of freshwater aquifers, and provides structural integrity for the casing by securing it to the earth. Cementing is also done when recompleting wells, where one zone is plugged and another is opened. Plugging and abandoning wells also requires cementing services. In addition to cementing services, we expect to provide other pressure pumping services, which will include well injection, cased-hole testing, workover pumping, mud displacement and wireline pumpdowns. Our customers would utilize these other pressure pumping services in connection with the completion of new wells and remedial and production enhancement work on existing wells. These other pressure pumping services are routinely performed in conjunction with coiled tubing services, and often provide us with insight into the customer’s future requirements for our other services.

Financial information about our segments is included in Note 14 to our historical consolidated Financial Statements.

Customer Contracts

We intend to provide service to our customers through long-term contracts for our hydraulic fracturing fleets. We currently have service contracts and related agreements in place with our two largest customers, Encana and Petrohawk. Our Encana contract has initial fleet requirements of twenty-two 2,500 BHP/2,250 HHP pumps with additional requirements for eight 2,500 BHP/2,250 HHP backup pumps. Our Petrohawk contract has a fleet requirement of twenty 2,250 BHP/2,000 HHP pumps, six of which are backup pumps. In addition to our contract with El Paso in the Altamont Field, we are in active discussions with several leading North American E&P companies for a third fleet and believe a third contract will be finalized by the end of the first quarter of 2012.

Current Hydraulic Fracturing Contracts

Fleet	Customer	Basin	BHP/HHP	Total Pumps (including backup pumps)	Start Date
1	Encana	Haynesville	75,000/67,500	30	November 29, 2011

2	Petrohawk	Eagle Ford	45,000/40,000	20	August 29, 2011

Encana Fracturing Contract

On September 1, 2010, we entered into a master services agreement with Encana (the “Encana MSA”) pursuant to which we agreed to provide hydraulic fracturing and related services to Encana on a project by project basis. The Encana MSA sets forth the general terms and conditions which will be applicable to the services provided on all projects. The specific services to be rendered by us in connection with each particular project, and specific detailed terms and conditions to be applicable to the services to be provided by us in connection with each project, will be set forth in each work order to be entered into between Encana and us with respect to the project.

Under the Encana MSA, we are required to, at our sole expense: furnish the hydraulic fracturing services of all personnel and supervisors required to complete the work; supply all equipment, raw materials, transportation, and supplies required to complete the work; provide all necessary safeguards, as are dictated by current industry standards, for the protection of all aspects of the work and all persons involved in the work; obtain and provide evidence to Encana of all permits and licenses that are required to perform the work, except for air permits and other environmental permits (which are Encana’s responsibility); and pay any payroll or occupation or similar taxes and all sales, use or consumer taxes required. Our provision of services and materials under each Encana work order are subject to a twelve-month warranty. Encana may require us, at our expense, to redesign, resupply or otherwise correct any defect or to otherwise remedy a breach of the warranty. Encana must notify us of defects within fifteen days after either performance tests are completed or the transfer of care, custody and control of all of the work to Encana. If Encana does not give notice of defects within the fifteen-day period, or if after we correct a defect, Encana does not notify us within ten days of the completion of such corrective action of any further defects, Encana will be deemed to have accepted the work.

On October 8, 2010, pursuant to the Encana MSA, we entered into a work order with Encana (the “Encana Work Order”), which was subsequently amended in January, September and December 2011 to provide hydraulic fracturing services in the Haynesville Shale in northwestern Louisiana and eastern Texas. The Encana Work Order calls for us to provide 30 hydraulic pumping units, with 8 of those units serving as backups to provide substantial redundancy to enhance efficiency and minimize delays. The Encana Work Order provides for an initial 12-month service period that commenced on November 29, 2011 and is renewable for up to four additional one-year service periods by mutual agreement. The Encana Work Order provides for payments to us by Encana at a certain average rate per stage if we are performing 14-hour operations during the service term and a different average rate per stage if we are performing 24-hour operations during the service term. The Encana Work Order requires us to perform certain specified minimum average numbers of stages per month over a rolling three-month period of performing 14-hour operations or 24-hour operations, respectively. If we do not meet these minimum performance requirements we will be in default under the Encana Work Order. Based on the pace of our current hydraulic fracturing operations for Encana, we believe that it is unlikely that we will default under the Encana Work Order for failure to meet such rolling quarterly minimum requirements. We are entitled to certain minimum payments each period if Encana does not require our services at a rate which would allow us to meet or exceed those minimums. In the event of any conflict between the terms of the Encana MSA and the Encana Work Order, the provisions of the Encana Work Order will control. We refer to the Encana MSA, as amended by the Encana Work Order, as the Encana contract.

If we commit certain defaults under the Encana Work Order, Encana may terminate the Encana Work Order upon 30 days written notice. Such defaults include: our failure to complete a certain number of stages within the 30 days between January 30, 2012 and February 29, 2012 (i.e., within the last 30 days of the first 90 days of service); our failure to complete a certain average number of stages over three-month rolling periods; our failure to report all incidents, including, but not limited to, spills, releases and near hits to Encana in a timely manner (within 24 hours from the time of occurrence); our failure to timely provide a corrective action report and a corrective action plan and correct two or more OSHA recordable incidents or one reportable spill in any month; our failure to provide a corrective action report and corrective action plan with respect to recurring service quality issues within two weeks of receiving notice from Encana thereof and resolve such issues within 30 days of the delivery of such corrective action plan; our failure to follow our safe work policies, practices and standards, or Encana’s instructions, or our violation of any applicable laws, rules, regulations, permits, or authorizations or Encana’s safety rules, practices and policies; and our failure to take appropriate action to prevent and/or minimize adverse environmental impact(s) including, but not limited to, spills and releases. In the event of a conflict between the terms of the Encana MSA and the default and termination provisions of the Encana Work Order, the terms of the Encana Work Order control.

We are currently performing 14-hour operations for Encana. Based on the pace of our current hydraulic fracturing operations for Encana, we believe that it is unlikely that we will default under the Encana Work Order for failure to complete the required number of stages within the 30-day period ending February 29, 2012; and although we cannot give assurances that we will not be subject to a reduction in business from Encana that impacts our future per-stage operations, based on the pace of our current hydraulic fracturing operations for Encana, we believe that it is unlikely that we will default under the Encana Work Order for failure to meet such rolling quarterly minimum requirements.

The Encana MSA may be terminated by either party at any time, with or without cause, with 30 days prior written notice. Any such termination does not affect any rights or obligations of either party under the Encana MSA or the Encana Work Order. If the Encana MSA is terminated by Encana without cause, Encana will assume and become liable for all obligations and commitments that we may have previously in good faith undertaken or incurred in connection with the Encana MSA, and Encana will pay us, as compensation for the work performed prior to such termination, all costs we have incurred and the reasonable costs we have committed and demobilization costs, if applicable. The Encana MSA provides for certain defaults including: our insolvency, receivership or the commencement of bankruptcy proceedings by or against us; our material violation of laws or ordinances applying to our performance under the Encana MSA or our disregard of instructions from Encana; except for force majeure, our failure, neglect, refusal, or inability to provide ample supervision, labor, materials or equipment to perform under the MSA at a rate and in a manner deemed sufficient by Encana; our allowance of any third party liens against the materials or services we provide or Encana’s sites; and our failure to perform any other material provision of the Encana MSA. In the event of a default under the Encana MSA, Encana has the right to terminate the Encana MSA (subject to giving us a reasonable opportunity to cure such default), request that we withdraw from their sites and assign to them any of our subcontracts that they request, finish the work itself or with the assistance of third parties, and/or withhold the payment of any further sums due to us until such work is completed (subject to determination by mutual agreement of the amount, if any, of excess cost incurred by Encana to complete the work and the amount to which we are entitled for our performance up to the date of such termination).

Encana may request that we relocate the equipment proposed to be used in the Haynesville Shale to the Piceance Basin in Colorado and Wyoming. If Encana requests such a relocation, Encana will continue to pay us the minimum per stage amounts provided for in the Encana Work Order during the relocation process and reimburse us for relocation costs. Based on our estimates, we believe we may earn revenue of approximately $26 million per three-month period over the term of the Encana Work Order once our fleet is deployed on 24-hour operations. Our actual revenue from the Encana Work Order may differ and we can provide no assurance that we will be able to achieve such estimated revenue. This amount is lower than our estimated revenue from the Petrohawk contract over a comparable period because Encana is providing its own raw material inputs while Petrohawk is not.

Petrohawk Fracturing Contract

On September 3, 2010 we entered into a contract with Petrohawk, which was supplemented on January 14, 2011, to provide hydraulic fracturing services to Petrohawk in the Eagle Ford Shale in southern Texas. The Petrohawk contract provides for a 24-month service period commencing on May 1, 2011 (regardless of when services under the Petrohawk contract commence). We commenced hydraulic fracturing services under the Petrohawk contract with a fleet of 20 hydraulic pumping units on August 29, 2011. Pursuant to the Petrohawk contract, Petrohawk is obligated to pay us a monthly service fee equal to the greater of (i) the total number of stages completed by us multiplied by a specified stage rate and (ii) a minimum amount per month. The stage rate is agreed upon in a field ticket on a per stage basis. In order to be entitled to receive the specified minimum amount, we must be available to provide pumping services for a minimum of 22 days per month. The Petrohawk contract can be terminated by Petrohawk in the event we are unable to perform under the terms of the contract, which includes our inability to provide proppant under the terms of the contract. We are currently performing under the contract and have no reason to believe that it will be terminated by Petrohawk.

Based on our estimate, we believe we may earn revenue of approximately $44 million per three-month period, including amounts paid by Petrohawk for raw materials, such as proppant, supplied by us over the term of the Petrohawk contract once our fleet is deployed on 24-hour operations. Our actual revenue from our contract with Petrohawk may differ and we can provide no assurance that we will be able to achieve such estimated revenue.

On March 28, 2011, we entered into a master services agreement with Petrohawk (the “Petrohawk MSA”), which sets forth the general terms and conditions which will be applicable to future hydraulic fracturing services which we provide to Petrohawk on all projects. We may enter into a separate work order with Petrohawk (the “Petrohawk Work Order”) with respect to each such future hydraulic fracturing project that we agree to undertake for Petrohawk which will set forth the detailed terms and conditions to be applicable to the services to be provided by us in connection with the project. In the event of any conflict between the terms of the Petrohawk MSA and a Petrohawk Work Order, field ticket, or other memoranda, the terms of the Petrohawk MSA will control.

The Petrohawk MSA may be terminated by either party at any time, with or without cause, upon 30 days prior written notice. Any such termination does not affect any rights or obligations of either party under the Petrohawk MSA or any applicable Petrohawk Work Order. The Petrohawk MSA provides the following will constitute default by us: our insolvency, general assignment for the benefit of creditors or admission in writing of our inability to pay our debts generally as the same become due; the institution of any proceedings under any federal, state or local laws for relief of debtors or for the appointment of a receiver, trustee or liquidator of the Company; our voluntary petition in bankruptcy or for a reorganization or for an adjudication of the Company as insolvent or bankrupt; an attachment being levied upon our equipment which is not removed within five days; or our failure to perform our obligations under the Petrohawk MSA, including the failure to provide agreed proppant as specified in the applicable Petrohawk Work Order. In the event we default under the Petrohawk MSA, Petrohawk has the right to: cancel the Petrohawk MSA and all verbal or written agreements between the parties, terminate immediately all work then being performed by us under the Petrohawk MSA, and/or pursue any or all of Petrohawk’s legal or equitable remedies, subject to the arbitration requirements of the Petrohawk MSA.

Other Fracturing Contracts

On September 6, 2011, we entered into a master services agreement with El Paso, pursuant to which we agreed to provide hydraulic fracturing and related services to it on a project by project basis. On October 4, 2011, pursuant to the master services agreement, we entered into a short-term work request with El Paso (the “Work Request”), to provide acid fracturing services in the Altamont-Bluebell Field in Altamont, Utah. We commenced services on October 24, 2011 and are currently continuing to work through mutual agreement. Prior to deployment of the completed third fleet, we utilized excess capacity to service the Work Request. Specifically, we are utilizing four pumps supplied by UE Manufacturing, a division of United Holdings LLC (“UE”), two of which are back-up pumps.

Coiled Tubing and Other Pressure Pumping Services

Our coiled tubing and other pressure pumping services are typically provided through short-term day rate arrangements.

Transportation Contract

On July 7, 2011, we entered into a master lease agreement with Midwest Railcar Corporation (“Midwest”), as the same may be supplemented by each schedule thereto (the “Rail Lease Agreement”). Under schedules to the Rail Lease Agreement, we have agreed to lease up to 461 100-ton railcars. The base term for the lease of the railcars covered by a particular schedule commences on the first day of the month following delivery and continues for a period of 60 months to 84 months. The railcars under these schedules are leased at a fixed rent per month between $485 and $550 per railcar. The railcars are only permitted to be used for the transportation and storage of sand. We are responsible for the costs and expenses of any and all repair and maintenance of the railcars, as well as any damage to any railcar resulting from any reason whatsoever, other than damage attributable to the actions or omissions of Midwest. If any railcar accumulates more than 25,000 miles in any calendar year (loaded or empty), the Company will incur additional charges for the excess mileage. We were required to deliver security deposits totaling $1,106,160 as of September 30, 2011 upon execution of the Rail Lease Agreement.

Equipment Purchase Agreements

We are currently operating two state-of-the-art, high-specification hydraulic fracturing fleets, representing an aggregate 120,000 BHP/107,500 HHP. In addition, we have a third fleet on order with complete delivery expected by the end of February 2012. We have placed deposits on fourth and fifth fleets for expected delivery in the first half of 2012. We have also contracted to purchase four coiled tubing units (two of which were received in October and were put into operation in November and the third was delivered in late December 2011 and is expected to be put into operation in January 2012) and have acquired three nitrogen units to service our existing customer contracts and complement our existing fleets of coiled tubing and cementing assets. Each of our fracturing fleets is designed for operations including hydraulic fracturing, acid stimulation, high-pressure pumping, liquid carbon dioxide pumping and pressure testing. The table below sets forth our contracted hydraulic fracturing fleets.

Hydraulic Fracturing Fleet Summary as of December 31, 2011

Fleet	Manufacturer	Delivery Completion	Number of Pumps	Total Capacity (BHP/HHP)
1	Enerflow	January 2012	30	75,000/67,500

2	S&S	August 2011	20	45,000/40,000

3	United Engines	February 2012 (scheduled)	21	47,250/42,000

Fracturing Equipment

Fracturing Fleet 1

Enerflow manufactured our first fleet based on our specifications. We commenced services on November 29, 2011 under the Encana Work Order. The entire first fleet consists of:

•

Thirty Shock Pulse Method (“SPM”) hydraulic pumping units, including twenty “Quintuplex” model 2500 SD 2,500 BHP/2,250 HHP hydraulic pumping units and ten SPM “Triplex” model Destiny TWS 2,500 BHP/2,250 HHP hydraulic pumping units (eight of which will be backup pumps)

•	One chemical additive van

•	One data van

•	One HU80 hydration unit

•	Two trailer mounted 125 BPM blenders

•	Two manifold trailers

Fracturing Fleet 2

S&S manufactured our second fleet based on our specifications. We commenced services using this fleet under the Petrohawk contract on August 29, 2011. The entire second fleet consists of:

•	Twenty SPM “Triplex” model FT-2251T 2,250 BHP/2,000 HHP hydraulic pumping units (six of which are backup pumps)

•	Twenty optional wet kits

•	Two trailer mounted 130 BPM blenders

•	One trailer mounted chemical additive and hydration unit

•	One truck mounted data acquisition and control center

•	One trailer mounted chemical additive unit

Fracturing Fleet 3

We have made payment of a substantial part of the applicable purchase price to UE for hydraulic pumping units for our third fracturing fleet, which they are currently manufacturing according to our specifications. We anticipate full receipt of our third fleet by the end of February 2012. The entire third fleet consists of:

•	Twenty-one 2,250 BHP/2,000 HHP hydraulic pumping units (as many as seven of which will be backup pumps depending on future customer’s requirements)

•	One chemical additive van

•	One treatment van

•	One hydration unit

•	Two trailer mounted 125 BPM blenders

•	Two frac manifolds

•	One iron trailer

•	Eight sand chiefs

•	Two t-belts

Planned Fracturing Fleets 4 and 5

We have placed deposits for our fourth and fifth hydraulic fracturing fleets, consisting of an aggregate of forty 2,250 BHP/2,000 HHP hydraulic pumping units. We anticipate that delivery of the fourth and fifth fleets will occur in the first half of 2012.

Coiled Tubing Fleet

We currently have nine leased units, which are leased from WSB. In addition, we have contracted to purchase an additional coiled tubing fleet consisting of four additional coiled tubing units from Hydra Rig. Hydra Rig is manufacturing our coiled tubing fleet based on our specifications. We received two coiled tubing units in October 2011, which we put into operation in November 2011. We received our third coiled tubing unit in December 2011 and anticipate delivery of our fourth coiled tubing unit by the end of February 2012. The entire Hydra Rig fleet consists of:

•	Two 2” diameter 18,500 foot spool, 15,000 psi, coiled tubing units

•	Two 2” diameter 22,000 foot spool, 15,000 psi, coiled tubing units

Industry Overview and Trends Impacting Our Business

The pressure pumping industry provides hydraulic fracturing and other well stimulation services to oil and natural gas E&P companies. Hydraulic fracturing involves pumping a specially formulated slurry down a well casing or tubing under high pressure causing the underground formation to crack or fracture. Suspended in the slurry is a proppant to keep the fracture open, which allows the oil or natural gas to flow more freely to the surface. The proppant fills the fractures created by the mechanical fracturing process and preserves the permeability of the formation. Fracturing is required when the formation holding the oil and natural gas lacks the permeability to release hydrocarbons quickly, as is typical in many active shale and unconventional oil and natural gas plays.

The total size of the North American pressure pumping market, on a revenue basis, was approximately $7 billion in 2009, approximately $15 billion in 2010 and approximately $27 billion in 2011 based on data from a January 2012 report by Spears & Associates, Inc. The revenue generated in this pressure pumping market is forecasted to reach $32 billion in 2012.

Ongoing Development of Existing and Emerging Unconventional Resources

Over the past decade, E&P companies have focused on exploiting the vast resource potential available across many of North America’s unconventional resource plays through the application of new horizontal drilling and completion technologies, including multi-stage hydraulic fracturing. Well-capitalized producers have acquired and/or leased large acreage positions in shale plays, including those in our core areas of the Haynesville Shale and Eagle Ford Shale, using short-term leases (three years or less) which require producers to drill wells to retain the acreage. Since the beginning of 2008, producers have acquired over $150 billion in properties in unconventional resource plays in the United States; over $33 billion of these acquisitions have been in the Haynesville Shale and Eagle Ford Shale areas.

Development of North America’s vast unconventional resources will require significant capital investment over a long period of time and necessitate the continued use of multi-stage hydraulic fracturing. To help fund their drilling program in these areas, a number of producers have also entered into joint venture transactions with large international operators and private equity sponsors. These producers and their joint venture partners have committed significant capital to the development of unconventional resources, which we believe will result in sustained drilling activity. We have observed increased bidding activity in our areas of operations, a growing backlog of fracturing projects, full equipment utilization and substantial pricing power for fracturing service providers. We currently expect these factors to continue to persist and the market for fracturing services to continue to be tight. Accordingly, we believe the long-term development horizon for these unconventional resource plays will help mitigate the impact of short-term changes in oil and natural gas prices on the demand for hydraulic fracturing services.

Increased Horizontal Drilling Activity and Service Intensity in Unconventional Basins

Significant growth in the number of horizontal rigs and greater service intensity in unconventional reservoirs are the primary factors driving pressure pumping demand in North America. The number of horizontal drilling rigs in the United States has climbed from 48 (6.2% of the total operating rigs) at the end of 1999 to 1,167 (58.1% of the total operating rigs) as of December 29, 2011, based on data from Baker Hughes. Compounding the impact of more horizontal wells, many newly-explored shales such as the Haynesville and Eagle Ford Shales, are high-pressure reservoirs that require greater pressure pumping intensity and more time to complete. At the same time, the hydraulic fracturing industry is benefiting from drilling trends that are causing the number of fracturing stages to grow at a faster rate than the horizontal rig count. As E&P companies have become more experienced at developing unconventional plays, the time required to drill wells has decreased, thus increasing the number of wells drilled per year and hence the number of fracturing stages demanded for a given rig count. In addition, the length of well laterals is increasing and fracturing stages are being performed at closer intervals, further increasing the number of fracturing stages per well. These trends support continued demand for pressure pumping capacity and provide significant revenue opportunities for our services.

Increased Drilling in Oil- and Liquids-rich Formations

There is increasing drilling activity in oil- and liquids-rich formations in the United States, such as the Eagle Ford, Permian Basin, Bakken and Niobrara Shales and various plays in Oklahoma, including the Granite Wash. Based on data from Baker Hughes, the number of U.S. oil-directed rigs has increased approximately 185.4%

from December 31, 2009 to 1,193 as of December 29, 2011, and more than 50% of U.S. drilling rigs are now oil focused. Although the E&P industry is cyclical and oil prices have historically been volatile, we believe that many of the oil- and liquids-rich plays are economically attractive at oil prices substantially below the current prevailing oil price. U.S. liquids drilling rigs in unconventional basins are also increasingly frac intensive, measured by horsepower required per active drilling rig. We believe these trends will continue to support sustained growth in our business.

Constrained Supply of Frac Sand

The frac sand used in oil and natural gas proppants must meet certain size and other specifications in order to be suitable for hydraulic fracturing purposes. Securing access to frac sand that conforms to the specifications established by the American Petroleum Institute is increasingly important to suppliers and customers of hydraulic fracturing services. Rising unconventional production in the United States will continue to support demand for frac sand, which is used extensively in domestic unconventional basins. The frac sand market is driven by the overall demand for oil and natural gas production and, in particular, horizontal drilling of oil and natural gas wells. Technological improvements in horizontal drilling have made oil and natural gas extraction from U.S. shale basins more cost-effective in recent years. Accordingly, the demand for frac sand has grown significantly, paralleling the heightened E&P activity in unconventional reservoirs. We believe the industry is currently experiencing both high demand and tight supply of frac sand. According to a report by the Freedonia Group Inc., based on the above factors, demand for all proppants is projected to increase at a compound annual growth rate of approximately 16% from $2.5 billion in 2010 to $5.1 billion in 2015, and, more specifically, demand for coated frac sand and raw frac sand in the United States and Canada is projected to increase at a compound annual growth rate of approximately 15% from $950 million in 2010 to approximately $1.9 billion in 2015.

High Asset Utilization and Tight Equipment Market

Due to increased drilling in oil and natural gas unconventional formations, the demand for well stimulation services has increased dramatically. As a result of this high demand, equipment manufacturers have had difficulty keeping pace in terms of bringing new equipment to market. The equipment supply constraint has yielded high asset utilization levels across the industry. The high demand for hydraulic fracturing services has caused hydraulic fracturing fleets to be utilized at high rates, with many fleets running 24 hours per day. The intensive use of equipment has contributed to elevated equipment failure rates and the attrition of units from service. We believe the current supply and demand landscape for hydraulic fracturing services and the efficiency gains in the field will lead to continued demand for our services, which we are well positioned to meet with our current fleets and the three additional fleets coming online through the first half of 2012.

Strong Growth in Coiled Tubing Demand

Coiled tubing remains the preferred deployment system for drilling out composite plugs in horizontal wells after multiple stage fracture jobs. Throughout North America, coiled tubing units capable of running 2” diameter and larger pipe are in short supply and therefore are being contracted at premium pricing. According to data from a January 2011 report by Spears & Associates, Inc., the total size of the global coiled tubing market, based on revenue, was approximately $3 billion in 2010 and was expected to grow 20% to $3.5 billion in 2011. The shortage in premium coiled tubing is currently one of the constraints in oilfield development, and we believe that having our own coiled tubing units will allow us to more efficiently utilize our hydraulic fracturing fleets.

Our Strengths

Modern, High Specification Fracturing Fleets

The equipment used in our fleets make them among the most reliable and highest performing hydraulic fracturing fleets available to the marketplace. We believe that the fleets will be capable of operating at some of the highest pressure and flow rate requirements in the field. The Enerflow SPM “Quintuplex” model 2500 SD hydraulic pumping units purchased for the Encana contract are capable of delivering up to 2,500 BHP/2,250 HHP and can operate at high efficiency levels because total pump rod loading is distributed over five pistons rather than the more standard three pistons. However, our three piston SPM “Destiny Triplex” units have a 10” stroke, as compared to a typical 8” stroke, resulting in less overall wear on expendables and improved overall pump durability. The 2,250 BHP/2,000 HHP pumps purchased for the Petrohawk contract operate at or above current industry averages, as do the 2,250 BHP/2,000 HHP pumps designated by UE for our third fleet. In addition, all of our pumps are capable of operating at pressures of 15,000 psi. These newer fleets allow us to operate at lower gears and relative output levels reducing the wear and tear on our equipment.

We anticipate that the new equipment we have purchased will offer greater efficiency by delivering equivalent or greater horsepower, lower fuel cost, lower personnel costs, less wear and tear on equipment, reduced downtime, lower repair and maintenance costs and safer operations resulting in increased profitability and asset utilization relative to older equipment in the field. As a result, we believe that investment in new equipment will enhance customer satisfaction through efficiency gains in the field and allow us to better serve the diverse and increasingly challenging needs of our current and future customers.

Reduced Downtime as a Result of New Equipment and Equipment Redundancy

Downtime due to equipment problems is commonplace in the industry and costly to customers who continue to pay for equipment and labor during the downtime. In addition to operating only newer, higher performing equipment, we have designed our fleet configurations to help customers minimize downtime due to equipment failure. We have designated eight backup pumps for Fleet 1, six backup pumps for Fleet 2, and plan to have as many as seven backup pumps for Fleet 3. This built-in equipment redundancy will allow us to quickly substitute a backup pump for any pump requiring maintenance or replacement. We believe this offers an attractive value proposition to our customers as the additional cost of maintaining backup pumps is more than offset by the benefits of reduced downtime and increased efficiency.

Service Contracts with Market Leaders

Current contracts with our two largest customers, Encana and Petrohawk, are projected to provide for consistent minimum revenue streams over the near term. This visibility enhances our ability to forecast, budget and plan our business from a strategic perspective. In addition, we believe that these contracts will help us build stronger customer relationships over time as these customers look to us as a reliable supplier of services critical to their business. We will continue to pursue long-term contracts with customers as we grow our business and asset base.

Integrated Logistics Management; Providing Secure Access to Frac Sand

To meet customer demand for frac sand, we are currently developing our own integrated supply chain to provide for the timely acquisition, processing and delivery of frac sand. We have contracted with an independent sand mining company to provide wet and dry frac sand and have initiated arrangements to control and manage the transportation and processing of this key input. Our initial frac sand supply contract has an initial term of 12 months, extendable at our option for an additional 12 months. We have also contracted with another independent sand mining company to provide dry frac sand. This contract has an initial term of 24 months. We are developing a drying and delivery facility near San Antonio, Texas, and have negotiated the use of a railway line and a lease of up to 461 railcars, which will enable us to transport frac sand directly from the mine to our processing facility. The San Antonio facility is intended to operate a high capacity dryer and allow for dry covered storage. We also have an agreement in principle with a third party to acquire an interest in a sand drying facility in Millet, Texas and a sand reserve in Washington, Wisconsin, in return for completing upgrades to the facility. Upon completion of the upgrades, we expect to enter into an exclusive lease for the facility. The upgrades are anticipated to be completed by the end of January 2012. Collectively, these raw frac sand operations will include drying, sorting, storing and delivering sand, providing a reliable source of difficult-to-obtain dry frac sand, which is a necessary input for our hydraulic fracturing operations. Because we will not be dependent on third-party suppliers for dry sand or transportation systems, we believe that this will enable us to deliver proppant and equipment quickly to our fracturing jobs on short notice. We expect to be able to process the raw wet sand at lower cost than we would typically pay for dry frac sand from outside suppliers allowing us to capture additional margins. We view having a dry sand processing facility as a strategic advantage because industry-wide wet sand is more readily available than dry sand. Additionally, we expect our planned processing facility and transportation infrastructure will reduce the logistical challenges inherent in our business. The San Antonio facility is expected to be operational in March 2012.

Strong Supplier Relationships

We believe we have strong relationships with our suppliers. This is particularly important in the current industry environment, which is characterized by supply constraints. Through years of industry experience, our management team has cultivated valuable business relationships and contacts throughout the supplier universe, which have allowed us to gain access to new, high capability equipment and secure equipment purchase contracts on a timely and commercially attractive basis. These relationships help us remain abreast of the latest technical developments and fleet enhancements and maintain greater visibility on current and future manufacturing capacity availability.

Strong Relationships with Customers

We believe that our management team’s strong past relationships with Encana and Petrohawk were an important factor in allowing us to obtain contracts with those two companies. By demonstrating our technical expertise and high-quality fracturing services, we intend to build a reputation for quality and customer service with all of our customers. Furthermore, as we develop our portfolio of complementary services, the strong relationships that we are building will present us with cross-selling opportunities that we expect will generate additional revenues.

Experienced Management Team

Our experienced management team has extensive industry experience and over a 30% ownership stake, as calculated on a fully diluted basis as of December 31, 2011, in the Company. Our Chief Executive Officer, L. Charles Moncla, Jr., is the former Chief Executive Officer and 23-year owner of Moncla Well Service, Inc., an oil field service company that began operations with just one workover rig and six employees. Mr. Moncla grew the company through acquisitions of Lafayette Well Service, LA Swabbing, Harris Well Service, B&T Well Service, Petroleum Well Service and Bass Well Service. Additionally, he formed Moncla Marine as a barge workover company for shallow water oilfield operations. He expanded operations to include Brothers Oilfield Service and Supply and Tri Energy. Mr. Moncla sold his company to Key Energy Services in October 2007 for over $140 million. At that time, the operations of Mr. Moncla’s companies were comprised of 53 rigs and over 900 employees which we believe made them one of the largest privately held oil well servicing companies. Collectively, our Chief Executive Officer, Executive Vice President of Operations and Chief Financial Officer have extensive experience in the energy services industry and have well-established relationships across the sector as well as access to highly experienced field supervisors and personnel.

Commitment to Recruiting and Training Talent and Incentivizing Workforce

Our business strategy, premium equipment and management team reputation are significant advantages in attracting and retaining qualified employees, a key success factor in our business. As of January 3, 2012, we had successfully recruited and hired approximately 250 full-time employees (220 of whom work in the areas surrounding the Haynesville and Eagle Ford Shales). Our recruiting strategy focuses on holding job fairs and identifying technically proficient individuals with a commitment to customer service. In addition, we focus on hiring managers that have connections to potential talented employees. Our employees undergo a rigorous training program that meets or exceeds the industry leading safety standards of our customers. To encourage personal accountability and achievement within the organization, our crews are eligible to receive incentive pay per fracturing stage subject to satisfying quality and safety standards. In addition, all of our employees are eligible to receive incentive pay based on satisfying safety standards. We believe that this incentive program enables us to achieve higher utilization, attract talent and motivate our employees to continually maintain quality and safety. The incentive pay available under this program may represent a significant supplement to the compensation earned by our employees.

Our Strategy

Provide High-Quality Service to Our Customers

We view the provision of high quality service as an opportunity to solidify and further enhance our strong customer relationships. We will provide onsite engineers to execute jobs on a well-by-well basis. By closely monitoring our equipment performance during pressure intervals and by performing rigorous equipment maintenance at the well site, we expect to be able to complete a fracturing job efficiently, while minimizing the risk of equipment failures. We believe our customer focus and attention to detail will enhance the efficiency and quality of a fracturing project, resulting in faster well completions for our customers. We believe the quality of our service allows us to command a higher service rate while still reducing total well completions cost for our customers. By maintaining a relatively flat organizational structure compared to our larger competitors, we believe we are able to provide faster, more responsive, and more customized support to each individual customer.

Capitalize on Growth in Unconventional Resource Plays

In recent years, there have been numerous domestic oil, natural gas and liquids-rich unconventional plays that have been discovered. Many of these plays are economically attractive at current oil and natural gas prices and are anticipated to account for sustained production growth over the long-term. We intend to focus our services on unconventional resource basins with long-term development potential and attractive economics. The characteristics of these basins should allow us to leverage our high-pressure rated assets and the considerable technical expertise of our senior operating team. We plan to focus on more complex fracturing projects characterized by less price competition and higher profit margins. We believe there are significant opportunities to gain new customers in the basins on which we focus.

Expand Geographic Footprint

We intend to expand our operations to regions containing technically challenging unconventional formations where our modern, high specification equipment and expertise is required. We are currently under contract to perform services in the Haynesville Shale in northwestern Louisiana and eastern Texas, the Eagle Ford Shale in southern Texas and the Altamont Field in Utah. We may consider expanding our business to include other unconventional oil and natural gas formations, including the Marcellus Shale and Utica Shale in the Appalachian Basin in Pennsylvania and West Virginia, the Bakken Shale in North Dakota and Montana, the Permian Basin in western Texas and southeastern New Mexico, the Niobrara Shale in Colorado, Wyoming and Nebraska and the Granite Wash formation in Oklahoma. We will look to expand to other regions as we add additional hydraulic fracturing fleets and enter into new contracts.

Negotiate Additional Contracts with Customers

We are pursuing additional contracts to commit one or more fleets to new customers. Contract terms will typically range from 12 to 36 months and establish minimum monthly payments, contingent upon performance criteria. We have entered into contracts with Encana and Petrohawk to commit our fleets in the Haynesville Shale in northwestern Louisiana and eastern Texas and the Eagle Ford Shale in southern Texas, respectively, and may be requested by Encana to relocate to the Piceance Basin in Colorado and Wyoming. We are seeking to execute additional contracts to expand our operations in the Haynesville Shale and Eagle Ford Shale, as well as into other domestic unconventional resource plays. As we expand our total fleet size, we may also consider balancing our pursuit of long-term contracts with short-term spot market work, which may be at higher rates than long-term contracts.

Leverage Broad Service Portfolio to Increase Customer Penetration

Our new fleet of coiled tubing assets and ability to provide cementing services will allow us to offer our customers a greater complement of services in the field. Coiled tubing services are integral to the fracturing process and are currently in high demand. In addition to cementing services, we expect to provide other pressure pumping services that are closely related to our coiled tubing services, including well injection, cased-hole testing, workover pumping, mud displacement and wireline pumpdowns. We expect to leverage these capabilities to capture cross selling opportunities within our current customer base to generate incremental revenues. Additionally, we believe our balanced offering of services will make us more competitive, offering our customers a single source solution for their diverse oilfield needs. We also plan to focus on developing our brand recognition and reputation over time, which will help us further grow our business in the future.

Increase Operational Efficiencies

We are compensated based on the number of fracturing stages we complete under our contracts. Our fleets will be capable of completing multiple stages per day. We will have the ability to operate our fleets on a 24-hour-per-day, seven-day-per-week basis by utilizing three rotating crews. We believe we have the expertise and experience to manage continuous operations, which allows us to increase operating efficiencies, maximize fleet utilization and generate additional revenues and higher margins.

Recent Developments

Reverse Split of Common Stock

On December 30, 2011, our Board of Directors approved a one-for-five reverse split of our common stock (the “Reverse Stock Split”). The Reverse Stock Split was approved by our stockholders and became effective on January 6, 2012 (the “Split Effective Date”). On the Split Effective Date, every five shares of common stock outstanding were converted into one share of common stock. No fractional shares were issued in connection with the Reverse Stock Split, and in lieu thereof, the number of shares of common stock held by any stockholder who would otherwise have been entitled to a fractional share was rounded up to the next highest full share.

JPMorgan Credit Agreement

On December 28, 2011, we entered into an asset based revolving credit agreement with JPMorgan Chase Bank, N.A. (“JPMorgan”), which we refer to as the “Credit Agreement.” Subject to a borrowing base consisting of certain eligible accounts receivable and inventory, an amount up to $15 million was made available to us under the Credit Agreement and, on December 29, 2011, we borrowed the full $15 million amount available to us pursuant to a revolving note made by us in favor of JPMorgan as lender. The Credit Agreement includes borrowing capacity available for letters of credit. Revolving loans are available under the Credit Agreement for working capital and other general corporate purposes. The revolving line of credit will terminate on June 30, 2014, and no further advances may be made to us thereafter. We used the proceeds of our initial borrowing under the Credit Agreement to pay for certain capital expenditures, including three of our new coiled tubing units and progress payments on our planned processing facility, and for general liquidity purposes.

The interest rate applicable to the Credit Agreement is, at our option, either LIBOR plus a margin ranging from 2.25% to 3.50% (depending on our total leverage ratio) or, the JPMorgan prime rate, called “CBFR”, plus a margin ranging from 1.00% to 2.50% (depending upon such total leverage ratio). The CBFR rate is the higher of (i) the interest rate publicly announced by JPMorgan as its prime rate and (ii) the adjusted LIBOR rate as calculated by JPMorgan. We will pay a non-use fee of 0.25% on the daily average undrawn portion of the commitment under the Credit Agreement.

Our obligations under the Credit Agreement are secured (with certain exceptions) by first priority security interests on all of our assets. Our obligations under the Credit Agreement are guaranteed by Platinum Pressure Pumping, Inc. as guarantor, and will be guaranteed by our future domestic subsidiaries. The guarantor’s guarantee is, and any future domestic subsidiary’s guarantee will be, secured by first priority security interests in all of their assets. The guarantee is, and each future guarantee of the Credit Agreement will be, full, unconditional and joint and several.

For a further description of the Credit Agreement see “Description of Other Indebtedness—JPMorgan Credit Agreement” on page 146.

Amendments to Indenture

On September 29, 2011, we completed a private offering of an additional $50 million aggregate principal amount of Original Notes under the indenture governing the Original Notes. See “—Unit Offering.” The additional Original Notes (including the additional Original Notes) are treated as a single series for purposes of such indenture. In connection with the offering of the additional Original Notes, we obtained the consent of holders of a majority in aggregate principal amount of outstanding Original Notes to certain amendments to the indenture to (i) increase certain permitted indebtedness under our indenture from $35 million to $50 million in aggregate principal amount to allow for the issuance of the additional Original Notes and eliminate the requirement that the proceeds of the issuance of such additional Original Notes be used by us solely for the purpose of acquiring equipment, and (ii) amend the covenant relating to maximum amount of capital expenditures permitted to be incurred in any fiscal year from $10 million to $30 million effective in the fiscal year commencing in 2012 (and increase from $113 million to $160 million the exclusion for anticipated expenditures for new equipment thereunder). In addition, we agreed that if we complete on or prior to June 30, 2012 an Equity Offering (defined below) that is a firm commitment underwritten initial public offering of our common stock with net cash proceeds to us in excess of $100 million, we will exercise our redemption rights under Section 3.07(c) of the indenture to redeem that amount of notes whose aggregate redemption price is at least equal to the amount of such excess over $100 million. For this purpose (with certain exceptions related to shares of capital stock which would be redeemable at the option of the holder), an Equity Offering is (1) an offering of our capital stock (or warrants, options or other rights to acquire capital stock), or (2) an offering of capital stock (or warrants, options or other rights to acquire capital stock) of a direct or indirect parent entity of the Company to the extent that the net proceeds therefrom are contributed to our common equity capital.

Proposed Initial Public Offering of Common Stock

On September 27, 2011, we filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1 for a proposed Initial Public Offering of our common stock (the “Proposed Initial Public Offering”). The registration statement for the Proposed Initial Public Offering is under review by the staff of the SEC and has not yet become effective. We have had preliminary discussions with potential underwriters for the Proposed Initial Public Offering, but we have not entered into an underwriting agreement with any underwriter for the Proposed Initial Public Offering. We cannot assure you that the registration statement for the Proposed Initial Public Offering will ever be declared effective by the SEC, that we will succeed in entering into an underwriting agreement for the Proposed Initial Public Offering or that, if launched, the Proposed Initial Public Offering, will be successfully completed.

Interest Capitalized

The first interest payment on the Original Notes in an amount equal to $8,102,711, which was due on September 1, 2011, was capitalized and added to the principal amount of the Original Notes pursuant to the terms of the Original Notes. References to “Original Notes” herein include the notes issued on such capitalization, where the context requires.

Hydraulic Fracturing Operations

On August 29, 2011, we commenced our hydraulic fracturing operations for Petrohawk in the Eagle Ford Shale, and on November 29, 2011, we commenced our hydraulic fracturing operations for Encana in the Haynesville Shale. The table below sets forth the number of frac stages we have completed each month since commencing services for each customer.

Customer	September	October	November	December	Total
Petrohawk	39	42	39	52	172
Encana	0	0	0	44	44

Total	39	42	39	96	216

On October 24, 2011, we commenced acid fracturing operations for El Paso in the Altamont Field in Utah. The table below sets forth the number of stages we have completed each month since commencing services for El Paso.

Customer	October	November	December	Total
El Paso	3	15	11	29

Unit Offering

On March 3, 2011, we issued 115,000 units (the “Unit Offering”) with each unit consisting of $1,000 principal amount of the Original Notes (or $115 million in the aggregate) and a warrant entitling the holder thereof to purchase 24.358 shares (as adjusted for the Reverse Stock Split) of common stock of the Company at an exercise price of $0.05 per share (as adjusted for the Reverse Stock Split). The aggregate number of shares that may be acquired upon exercise of the warrants represented 15% of our outstanding common stock at such time, on a fully diluted basis.

Concurrent Equity Offering

Concurrent with, and conditioned upon, the Unit Offering, we issued shares of our Series A Preferred Stock and common stock, representing approximately 53% of the Company’s equity interests on a fully diluted basis immediately following the consummation of the Unit Offering, for gross proceeds of approximately $20 million (the “Concurrent Equity Offering”). See “Description of Capital Stock—Preferred Stock” on page 141.

WSB Lease Purchase Agreement

Prior to the consummation of the Unit Offering, the Company entered into a lease purchase agreement (the “Lease Purchase Agreement”) with WSB and its wholly-owned subsidiaries, Moncla Pressure Pumping Well Services, L.L.C. (“PP”) and Moncla Coil Tubing Well Services, L.L.C. (“CT”), to lease all of the coil tubing and pressure pumping equipment held by PP, CT and MW Services Transportation LLC (“MWST” and, collectively with PP and CT, the “WSB Business”). The WSB Business was previously an oilfield service provider focusing on pressure pumping and related services, including coiled tubing and cementing and chemical services, but now solely holds the equipment subject to the Lease Purchase Agreement. Mr. Moncla, the Chairman of our Board of Directors (“Board”) and our Chief Executive Officer, is the sole shareholder and chief executive officer of WSB. MWST is a single member Texas limited liability company owned by Mr. Moncla.

The term of the Lease Purchase Agreement is two years, expiring on March 3, 2013. The monthly lease payment payable by the Company is $210,000. In the event that a Change of Control (defined below) of PES occurs prior to the expiration of the term of the Lease Purchase Agreement, the Company is obligated, subject to the prior satisfaction of the Company’s obligations to the holders of the notes upon such Change of Control, and subject to the affiliated transactions covenant in the indenture governing the notes, to purchase the WSB

Business for a purchase price equal to the greater of (i) the aggregate amount of certain obligations specified in the Lease Purchase Agreement, but in no event greater than $16.1 million (the “Minimum Amount”) and (ii) an amount equal to the lesser of (x) the last twelve months of revenue generated by the WSB Business and (y) $20 million (the “Maximum Amount”), subject to adjustment if the parties mutually determine in good faith that a higher or lower amount is warranted based upon WSB’s performance under such agreement. We estimate that, if a Change of Control had occurred on December 31, 2011, the purchase price we would have been required to pay for the WSB Business would have been approximately $16.1 million. Mr. Moncla also made a number of individual loans to WSB evidenced by demand promissory notes. Under the Lease Purchase Agreement, we are required, at our sole cost and expense, to keep the equipment leased thereunder in good operating order, repair, condition and appearance and furnish any and all parts, mechanisms or devices required to keep the equipment in good mechanical and working order.

“Change of Control” is defined in the Lease Purchase Agreement to mean:

•	the sale of all or substantially all of our assets;

•	after our initial public offering, the first day on which a majority of the members of our Board are not our current directors or individuals nominated by such directors;

•

the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined in Section 13(d) of the Exchange Act) other than certain existing shareholders, or an affiliate or affiliates thereof, becomes the beneficial owner, directly or indirectly, of more than 50% of our voting stock, measured by voting power rather than number of shares; and

•

the consummation of the first transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined in Section 13(d) of the Exchange Act) other than certain existing shareholders, and any affiliate or affiliates thereof, becomes the beneficial owner, directly or indirectly, of more of our voting stock (measured by voting power rather than number of shares) than is at the time beneficially owned (measured on the same basis) by certain existing shareholders in the aggregate.

Under the Lease Purchase Agreement, we also have the right to negotiate with WSB to purchase the WSB Business at any time prior to the 60th day prior to the expiration of the Lease Purchase Agreement. WSB is obligated to negotiate with us in good faith with respect to any such purchase and sale of the WSB Business, provided the purchase price may in no event be an amount less than the Minimum Amount or greater than the Maximum Amount. Either party may terminate the Lease Purchase Agreement in the event the other party violates any material term of the Lease Purchase Agreement unless such violation is cured within 30 days.

Following the execution of the Lease Purchase Agreement, substantially all employees of WSB ceased working for WSB and became employees of the Company and the Company began servicing the former customers of WSB with respect to coiled tubing and cementing services. At such time the Company had not commenced its other pressure pumping operations, including hydraulic fracturing operations. We have elected to treat the WSB Business as a predecessor to the Company for accounting and reporting purposes; however, we have not taken legal title to any assets of, or any ownership interest in, WSB, PP, CT or MWST.

On January 19, 2012, we held an annual meeting of the stockholders by written consent. The stockholders reelected the Board’s five directors and appointed Richard L. Crandall as the sixth director following an increase in the number of directors approved by the Board. The stockholders also approved an amendment to the Stockholders Agreement to reflect the increase in the number of directors from five to six and the appointment of Mr. Crandall. The stockholders also approved an amendment of the Company’s 2010 Omnibus Equity Incentive Plan (as amended, the “2010 Plan”) to add an evergreen option provision, providing for an automatic allotment of 1% of the aggregate number of outstanding shares, on a fully diluted basis, for every year commencing on July 1, 2012. The stockholders also approved the form of Amended and Restated Articles of Incorporation to be adopted in connection with the closing of the Proposed Initial Public Offering.

Customers

Our current customer base for our hydraulic fracturing services consists of Encana and Petrohawk, two of the leading oil and natural gas producers operating in the United States (which represented an estimated 80% to 90% of our total 2011 revenues and which we anticipate will likely represent a significant portion of our total 2012 revenues) and El Paso in the Altamont Field in Utah. Members of our management team have long-standing relationships with some of our customers, which have been forged over decades of industry experience. We are negotiating with, and otherwise pursuing, other major independent companies to expand our customer base.

Suppliers

We purchase the materials used in our services, such as frac sand, fracturing chemicals, coiled tubing and fluid supplies, from various suppliers. Where we currently source materials, such guar gum, from one supplier, we believe that we will be able to make satisfactory alternative arrangements in the event of interruption of supply. However, given the limited number of suppliers of certain of our raw materials, we may not always be able to make alternative arrangements should one of our supplier’s fail to deliver or timely deliver our materials.

Competition

Our competition includes multi-national oilfield service companies as well as regional competitors. Our major multi-national competitors include Halliburton Company, Schlumberger Ltd. and BJ Services Company. Our multi-national competitors typically have more diverse product and service offerings than we do. In addition, we compete against a number of smaller, regional operators, which offer products and services similar to the products and services we offer.

Seasonality

Our results of operations have not historically reflected any material seasonal tendencies and we do not believe that seasonal fluctuations will have a material impact on us in the foreseeable future.

Offices

Our corporate office is in Houston, Texas, where we utilize approximately 4,000 square feet of office space through an agreement with Layton Corporation, which provides for office space and other general office services. This agreement will continue until terminated (i) after December 11, 2012, by either party for any reason or (ii) by mutual consent. Layton Corporation is one of our principal stockholders and Daniel T. Layton, one of our directors, serves as its Chief Executive Officer. See “Certain Relationships and Related Transactions” and “Principal Stockholders” on page 135 and 138, respectively.

We also lease the following additional properties:

Location	Use of Facility	Expiration of Lease

635 Rue Scholastique Scott, LA 70583	Storing and repairing equipment and general office purposes	March 1, 2013

5245 Whitehurst Drive Longview, TX 75602	Storing and repairing equipment and general office purposes	Month to Month

294 McKay Road San Antonio, TX 78226	Storing and repairing equipment and general office purposes	Month to Month

1575 South I-20 Service Road Waskom, TX 75692	Storing and repairing equipment and general office purposes	August 31, 2016

Braunig Industrial Park Elmendorf, TX	Sand processing and hydraulic fracking support facility	January 12, 2017

Millet, Texas(1)	Sand processing and hydraulic fracking support facility	January 1, 2022

(1)	Pursuant to agreement in principle. See “—Our Strengths—Integrated Logistics Management; Providing Secure Access to Frac Sand” on page 105.

Risk Management and Insurance

Our operations are subject to hazards inherent in the oil and natural gas industry, including accidents, blowouts, explosions, craterings, fires, oil spills and hazardous materials spills. These conditions can cause:

•	personal injury or loss of life;

•	damage to, or destruction of, property, equipment, the environment and wildlife; and

•	suspension of operations.

In addition, claims for loss of oil and natural gas production and damage to formations can occur in the well services industry. If a serious accident were to occur at a location where our equipment and services are being used, it could result in us being named as a defendant in lawsuits asserting substantial claims.

Because our business involves the transportation of heavy equipment and materials, we may also experience traffic accidents which may result in spills, property damage and personal injury.

Despite our efforts to maintain high safety standards, we may from time to time suffer accidents. In addition to the property and personal losses from these accidents, the frequency and severity of any such incidents could affect our operating costs and insurability, and our relationship with customers, employees and regulatory agencies.

We maintain insurance coverage of types and amounts that we believe to be customary in the industry including workers’ compensation, commercial general liability, business auto, excess auto liability, commercial property, motor truck cargo, contractor’s pollution, downhole, umbrella liability and excess liability insurance all subject to certain limitations, deductibles and caps. As discussed below, our master service agreements (“MSAs”) provide, among other things, that our customers generally assume (without regard to fault) liability for underground pollution and pollution emanating from the wellbore as a result of an explosion, fire or blowout. We retain the risk for any liability not indemnified by our customers in excess of our insurance coverage. Our insurance coverage may be inadequate to cover our liabilities and our customers may be unable or unwilling to fulfill their indemnity obligations to us under the MSAs. In addition, we may not be able to maintain adequate insurance in the future at rates we consider reasonable and commercially justifiable or on terms as favorable as our current arrangements.

We enter into MSAs with each of our customers. Our MSAs delineate our and our customer’s respective indemnification obligations with respect to the services we provide. With respect to our hydraulic fracturing services, our MSAs typically provide for knock-for-knock indemnification for all losses, which means that we and our customers assume liability for damages to or caused by our respective personnel and property without regard to fault. For catastrophic losses, our MSAs generally include industry-standard carve-outs from the knock-for-knock indemnities, pursuant to which our customers (typically the E&P company or operator) assume liability for (i) damage to the hole, including the cost to re-drill; (ii) damage to the formation, underground strata and the reservoir; (iii) damages or claims arising from loss of control of a well or a blowout; and (iv) allegations of subsurface trespass, unless resulting from our gross negligence or willful misconduct.

Our MSAs typically provide for industry-standard pollution indemnities, pursuant to which we assume liability for surface pollution associated with our equipment and resulting from our negligent actions, and our customer assumes (without regard to fault) liability arising from all other pollution, including, without limitation, underground pollution and pollution emanating from the wellbore as a result of an explosion, fire or blowout, unless resulting from our gross negligence or willful misconduct.

The description of our insurance and our indemnification provisions set forth above is a summary of their material terms. Future MSAs or insurance policies may change as a result of market and other conditions.

History

Platinum Energy Solutions, Inc. is a Nevada corporation that was formed in September 2010. On March 3, 2011, we entered into a lease purchase agreement (the “Lease Purchase Agreement”) with Well Services Blocker, Inc., a Delaware corporation, formed in June 2009 (“WSB”) and its wholly-owned subsidiaries, Moncla Pressure Pumping Well Services, L.L.C., a Texas limited liability company formed in March 2010 (“PP”) and Moncla Coil Tubing Well Services, L.L.C., a Delaware limited liability company formed in June 2009 (“CT”), to lease all of the coil tubing and pressure pumping equipment owned by PP, CT and MW Services Transportation LLC, a Texas limited liability company formed in August 2009 (“MWST” and, collectively with PP and CT, the “WSB Business”). WSB was previously an oilfield services provider focusing on pressure pumping and related services, including coiled tubing and cementing and chemical services. Mr. Moncla, the Chairman of our Board and our Chief Executive Officer, is the sole shareholder and chief executive officer of WSB. MWST is a single member Texas limited liability company owned by Mr. Moncla. Due to a protective right in the Lease Purchase Agreement relating to PP, CT and MWST, we have determined that PP, CT and MWST are variable interest entities. We further determined that we are the primary beneficiary of PP, CT and MWST because the Lease Purchase Agreement provides us with full control of all of the operating assets of PP, CT and MWST. Following the execution of the Lease Purchase Agreement, substantially all employees of WSB ceased working for WSB and became employees of the Company and the Company began servicing the former customers of WSB with respect to coiled tubing and cementing services. At such time the Company had not commenced its other pressure pumping operations, including hydraulic fracturing operations. We have elected to treat the WSB Business as a predecessor to the Company for accounting purposes; however, we have not taken legal title to any assets of, or any ownership interests in, WSB, PP, CT or MWST.

Employees

As of January 3, 2012, we had approximately 250 full-time employees and no part-time employees. We are not a party to any collective bargaining agreements and have not experienced any strikes or work stoppages. We believe our relationships with our employees are good. From time to time, we utilize the services of independent contractors to perform various field and other services.

Legal Proceedings

We are party to the lawsuits discussed below. Management believes that the ultimate outcome of these lawsuits will not have a material adverse effect on our results of operations or financial condition. However, litigation is subject to inherent uncertainties and unfavorable outcomes could occur.

On December 21, 2011, investors in two funds operated by two of our directors, Messrs. Layton and Legler, filed a putative class action lawsuit in the District Court of Harris County, Texas, against the Company, Messrs. Layton and Legler and other defendants. The complaint alleges that the general partner of the funds and Messrs. Layton and Legler knowingly allowed well lease interests to expire, failed to acquire properties or drill wells as represented, and engaged in self-dealing to the detriment of the funds and that Mr. Layton breached an alleged representation to the investors that he would make the investors whole by placing shares of the Company into the funds. Plaintiffs are seeking recovery of all sums invested in the two funds, which plaintiffs allege to be $13.5 million, plus interest, costs and punitive damages. On January 6, 2012, the Company removed the lawsuit to the United States District Court for the Southern District of Texas, Houston Division. On January 11, 2012, the Company filed a motion to dismiss the lawsuit on the basis that the complaint alleges no facts supporting any claims against the Company and the plaintiffs lack standing with which to bring an action against the Company. We dispute the claims and intend to defend the lawsuit vigorously. Mr. Legler, our Chief Financial Officer and a director, and Mr. Layton, one of our directors, have each informed the Company that they dispute the claims against them and each intend to defend the lawsuit vigorously.

On December 21, 2011, William Park filed a lawsuit in the District Court of Harris County, Texas against the Company, Messrs. Layton and Legler, and other defendants. The complaint alleges that the defendants breached an alleged oral consulting agreement whereby plaintiff was to provide fund raising services for various business ventures of Messrs. Layton and Legler, including raising investor interest in the Company in exchange for a one-third ownership interest in the Company. Plaintiff is seeking recovery of all ownership interests and monies due, which plaintiff alleges to be at least $10 million, plus interest, costs and punitive damages. The Company intends to file a special exception to the lawsuit seeking to dismiss insofar as there are no alleged facts supporting any claims against the Company. We dispute the claims and intend to defend the lawsuit vigorously. Mr. Legler, our Chief Financial Officer and a director, and Mr. Layton, one of our directors, have each informed the Company that they dispute the claims against them and each intend to defend the lawsuit vigorously.

We are not at this time subject to any other material legal proceedings or claims.

Environmental Matters

Our hydraulic fracturing, coiled tubing and cementing services are subject to various federal, regional, state and local laws and regulations and/or initiatives respecting health and safety, the discharge of materials into the environment or otherwise relating to the protection of the environment or natural resources. These laws and regulations may, among other things, require the acquisition of permits to conduct our operations; restrict the amounts and types of substances that may be released into the environment or the way we use, handle or dispose of our wastes in connection with our operations; cause us to incur significant capital expenditures to install pollution control or safety-related equipment at our operating facilities; limit or prohibit construction or drilling activities in sensitive areas such as wetlands, wilderness areas or areas inhabited by endangered or threatened species; impose specific health and safety criteria addressing worker protection; require investigatory and remedial actions to mitigate pollution conditions caused by our operations or attributable to former operations; and impose substantial liabilities on us for pollution resulting from our operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal sanctions, including monetary penalties, the imposition of investigatory and remedial obligations and the issuance of orders enjoining some or all of our operations in affected areas.

These laws and regulations may also restrict the rate of oil and natural gas production below the rate that would otherwise be possible. The regulatory burden on the oil and natural gas industry increases the cost of doing business in the industry and consequently affects profitability. Additionally, Congress and federal and state agencies frequently revise environmental, health and safety laws and regulations, and any changes that result in more stringent and costly operational requirements or waste handling, disposal, cleanup and remediation requirements for the oil and natural gas industry could have a significant impact on our operations and financial position. We may be unable to pass along such increased compliance costs to our customers.

While these environmental, health and safety laws and regulations are revised from time to time and can in some cases result in more stringent regulatory or liability standards, enforcement initiatives, and/or limitations or restrictions on locations or methods of oil and natural gas E&P operations, we cannot predict the level of enforcement of existing laws or regulations or how such laws and regulations may be interpreted by enforcement agencies or court rulings in the future. We also cannot predict whether additional laws and regulations affecting our business will be adopted, or the effect such changes might have on us, our financial condition or our business.

The following is a summary of certain key existing environmental, health and safety laws and regulations to which our operations are subject and for which compliance may have a material adverse impact on our results of operations, financial position or cash flows.

Environmental Regulations

Our operations routinely involve the use, treatment, storage, handling, transport and disposal of hazardous materials, some of which contain oil, contaminants and other regulated substances. Various environmental, health and safety laws and regulations require contingency planning and prevention, and where necessary, cleanup of spills and discharges of such materials, and we are required to obtain permits that limit the discharge of hazardous materials and/or impose requirements on their use, treatment, storage, handling, transport and disposal in connection with our operations. Failure to comply with such environmental requirements or permits may result in fines and penalties, remediation orders and revocation of permits, which could materially impair the Company’s financial operation or ability to operate in particular locations.

Hazardous Substances and Waste

CERCLA or the “Superfund” law, and comparable state laws, impose liability, without regard to fault or the legality of the original conduct, on certain defined persons, including current and prior owners or operators of a site where a release of hazardous substances occurred and entities that disposed or arranged for the disposal of the hazardous substances found at the site. Under CERCLA, these “responsible persons” may be held jointly and severally liable for the costs of cleaning up the hazardous substances, as well as for damages to natural resources and for the costs of certain health studies, relocation expenses and other response costs.

In the course of our operations, we may generate, store, transport or otherwise handle materials that are considered “hazardous substances” and, as a result, may incur CERCLA liability for cleanup costs in the event of a release or threat of release of such substances. Also, claims under state tort law theories may be filed for personal injury and property damage allegedly caused by the release of hazardous substances or other pollutants.

We also generate “hazardous wastes” and “solid wastes” that are subject to the requirements of RCRA and comparable state statutes, which pertain to the treatment, storage and disposal of such wastes. Although we use operating and disposal practices that are standard in the industry, hazardous substances or hazardous wastes may have been released at properties owned or leased by us now or in the past, or at other locations where these substances or wastes were taken for treatment or disposal. Under CERCLA, RCRA and analogous state laws, we could be required to clean up any resulting contaminated property (including contaminated groundwater), to perform remedial activities to prevent future contamination or to pay for the loss of any associated natural resources.

Although CERCLA generally exempts “petroleum” from the definition of hazardous substance, in the course of our operations, we have generated and will generate wastes that may fall within CERCLA’s definition of hazardous substance and may have disposed of these wastes at disposal sites owned and operated by others. We may also be the owner or operator of sites on which hazardous substances have been released. To our knowledge, neither we nor our predecessors have been designated as a potentially responsible person (“PRP”) by the EPA under CERCLA; nor do we know of any prior owners or operators of our properties that are named as

PRPs related to their ownership or operation of such properties. In the event contamination is discovered at a site on which we or our predecessors are or have been an owner or operator or to which we or our predecessors sent hazardous substances, we could be liable for the costs of investigation and remediation and natural resources damages.

Air Emissions

CAA and similar state laws and regulations restrict the emission of air pollutants and also impose various monitoring and reporting requirements. These laws and regulations may require us and/or our customers to obtain approvals or permits for construction, modification or operation of certain projects or facilities and may require the use of technological controls to limit emissions of air pollutants. The EPA also recently proposed air emissions regulations that would apply to certain aspects of oil and gas and hydraulic fracturing operations. Administrative enforcement actions for failure to comply strictly with air pollution regulations or permits are generally resolved by payment of monetary fines and correction of any identified deficiencies. Alternatively, regulatory agencies could bring lawsuits for civil penalties or require us to forego construction, modification or operation of certain air emission sources.

Global Warming and Climate Change

In response to certain scientific studies suggesting that emissions of certain gases, commonly referred to as “greenhouse gases” (“GHGs”) and including carbon dioxide and methane, are contributing to the warming of the Earth’s atmosphere and other climatic changes, the U.S. Congress has been actively considering legislation to reduce such emissions, and almost one-half of the states have begun taking actions to control and/or reduce emissions of GHGs, primarily through the planned development of GHG emission inventories and/or regional GHG cap and trade programs. Most of these cap and trade programs work by requiring either major sources of emissions or major producers of fuels to acquire and surrender emission allowances, with the number of allowances available for purchase reduced each year until the overall GHG emission reduction goal is achieved. These allowances would be expected to escalate significantly in cost over time. Although it is not possible at this time to predict when Congress may pass climate change legislation, any future federal, regional, or state laws, implementing regulations or other initiatives that may be adopted to address GHG emissions could require us to incur increased operating costs and could adversely affect demand for the oil and natural gas that our customers produce.

In addition, on December 15, 2009, the EPA published its finding that emissions of GHGs presented an endangerment to public health and the environment. These findings by the EPA allow the agency to proceed through a rule making process with the adoption and implementation of regulations that would restrict emissions of GHGs under existing provisions of the CAA. Consequently, the EPA recently adopted two sets of regulations that would require a reduction in emissions of GHGs from motor vehicles and could trigger permit review for GHG emissions from certain stationary sources. EPA has asserted that the final motor vehicle GHG emission standards triggered construction and operating permit requirements for stationary sources, commencing when those motor vehicle standards took effect on January 2, 2011. Moreover, on June 3, 2010, EPA published its final rule to address permitting of GHG emissions from stationary sources under the CAA’s New Source Review/Prevention of Significant Deterioration (“PSD”) and Title V permitting programs. The final rule tailors the PSD and Title V permitting programs to apply to certain stationary sources of GHG emissions in a multi-step process, with the largest sources first subject to permitting. In addition, on October 30, 2009, the EPA published a final rule requiring the reporting of GHG emissions from specified large GHG emission sources in the United States beginning in 2011 for emissions occurring in 2010. On November 8, 2010, the EPA finalized a rule extending GHG reporting requirements to include owners and operators of onshore oil and natural gas production. Under the rule, reporting of GHG emissions will be required on an annual basis beginning in 2012 for emissions occurring in 2011. The adoption and implementation of any regulations imposing reporting obligations on, or limiting emissions of GHGs from, our equipment and operations could require us to incur costs to reduce emissions of GHGs associated with our operations or could adversely affect demand for the oil and natural gas our customers produce.

Water Discharges

Our services and the facilities to which we provide our services are subject to requirements of the Clean Water Act, and analogous state laws that impose restrictions and controls on the discharge of pollutants, including spills and leaks of produced water and other oil and natural gas wastes, into navigable waters and, in the case of state laws, waters deemed to be property of the state, including groundwater. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by EPA or an analogous state agency. We and our customers are required to obtain one or more permits under the National Pollutant Discharge Elimination System for any discharges to navigable waters, and we and our customers are required to comply with the terms and conditions of such permits. Spill prevention, control and counter-measure requirements under the Clean Water Act require implementation of measures to help prevent the contamination of navigable waters in the event of a hydrocarbon spill. In addition, the Clean Water Act and analogous state laws require individual permits or coverage under general permits for discharges of storm water runoff from certain types of facilities. The Clean Water Act also prohibits the discharge of dredge and fill material in regulated waters, including wetlands, unless authorized by a permit issued by the U.S. Army Corps of Engineers. Federal and state regulatory agencies can impose administrative, civil and criminal penalties, as well as require remedial or mitigation measures, for noncompliance with discharge permits or other requirements of the Clean Water Act and analogous state laws and regulations. Other requirements for the prevention of spills are established under the OPA, which amended the Clean Water Act and applies to owners and operators of vessels, including barges, offshore platforms and certain onshore facilities. Under the OPA, regulated parties are strictly liable for oil spills and must establish and maintain evidence of financial responsibility sufficient to cover liabilities related to an oil spill for which such parties could be statutorily responsible. Based on the services we provide, although we may not be regulated under the OPA as “owners” or “operators,” our customers likely are regulated parties under OPA and, thus would require us to provide our services in compliance with the OPA and in a manner that minimizes their liability under the OPA.

Occupational Safety and Health Act

We are subject to the requirements of OSHA, and comparable state laws that regulate the protection of employee health and safety. OSHA’s hazard communication standard requires that information about hazardous materials used or produced in our operations be maintained and provided to employees, state and local government authorities and citizens.

Safe Drinking Water Act and Underground Injection

The SDWA regulates, among other things, underground injection operations. Recent Congressional activity has occurred that, if successful, would impose additional regulation under the SDWA upon the use of hydraulic fracturing fluids. Congress is considering two companion bills entitled the FRAC Act. If enacted, the legislation would impose on hydraulic fracturing operators permit and financial assurance requirements and requirements that operators adhere to certain construction specifications, fulfill monitoring, reporting and recordkeeping obligations, and meet plugging and abandonment requirements. In addition to subjecting the injection of hydraulic fracturing to the SDWA regulatory and permitting requirements, the proposed legislation would require the disclosure of the chemicals within the hydraulic fluids, which could make it easier for third parties opposing hydraulic fracturing to initiate legal proceedings based on allegations that specific chemicals used in the process could adversely affect ground water. As of December 31, 2011, neither piece of legislation had been passed. If this or similar legislation is enacted, we could incur substantial compliance costs and the requirements could negatively impact our ability to conduct fracturing activities on our assets.

Materials Transportation

For the transportation and relocation of our hydraulic fracturing equipment, sand and chemicals, we operate trucks and other heavy equipment. We therefore are subject to regulation as a motor carrier by the DOT and by various state agencies, whose regulations include certain permit requirements of state highway and safety authorities. These regulatory authorities exercise broad powers over our trucking operations, generally governing such matters as the authorization to engage in motor carrier operations, safety, equipment testing and specifications and insurance requirements. The trucking industry is subject to possible regulatory and legislative changes that may impact our operations by requiring changes in fuel emissions limits, the hours of service regulations that govern the amount of time a driver may drive or work in any specific period, limits on vehicle weight and size and other matters. On August 9, 2011, the Obama Administration announced national fuel efficiency and emissions standards for medium- and heavy-duty engines and vehicles. The rule covers vehicles made between 2014 and 2018. Due to this ruling, we may experience an increase in costs related to truck purchases or maintenance. Proposals to increase federal, state or local taxes, including taxes on motor fuels, are also made from time to time, and any such increase would increase our operating costs. We cannot predict whether, or in what form, any legislative or regulatory changes applicable to our trucking operations will be enacted.

MANAGEMENT

Directors, Executive Officers and Other Key Employees

Name, Age, and Title
L. Charles Moncla, Jr.	63	Chairman of the Board and Chief Executive Officer
J. Clarke Legler, II	44	Chief Financial Officer, Secretary and Director
Justin W. Brown	39	Principal Accounting Officer and Assistant Secretary
Timothy L. Morrison	38	Executive Vice President of Operations
Milburn J. Ducote	47	President of Platinum Pressure Pumping, Inc
José E. Feliciano	38	Director
Colin Leonard	30	Director
Daniel T. Layton	45	Director
Richard L. Crandall	66	Director

Set forth below is the description of the backgrounds of our directors and executive officers.

L. Charles Moncla, Jr. has been our Chairman of the Board and Chief Executive Officer since February 2011. He has been the sole shareholder and chief executive officer of WSB since September 2009. From January 2009 to September 2009, Mr. Moncla was an independent consultant. Mr. Moncla previously served as vice president of Key Energy Services Inc. from October 2007 until January 2009 following his sale of Moncla Well Service, Inc. to Key Energy. In November 1984, Mr. Moncla founded Moncla Well Service, Inc., a workover rig company, and grew the company until its sale to Key Energy. In 2001, Mr. Moncla founded Moncla Marine, a barge workover company for shallow water oilfield operations, and expanded its operations by organizing Brothers Oilfield Service in 2004. Brothers Oilfield Service provides swabbing, tubing testing, hot oil, anchor services, mud tank and generator rentals. The Board selected Mr. Moncla to serve as a director because he is the Company’s Chief Executive Officer, with a thorough knowledge of all operational activities of the Company. The Board also valued his many years of experience and expansive knowledge of the oil and gas industry, as well as relationships with chief executives and other senior management at oil and natural gas companies and oilfield service companies. The Board believes he brings a unique and valuable perspective to the Board.

J. Clarke Legler, II has been our Chief Financial Officer since November 2010, our Secretary since August 2011 and a director since March 2011. Mr. Legler has over 16 years of executive and start-up experience in the technology and energy industries and six years of commercial banking background. From October 1996 through November 2010, Mr. Legler served as strategic advisor to Thompson Family Companies a real estate developer. From December 2001 to December 2010, he served as the chief financial officer of, and thereafter has provided recordkeeping and finance consulting services to, Layton Energy and Layton Corporation, a group of companies, including E&P, pipeline, oilfield services and waste disposal companies in the energy industry. The Board selected Mr. Legler to serve as a director because it believes he brings valuable management and finance expertise to the Board, particularly with respect to startup energy companies.

Justin W. Brown has been our Principal Accounting Officer since September 2011 and our Assistant Secretary since January 2012. From July 2010 through August 2011, Mr. Brown served as director, SEC Reporting for Pride International, Inc., an offshore oil drilling company that was acquired by Ensco plc effective May 31, 2011, where he was primarily responsible for the company’s quarterly and annual financial reports filed with the SEC. From December 2001 through July 2010, Mr. Brown was employed by KPMG LLP, an independent registered public accounting firm. He was a Senior Manager in the audit department and was primarily responsible for audit and review services for various public and private companies.

Timothy L. Morrison has been our Executive Vice President of Operations since November 2011. Mr. Morrison was President and Chief Executive Officer of Gravis Oil Corporation (f/k/a MegaWest Energy

Corp.) from January 4, 2011 to November 2011. Mr. Morrison was also Secretary of Gravis Oil from March 10, 2011, and a director of Gravis Oil from April 29, 2011 to November 2011. Prior to joining MegaWest, Mr. Morrison managed the operations of Cox Operating, LLC and Cox Oil, LLC as Chief Operating Officer for five years. Prior to joining Cox he spent five years with Halliburton Energy Services and served as District Manager of Halliburton’s operations in the San Juan and Raton Basin oil fields. Mr. Morrison’s experience includes both onshore and offshore facility and personnel management. He has experience with stimulation, sand control, completion tools, reservoir modeling and production analysis and has background in both domestic and international assets. Mr. Morrison is currently on the board of directors of the Louisiana Oil & Gas Association.

Milburn J. Ducote has been the President of Platinum Pressure Pumping, Inc., our wholly-owned subsidiary, since December 2011. From October 2010 to December 2011, Mr. Ducote served as our President. From February 2006 through April 2009, Mr. Ducote served as Senior Vice President of Wise Well Intervention Services, a provider of coiled tubing, nitrogen and well stimulation services to the oil and natural gas industry. As an officer of Wise Well Intervention Services, Mr. Ducote was involved in budget planning and budget maintenance. From April 2009 to October 2010, Mr. Ducote was an independent consultant. On December 9, 2009, Wise Well Intervention Services filed a voluntary petition for liquidation under Chapter 7 in the US Bankruptcy Court for the Southern District of Texas. Mr. Ducote has over 23 years of executive experience in pressure pumping operations and high pressure coiled tubing services with major service companies such as Baker Hughes Inteq, Nowsco Well Services, OSCA, Inc. and BJ Services.

José E. Feliciano has been a director since March 2011. Mr. Feliciano is a partner and co-founder of Clearlake Capital Group, L.P., a private investment firm, which indirectly owned 34.1% of the outstanding common stock of the Company, as calculated on a fully diluted basis as of December 31, 2011. Clearlake Capital Group, L.P. was founded in December 2006. Mr. Feliciano has over 15 years of finance and private equity investment experience and is, and has been, a director and board observer to several other companies, including Smart Sand, Inc., Jacuzzi Brands Corp. (and affiliate Jupiter Holding I Corp.), MYCOM Group Limited, Purple Communications, Inc., and World Gourmet Marketing, LLC (and its affiliate World Gourmet Acquisition, LLC). Mr. Feliciano became a director pursuant to the terms of the Stockholders Agreement, dated March 3, 2011, by and among us, the Investors named therein, and the Stockholders named therein, as amended (the “Stockholders Agreement”) executed in connection with the Unit Offering and the Concurrent Equity Offering. The Board values Mr. Feliciano’s financial expertise, including his extensive experience with capital markets transactions and investments in both public and private companies.

Colin Leonard has been a director since March 2011. Mr. Leonard joined Clearlake Capital Group, L.P. in April 2007 where he is a Vice President. From August 2004 to April 2007, Mr. Leonard was employed by HBK Investments L.P., where he was an investor in the distressed credit group. Mr. Leonard also serves on the board of directors of Smart Sand, Inc. Mr. Leonard became a director pursuant to the terms of the Stockholders Agreement. The Board values Mr. Leonard’s financial expertise, including his extensive experience with capital markets transactions and investments in both public and private companies.

Daniel T. Layton has been a director since November 2010. Mr. Layton founded Layton Energy in December 2001 and Layton Corporation in May 2007 and has served as president of both since their inception. Mr. Layton is a private investor and business executive with over 23 years of experience developing and managing start-up and emerging companies. Mr. Layton’s principal activities span the energy, banking, ranching, manufacturing and technology industries. Mr. Layton owns, through Layton Corporation, diversified energy related companies, including E&P, pipeline, oilfield services and waste disposal companies. Mr. Layton is a member of the Houston Petroleum Club, Texas Alliance of Energy Producers, and Houston Producers Forum. The Board selected Mr. Layton to serve as a director because it believes he has extensive knowledge and experience of the energy industry and its participants, as well as a deep understanding of operations in difficult political and regulatory environments.

Richard L. Crandall has been a director since January 2012. Mr. Crandall is, and has been, a director, advisor and mentor to chief executive officers of a number of public and private companies of various sizes. Mr. Crandall has served in a variety of board governance capacities including on audit, governance, compensation and IT committees and as non-executive chairman of several companies. Mr. Crandall has been a director of R.R. Donnelley, a global printing and communications solutions company, since January 2012; has been a director of Actv8.me, an interactive television “second screen” marketing company, since June 2011; a director of Pelstar, LLC, a medical equipment manufacturing and sale company, since February 2002 and its chairman since April 2007; a director of Diebold, Inc., a financial self-service equipment and services company, since July 1996; a director of the mutual fund Dreman Claymore Dividend and Income Trust from January 2004 to July 2010; a director of Novell, Inc., a computer software company, from May 2003 to May 2008 and its chairman from May 2008 to April 2011. Mr. Crandall also founded Enterprise Software Roundtable, LLC, a chief executive officer roundtable for larger global software firms, in 1995 and has served as its chairman since its inception. Mr. Crandall founded Arbor Partners, LLC, a technology venture capital fund family, in March 1997 and served as its co-managing partner from inception to December 2000 and from December 2000 to the present as a passive advisor. From October 2002 to December 2008, Mr. Crandall was a technology advisor to the U.S. Chamber of Commerce. Mr. Crandall founded the software firm Comshare, Inc. in February 1966, served as its president from August 1970 to April 1994 and its chairman from April 1994 to June 1997. The Board selected Mr. Crandall to serve as a director because of his extensive knowledge of and experience in leading public companies.

Board of Directors

The Board is currently comprised of L. Charles Moncla, Jr., J. Clarke Legler, II, Daniel T. Layton, José E. Feliciano, Colin Leonard and Richard L. Crandall. Each of our directors is elected or appointed to hold office until the next annual meeting of stockholders and until his or her successor has been elected and qualified.

Executive Compensation

Compensation Discussion and Analysis

We have prepared the following Compensation Discussion and Analysis to provide you with information that we believe is helpful to understand our executive compensation policies and decisions as they relate to the 2011 compensation of our named executive officers as identified in our Summary Compensation Table.

Objectives. To attract, retain, and motivate qualified executive officers, we aim to establish wages and salaries that are competitive with those of people employed by similar companies in our operating industries. The base salaries we paid in 2011 were intended to be consistent among executives as well. Through 2011, we took a simple approach to compensating our named executive officers. We sought to avoid complex forms of compensation, such as awards under long-term cash incentive plans, non-qualified defined benefit plans and pension plans, while we are still evolving as a business. We intend that base salaries for our executives reflect the marketplace for similar positions. In October 2010, we established the equity plan, which was later replaced with the 2010 Omnibus Equity Incentive Plan, as amended (the “2010 Plan”), with the goal to provide equity ownership opportunities to our employees and directors so they can have a stake in the success of the Company, just like our stockholders.

Compensation Program Administration and Policies. During 2011, specific salary and bonus levels, as well as the amount and timing of equity grants, were determined on a case-by-case basis through negotiations with our executives. During the fiscal year ended December 31, 2011, we entered into employment agreements with Mr. Moncla, our Chairman of the Board and Chief Executive Officer, effective as of December 1, 2010, and Mr. Legler, our Chief Financial Officer, effective as of March 3, 2011. In January 2012, we established a Compensation Committee that has general responsibility for executive compensation and benefits, including incentive compensation and equity-based plans.

Pay Elements. As of December 2011, we provided the following pay elements to our executive officers in varying combinations to accomplish our compensation objectives:

•	Base salary;

•	Equity-based compensation (e.g., stock options and restricted stock grants), with awards to be granted pursuant to the 2010 Plan; and

•	Certain modest executive perquisites and benefits.

Our goal is to set each executive’s base salary at a level we believe enables us to hire and retain individuals in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business goals. We may utilize cash bonuses to reward performance achievements within the past fiscal year. We intend to utilize equity-based compensation under the 2010 Plan to provide long-term rewards for retention and performance.

Each compensation element and its purpose are further described below.

Base Salary. Base salary is intended to compensate the executive for the basic market value of the position and the responsibilities of that position relative to other positions in the Company. The Board considered several factors such as the duties and responsibilities of the position, the individual executive’s experience and qualifications, the executive’s prior salary and competitive salary information in establishing base salaries but did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. Our named executive officers’ annual base salaries for fiscal year 2011 were as follows: Mr. Moncla, $180,000; Mr. Legler, $175,000; Mr. Brown, $180,000; Mr. Morrison, $210,000; Mr. Dartez, $180,000; and Mr. Ducote, $180,000. The base salaries for our named executive officers for fiscal year 2012 have not been adjusted from the 2011 base salaries.

We will review our base salaries from time to time, and may adjust them based on market trends. We also intend to review the applicable executive’s responsibilities, performance and experience. We do not intend to provide formulaic base salary increases to our executives. If necessary, we may realign base salaries with market levels for the same positions in companies of similar size to us represented in compensation data we review, if we identify significant market changes in our data analysis. Additionally, we may adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive’s role or responsibilities.

In the first quarter of 2011, the Board entered into an employment agreement with Mr. Moncla, which was effective as of December 1, 2010 with respect to base salary. The material terms of the agreement are described in “—Employment Agreements” below on page 128.

In the first quarter of 2011, the Board entered into an employment agreement with Mr. Legler, which was effective as of March 3, 2011. The material terms of the agreement are described in “—Employment Agreements” below on page 128.

Bonus. In addition to base salary, existing executives are eligible for a discretionary annual bonus, the amount of which is determined by the Board based on the quality and nature of the executive’s services and the performance of the Company during such year. No bonus payments were made in 2011, other than discretionary cash bonuses paid in 2011 to Mr. Dartez and Mr. Ducote in connection with their services to the Company during 2011 prior to our consummation of the Unit Offering and the Concurrent Equity Offering and the execution of the Lease Purchase Agreement in March 2011.

Equity-Based Compensation. Our Board believes that granting shares of restricted stock and/or stock options to existing executives provides an important incentive to retain executives and rewards them for their performance. Any grants made under the 2010 Plan may be made at the discretion of our Board or a committee to be designated by the Board. We do not have any practice, policy or program allowing for timing of equity grants in relation to our current stock price or material non-public information. We granted restricted stock and option awards in respect of 335,105 shares of our common stock in the aggregate under the 2010 Plan to our named executive officers. We also made a grant of restricted stock to Mr. Moncla outside of the 2010 Plan. The restricted stock grant to Mr. Moncla was determined and approved by our Board in connection with the negotiation and execution of Mr. Moncla’s employment agreement and his appointment as our Chief Executive Officer. The restricted stock grant to Mr. Legler was determined and approved by our Board in connection with the negotiation and execution of Mr. Legler’s employment agreement and his appointment as our Chief Financial Officer. The restricted stock grant to Mr. Brown was determined and approved by our Board in connection with the Company’s offer of employment to Mr. Brown and his appointment as our Principal Accounting Officer.

Executive Perquisites and Benefits. Our philosophy is to provide executives with limited perquisites. We provide certain executives that have significant travel commitments in fulfilling their roles with a monthly car allowance, or use of a company vehicle when used in connection with the services they provide to us, and a monthly mobile phone allowance.

Payments with Respect to Severance of Employment and/or Upon Change of Control. Through December 31, 2011, we did not have any practice of providing, or obligation to provide, payments to our named executive officers following termination of employment or upon a change in control (or similar event), except as negotiated under the employment agreements with Mr. Moncla and Mr. Legler and as may be provided in equity awards. The material terms of the payments to Mr. Moncla and Mr. Legler following termination of employment or upon a change of control are described in “ – Employment Agreements” on page 128 and “Potential Payments Upon Termination or Change in Control” below on page 129.

Summary Compensation Table

The following table sets forth, for the periods indicated, the total compensation for services provided to us by all persons who served as our Chief Executive Officer (CEO) and our Chief Financial Officer (CFO) during 2011 and 2010 and the two other persons who served as executive officers at the end of 2011 and 2010 who received compensation during 2011 and 2010 (such persons identified on the table below may be referred to collectively herein as the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(7)(8)	Bonus ($)	Option Awards ($)(8)	All Other Compensation ($)(9)	Total ($)
L. Charles Moncla Jr.	2011	180,000	1,587,245	—	—	938,463	2,705,708
Chairman of the Board and Chief Executive Officer(1)	2010	15,000	—	—	—	—	15,000

J. Clarke Legler, II,	2011	146,506	119,044	—	452,000	77,522	795,072
Chief Financial Officer and Secretary(2)	2010	—	—	—	—	—	—

Justin W. Brown	2011	63,692	300,000	—	—	176,940	540,632
Principal Accounting Officer(3)	2010	—	—	—	—	—	—

Timothy L. Morrison	2011	20,192	—	—	—	562	20,754
Executive Vice President of Operations(4)	2010	—	—	—	—	—	—

Rodney P. Dartez	2011	180,000	—	50,000	—	40,639	270,639
Former Chief Operating Officer, Chief Operating Officer of Platinum Pressure Pumping, Inc.(5)	2010	19,038	—	—	—	500	19,538

Milburn J. Ducote	2011	180,000	—	50,000	—	40,639	270,639
Former President, President of Platinum Pressure Pumping, Inc.(6)	2010	19,038	—	—	—	500	19,538

(1)	Mr. Moncla was appointed Chief Executive Officer of the Company on February 28, 2011. Mr. Moncla first became employed by the Company on March 3, 2011 pursuant to an employment agreement, the terms of which with respect to base salary were effective as of December 1, 2010, when Mr. Moncla first started providing services to the Company. The salary figures for Mr. Moncla relate to the periods from December 1, 2010 to December 31, 2010 and January 1, 2011 to December 31, 2011. Mr. Moncla was granted 3,734,694 shares of restricted stock on March 3, 2011 (as adjusted for the Reverse Stock Split).
(2)	Mr. Legler was appointed as Chief Financial Officer of the Company on November 18, 2010. Mr. Legler was appointed Secretary of the Company on August 14, 2011. Mr. Legler served in his capacity as an officer while acting as a consultant and first became employed with by Company on March 3, 2011. We did not compensate Mr. Legler for his services during 2010. The salary figure for Mr. Legler relates to the period from March 3, 2011 to December 31, 2011.
(3)	Mr. Brown was appointed Principal Accounting Officer of the Company in September 2011. The salary figure for Mr. Brown relates to the period from his start date on August 25, 2011 to December 31, 2011.
(4)	Mr. Morrison was appointed Executive Vice President of Operations on November 29, 2011. The salary figure for Mr. Morrison relates to the period from November 29, 2011 to December 31, 2011.
(5)	Mr. Dartez was appointed as Chief Operating Officer of the Company on October 12, 2010. Mr. Dartez first became employed with by Company on November 22, 2010. Mr. Dartez also served as Chief Executive Officer of the Company prior to our engaging Mr. Moncla. Mr. Dartez was removed as Chief Operating Officer by the Board as of December 9, 2011 and was appointed Chief Operating Officer of Platinum Pressure Pumping, Inc., our wholly-owned subsidiary, as of December 15, 2011. The salary figures for Mr. Dartez relate to the periods from November 22, 2010 to December 31, 2010 and January 1, 2011 to December 31, 2011, respectively.
(6)	Mr. Ducote was appointed as President of the Company on October 12, 2010. Mr. Ducote first became employed by the Company on November 22, 2010. Mr. Ducote was removed as President by the Board as of December 9, 2011 and was appointed President of Platinum Pressure Pumping, Inc., our wholly-owned subsidiary, as of December 15, 2011. The salary figures for Mr. Ducote relate to the periods from November 22, 2010 to December 31, 2010 and January 1, 2011 to December 31, 2011, respectively.
(7)	This column does not include common stock acquired by Messrs. Dartez and Ducote in 2010 prior to their entry into any activities, businesses or contracts as service providers to the Company. Messrs. Dartez and Ducote were issued such shares as founder’s stock. See “Principal Stockholders” on page 138.

(8)	The amounts shown in these columns represent the aggregate grant date fair value of stock and option awards computed in accordance with FASB ASC Topic 718. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Share Based Compensation” on page 91 for a discussion of the assumptions made in the valuation of stock awards.
(9)	This column includes tax gross up payments made by the Company on behalf of certain executives who made an IRS Section 83(b) election related to stock awards granted in 2011, and monthly automobile and mobile phone allowances. The tax gross up payment related to stock awards granted in 2011 for Messrs. Moncla, Legler and Brown was $910,378, $68,280 and $176,353, respectively. The tax gross up payment related to the bonus awards for services rendered in 2011 was $27,601 each for Messrs. Dartez and Ducote. The monthly automobile allowance for Messrs. Moncla, Legler and Morrison was $3,000, $1,000 and $1,000, respectively. Messrs. Dartez and Ducote each received a $500 automobile allowance in December 2010 and an automobile allowance of $1,000 per month in 2011. Each executive also received a mobile phone allowance of $150 per month.

Grants of Plan Based Awards

The following table sets forth information regarding grants of equity-based awards made to our named executive officers during 2011. These amounts have been adjusted to reflect the Reverse Stock Split completed in January 2012.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
L. Charles Moncla Jr.	3/3/2011	3,734,694	—	—	1,587,245
J. Clarke Legler, II,	3/3/2011	280,105	—	—	119,045
	8/29/2011	—	40,000	20.00	452,000
Justin W. Brown	8/29/2011	15,000	—	—	300,000
Timothy L. Morrison	—	—	—	—	—
Rodney P. Dartez	—	—	—	—	—
Milburn J. Ducote	—	—	—	—	—

(1)	The amounts shown in these columns represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Share Based Compensation” on page 91 for a discussion of the assumptions made in the valuation of stock awards.

During 2011, the salaries and bonuses paid to named executive officers composed the primary portion of their compensation except with respect to initial stock and option awards, which awards are not intended to be made on an annual basis.

Mr. Moncla received a restricted stock grant of 3,734,694 shares of our common stock (as adjusted for the Reverse Stock Split) pursuant to a restricted stock agreement dated on March 3, 2011. All of the shares were “vested” on the date of grant but remain subject to repurchase by the Company upon termination of Mr. Moncla’s employment by the Company for “cause” (as defined in the agreement) or by Mr. Moncla without “good reason” (as defined in the agreement) for $0.01 per share as follows: 3,174,489 (85%) of the shares are subject to repurchase through December 31, 2011; 2,117,572 (56.7%) of the shares are subject to repurchase through December 31, 2012; and 1,056,919 (28.3%) of the shares are subject to repurchase through December 31, 2013. The repurchase right will expire with respect to all of the shares on December 31, 2013, the earlier termination of Mr. Moncla’s employment by the Company without cause or by Mr. Moncla for good reason or due to his death or disability or the earlier “liquidity event” or “sale of the company” (as each term is defined in the agreement). Mr. Moncla filed a Section 83(b) election with the IRS at the time the shares were granted, electing to pay income tax on the value of the shares at the time of grant.

Mr. Legler received a restricted stock grant of 280,105 shares of our common stock (as adjusted for the Reverse Stock Split) pursuant to a restricted stock agreement dated on March 3, 2011 under the 2010 Plan. All of the shares were “vested” on the date of grant but remain subject to repurchase by the Company upon termination of Mr. Legler’s employment by the Company for “cause” (as defined in the agreement) or by Mr. Legler without “good reason” (as defined in the agreement) for $0.01 per share as follows: 280,105 (100%) of the shares are subject to repurchase through December 31, 2011; 186,830 (66.7%) of the shares are subject to repurchase through December 31, 2012; 93,275 (33.3%) of the shares are subject to repurchase through December 31, 2013; and 37,254 (13.3%) of the shares are subject to repurchase through December 31, 2014. The repurchase right will expire with respect to all of the shares on December 31, 2014, the earlier termination of Mr. Legler’s employment by the Company without cause or by Mr. Legler for good reason or due to his death or disability or the earlier “liquidity event” or “sale of the company” (as each term is defined in the agreement). Mr. Legler filed a Section 83(b) election with the IRS at the time the shares were granted, electing to pay income tax on the value of the shares at the time of grant.

Mr. Legler received options to purchase 40,000 shares of our common stock (as adjusted for the Reverse Stock Split) on August 29, 2011 under the 2010 Plan with an exercise price of $20.00 per share (as adjusted for the Reverse Stock Split). The options vest and become exercisable as to 25% of the options on August 29, 2012 and the remaining options vest and become exercisable as to 6.25% of the options on the last day of each of the subsequent three-month periods following August 29, 2012, so that the options will become fully vested on August 31, 2015, if Mr. Legler remains an employee of the Company through that date. All unvested options will be forfeited upon Mr. Legler’s termination of employment for any reason.

Mr. Brown received a restricted stock grant of 15,000 shares of our common stock (after adjusting for the Reverse Stock Split) pursuant to a restricted stock agreement dated on August 29, 2011 under the 2010 Plan. All of the shares were “vested” on the date of grant but the shares remain subject to repurchase by the Company upon termination of Mr. Brown’s employment by the Company for “cause” (as defined in the agreement) or by Mr. Brown without “good reason” (as defined in the agreement) for $0.01 per share as follows: 15,000 (100%) of the shares are subject to repurchase through August 24, 2012; 3,750 (25%) of the shares will be released from the repurchase right of the Company on August 25, 2012; and another 937 (6.25%) of the shares will be released from the repurchase right of the Company on the 24th day of each third month thereafter until August 24, 2015. The repurchase right will expire with respect to all of the shares on August 24, 2015, the earlier termination of Mr. Brown’s employment by the Company without cause or by Mr. Brown for good reason or due to his death or disability or the earlier “sale of the company” (as defined in the agreement). Mr. Brown filed a Section 83(b) election with the IRS at the time the shares were granted, electing to pay income tax on the value of the shares at the time of grant.

Outstanding Equity Awards as of December 31, 2011

The following table lists all outstanding equity awards held by our named executive officers as of December 31, 2011. These amounts have been adjusted to reflect the Reverse Stock Split completed in January 2012.

	STOCK OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(5)
	(#)	(#)		($)		(#)		($)
	Exercisable	Unexercisable
L. Charles Moncla Jr.	—	—		—	—	2,117,572	(1)	32,885,893
J. Clarke Legler, II	—	40,000	(2)	$20.00	8/28/2021	186,830	(3)	2,901,470
Justin W. Brown	—	—		—	—	15,000(4)		232,950
Timothy L. Morrison	—	—		—	—	—		—
Rodney P. Dartez	—	—		—	—	—		—
Milburn J. Ducote	—	—		—	—	—		—

(1)	The 3,734,694 shares granted to Mr. Moncla were all “vested” on the date of grant but remained subject to repurchase rights, which is a restriction on the shares, as described in the paragraphs following “—Grants of Plan Based Awards Table” above.

(2)	The option awards have a four-year vesting term of which 25% vest upon the one-year anniversary of the grant date and 6.25% vest quarterly thereafter. Therefore, the options will become fully vested on August 31, 2015, if Mr. Legler remains an employee of the Company through that date.
(3)	The 280,105 shares granted to Mr. Legler were all “vested” on the date of grant but remained subject to repurchase rights, which is a restriction on the shares, as described in the paragraphs following “—Grants of Plan Based Awards Table” above.
(4)	The 15,000 shares granted to Mr. Brown were all “vested” on the date of grant but remained subject to repurchase rights, which is a restriction on the shares, as described in the paragraphs following “—Grants of Plan Based Awards Table” above.
(5)	Represents the estimated market value of the unvested, non-traded shares underlying the common stock awards as of December 31, 2011, based on the estimated fair market value per share of $15.53 as of December 31, 2011.

Stock Vested and Options Exercised During Fiscal Year Ending December 31, 2011

NEO	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
L. Charles Moncla, Jr.	1,617,122	$25,113,905
J. Clarke Legler, II	93,275	$1,448,561
Justin W. Brown	—	—
Timothy L. Morrison	—	—
Rodney P. Dartez	—	—
Milburn J. Ducote	—	—

(1)	The realized value assumes a $15.53 market value per share of our currently non-traded stock as of December 31, 2011. Messrs. Moncla and Legler filed a Section 83(b) election on the date of grant with respect to all shares of restricted stock granted on March 3, 2011.

Employment Agreements

L. Charles Moncla, Jr.

We entered into an employment agreement with Mr. Moncla on March 3, 2011 that provides for his employment as our Chief Executive Officer at an annual base salary of $180,000, effective as of December 1, 2010 with respect to base salary. In addition to his annual base salary, Mr. Moncla is eligible for a discretionary bonus, the amount of which shall be determined by the Board based on the quality and nature of Mr. Moncla’s services and the performance of the Company. He is also entitled to a monthly automobile allowance of up to $3,000 per month. Pursuant to the employment agreement, Mr. Moncla was granted 3,734,694 shares of common stock representing 20% of the Company’s common stock on a fully diluted as converted basis (after giving effect to the Concurrent Equity Offering) as of the date of the agreement.

Mr. Moncla’s employment agreement is for a term of one year and renewable for subsequent one-year periods unless either party provides at least 90 days’ prior notice of nonrenewal. Either party may terminate his employment and the agreement, with or without cause. Termination without cause requires at least 30 days’ prior notice from the terminating party. If the Company terminates Mr. Moncla without cause, or Mr. Moncla terminates for good reason, we will be required to pay Mr. Moncla his base salary and health benefits through the end of the then current term of his employment agreement. No severance is due upon our termination of Mr. Moncla for cause, or by Mr. Moncla without good reason. Upon termination due to disability, Mr. Moncla is entitled to compensation for the lesser of (i) the remaining term of his employment agreement, (ii) six months following his termination, and (iii) the period until disability insurance benefits commence under the Company’s disability insurance coverage (if any), and he is entitled to health benefits for the remaining term of his employment agreement. In the event of death, we will be required to pay Mr. Moncla’s estate his base salary through the date of his death.

Mr. Moncla’s employment agreement also includes covenants on non-competition, non-solicitation of customers, non-solicitation of employees and non-disclosure of confidential information that apply during his employment and for the two-year period following the termination of his employment.

J. Clarke Legler, II

We entered into an employment agreement with Mr. Legler on March 3, 2011, that provides for his employment as our Chief Financial Officer at an annual base salary of $175,000. In addition to his annual base salary, Mr. Legler is eligible for a discretionary bonus, the amount of which shall be determined by the Board based on the quality and nature of Mr. Legler’s services and the performance of the Company. He was also granted 280,105 shares of common stock, subject to a vesting schedule as set forth in his restricted stock agreement.

Mr. Legler’s employment agreement is for a term of one year and renewable for subsequent one-year periods unless either party provides at least 90 days’ prior notice. Either party may terminate his employment and the agreement, with or without cause. Termination without cause requires at least 30 days’ prior notice from the terminating party. If the Company terminates Mr. Legler without cause, or Mr. Legler terminates for good reason, we will be required to pay Mr. Legler his base salary and health benefits through the end of the term of his employment agreement. No severance is due upon our termination of Mr. Legler for cause, or by Mr. Legler without good reason. Upon termination due to disability, Mr. Legler is entitled to compensation for the lesser of (i) the remaining term of his employment agreement, (ii) six months following his termination, and (iii) the period until disability insurance benefits commence under the Company’s disability insurance coverage (if any), and he is entitled to health benefits for the remaining term of his employment agreement. In the event of death, we will be required to pay Mr. Legler’s estate his base salary through the date of his death.

Mr. Legler’s employment agreement also includes covenants on non-competition, non-solicitation of customers, non-solicitation of employees and non-disclosure of confidential information that apply during his employment and for the two-year period following the termination of his employment.

Potential Payments Upon Termination or Change in Control

Payments Upon Termination

Messrs. Moncla and Legler entered into employment agreements with the Company that provide for certain severance payments upon termination. If the Company terminates either executive without cause, or either executive terminates for good reason, the Company will be required to pay such executive his base salary and health benefits through the end of the then-current term of the employment agreement. No severance is due upon the Company’s termination of such executive for cause, or by such executive without good reason. Upon termination due to disability, the executive is entitled to compensation for the lesser of (i) the remaining term of his employment agreement, (ii) six months following his termination, and (iii) the period until disability insurance benefits commence under the Company’s disability insurance coverage (if any), and he is entitled to health benefits for the remaining term of his employment agreement. In the event of death, the Company will be required to pay the executive’s estate his base salary through the date of the executive’s death.

Assuming a change of control had occurred on December 31, 2011 and each of Messrs. Moncla, Legler and Brown had terminated employment on December 31, 2011, each would have been entitled to the following payment(s):

NEO	Type of Payment	Termination Due to Death		Termination Due to Disability		Termination by the Company for Cause or by the Executive Without Good Reason		Termination by the Executive for Good Reason or by the Company Without Cause		Change in Control Payment
L. Charles Moncla Jr.
	Base Salary	—		90,000		—		210,000		—
	Health Benefits	—		15,979		—		15,979		—
	Equity Awards	32,885,893	(2)	32,885,893	(2)	21,176	(1)	32,885,893	(2)	32,885,893	(2)
J. Clarke Legler, II
	Base Salary	—		87,500		—		204,167		—
	Health Benefits	—		16,070		—		16,070		—
	Equity Awards	2,901,470	(2)	2,901,470	(2)	1,868	(1)	2,901,470	(2)	2,901,470	(2)
Justin W. Brown
	Equity Awards	232,950	(2)	232,950	(2)	150	(1)	232,950	(2)	232,950	(2)

(1)	This number reflects the amount we would have to pay the named executive officer upon such termination to repurchase restricted shares.

(2)	The number reflects the value of the restricted shares that would no longer be subject to lapse on December 31, 2011 had a termination occurred, using the estimated fair market value per share as of December 31, 2011. Because each executive had filed a Section 83(b) election, no income would be recognized.

The non-competition provisions for Messrs. Moncla and Legler described in “Employment Agreements” on page 128 will continue to apply.

Mr. Brown’s restricted stock agreement includes covenants on non-competition, non-solicitation of customers, non-solicitation of employees and non-disclosure of confidential information that apply during his employment and for the two-year period following the termination of his employment.

Compensation Committee Interlocks and Insider Participation

In January 2012, our Board appointed a compensation committee, adopted a compensation committee charter, and named José E. Feliciano as member and Chairman of the compensation committee. During 2011, our entire Board deliberates on compensation related matters. See “—Committees of the Board of Directors— Compensation Committee” on page 133. None of the executive officers of the Company currently serves on the compensation committee, or other committee serving an equivalent function, of any other entity that has one or more executive officers who serve as members of our Board. Our Chief Financial Officer serves as a member of the board of directors for Layton Corporation and Layton Energy, Inc., neither of which has a compensation committee (or any other committee serving in a similar capacity). The president of Layton Corporation and Layton Energy, Inc. serves on our Board. See “Certain Relationships and Related Transactions” beginning on page 135, for details of certain overhead expenses and fees paid to Layton Corporation by the Company.

2010 Omnibus Equity Incentive Plan

The purpose of our 2010 Plan is to maintain the ability of the Company and its subsidiaries to attract and retain highly qualified and experienced directors, employees and consultants and to give such directors, employees and consultants a continued proprietary interest in the success of the Company and its subsidiaries. In addition, the 2010 Plan is intended to encourage ownership of our common stock by the directors, employees and consultants of the Company and its affiliates and to provide increased incentive for such persons to render services and to exert maximum effort for the success of the Company’s business. The 2010 Plan provides eligible employees and consultants the opportunity to participate in the enhancement of stockholder value by the grants of options (including incentive stock options for employees only), restricted or unrestricted common stock and other awards under the 2010 Plan, including having their bonuses and/or consulting fees payable in restricted or unrestricted common stock and other awards, or any combination thereof. The aggregate number of shares that currently may be issued under the 2010 Plan is 1,044,817 shares of common stock, subject to adjustment in accordance with the adjustment provisions of the 2010 Plan and subject to increases on July 1 of each calendar year by up to 1% of the aggregate number of outstanding shares of common stock on that date. The maximum aggregate number of shares that may be issued under the 2010 Plan to any participant in any one year is 250,000. The maximum aggregate number of shares that may be issued under the 2010 Plan as incentive stock options is currently 1,044,817.

Compensation Policies and Practices as they Relate to Risk Management

We reviewed and analyzed our compensation arrangements and determined that our compensation plans do not pose an unreasonable risk to the Company.

Compensation of Directors

In 2011, the Board commenced a compensation program for Board members whereby each non-employee director is entitled to an annual fee in cash of $100,000, payable quarterly in arrears, as long as the director attends the meetings during each quarter. The Board is exploring additional equity compensation for our non-employee directors in consideration of services rendered. The following table shows compensation paid to our non-employee directors in 2011.

Name	Fees Earned or Paid in Cash ($)	Total ($)
José E. Feliciano	$75,000	$75,000
Colin Leonard	$75,000	$75,000
Daniel T. Layton	$75,000	$75,000

Our compensation committee charter, adopted in January 2012, provided for a non-employee director compensation policy that includes the following annual fees (commencing for calendar year 2012) payable in semiannual installments for non-employee directors:

Annual Retainer	$40,000
Lead Director, Audit Committee Chairperson	$15,000
Compensation Committee Chairperson, Nominating and Governance Committee Chairperson	$10,000
Committee membership	$10,000
Board meeting attended in person	$2,000
Board Meeting attended by telephone	$1,000

In addition, non-employee directors will be granted restricted shares of common stock (or options to purchase common stock) annually on each January 15th. The intent is that each grant shall have a NYSE market value of $75,000, and fully vest after the following year of service (or earlier on death or change in control), subject to continued service. If the grant is for options, once vested the options will expire upon the earlier of 10 years after the date of grant or four years after the director ceases to be a Board member. If a director becomes a Board member after January 1st, the number will be pro rated.

Board Composition

Our business and affairs are managed under the direction of the Board. The Board currently consists of six members. On January 19, 2012, Richard L. Crandall was elected as a member of our Board. Our amended and restated bylaws, which will be in effect upon completion of the Proposed Initial Public Offering, will provide that our Board will consist of a number of directors to be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total directors then in office. In addition, in connection with the completion of the Proposed Initial Public Offering, our articles of incorporation will be amended and restated to provide for a staggered, or classified, board of directors consisting of three classes of directors, each serving a staggered three-year term and with one class being elected at each year’s annual meeting of stockholders, subject to necessary Board and shareholder approval. Such amended articles will provide that the Class I directors initially will be Messrs. Legler and Leonard, who will serve for terms expiring in 2013; the Class II directors initially will be Messrs. Crandall and Layton who will serve for terms expiring in 2014; and the Class III directors initially will be Messrs. Moncla and Feliciano who will serve for terms expiring in 2015.

Committees of the Board of Directors

Our Board has an audit committee, a compensation committee and a nominating and governance committee, each of which has the composition and responsibilities described below. Our Board may also establish from time to time any other committees that it deems necessary or desirable. The composition of each committee will comply, when required, with the NYSE listing standards and other rules of the SEC and NYSE.

Audit Committee

Our audit committee consists of Richard L. Crandall, with Mr. Crandall serving as Chairman of the committee. Our Board has determined that Mr. Crandall is independent within the meaning of applicable SEC rules and NYSE listing standards, that Mr. Crandall is an “audit committee financial expert” as defined in the rules and regulations of the SEC, and that he is financially literate under the current listing standards of the NYSE. The audit committee has oversight responsibilities regarding matters including:

•	the integrity of our financial statements and our financial reporting and disclosure practices;

•	the soundness of our system of internal controls regarding finance and accounting compliance;

•	the independent registered public accounting firm’s qualifications and independence;

•	the engagement of the independent registered public accounting firm;

•	the performance of our internal audit function and independent registered public accounting firm;

•	our compliance with legal and regulatory requirements in connection with the foregoing;

•	review of related-party transactions in accordance with our written policy as to such transactions (see “Certain Relationships and Related Transactions” on page 135); and

•	compliance with our Code of Conduct and Ethics.

We will rely on the phase-in rules of the SEC and NYSE with respect to the independence of our audit committee. These rules permit us to have an audit committee that has at least one member who is independent by the NYSE listing date, at least two members (a majority of whom are independent) within 90 days after the effectiveness of the registration statement of which this prospectus forms a part, and at least three members (all of whom are independent) within one year thereafter.

Our Board has adopted a written charter for our audit committee, which will be available upon completion of the Proposed Initial Public Offering on our website, www.platinumenergysolutions.com. The information on our website is not, and will not be deemed to be, part of this prospectus and our web address is included herein as an inactive textual reference only.

Compensation Committee

Our compensation committee consists of José E. Feliciano, with Mr. Feliciano serving as Chairman of the committee. Our Board has determined that Mr. Feliciano is independent within the meaning of the listing standards of the NYSE. The compensation committee is authorized to assist the Board in discharging the board’s responsibilities relating to matters including:

•

review and administration of compensation and benefit policies and programs designed to attract, motivate and retain personnel with the requisite skills and abilities to us to achieve superior operating results;

•

review and approval, annually of goals and objectives relevant to compensation of our Chief Executive Officer, including evaluating the performance of the Chief Executive Officer in light of those goals and objectives and setting of our Chief Executive Officer’s compensation based on such evaluation (and our compensation committee will have sole authority to determine such compensation);

•

establishment of the compensation of our other executives and the Chairman of our Board, and recommendation of the compensation of our non-employee directors for approval by majority vote of independent directors, and

•	issuance of an annual report on executive compensation for inclusion in our annual proxy statement, once required.

We will rely on the phase-in rules of the SEC and NYSE with respect to the independence of our compensation committee. These rules permit us to have a compensation committee that has at least one member who is independent by the earlier of the date the Proposed Initial Public Offering closes or five business days from the NYSE listing date, at least a majority of members who are independent within 90 days of the NYSE listing date and all independent members within one year of the NYSE listing date.

Our Board has adopted a written charter for our compensation committee, which will be available upon completion of the Proposed Initial Public Offering on our website, www.platinumenergysolutions.com. The information on our website is not, and will not be deemed to be, part of this prospectus and our web address is included herein as an inactive textual reference only. To assist the compensation committee in discharging its responsibilities, the compensation committee may engage a compensation consulting firm or other advisors.

Nominating and Governance Committee

Our nominating and governance committee consists of Richard L. Crandall, with Mr. Crandall serving as the Chairman of the committee. Our Board has determined that Mr. Crandall is independent within the meaning of the listing standards of NYSE. The nominating and governance committee is authorized to:

•	recommend to the Board nominees for election as directors and committee members;

•	develop and recommend to the Board a set of corporate governance guidelines;

•	review candidates for nomination for election as directors submitted by directors, officers, employees and stockholders and establish procedures to be followed by stockholders in submitting nominees;

•	recommend to the Board non-renomination or removal from the Board or a Board committee as appropriate;

•	review with the Board the requisite skills and characteristics for continuation as Board members, the selection of new Board members and Board composition; and

•

select, retain and evaluate any search firm with respect to the identification of candidates for nomination for election as directors (and our nominating and governance committee shall have the sole authority to approve any such firm’s fees and other retention terms).

We will rely on the phase-in rules of the SEC and NYSE with respect to the independence of our nominating and governance committee. These rules permit us to have a nominating and governance committee that has at least one member who is independent by the earlier of the date the Proposed Initial Public Offering closes or five business days from the NYSE listing date, at least a majority of members who are independent within 90 days of the NYSE listing date and all independent members within one year of the NYSE listing date.

The committee will assist the Board in the selection of nominees for election as directors at each annual meeting of our stockholders and will establish policies and procedures regarding the consideration of director nominations from stockholders. Our Board has adopted a written charter for our nominating and governance committee, which will be available upon completion of this offering on our website, www.platinumenergysolutions.com. The information on our website is not, and will not be deemed to be, part of this prospectus and our web address is included herein as an inactive textual reference only.

Corporate Governance and Limitations on Directors’ and Officers’ Liability

We have also adopted a Code of Conduct and Ethics, Corporate Governance Guidelines and Insider Trading Policy, and we intend to adopt other standard policies and procedures relating to matters such as corporate communications.

Our directors and officers are indemnified as provided by general corporation law of the Nevada Revised Statutes, as amended (“NRS”), and our articles of incorporation and indemnification agreements with the Company.

Under the NRS, director immunity from liability to a company or its stockholders for monetary liabilities applies automatically unless it is specifically limited by a company’s articles of incorporation which is not the case with our articles of incorporation. Excepted from that immunity are:

(1) a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest;

(2) a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3) a transaction from which the director derived an improper personal profit; and

(4) willful misconduct.

Our articles of incorporation provide that we will indemnify our directors, officers, employees and agents to the fullest extent required by the NRS, and shall indemnify such individuals to the extent permitted by the NRS. We may purchase and maintain liability insurance, or make other arrangements for such obligations or otherwise, to the extent permitted by the NRS. We have also entered into indemnification agreements with each of our directors and officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following paragraphs provide information regarding related party transactions since the beginning of our last fiscal year (January 1, 2011) through the date of this prospectus. Our Board recognizes that transactions in which we participate and in which a related person (executive officer, director, director nominee, five percent or greater stockholder, or an immediate family member of one of the foregoing) has a direct or indirect material interest, can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. Accordingly, as a general matter, it is our preference to avoid related person transactions. Nevertheless, we recognize that there are situations where related person transactions may be in, or may not be inconsistent with, the best interests of the Company and its stockholders. We have delegated the deliberations and approval of such matters to our audit committee under its charter. We also require each executive officer and director to annually provide us written disclosure of any transaction to which we are a party and in which the officer or director or any of their immediate family members has a direct or indirect material financial interest.

Our Board has adopted a written policy regarding transactions with related parties. This policy requires that any director or executive officer promptly disclose to the chairman of our audit committee (or the Chairman of the Board, if the Chairman of the audit committee is the related person) any potential “related party transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) and all material facts with respect thereto. We expect that the Chairman of the audit committee (or Chairman of the Board, as applicable) will promptly communicate such information to the rest of our audit committee, and counsel (in consultation with management) will analyze the transaction to determine whether the transaction or relationship does, in fact, constitute a related party transaction requiring compliance with our written policy. No related party transaction will be entered into without the approval or ratification of our audit committee or another independent body of our Board.

In determining whether to approve a related party transaction, we expect that our audit committee (or such other independent body of our Board) will consider the following factors (among other factors, including those required by Nevada corporate law), to the extent relevant to such transaction:

•	whether the terms of the related party transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related party;

•	whether there are business reasons for the Company to enter into the related party transaction;

•	whether the related party transaction would impair the independence of an outside director; and

•

whether the related party transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the director, executive officer or related party; the direct or indirect nature of the director’s, executive officer’s or related party’s interest in the transaction; the ongoing nature of any proposed relationship; and any other factors our audit committee deems relevant.

We expect that any member of our audit committee (or such other independent body) who has an interest in the transaction under discussion will abstain from voting on the approval of the related party transaction, but may (if so requested by the chairman of the audit committee (or such other independent body)), participate in some or all of the discussions of the audit committee (or such other independent body) of the related party transaction. Upon completion of its review of the transaction, our audit committee (or such other independent body) may determine to permit or to prohibit the related party transaction. If our audit committee (or such other independent body) or its chairman determines that a related party transaction should be brought before the Board, or if the Board in any case elects to review any such matter, the considerations described above will apply to the Board’s review and approval of the matter (with such modification as may be necessary or appropriate under the circumstances).

WSB Transaction

Our Chief Executive Officer, Mr. Moncla, is the sole shareholder and chief executive officer of WSB. On March 3, 2011, prior to the consummation of the Unit Offering, WSB and certain of its affiliates entered into the Lease Purchase Agreement with the Company for the purposes of leasing to the Company all necessary equipment required to provide certain coiled tubing and cementing services.

The term of the Lease Purchase Agreement is two years, expiring on March 3, 2013. The monthly lease payment payable by the Company is $210,000. In the event that a Change of Control (as defined below) of PES occurs prior to the expiration of the term of the Lease Purchase Agreement, the Company is obligated, subject to the prior satisfaction of the Company’s obligations to the holders of the Notes upon such Change of Control, and subject to the affiliated transactions covenant in the indenture governing the Notes, to purchase the WSB Business for a purchase price equal to the greater of (i) the aggregate amount of certain obligations specified in the Lease Purchase Agreement, but in no event greater than $16.1 million (the “Minimum Amount”) and (ii) an amount equal to the lesser of (x) the last twelve months of revenue generated by the WSB Business and (y) $20 million (the “Maximum Amount”), subject to adjustment if the parties mutually determine in good faith that a higher or lower amount is warranted based upon WSB’s performance under such agreement. We estimate that, if a Change of Control had occurred on December 31, 2011, the purchase price we would have been required to pay for the WSB Business would have been approximately $16.1 million. Mr. Moncla also made a number of individual loans to WSB evidenced by demand promissory notes. Under the Lease Purchase Agreement, we are required, at our sole cost and expense, to keep the equipment leased thereunder in good operating order, repair, condition and appearance and furnish any and all parts, mechanisms or devices required to keep the equipment in good mechanical and working order.

“Change of Control” is defined in the Lease Purchase Agreement to mean:

•	the sale of all or substantially all of our assets;

•	after our initial public offering, the first day on which a majority of the members of our Board are not our current directors or individuals nominated by such directors;

•

the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined in Section 13(d) of the Exchange Act) other than certain existing shareholders, or an affiliate or affiliates thereof, becomes the beneficial owner, directly or indirectly, of more than 50% of our voting stock, measured by voting power rather than number of shares; and

•

the consummation of the first transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined in Section 13(d) of the Exchange Act) other than certain existing shareholders, and any affiliate or affiliates thereof, becomes the beneficial owner, directly or indirectly, of more of our voting stock (measured by voting power rather than number of shares) than is at the time beneficially owned (measured on the same basis) by certain existing shareholders in the aggregate.

Under the Lease Purchase Agreement, we also have the right to negotiate with WSB to purchase the WSB Business at any time prior to the 60th day prior to the expiration of the Lease Purchase Agreement. WSB is obligated to negotiate with us in good faith with respect to any such purchase and sale of the WSB Business, provided the purchase price shall in no event be an amount less than the Minimum Amount or greater than the Maximum Amount. Either party may terminate the Lease Purchase Agreement in the event the other party violates any material term of the Lease Purchase Agreement unless such violation is cured within 30 days.

Other

During 2010, we entered into an overhead allocation agreement with Layton Corporation, a company owned and controlled by Mr. Layton, one of our directors, pursuant to which Layton Corporation provides us with office space at 2100 West Loop South, 16th Floor, Houston, Texas and certain other office services. For the use of the office space and other office services, we pay Layton Corporation an aggregate of $30,000 per month. We also paid Layton Corporation a 1% sponsor fee for arranging the Unit Offering and the Concurrent Equity Offering.

In May 2011, we signed a Lease Agreement with L M Industries, L.L.C., a company solely owned by Mr. Moncla, covering property in Louisiana, which the Company may use for storing and repairing equipment and general office purposes. The lease term is two years commencing March 1, 2011, and the monthly lease payment payable by the Company is $10,000 per month, with the first payment having been made on May 1, 2011.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information as of December 31, 2011 with respect to the beneficial ownership of shares of common stock by (i) each person known to the Company to be a beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each of the Company’s directors, (iii) each of the Company’s executive officers and (iv) all executive officers and directors as a group. All share numbers have been adjusted to Reflect the Reverse Stock Split.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock (2)	Percentage Ownership (2)
L. Charles Moncla, Jr. (3)	5,488,585	35.28%
J. Clarke Legler, II (4)	280,105	1.80%
Justin W. Brown	15,000	*
Timothy L. Morrison	—	—
Daniel T. Layton (5)	200,000	1.29%
José E. Feliciano (6)	6,302,138	39.03%
Colin Leonard (7)	—	—
Richard L. Crandall	2,000	*
Clearlake Capital Partners II (Master), L.P. (8)	6,302,138	39.03%
Moncla Platinum Investment Group, L.L.C.	1,731,968	11.15%
Third Avenue Trust on behalf of Third Avenue Focus Credit Fund (9)	1,456,342	9.24%
All Executive Officers and Directors	12,485,827	76.00%

*	Less than 1%.
(1)	Unless otherwise indicated, the business address of each of the individual holders is c/o: Platinum Energy Solutions, Inc., 2100 West Loop South, Suite 1601, Houston, TX 77027.
(2)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options, warrants and convertible securities held by that person that are currently exercisable or exercisable within 60 days of December 31, 2011 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.
(3)	Includes 21,923 shares of common stock that Mr. Moncla has the right to acquire upon the exercise of warrants and 1,731,968 shares of common stock held by Moncla Platinum Investment Group, L.L.C. Mr. Moncla is the sole manager and has sole voting control over the shares of common stock of the Company held by Moncla Platinum Investment Group, L.L.C.
(4)	Excludes unvested options to purchase 40,000 shares of common stock issued to Mr. Legler on August 29, 2011.
(5)	Includes 200,000 shares of common stock held by Layton Corporation. Mr. Layton is the Chief Executive Officer of Layton Corporation and has voting and investment power with respect to the shares of common stock of the Company held by Layton Corporation.
(6)	Mr. Feliciano is a principal of Clearlake Capital Partners II (Master), L.P. Accordingly, Mr. Feliciano may be deemed to be a beneficial owner of such 6,302,138 shares owned by Clearlake Capital Partners II (Master), L.P. and for purposes of this table he is included. Also, includes 611,386 shares of common stock that Clearlake Capital Partners II (Master), L.P. has the right to acquire upon exercise of warrants. Mr. Feliciano disclaims beneficial ownership of all such shares within the meaning of Rule 13d-3 under the Exchange Act. The business address for Mr. Feliciano is 233 Wilshire Blvd., Suite 800, Santa Monica, CA 90401.
(7)	The business address for Mr. Leonard is 233 Wilshire Blvd., Suite 800, Santa Monica, CA 90401.
(8)	Includes 611,386 shares of common stock that Clearlake Capital Partners II (Master), L.P. has the right to acquire upon exercise of warrants. The business address for Clearlake Capital Partners II (Master), L.P. is 233 Wilshire Blvd., Suite 800, Santa Monica, CA 90401.

(9)

Includes 219,222 shares of common stock that Third Avenue Trust on behalf of Third Avenue Focus Credit Fund has the right to acquire upon exercise of warrants. The business address of Third Avenue Trust on Behalf of Third Avenue Focus Client Fund is 622 Third Avenue, 32nd Floor, New York, N.Y. 10017.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of the following:

•	499,980,000 shares of common stock, $0.001 par value; and

•	20,000 shares of preferred stock, $0.001 par value.

The following is a description of the material terms of our articles of incorporation and bylaws. The following description may not contain all of the information that is important to you. To understand them fully, you should read our articles of incorporation and bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election or removal of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by the holders of common stock present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Removal of directors by stockholders and actions by stockholders to alter, amend or rescind the Company’s bylaws require the affirmative vote of the holders of 90% and 75%, respectively (and following our expected amendment and restatement in connection with the Proposed Initial Public Offering will each require 67%), of the votes entitled to be cast by the holders of common stock present in person or represented by proxy.

An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. There are no cumulative voting rights for the election of directors, which means that the holders of a majority of the shares of our common stock voted will be entitled to elect all of our directors. In addition, upon the completion of this offering, our articles of incorporation will be amended and restated to provide for a staggered, or classified, board of directors consisting of three classes of directors, each serving a staggered three-year term and with one class being elected at each year’s annual meeting of stockholders.

Dividends

Subject to the rights of holders of any then outstanding shares of our preferred stock, holders of our common stock are entitled to receive ratably any dividends that may be declared by our Board out of funds legally available therefor.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock would be entitled to share ratably in all assets available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Other Rights

Except with respect to certain stockholders that participated in the Concurrent Equity Offering, holders of our common stock do not have preemptive rights to purchase shares of our stock. The shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. See “—Stockholders Agreement” on page 141. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Preferred Stock

Under our articles of incorporation, our Board has the authority, without further action by our stockholders, except as described below, to issue up to 20,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series and to fix the designations, voting powers (if any), preferences, rights and qualifications, limitations or restrictions of the shares of the preferred stock of each such series, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preference.

We issued 20,000 shares of Series A Preferred Stock in March 2011 for gross proceeds of approximately $20 million.

Except as otherwise required by the provisions of the Nevada Revised Statutes (the “NRS”), the holders of the Series A Preferred Stock do not possess any voting power. No dividends may be declared or paid on the Series A Preferred Stock.

In the event of any liquidation or winding up of the Company or the sale of all or substantially all of the assets of the Company, the holders of the Series A Preferred Stock will be entitled to receive, in preference to the holders of all other equity securities, an amount equal to the “Preferential Amount,” which means 2.0x the original purchase price of the units sold pursuant to the Concurrent Equity Offering; provided however, (a) the Preferential Amount will be permanently reduced to 1.5x the original purchase price of the preferred stock if the last twelve months (“LTM”) earnings before interest, taxes, depreciation and amortization, as determined by the Company’s outside auditors (“EBITDA”) reaches $70 million, (b) the Preferential Amount will be permanently reduced to 1.0x the original purchase price of the preferred stock if cumulative EBITDA for any consecutive 24-month period reaches $140 million, (c) the Preferential Amount will be permanently reduced to 1.0x the original purchase price of the preferred stock if the Company is sold in less than 24 months with LTM EBITDA of greater than $70 million, and (d) the Preferential Amount will be permanently reduced to 1.0x the original purchase price of the preferred stock if at any time the Company is sold for greater than $125 million in total consideration (net of assumed or repaid indebtedness).

If our Proposed Initial Public Offering is successful (see “Business—Recent Developments—Proposed Initial Public Offering of Common Stock” on page 109) we intend to redeem all of the Series A Preferred Stock with $20 million of the net proceeds of that offering. The terms of the Series A Preferred Stock described below would cease upon the redemption and cancellation of the Series A Preferred Stock. However, the 20,000 shares of Series A Preferred Stock redeemed will return to the status of authorized but unissued shares of preferred stock and the Board will have the power to establish the preferences and rights of additional series of preferred stock, and it may afford holders of any series of preferred stock it may establish in the future preferences, powers and rights, including voting and dividend rights, senior to the rights of the holders of our common stock, which could adversely affect the holders of our common stock and could discourage a takeover of us even if a change of control of the Company would be beneficial to the interest of our stockholders. Although we have no present plans to issue any new shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights of the common stock, and could have the effect of delaying, deterring or preventing a change in control of us or an unsolicited acquisition proposal.

Stockholders’ Agreement

In connection with the consummation of the Concurrent Equity Offering, on March 3, 2011, we entered into a Stockholders Agreement with the stockholders named therein. Under the Stockholders Agreement, certain stockholders are entitled to preemptive rights (with exceptions including for common stock issued in connection with an initial public offering and securities issued in connection with certain transactions, and with such rights terminating on an initial public offering) and tag-along rights on transfers by certain Management Holders, as defined therein (with exceptions, and with such rights terminating immediately prior to a Qualified IPO). The Stockholders Agreement also includes certain share transfer restrictions, certain drag-along rights in the event of a Sale of the Company, as defined therein (such rights to terminate immediately prior to a Qualified IPO), and certain voting agreements as to directors (such agreements to terminate immediately prior to a Qualified IPO). In addition, if the holders of our warrants become entitled, pursuant to the ratchet provision described in “Description of Warrants—Adjustments” below, to purchase upon exercise of such warrants additional shares of our common stock due to the failure of a Liquidity Event (see, “Description of Warrants—Adjustments”) to occur within the time period set forth in the Warrant Agreement, we shall, upon and as of the date of such warrant ratchet event, issue to certain of our stockholders named in the Stockholders Agreement, for no additional consideration, such additional shares of our common stock as are necessary for such stockholders to retain the same percentage ownership of our common stock, calculated on a fully-diluted basis, as such stockholders held immediately prior to such warrant ratchet event.

Under the Stockholders Agreement, the holders of Registrable Securities (as defined similarly to the definition thereof contained in the Warrant Agreement, as described in “Description of Warrants—Certain Definitions” below) will have the right to include their Registrable Securities in any registration statement filed by us under the Securities Act, either for our own account or for the account of any of our security holders, covering the sale of any class of equity securities of the Company (other than a registration statement on Form S-4 or Form S-8 or any successor form) for sale on the same terms and conditions as the securities of the Company or other selling security holder included therein (a “stock piggyback registration”). The number of Registrable Securities requested to be included in a stock piggyback registration is subject to pro rata reduction under certain circumstances to the extent that the Company is advised by the managing underwriter, if any, therefor that the total number of Registrable Securities and other securities proposed to be included therein is such as to materially and adversely affect the success of the offering. If as a result of such pro rata reduction, the holders of Registrable Securities are unable to include such Registrable Securities (or if the terms of any demand registration rights existing on the closing date preclude inclusion of any Registrable Securities in a demand registration), the Company has agreed that it will file a shelf registration statement with respect to such common stock within 180 days, but in no event less than 30 days, after the effectiveness of such registration statement, and will use its commercially reasonable efforts to cause such registration statement to be declared effective within 45 days of filing and to remain effective for a period of one year following the effective date.

Each holder of Registrable Securities, upon request of the managing underwriter with respect to an initial underwritten public offering, will be required not to sell or otherwise dispose of any Registrable Security owned by it for a period not to exceed 180 days from the consummation of the underwritten public offering and with respect to any subsequent underwritten public offering, will be required not to sell or otherwise dispose of any Registrable Security owned by it for a period not to exceed 90 days from the consummation of the underwritten public offering. The Stockholders Agreement includes customary covenants on our part and provides that we will indemnify the holders of Registrable Securities included in any registration statement and any underwriter with respect thereto against certain liabilities, including liabilities under the Securities Act.

DESCRIPTION OF WARRANTS

General

On March 3, 2011, we issued 115,000 warrants pursuant to a warrant agreement, dated as of March 3, 2011, between us and The Bank of New York Mellon Trust Company, N.A., as warrant agent (the “Warrant Agreement”). Each warrant, when exercised, entitles the holder thereof to receive 24.358 fully paid shares of common stock of the issuer at an exercise price of $0.05 per share (the “Exercise Price”) (as adjusted for the Reverse Stock Split). The Exercise Price and the number of shares of common stock underlying the warrants are both subject to adjustment in certain cases referred to below. The warrants entitle the holders thereof to purchase an aggregate of 2,801,170 shares of the Company which represented approximately 15% of the outstanding common stock of the Company on a fully diluted basis, determined in accordance with GAAP, immediately following the consummation of the Unit Offering (assuming exercise of all outstanding warrants).

The warrants became exercisable after they became separable from the notes. The warrants will expire on 5:00 p.m., New York City time, on February 28, 2018.

The exercise of the warrants and transfer of the warrants and/or the common stock underlying the warrants are subject to applicable federal and state securities laws. The warrants became separately transferable after they became separable from the notes. The warrants and the common stock underlying the warrants were not registered under the Securities Act and are subject to certain transfer restrictions. Any transfer of the warrants or common stock underlying the warrants must be made in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom.

The warrants may be exercised by surrendering to us the warrant certificates evidencing the warrants to be exercised with the accompanying form of election to purchase properly completed and executed, together with payment of the aggregate Exercise Price for the common stock underlying the warrants. Payment of such aggregate Exercise Price may be made (i) in the form of cash or by certified or official bank check payable to the order of the Company or (ii) by tendering warrants having a fair market value equal to the Exercise Price or (iii) any combination of cash or warrants. Upon surrender of the warrant certificate and payment of such aggregate Exercise Price, we will deliver or cause to be delivered, to or to the written order of such holder, common stock certificates representing the number of whole shares of common stock to which such holder is entitled. If less than all of the warrants evidenced by a warrant certificate are to be exercised, a new warrant certificate will be issued for the remaining number of warrants.

No fractional shares of common stock will be issued upon exercise of the warrants. We will pay to the holder of the warrant at the time of exercise an amount in cash equal to the current market value of any such fractional shares of common stock less a corresponding fraction of the Exercise Price. Holders of the warrants have no right to vote on matters submitted to our stockholders.

Holders of the warrants may not be entitled to share in our assets in the event of our liquidation, dissolution or winding up. In the event a bankruptcy or reorganization is commenced by or against us, a bankruptcy court may hold that unexercised warrants are executory contracts which may be subject to rejection by us with approval of the bankruptcy court, and the holders of the warrants may, even if sufficient funds are available, receive nothing or a lesser amount than that to which they would otherwise be entitled as a result of any such bankruptcy case if they had exercised their warrants prior to the commencement of any such case.

Adjustments

If a Liquidity Event (defined below) has not occurred on or before September 3, 2012, the aggregate number of shares of common stock purchasable upon exercise of the warrants will be increased by a percentage equal to 7% of the aggregate number of outstanding shares of our common stock held or beneficially owned by our directors and management on that date, and by an additional 4% of the aggregate number of outstanding shares of our common stock held or beneficially owned by our directors and management at the end of each monthly period thereafter until the date of a Liquidity Event (the foregoing, the “ratchet provision”). A “Liquidity Event” is (i) any transaction that results in a change of control or (ii) any filing of a Form S-1 (or equivalent form) registration statement.

The number of shares of common stock purchasable upon exercise of the warrants and the Exercise Price both will also be subject to adjustment upon the occurrence of certain events including:

(1) the payment by us of dividends (and other distributions) on our common stock payable in common stock; and

(2) subdivisions, combinations and reclassifications of our common stock.

In the case of certain consolidations or mergers of the Company or the sale of all or substantially all of our assets to a corporation or other entity, each warrant will thereafter be exercisable for the right to receive the kind and amount of common stock or other securities or assets to which such holder would have been entitled as a result of such consolidation, merger or sale had the warrant been exercised immediately prior thereto.

Reservation of Common Stock

We have authorized and reserved for issuance and will at all times reserve and keep available such number of shares of our common stock as will be issuable upon the exercise of all outstanding warrants and all additional warrants, if any, that may be issued. Such common stock, when issued, and paid for in accordance with the terms of the warrants will be duly and validly issued, fully paid, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof.

Amendment

From time to time, we and the warrant agent, without the consent of the holders of the warrants, may amend or supplement the Warrant Agreement for certain purposes, including curing defects or inconsistencies. Any other amendment or supplement to the Warrant Agreement will require the written consent of the holders of a majority of the then outstanding warrants. The consent of each holder of the warrants affected will be required for any amendment pursuant to which the Exercise Price would be increased or the number of shares of common stock purchasable upon exercise of warrants would be decreased (other than pursuant to adjustments provided in the Warrant Agreement).

Information Requirements

Upon request of a holder of or prospective investor in warrants or common stock underlying the warrants, for so long as any warrants or common stock underlying the warrants remain outstanding, we will furnish to such holders and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Registration Rights

Under the Warrant Agreement, the holders of Registrable Securities (as defined below) will have the right to include their Registrable Securities in any registration statement filed by us under the Securities Act, either for our own account or for the account of any of our security holders, covering the sale of any class of equity securities of the Company (other than a registration statement on Form S-4 or Form S-8, or any successor form) for sale on the same terms and conditions as the securities of the Company or other selling security holder included therein (a “piggyback registration”). The number of Registrable Securities requested to be included in a piggyback registration is subject to pro rata reduction under certain circumstances to the extent that the Company is advised by the managing underwriter, if any, therefor that the total number of Registrable Securities and other securities proposed to be included therein is such as to materially and adversely affect the success of the offering. If as a result of such pro rata reduction, the holders of Registrable Securities are unable to include such Registrable Securities (or if the terms of any demand registration rights existing on the closing date preclude inclusion of any Registrable Securities in a demand registration), the Company has agreed that it will file a shelf registration statement with respect to such warrants and common stock underlying the warrants within 180 days, but in no event less than 30 days, after the effectiveness of such registration statement, and will use its commercially reasonable efforts to cause such registration statement to be declared effective within 45 days of filing and to remain effective for a period of one year following the effective date.

Each holder of warrants and Registrable Securities, upon request of the managing underwriter with respect to an initial underwritten public offering, will be required not to sell or otherwise dispose of any Registrable Security owned by it for a period not to exceed 180 days from the consummation of the underwritten public offering and with respect to any subsequent underwritten public offering, will be required not to sell or otherwise dispose of any Registrable Security owned by it for a period not to exceed 90 days from the consummation of the underwritten public offering. The Warrant Agreement includes customary covenants on our part and provides that we will indemnify the holders of Registrable Securities included in any registration statement and any underwriter with respect thereto against certain liabilities, including liabilities under the Securities Act.

We will pay all registration expenses, including the legal fees of all holders under the registration rights agreement, other than underwriting discounts, commissions and transfer taxes, in connection with registering any shares of our common stock pursuant to any demand, shelf or piggyback registration described above.

Certain Definitions

Set forth below are certain defined terms used in the Warrant Agreement. Reference is made to the Warrant Agreement for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Registrable Securities” means (i) the common stock underlying the warrants (whether or not the related warrants have been exercised) and (ii) any other securities issued or issuable with respect to the warrants or common stock underlying the warrants by way of common stock dividend or split of common stock or in connection with a combination of common stock, recapitalization, merger, consolidation or other reorganization, including, without limitation, a conversion by us into a corporation, or otherwise. As to any particular Registrable Securities, securities shall cease to be Registrable Securities when:

(a) a registration statement with respect to the offering of such securities by the holder thereof shall have been declared effective under the Securities Act and such securities shall have been disposed of by such holder pursuant to such registration statement;

(b) such securities are freely transferable without registration or limitation under Rule 144 promulgated under the Securities Act;

(c) such securities shall have been otherwise transferred by the holder thereof and new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company or its transfer agent and subsequent disposition of such securities shall not require registration or qualification under the Securities Act or any similar state law then in force; or

(d) such securities shall have ceased to be outstanding.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of certain provisions of the Morgan Stanley Facility (as referred to below) and the Credit Agreement (as referred to below). The summary does not purport to be complete, but it does discuss the provisions that are, in our view, material, and is subject to, and qualified in its entirety by reference to, all of the provisions of the corresponding agreements in effect with respect to the Morgan Stanley Facility and the Credit Agreement.

Portfolio Loan Account Facility

In 2010, we established a portfolio loan account facility with Morgan Stanley Bank, N.A., which we refer to as the Morgan Stanley Facility, in an initial available amount of $8.8 million. The facility was subsequently reduced due to reductions in the balance of pledged collateral, to $4.2 million as of September 30, 2011. Drawings on the facility are available on a revolving line of credit basis and bear interest at a variable rate equal to Morgan Stanley Bank, N.A.’s base lending rate in effect from time to time plus a certain percentage that can vary based on the amount drawn. Amounts drawn under the Morgan Stanley Facility from time to time may be repaid and re-borrowed by the Company from time to time. The Morgan Stanley Facility has an indefinite term.

The Morgan Stanley Facility is secured by two of our accounts maintained at Morgan Stanley Bank, N.A., including the account into which treasury securities acquired with a portion of a previous customer prepayment were deposited. The Morgan Stanley Facility is not secured by any other assets and does not impose any covenant obligations on the Company.

We have used the proceeds of our drawings under the Morgan Stanley Facility to pay for certain expenses relating to the manufacture of our new fracturing fleets and for our general liquidity purposes. As of September 30, 2011, there was approximately $2 million outstanding under the Morgan Stanley Facility.

JPMorgan Credit Agreement

On December 28, 2011, we entered into an asset based revolving credit agreement with JPMorgan Chase Bank, N.A. (“JPMorgan”), which we refer to as the “Credit Agreement.” Subject to a borrowing base consisting of certain eligible accounts receivable and inventory, an amount up to $15 million was made available to us under the Credit Agreement and, on December 29, 2011, we borrowed the full $15 million amount available to us pursuant to a revolving note made by us in favor of JPMorgan as lender. The Credit Agreement includes borrowing capacity available for letters of credit. Revolving loans are available under the Credit Agreement for working capital and other general corporate purposes. The revolving line of credit will terminate on June 30, 2014, and no further advances may be made to us thereafter. We used the proceeds of our initial borrowing under the Credit Agreement to pay for certain capital expenditures, including three of our new coiled tubing units and progress payments on our planned processing facility, and for general liquidity purposes.

The interest rate applicable to the Credit Agreement is, at our option, either LIBOR plus a margin ranging from 2.25% to 3.50% (depending on our total leverage ratio) or the JPMorgan prime rate, called “CBFR”, plus a margin ranging from 1.00% to 2.50% (depending upon such total leverage ratio). The CBFR rate is the higher of (i) the interest rate publicly announced by JPMorgan as its prime rate and (ii) the adjusted LIBOR rate as calculated by JPMorgan. We will pay a non-use fee of 0.25% on the daily average undrawn portion of the commitment under the Credit Agreement.

The Credit Agreement permits voluntary prepayments (without reducing availability for future revolving borrowings) and voluntary commitment reductions at any time, in each case without premium or penalty. The revolving note pursuant to which we borrowed the full $15 million amount available to us includes a “cleanup” requirement pursuant to which the outstanding amount due thereunder must be paid down and reduced to $0 for thirty consecutive days during each 12-month period.

Our obligations under the Credit Agreement are secured (with certain exceptions) by first priority security interests on all of our assets. Our obligations under the Credit Agreement were guaranteed by Platinum Pressure Pumping, Inc. as guarantor, and will be guaranteed by our future domestic subsidiaries. The guarantor’s guarantee is, and any future domestic subsidiary’s guarantee will be, secured by first priority security interests in all of their assets. The guarantee is, and each future guarantee of the Credit Agreement will be, full, unconditional and, joint and several. Payment under the guarantees could be required immediately upon the occurrence of an event of default in respect of the guaranteed obligations.

The Credit Agreement contains a number of negative covenants that, among other things, restrict our ability to sell assets, incur additional debt, create liens on assets, make investments or acquisitions, engage in mergers or consolidations, pay dividends to stockholders or repurchase common stock, and other corporate activities. The negative covenant with respect to our debt, prohibits us from incurring indebtedness for borrowed money, installment obligations, or obligations under capital leases, other than (1) unsecured trade debt incurred in the ordinary course of business, (2) indebtedness owing under the Credit Agreement, (3) indebtedness existing prior to execution of the Credit Agreement not paid off with the proceeds of borrowings under the Credit Agreement with the permission of JPMorgan, (4) purchase money indebtedness, (5) indebtedness created for the sole purpose of amending, extending, renewing or replacing permitted indebtedness referred to in clause (3) (provided the principal amount of such indebtedness is not increased) and (6) other indebtedness in the aggregate amount of $5 million per year, excluding insurance premium financing.

The Credit Agreement also contains a number of affirmative financial covenants relating to our maximum leverage ratio, minimum fixed charge coverage ratio, minimum tangible net worth and minimum EBITDA (as defined below).

We are required to maintain a leverage ratio of not more than 3.00 to 1.0 (measured quarterly commencing June 30, 2012). The leverage ratio is calculated as the ratio of Funded Debt divided by EBITDA. Funded Debt is defined as the outstanding sum of all of our obligations owed under the notes, the revolving line of credit and the aggregate amount of all capital leases, letters of credit and guaranties by the Company, without duplication, and excluding the sum of all trade payables and accruals incurred in the ordinary course of business, and the sum of all insurance premium financing by the Company. EBITDA is defined as the sum of our earnings before interest expense, taxes, depreciation expense and amortization expense for (i) the three consecutive months then ending on financial statements beginning January 1, 2012 through March 31, 2012, on an annualized basis, (ii) thereafter, effective as of June 30, 2012, each period of six consecutive months then ending, on an annualized basis, (iii) thereafter, effective as of September 30, 2012, each period of nine consecutive months then ending, on an annualized basis, and (iv) then, effective as of December 31, 2012 and continuing thereafter, each period of twelve consecutive months then ending, on a rolling four quarter basis.

We are required to maintain a minimum fixed charge coverage ratio of 1.25 to 1.0 (measured quarterly commencing June 30, 2012). The fixed charge coverage ratio is calculated as EBITDA plus rent expense minus distributions and dividends, minus internally financed capital expenditure, divided by the sum of the current portion of long-term debt and capitalized leases required to be paid in the next 12 months, plus rent expense and plus cash interest expense for (i) the three consecutive months then ending on financial statements beginning January 1, 2012 through March 31, 2012, on an annualized basis, (ii) thereafter, effective as of June 30, 2012, each period of six consecutive months then ending, on an annualized basis, (iii) thereafter, effective as of September 30, 2012, each period of nine consecutive months then ending, on an annualized basis and (iv) then, effective as of December 31, 2012 and continuing thereafter, each period of twelve consecutive months then ending, on a rolling four quarter basis.

We are required to maintain at all times a minimum tangible net worth of not less than $20 million until we complete the Proposed Initial Public Offering (measured quarterly commencing June 30, 2012). Thereafter, our minimum tangible net worth is required to be 90% of our actual tangible net worth as reported for the first quarter ending after the Proposed Initial Public Offering. Tangible net worth is defined as the Company’s total assets excluding intangible assets (i.e., patents, copyrights, trademarks, trade names, franchises, goodwill, organizational expenses), less the total debt of the Company, all as determined in accordance with GAAP. The amounts due from our affiliates and members shall be a reduction to tangible net worth.

We are required to maintain a minimum EBITDA of not less than $12 million on two measurement dates of March 31, 2012 and June 30, 2012. After June 30, 2012, this covenant shall no longer apply.

If we fail to comply with any of the aforesaid financial covenants, then we will have the right for up to forty days, to cure such failure by issuing equity instruments for cash or otherwise receiving cash contributions from existing shareholders in an aggregate amount not to exceed $5 million, and adding such amount to our EBITDA for the applicable period.

In addition to the failure to pay principal, interest and fees when due, events of default under the Credit Agreement include: failure to comply with applicable covenants; failure to pay when due, or other defaults permitting acceleration of, other indebtedness exceeding $1 million or, under other agreements with JPMorgan; failure to comply with guarantee and collateral requirements; judgment defaults in excess of $1 million not fully covered by insurance; certain events of bankruptcy; certain material adverse changes, and certain changes in control. In addition, pursuant to the revolving note, at any time there is an event of default under the Credit Agreement, there will be a sweep of all cash proceeds from U.S. bank accounts of the borrower and the guarantors of obligations under the Credit Agreement to repay or cash collateralize any credit extensions outstanding. Such cash sweep will only terminate when such event of default is cured.

We paid a customary fee for entering into the Credit Agreement.

JPMorgan and its affiliates have performed and/or may in the future perform various commercial banking, investment banking and other financial advisory services in the ordinary course of business for us and our subsidiaries, for which they have received and/or will receive customary fees and commissions.

In connection with our entering into the Credit Agreement, JPMorgan as first lien lender, and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent on behalf of the Second Lien Creditors (including the holders of the notes), entered into an Intercreditor Agreement dated as of December 28, 2011. The Intercreditor Agreement, among other things, defines the rights of our debt holders with respect to collateral. See “Description of Notes—Intercreditor Agreement.”

DESCRIPTION OF NOTES

The Original Notes were, and the Exchange Notes will be, issued under an Indenture (the “Indenture”), dated as of March 3, 2011, as amended by a first supplemental indenture dated as of September 26, 2011 and a second supplemental indenture dated as of September 29, 2011, among Platinum Energy Solutions, Inc., a Nevada corporation (“PES”), all of PES’s direct and indirect wholly owned Domestic Subsidiaries, as guarantors (the “Guarantors”), and The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act” or “TIA”). Any Original Notes, together with the Exchange Notes, that remain outstanding after completion of the exchange offer will be treated as a single class of securities under the Indenture, including, without limitation, for purposes of waivers, amendments, redemptions and offers to purchase. In this “Description of Notes,” any reference to “notes” refers collectively to the Original Notes and the Exchange Notes, unless the context requires otherwise.

The following description is a summary of the material terms and provisions of the notes, the Indenture, the Security Documents and the Intercreditor Agreement. It does not purport to be a complete description of the notes or such agreements and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Indenture, the Security Documents and the Intercreditor Agreement. We urge you to read the Indenture the Security Documents and the Intercreditor Agreement because they, and not this description, define your rights as holders of the notes.

You can find definitions of certain terms used in this description under the heading “—Certain Definitions.” In this description, the term “PES” refers only to Platinum Energy Solutions, Inc. and not to any of its subsidiaries, and the term “Guarantor” refers to each Domestic Subsidiary that guarantees the notes, so long as it guarantees the notes.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of Notes and the Note Guarantees

The Notes

The notes are:

•	general senior secured obligations of PES;

•	pari passu in right of payment with all existing and future senior indebtedness of PES;

•	senior in right of payment to all existing and future senior subordinated Indebtedness of PES;

•	effectively senior to all future unsecured senior Indebtedness and unsecured trade credit;

•	secured on a second-priority basis by the Collateral, subject to Permitted Liens;

•	effectively subordinated to PES’s First Lien Obligations under its Credit Facilities to the extent of the value of the Collateral securing all such Indebtedness;

•	structurally subordinated to all liabilities and preferred stock of Subsidiaries of PES that are not Guarantors; and

•	unconditionally guaranteed on a senior secured basis by each Guarantor.

Note Guarantees

The notes are guaranteed by all of PES’s Subsidiaries (other than Unrestricted Subsidiaries and Foreign Subsidiaries).

Each guarantee of the notes is:

•	a general senior secured obligation of the Guarantor;

•	pari passu in right of payment with all existing and future senior Indebtedness of the Guarantor;

•	senior in right of payment to all existing and future senior subordinated Indebtedness of the Guarantor;

•	secured on a second-priority basis by the Collateral owned by the Guarantor, subject to Permitted Liens; and

•	effectively subordinated to the Guarantor’s First Lien Obligations under any Credit Facilities and certain other Indebtedness to the extent of the value of the Collateral owned by the Guarantor.

As of the date of this prospectus, all of our Subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we are permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to the restrictive covenants in the Indenture, and our Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

PES issued $115 million in aggregate principal amount of Original Notes on March 3, 2011. The first interest payment on this $115 million of Original Notes, in an amount equal to $8,102,711, which was due on September 1, 2011, was capitalized and added to the principal amount of the Original Notes pursuant to the terms of the Original Notes. On September 29, 2011, PES completed a private offering of an additional $50 million in aggregate principal amount of additional Original Notes under the Indenture. The Original Notes and the additional Original Notes are treated as a single series for purposes of the Indenture. PES may issue additional notes under the Indenture from time to time. Any issuance of additional notes is subject to all of the covenants in the Indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The Original Notes and any additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, and under the Security Documents and the Intercreditor Agreement. Unless the context requires otherwise, references to “notes” for all purposes of the Indenture and this “Description of Notes” include any additional notes that are actually issued. PES will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on March 1, 2015.

Interest on the notes accrues at the rate of 14.250% per annum and will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing on September 1, 2011; provided, however, that the first interest payment on September 1, 2011 was, at PES’s option in accordance with terms of the Indenture, capitalized and added to the principal amount of the notes; and provided further, however, that if a Liquidity Event has not occurred on or before September 3, 2012, interest will accrue at a rate that is 1% higher than the then-applicable interest rate on the notes, from such date until the date that a Liquidity Event occurs. Interest on overdue principal and interest and Additional Interest, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the notes. PES will make each interest payment to the holders of record on the immediately preceding February 15 and August 15.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to PES, PES will pay all principal of, and interest and premium and Additional Interest, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar unless PES elects to make interest payments by check mailed to the holders of the notes at their respective addresses set forth in the register of holders; provided, that all payments of principal of and interest and premium and Additional Interest, if any, with respect to the notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the holder or holders thereof.

Paying Agent and Registrar for the Notes

The Trustee will initially act as paying agent and registrar. PES may change the paying agent or registrar without prior notice to the holders of the notes, and PES or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. PES is not required to transfer or exchange any note selected for redemption. Also, PES is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note Guarantees

PES’s obligations under the notes, the Indenture, the Security Documents and the Intercreditor Agreement are jointly and severally guaranteed on a senior secured basis by each Guarantor. The notes are currently guaranteed by Platinum Pressure Pumping, Inc., PES’s sole Subsidiary, and will be guaranteed by each of PES’s future Subsidiaries (other than Unrestricted Subsidiaries and Foreign Subsidiaries). In the event of a bankruptcy, liquidation or reorganization of any of these non-Guarantor Subsidiaries, these non-Guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us.

As of the date of this prospectus, all of our Subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we are permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” The effect of designating a Subsidiary as an “Unrestricted Subsidiary” is that:

•	an Unrestricted Subsidiary is not subject to the restrictive covenants in the Indenture;

•

a Subsidiary that has previously been a Guarantor and that is designated an Unrestricted Subsidiary is released from its Guarantee and the liens on its Collateral are released under the Security Documents; and

•

the assets, income, cash flow and other financial results of an Unrestricted Subsidiary are not consolidated with those of PES for purposes of calculating compliance with the restrictive covenants contained in the Indenture.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than PES or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the Indenture and its Note Guarantee pursuant to a supplemental Indenture and appropriate Security Documents satisfactory to the Trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture.

The Note Guarantee of a Guarantor is released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) PES or a Restricted Subsidiary of PES, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture;

(2) in connection with any sale, transfer or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) PES or a Restricted Subsidiary of PES, if the sale, transfer or other disposition does not violate the “Asset Sale” provisions of the Indenture;

(3) if PES designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

(4) upon legal defeasance or satisfaction and discharge of the Indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge,” or

(5) as provided in the Intercreditor Agreement

See “—Repurchase at the Option of Holders—Asset Sales.”

The obligations of each Guarantor under its Note Guarantee will be limited to the maximum amount as will result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law; however, in a recent Florida bankruptcy case a similar provision was found to be ineffective to protect the guarantees. See “Risk Factors—The notes could be wholly or partially voided as a preferential transfer.” Each Guarantor that makes a payment for distribution under its Guarantee will be entitled to a contribution from each other Guarantor in a pro rata amount based on adjusted net assets of each Guarantor.

If a Note Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of such Guarantor, and, depending on the amount of such indebtedness, such Guarantor’s liability on its Note Guarantee could be reduced to zero. See “Risk Factors—Corporate benefit laws and other limitations on guarantees of the notes may adversely affect the validity and enforceability of such guarantees.”

Security

Security Documents

Pursuant to the Security Documents entered into by PES, the Guarantors and the Collateral Agent for the benefit of the holders of notes, the notes and the Note Guarantees are secured by a Lien on substantially all of PES’s and the Guarantors’ existing and future tangible and intangible assets (other than Excluded Assets), including (without limitation):

(1) accounts;

(2) equipment, goods, inventory and fixtures;

(3) documents, instruments and chattel paper;

(4) letter-of-credit rights;

(5) securities collateral;

(6) investment property, including all Capital Stock owned by PES and the Guarantors;

(7) intellectual property;

(8) commercial tort claims;

(9) general intangibles;

(10) deposit accounts;

(11) money;

(12) supporting obligations;

(13) books and records;

(14) real property other than Excluded Real Property as defined below;

(15) to the extent not covered by clauses (1) through (14) above, choses in action and all other personal property of PES and each Guarantor, whether tangible or intangible;

(16) proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all proceeds of any insurance, indemnity, warranty or guaranty payable to PES or any Guarantor from time to time with respect to any of the foregoing; and

(17) all other existing and future tangible and intangible assets that from time to time are subject to a Lien securing First Lien Obligations (collectively, the “Collateral”).

PES and each applicable Guarantor has, at their sole cost and expense, (i) executed and delivered all such agreements and instruments as are necessary (or as the Collateral Agent may reasonably request) to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Security Documents and (ii) filed any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect the Liens created by the Security Documents at such times and at such places as are necessary (or as the Collateral Agent may reasonably request), in each case subject to the terms of the Security Documents and the First Lien Security Documents, including any waivers thereunder by the First Lien Agent. In the case of vehicle collateral (as described in the Security Documents), this may have required entering into a vehicle collateral Agency Agreement.

Notwithstanding the foregoing, the Collateral does not include any of the following assets (collectively, the “Excluded Assets”):

(1) any asset or property right of PES or any Guarantor of any nature:

(a) if the grant of a security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of such asset or property right of PES or any Guarantor or loss of use of such asset or property right or (ii) a breach, termination or default under any lease, license, contract or agreement to which PES or such Guarantor is party (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the United States Bankruptcy Code)); and

(b) to the extent that any applicable law or regulation prohibits the creation of a security interest thereon (other than to the extent that any such law would be rendered ineffective pursuant to any other applicable law);

provided, however, that such lease, license, contract, property right or other agreement will cease to be an Excluded Asset immediately and automatically at such time as the condition causing such abandonment, invalidation, unenforceability or prohibition is remedied or otherwise becomes ineffective and, to the extent severable, any portion of such lease, license, contract, property right or other agreement that does not result in any of the consequences specified in clauses (a) and (b) above will not be an Excluded Asset;

(2) Voting Stock of any Foreign Subsidiary that is directly owned by PES or a Guarantor solely to the extent representing in excess of 65% of the total voting power of all outstanding Voting Stock of such Foreign Subsidiary and all Capital Stock of Foreign Subsidiaries directly owned by any Person that is not PES or a Guarantor;

(3) any foreign intellectual property;

(4) any applications for trademarks or service marks filed in the United States Patent and Trademark Office (“PTO”) pursuant to 15 U.S.C. § 1051 Section 1(b) unless and until evidence of use of the mark in interstate commerce is submitted to the PTO pursuant to 15 U.S.C. § 1051 Section 1(c) or Section 1(d);

(5)(i) deposit and securities accounts the balance of which consists exclusively of (a) withheld income taxes and federal, state or local employment taxes in such amounts as are required to be paid to the IRS or state or local government agencies within the following two months with respect to employees of PES or any of the Guarantors, and (b) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of PES or any Guarantor, and (ii) all segregated deposit accounts constituting (and the balance of which consists solely of funds set aside in connection with) tax accounts, payroll accounts, escrow accounts and trust accounts;

(6) fixed or capital assets owned by PES or any Guarantor that are subject to a capital lease or purchase money obligations, in each case permitted to be incurred pursuant to the covenants described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Certain Covenants—Liens” if the contract or other agreement in which such Lien is granted prohibits the creation of any other Lien on such fixed or capital assets, but only for so long as such prohibition is in effect and only with respect to the portion of such fixed or capital assets as to which such other Lien attaches and such prohibition applies;

(7) deposit and securities accounts to the extent the aggregate value of assets therein does not exceed $500,000;

(8) leased real property and owned real property, in each case having a Fair Market Value of less than $1.0 million in the aggregate at any time outstanding (“Excluded Real Property”); and

(9) PES’s portfolio loan accounts maintained at Morgan Stanley Bank, N.A. in connection with that $8.8 million revolving line of credit extended to PES by Morgan Stanley Bank, N.A.

Intercreditor Agreement

On December 28, 2011, in connection with our entering into the Credit Agreement, JPMorgan Chase, N.A., as First Lien Agent (as defined in the Indenture, and referred to in the Intercreditor Agreement as First Lien Lender), and The Bank of New York Mellon Trust Company, N.A., as the Trustee and Collateral Agent on behalf of the Second Lien Creditors (including the holders of the notes) entered into an Intercreditor Agreement. Such Intercreditor Agreement, among other things, defines the rights of our debt holders with respect to the Collateral. By purchasing notes, each holder was deemed to have authorized the Collateral Agent and the Trustee to enter into the Intercreditor Agreement with the First Lien Agent, on such terms as PES, the First Lien Agent and the Trustee agreed, and each holder is bound by the terms of the Intercreditor Agreement.

Relative Lien Priorities; Notes Effectively Subordinated to First Lien Obligations

Under the Intercreditor Agreement, notwithstanding the date, manner or order of grant, attachment or perfection of any Liens on Collateral securing the Obligations arising under any Credit Facilities evidencing or governing any First Lien Obligations (“First Priority Liens”) or any Liens thereon that secure the notes and the other Second Lien Obligations (“Second Priority Liens”), and notwithstanding any provision of the Uniform Commercial Code of any applicable jurisdiction or any other applicable law or the provisions of any First Lien Document or Second Lien Document or any other circumstance whatsoever, each of the First Lien Agent, on behalf of the First Lien Creditors, and the Collateral Agent, on behalf of the Second Lien Creditors, has agreed that (a) any First Priority Liens then or thereafter held by or for the benefit of any First Lien Creditor are senior in right, priority, operation, effect and all other respects to any and all Second Priority Liens and (b) any Second Priority Liens then or thereafter held by or for the benefit of any Second Lien Creditor will be junior and subordinate in right, priority, perfection, operation, effect and all other respects to any and all First Priority Liens, and the First Priority Liens will be and remain senior in right, priority, perfection, operation, effect and all other respects to any Second Priority Liens for all purposes.

As a result of the foregoing, the Second Lien Obligations will be effectively subordinated to the First Lien Obligations to the extent of the value of the Collateral.

No Payment Subordination to First Lien Obligations

Under the Intercreditor Agreement, the subordination of Liens securing the Second Lien Obligations described herein affects only the relative priority of those Liens, and does not subordinate the Second Lien Obligations in right of payment to the First Lien Obligations. Nothing in the Intercreditor Agreement affects the entitlement of any Second Lien Creditor to receive and retain required payments of interest, principal and other amounts in respect of the Second Lien Obligations unless the receipt is expressly prohibited by, or results from the Second Lien Creditor’s breach of, the Intercreditor Agreement.

Prohibition on Contesting Liens; Additional Collateral

Under the Intercreditor Agreement, (a) each of the First Lien Agent, on behalf of the First Lien Creditors, and the Collateral Agent, on behalf of the Second Lien Creditors, has agreed that it will not, and will waive any right to, contest or support any other Person in contesting, in any proceeding (including any insolvency or liquidation proceeding), the priority, validity, extent, perfection or enforceability of any First Priority Lien or any Second Priority Lien, as the case may be; provided that nothing in the Intercreditor Agreement will be construed to prevent or impair the rights of the First Lien Creditors or the Second Lien Creditors to enforce the Intercreditor Agreement to the extent provided thereby, including the provisions relating to the priority of Liens securing the First Lien Obligations and (b) if PES or any Guarantor creates any additional Liens upon any property to secure (i) any First Lien Obligations, it must substantially concurrently grant a Lien upon such property as security for the notes or the Note Guarantee of such Guarantor, as the case may be, and (ii) the notes or any Note Guarantee, it must substantially concurrently grant a Lien upon such property as security for the First Lien Obligations. The Collateral Agent on behalf of the Second Lien Creditors has agreed that, to the extent that the provisions in clause (b) above are not complied with for any reason, without limiting any other rights and remedies available to First Lien Agent or First Lien Creditors, any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this clause (b) will be subject to the “Payment Over” provisions described below.

Exercise of Rights and Remedies; Standstill

Under the Intercreditor Agreement, the First Lien Agent and the other First Lien Creditors, at all times prior to the Discharge of First Lien Priority Obligations, have the exclusive right to enforce rights and exercise remedies (including any right of setoff) with respect to the Collateral (including making determinations regarding the release, disposition or restrictions with respect to the Collateral), or to commence or seek to commence any action or proceeding with respect to such rights or remedies (including any foreclosure action or proceeding or any insolvency or liquidation proceeding), all in such order and in such manner as they may determine in the exercise of their sole discretion, in each case, without any consultation with or the consent of the Collateral Agent or any other Second Lien Creditor, and no Second Lien Creditor will have any such right; provided, however, that after a period of 180 days following notice from the Collateral Agent to the First Lien Agent that the Second Lien Obligations have been accelerated, so long as the First Lien Agent is not diligently pursuing in good faith an enforcement action with respect to all or a material portion of the Collateral or diligently attempting to vacate any stay or prohibition against such exercise (the “Standstill Period”), the Second Lien Creditors may enforce or exercise any rights or remedies with respect to any Collateral.

The Intercreditor Agreement also provides that, prior to the end of the Standstill Period, no Second Lien Creditor will (x) contest, protest, or object to any exercise of remedies by First Lien Agent or any First Lien Creditor nor have any right to direct First Lien Agent to exercise remedies or take any other action under the First Lien Documents; or (y) object to (and waive any and all claims with respect to) the forbearance by First Lien Agent or First Lien Creditors from exercising any remedies.

The Intercreditor Agreement further provides that notwithstanding the foregoing, a Second Lien Creditor may,

(a) if an insolvency proceeding has been commenced by or against PES or any Guarantor, file a claim or statement of interest with respect to the Second Lien Obligations;

(b) take any action (not adverse to the priority status of the Liens on the Collateral securing the First Lien Obligations, or the rights of First Lien Agent or any First Lien Creditors to exercise any remedies) in order to create or perfect its Lien in and to the Collateral;

(c) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding, or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of Second Lien Creditors, including any claims secured by the Collateral, if any;

(d) vote on any plan of reorganization and make any filings and motions that are, in each case, in accordance with, the terms of the Intercreditor Agreement, with respect to the Second Lien Obligations and the Collateral;

(e) join (but not exercise any control with respect to) any judicial foreclosure proceeding or other judicial lien enforcement proceeding with respect to the Collateral initiated by First Lien Agent to the extent that any such action could not reasonably be expected, in any material respect, to restrain, hinder, limit, delay for any material period or otherwise interfere with the exercise of remedies by First Lien Agent (it being understood that neither Collateral Agent nor any Second Lien Creditor will be entitled to receive any proceeds thereof unless otherwise expressly permitted herein); and

(f) exercise any remedies after the termination of the Standstill Period if and to the extent permitted above.

Insolvency and Liquidation Proceedings

The Intercreditor Agreement provides that:

(a) if PES or any Guarantor is subject to any insolvency proceeding and First Lien Agent consents to the use of cash collateral (as such term is defined in Section 363(a) of the United States Bankruptcy Code, “Cash Collateral”), on which First Lien Agent has a Lien or permits PES or any Guarantor to obtain financing provided by any one or more First Lien Creditors under Section 364 of the United States Bankruptcy Code (such financing, a “DIP Financing”), then Collateral Agent agrees that it will consent to such Cash Collateral use or raise no objection to such DIP Financing and, to the extent the Liens securing the First Lien Obligations are discharged, subordinated to, or pari passu with such DIP Financing, Collateral Agent will subordinate its Liens in the Collateral to the Liens securing such DIP Financing; provided that (a) the principal amount of any such DIP Financing plus the outstanding principal amount of other First Lien Obligations does not exceed the First Lien Cap, (b) any such Cash Collateral use or DIP Financing does not compel PES or any Guarantor to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the Cash Collateral order or DIP Financing documentation, (c) any Cash Collateral order or DIP Financing documentation does not expressly require the liquidation of the Collateral prior to a default under the Cash Collateral order or DIP Financing documentation, and (d) any such DIP Financing is otherwise subject to the terms of the Intercreditor Agreement. Collateral Agent will not have the right to, directly or indirectly, provide, offer to provide, or support any DIP Financing secured by a Lien senior to or pari passu with the Liens securing the First Lien Priority Obligations. If, in connection with any Cash Collateral use or DIP Financing, any Liens on the Collateral held by First Lien Creditors are subject to a surcharge or are subordinated to an administrative priority claim, a professional fee “carve out,” or fees owed to the United States Trustee, and so long as the amount of such surcharge, claim, carve out, or fees is reasonable under the circumstances, then the Liens on the Collateral of Second Lien Creditors will also be subordinated to such interest or claim and will remain subordinated to the Liens on the Collateral of First Lien Creditors consistent with the Intercreditor Agreement.

(b) The Collateral Agent will consent, and will not object or oppose a motion to dispose of any Collateral free and clear of the Liens or other claims in favor of Collateral Agent under Section 363 of the United States Bankruptcy Code if the requisite First Lien Creditors under the First Lien Documents have consented to such disposition of such assets, and such motion does not impair, subject to the priorities set forth in the Intercreditor Agreement, the rights of Second Lien Creditors under Section 363(k) of the United States Bankruptcy Code (so long as the right of the Second Lien Creditors to offset their claim against the purchase price is only after the First Lien Priority Obligations have been paid in full in cash).

(c) Until the earlier of the expiration of the Standstill Period and the Discharge of First Lien Priority Obligations, Collateral Agent will agree not to (a) seek (or support any other person seeking) relief from the automatic stay or any other stay in any insolvency proceeding in respect of the Collateral, without the prior written consent of First Lien Agent, unless a motion for adequate protection by the Collateral Agent that is permitted under clause (e) below has been denied by the court before which the applicable insolvency proceeding is pending, or (b) oppose any request by the First Lien Agent or any First Lien Creditor to seek relief from the automatic stay or any other stay in any insolvency proceeding in respect of the Collateral.

(d) In any insolvency proceeding involving PES or any Guarantor, no Second Lien Creditor will contest (or support any other person contesting):

(i) any request by First Lien Agent or other First Lien Creditors for adequate protection; or

(ii) any objection by First Lien Agent or First Lien Creditors to any motion, relief, action, or proceeding based on First Lien Agent or First Lien Creditors claiming a lack of adequate protection.

(e) In any insolvency proceeding involving PES or any Guarantor:

(i) if any one or more First Lien Creditors are granted adequate protection in the form of a replacement Lien (on existing or future assets of PES or any Guarantor) in connection with any DIP Financing or use of Cash Collateral, then Collateral Agent will also be entitled to seek, without objection from First Lien Creditors, adequate protection in the form of a replacement Lien (on such existing or future assets of PES or any Guarantor), which replacement Lien, if obtained, will be subordinate to the Liens securing the First Lien Obligations (including those under a DIP Financing) on the same basis as the other Liens securing the Second Lien Obligations are subordinate to the First Lien Obligations under the Intercreditor Agreement;

(ii) if any one or more Second Lien Creditors are granted adequate protection in the form of a replacement Lien (on existing or future assets of PES or any Guarantor), then First Lien Agent will also be entitled to seek, without objection from Second Lien Creditors, a senior adequate protection Lien on existing or future assets of PES or any Guarantor as security for the First Lien Obligations and that any adequate protection Lien on such existing or future assets securing the Second Lien Obligations will be subordinated to the Lien on such assets securing the First Lien Obligations on the same basis as the other Liens securing the Second Lien Obligations are subordinated to the First Lien Obligations under the Intercreditor Agreement;

(iii) if any one or more First Lien Creditors are granted adequate protection in the form of an expense of administration claim in connection with any DIP Financing or use of Cash Collateral, then Collateral Agent will also be entitled to seek, without objection from First Lien Creditors, adequate protection in the form of an expense of administration claim, which administration claim, if obtained, will be subordinate to the administration claim of the First Lien Creditors;

(iv) if any one or more Second Lien Creditors are granted adequate protection in the form of an expense of administration claim in connection with any DIP Financing or use of Cash Collateral, then First Lien Agent will also be entitled to seek, without objection from Second Lien Creditors, adequate protection in the form of an expense of administration claim, which administration claim, if obtained, will be senior to the administration claim of the Second Lien Creditors; and

(v) Collateral Agent (a) may seek, without objection from First Lien Creditors, adequate protection with respect to the Second Lien Creditors’ rights in the Collateral in the form of periodic cash payments in an amount not exceeding interest at the non-default contract rate, together with payment of reasonable out-of-pocket expenses, and (b) without the consent of First Lien Agent, will not seek any other adequate protection in the form of cash payments with respect to their rights in the Collateral.

(f) Neither Collateral Agent nor any other Second Lien Creditor will object to, oppose, or challenge any claim by First Lien Agent or any First Lien Creditor for allowance in any insolvency proceeding of First Lien Obligations consisting of post-petition interest, fees, or expenses.

(g) Neither First Lien Agent nor any other First Lien Creditor will object to, oppose, or challenge any claim by Collateral Agent or any Second Lien Creditor for allowance in any insolvency proceeding of Second Lien Obligations consisting of post-petition interest, fees, or expenses.

Payment Waterfall

The Intercreditor Agreement provides that any Collateral or proceeds thereof received by any of the First Lien Creditors or the Second Lien Creditors in connection with any disposition of, or collection on, such Collateral upon the enforcement or exercise of any right or remedy (including any right of setoff) will be applied as follows:

first, to the payment of costs and expenses of the First Lien Agent in accordance with the First Lien Documents or the Collateral Agent in accordance with the Second Lien Documents, as the case may be, in connection with such enforcement or exercise;

second, to the payment in full in cash or cash collateralization of the First Lien Priority Obligations in accordance with the First Lien Documents, and in the case of payment of any revolving loans, together with the concurrent permanent reduction of any revolving loan commitment thereunder in an amount equal to the amount of such payment;

third, to the payment in full in cash of the Second Lien Priority Obligations in accordance with the Second Lien Documents;

fourth, to the payment in full in cash of the Excess First Lien Obligations in accordance with the First Lien Documents;

fifth, to the payment in full in cash of the Excess Second Lien Obligations in accordance with the Second Lien Documents; and

sixth, any surplus Collateral or proceeds then remaining will be returned to PES, the applicable Guarantor or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Payment Over

The Intercreditor Agreement provides that so long as the Discharge of First Lien Priority Obligations has not occurred, any Collateral or any proceeds thereof received by the Collateral Agent or any other Second Lien Creditor in violation of the Intercreditor Agreement with respect to the Collateral, or otherwise, will be segregated and held in trust and either retained or forthwith transferred or paid over to the First Lien Agent for the benefit of the First Lien Creditors in the same form as received, together with any necessary endorsements.

Certain Voting Matters

The Intercreditor Agreement provides that the Second Lien Creditors may not vote on any plan of reorganization (including, without limitation, the right to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension) to the extent inconsistent with the terms of the Intercreditor Agreement.

Postponement of Subrogation

The Intercreditor Agreement provides that no payment or distribution to any First Lien Creditor pursuant to the provisions of the Intercreditor Agreement will entitle any Second Lien Creditor to exercise any rights of subrogation in respect thereof until the Discharge of the First Lien Priority Obligations will have occurred.

Unsecured Creditor Remedies

The Intercreditor Agreement provides that, subject to the terms and provisions thereof, the Collateral Agent and the other Second Lien Creditors may, in accordance with the Second Lien Documents and applicable law, exercise any rights and exercise remedies against PES and the Guarantors that could be exercised as an unsecured creditor. Notwithstanding the above, in the event that any Second Lien Creditor becomes a judgment Lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment Lien will be subject to the terms of the Intercreditor Agreement for all purposes (including in relation to the First Priority Liens and the First Lien Obligations) to the same extent as all other Liens securing the Second Lien Obligations are subject to the Intercreditor Agreement.

Purchase Option

The Intercreditor Agreement provides that upon the occurrence (and during the continuation of) (i) the acceleration of any First Lien Priority Obligations, (ii) First Lien Agent’s exercise of remedies with respect to all or a material portion of the Collateral, (iii) the occurrence of an event of default under the Second Lien Documents as a result of a failure to make payment of any Second Lien Priority Obligation when due under the terms of the Second Lien Documents, or (iv) the commencement of an insolvency proceeding with respect to PES or any Guarantor, then, in any such case, any one or more of Second Lien Creditors (acting in their individual capacity or through one or more affiliates) will have the right, but not the obligation, upon five Business Days advance written notice from such Second Lien Creditors (a “Purchase Notice”) to First Lien Agent, for the benefit of First Lien Creditors, to acquire from First Lien Creditors all (but not less than all) of the right, title, and interest of First Lien Creditors in and to the First Lien Priority Obligations and the First Lien Loan Documents. The Purchase Notice, if given, will be irrevocable. On the date specified in the Purchase Notice (which will not be more than five Business Days after the receipt by First Lien Agent of the Purchase Notice), First Lien Creditors will sell to the purchasing Second Lien Creditors and purchasing Second Lien Creditors will purchase from First Lien Creditors, the First Lien Priority Obligations. In no event shall the Collateral Agent be obligated to monitor any of the events described in clauses (i) through (iv) above, nor shall the Collateral Agent have any responsibility to execute, or any liability in connection with the execution of such purchase.

On the date of such purchase and sale, purchasing Second Lien Creditors will (i) pay to First Lien Agent, for the benefit of First Lien Creditors, as the purchase price therefor the full amount of all the First Lien Obligations (other than the Excess First Lien Obligations and other than First Lien Obligations cash collateralized in accordance with clause (ii) below) then outstanding and unpaid, (ii) furnish cash collateral to First Lien Agent in such amounts as First Lien Agent determines is reasonably necessary to secure First Lien Agent and First Lien Creditors in connection with (A) any issued and outstanding letters of credit (but not in any event in an amount greater than 105% of the aggregate undrawn amount of such letters of credit) and (B) bank product obligations

(but not in any event in an amount greater than any relevant bank product reserve), and (iii) agree to reimburse First Lien Agent and First Lien Creditors for all expenses to the extent earned or due and payable in accordance with the First Lien Documents. Following such purchase, if the Second Lien Creditors receive any early termination or other similar fee payable pursuant to the documents governing First Lien Obligations, and all Second Lien Obligations have been indefeasibly satisfied in full (including all amounts used to purchase the First Lien Obligations) the Second Lien Creditors will turn over such amounts to holders of First Lien Obligations.

Release of Second Priority Liens

The Intercreditor Agreement provides that if, in connection with (i) any disposition of any Collateral permitted under the terms of the First Lien Documents (other than after the occurrence of an event of default under the Second Lien Documents or if such disposition is prohibited by the Second Lien Documents), (ii) the enforcement or exercise of any rights or remedies with respect to the Collateral, including any disposition of Collateral or (iii) any private or public disposition of all or any material portion of the Collateral by PES or one or more Guarantors with the consent of First Lien Agent after the occurrence and during the continuance of an event of default under the First Lien Documents, which disposition is conducted by PES or such Guarantors with the consent of First Lien Agent in connection with good faith efforts by First Lien Agent to collect the First Lien Obligations through the disposition of Collateral (any such disposition, a “Default Disposition”), the First Lien Agent, for itself and on behalf of the other First Lien Creditors, (x) releases any of the First Priority Liens, or (y) releases any Guarantor from its obligations under its guarantee of the First Lien Obligations (in each case, a “Release”), other than any such Release granted following the Discharge of First Lien Priority Obligations, then the Second Priority Liens on such Collateral, and the obligations of such Guarantor under its Guarantee, will be automatically, unconditionally and simultaneously released, and the Collateral Agent and the other Second Lien Creditors will promptly execute and deliver such release documents as the First Lien Agent may reasonably request to effectively confirm such Release and as may be otherwise reasonably required to consummate such Release and any related transactions; provided that, (x) in the case of a disposition of Collateral in accordance with clauses (ii) or (iii) above, the Second Priority Liens may not be so Released if the proceeds of such disposition are not applied to repay the First Lien Obligations and permanently reduce any commitments thereunder by a corresponding amount and (y) in the case of a disposition of Collateral in accordance with clause (iii) above, with respect to Collateral that is subject to Article 9 of the Uniform Commercial Code, PES or the relevant Guarantors consummating such Default Disposition have (A) provided Collateral Agent with the prior written notice that would have been required if the Default Disposition were a disposition of collateral by a secured creditor under Article 9 of the Uniform Commercial Code, and (B) conducted such Default Disposition in a commercially reasonable manner as if such Default Disposition were a disposition of collateral by a secured creditor in accordance with Article 9 of the Uniform Commercial Code.

Whether before or after the Discharge of First Lien Priority Obligations, PES will be entitled to releases of assets included in the Collateral from the Liens securing the notes under any one or more of the following circumstances:

(1) to enable PES to consummate asset sales and dispositions permitted or not prohibited under the covenant described below under “—Repurchase at the Option of Holders—Asset Sales”; provided, that such Liens will not be released if such sale or disposition is to a Restricted Subsidiary or is subject to the covenant described below under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(2) with respect to the assets of a Guarantor that constitute Collateral, upon the release of such Guarantor from its Guarantee; and

(3) as described under “—Amendment, Supplement and Waiver” below. The Liens on all Collateral that secures the notes and the Note Guarantees also will be released:

(1) if PES exercises its legal defeasance option or covenant defeasance option as described below under “—Legal Defeasance and Covenant Defeasance”; or

(2) upon satisfaction and discharge of the Indenture as described below under “—Satisfaction and Discharge” or payment in full of the principal of, premium, if any, and accrued and unpaid interest on the notes and all other Obligations that are then due and payable.

Subject to the terms of the Security Documents and subject to rights of the holders of the First Lien Obligations, PES and each Guarantor will have the right to remain in possession and retain exclusive control of the Collateral securing the notes, to freely operate such Collateral and to collect, invest and dispose of any income therefrom.

Amendments to Collateral Documents

The Intercreditor Agreement provides, subject to limitations (if any) set forth therein, that, in the event the First Lien Agent or the other First Lien Creditors enter into any amendment, waiver or consent in respect of any of the First Lien Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any such document or changing in any manner the rights of the First Lien Agent, the other First Lien Creditors, PES or any other grantor thereunder, then such amendment, waiver or consent will apply automatically to any comparable provision of the Security Documents without the consent of the Second Lien Creditors and without any action by any of the foregoing, provided, that no such amendment will (A) remove or release any Collateral subject to a Second Priority Lien, except to the extent that (x) the release is permitted or required under the provisions set forth under the heading “—Insolvency and Liquidation Proceedings” or “—Release of Second Priority Liens” and (y) there is a corresponding release of Collateral from the First Priority Lien, (B) materially and adversely affect the rights of the Second Lien Creditors without the consent of the Collateral Agent, unless it also affects the First Lien Creditors in a like or similar manner, or (C) impose duties on the Collateral Agent, without its consent. Notice of such amendment, waiver or consent will be given to the Collateral Agent no later than 30 days after its effectiveness, provided that the failure to give such notice will not affect the effectiveness and validity thereof.

Certain Bankruptcy and Other Limitations

The ability of the Collateral Agent and the holders to realize upon the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See “Risk Factors—Risks Relating to our Indebtedness—Rights of holders of the notes in the collateral may be adversely affected by bankruptcy proceedings.” The ability of the Collateral Agent and the holders to foreclose on the Collateral may be subject to lack of perfection, the consent of third parties, prior Liens and practical problems associated with the realization of the Collateral Agent’s Lien on the Collateral.

Additionally, the Collateral Agent may need to evaluate the impact of the potential liabilities before determining to foreclose on Collateral consisting of real property (if any) because a secured creditor that holds a Lien on real property may be held liable under environmental laws for the costs of remediating or preventing release or threatened releases of hazardous substances at such real property. Consequently, the Collateral Agent may decline to foreclose on such Collateral or exercise remedies available if it does not receive indemnification to its satisfaction from the holders.

Compliance with Trust Indenture Act

The Indenture provides that PES will comply with the provisions of TIA §314 to the extent applicable. To the extent applicable, PES will cause TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities subject to the Lien of the Security Documents, to be complied with. Any certificate or opinion required by TIA §314(d) may be made by an officer or legal counsel, as applicable, of PES except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this paragraph, PES will not be required to comply with all or any portion of TIA § 314(d) if it reasonably determines that under the terms of TIA § 314(d) or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA § 314(d) is inapplicable to any release or series of releases of Collateral.

Without limiting the generality of the foregoing, certain no action letters issued by the SEC have permitted an indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of the issuer’s business without requiring the issuer to provide certificates and other documents under Section 314(d) of the Trust Indenture Act. PES and the Guarantors may, subject to the provisions of the Indenture, among other things, without any release or consent by the holders of the notes, conduct ordinary course activities with respect to the Collateral, including, without limitation:

•

selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien of the Security Documents that has become worn out, defective, obsolete or not used or useful in the business;

•	abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of the Indenture or any of the Security Documents;

•	surrendering or modifying any franchise, license or permit subject to the Lien of the Security Documents that it may own or under which it may be operating;

•	altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances;

•	granting a license of any intellectual property;

•	selling, transferring or otherwise disposing of inventory in the ordinary course of business; and

•	abandoning any intellectual property that is no longer used or useful in PES’s business.

Optional Redemption

Except as described below, the notes are not redeemable at PES’s option prior to March 1, 2013. On or after March 1, 2013, PES may redeem the notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice by first class mail, postage prepaid (or transmitted otherwise in accordance with the applicable procedures of DTC), with a copy to the Trustee, to each holder of notes to the address of such holder appearing in the security register, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the notes redeemed, to, but not including, the applicable redemption date, if redeemed during the periods set forth below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

For the period below	Percentage
On or after March 1, 2013 to February 28, 2014	107.125%
On or after March 1, 2014 and thereafter	100.000%

Unless PES defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Notwithstanding anything herein to the contrary, at any time prior to March 1, 2013, PES may on one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the Indenture at a redemption price equal to 114.25% of the aggregate principal amount, plus accrued and unpaid interest and Additional Interest, if any, thereon, to, but not including, the redemption date (subject to the rights of holders of record on the relevant record date to receive interest due on an interest payment date that occurs on or prior to the redemption date), with the net cash proceeds of one or more Equity Offerings of PES; provided, that:

(1) at least 65% of the sum of the aggregate principal amount of notes originally issued under the Indenture (excluding notes held by PES and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

In addition, at any time prior to March 1, 2013, PES may also redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address (or transmitted otherwise in accordance with applicable procedures of DTC), with a copy to the Trustee, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium, and accrued and unpaid interest and Additional Interest, if any, to, but not including, the redemption date, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

The Trustee shall select the notes to be purchased in the manner described under “—Selection and Notice.”

Notice of redemption upon any Equity Offering or in connection with a transaction (or series of related transactions) that constitute a Change of Control may, at PES’s option and discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering or Change of Control, as the case may be.

Mandatory Redemption

Except to the extent that PES may be required to offer to purchase the notes as set forth below under “—Repurchase at the Option of Holders,” PES is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require PES to offer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the notes repurchased to, but not including, the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, PES will mail such Change of Control Offer by first class mail, with a copy to the Trustee, to each holder of notes to the address of such holder appearing in the security register or otherwise in accordance with the procedures of DTC, with the following information:

(1) a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) any note not properly tendered will remain outstanding and continue to accrue interest;

(4) unless PES defaults in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on, but not including, the Change of Control Payment Date;

(5) holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender the notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse side of the notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) holders will be entitled to withdraw their tendered notes and their election to require PES to purchase such notes; provided, that the paying agent receives, not later than the close of business on the last day of the offer period, a telegram, telex, facsimile transmission or letter setting forth the name of the holder of the notes, the principal amount of notes tendered for purchase, and a statement that such holder is withdrawing its tendered notes and its election to have such notes purchased;

(7) if such notice is mailed prior to the occurrence of a Change of Control, stating the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(8) that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to $2,000 or an integral multiple of $1,000 in excess thereof.

While the notes are in global form and PES makes an offer to purchase all or any portion of the notes pursuant to the Change of Control Offer, a holder may exercise its option to elect for the purchase of the notes through the facilities of DTC, subject to its rules and regulations.

PES will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, PES will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance. On the Change of Control Payment Date, PES will, to the extent permitted by law:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee for cancellation the notes so properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of notes or portions of notes being purchased by PES.

The paying agent will promptly mail to each holder of notes properly tendered and so accepted the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered by each such holder, if any; provided, that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date. PES will notify the trustee and holders of the notes of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. The provisions described above that require PES to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the notes to require that PES repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

PES will not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by PES and purchases all notes validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption has been given pursuant to the Indenture as described under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

We anticipate that future credit agreements or other agreements relating to senior Indebtedness to which PES becomes a party may contain prohibitions of certain events, including events that would constitute a Change of Control. The exercise by the holders of notes of their rights to require PES to repurchase the notes upon a Change of Control could cause a default thereunder, even if the Change of Control itself does not, due to the financial effect of such repurchases on PES. In the event a Change of Control occurs at a time when PES is prohibited from purchasing the notes, PES could seek the consent of its lenders to permit the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If PES does not obtain such consent or repay such borrowing, PES will remain prohibited from purchasing the notes and such default could result in amounts outstanding under Credit Facilities being declared due and payable. In that case, PES’s failure to purchase tendered notes would constitute an Event of Default under the Indenture which could, in turn, constitute a default under the other Indebtedness. Finally, PES’s ability to pay cash to the holders of notes upon a repurchase may be limited by PES’s then existing financial resources. See “Risk Factors—Risks Related to our Indebtedness—We may not be able to repurchase the notes upon a change of control or certain asset sales.”

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. After the Issue Date, we have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the notes protection in a highly levered transaction.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of PES and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require PES to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of PES and its Subsidiaries taken as a whole to another Person or group may be uncertain. In addition, in a recent decision, the Chancery Court of the State of Delaware raised the possibility that a change of control occurring as a result of a failure to have “continuing directors” comprising a majority of a board of directors may be unenforceable on public policy grounds.

The existence of a holder’s right to require PES to repurchase such holder’s notes upon the occurrence of a Change of Control may deter a third party from seeking to acquire PES in a transaction that would constitute a Change of Control.

The provisions under the Indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

Asset Sales

PES will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist an Asset Sale (it being understood that sales of all or substantially all of the assets of PES and its Restricted Subsidiaries will be governed by the covenant under the heading “—Certain Covenants—Merger, Consolidation or Sale of Assets”), unless:

(1) PES (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by PES or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on PES’s most recent consolidated balance sheet, of PES or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases PES or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by PES or any such Restricted Subsidiary from such transferee that are within 60 days, subject to ordinary settlement periods, converted by PES or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash received in that conversion; and

(c) any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, PES (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1) to repay Indebtedness and other Obligations under a Credit Facility or the Morgan Stanley Facility and to the extent such Indebtedness is in the form of a revolving facility, to correspondingly reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of PES;

(3) to make a capital expenditure; or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

Any stock or assets deemed to be cash pursuant to clause (2)(c) of the preceding paragraph of this covenant are deemed acquired with Net Proceeds equal to the deemed cash amount. Pending the final application of any Net Proceeds, PES may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $5.0 million, PES will, within 30 days thereof, make one or more offers to the holders of the notes (and, at the option of PES, the holders of Other Pari Passu Obligations) to purchase notes (and Other Pari Passu Obligations) pursuant to and subject to the conditions contained in the Indenture (each, an “Asset Sale Offer”), that are $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to, but not including, the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. PES will commence an Asset Sale Offer with respect to Excess Proceeds within 30 days after the date that Excess Proceeds exceeds $5.0 million by mailing (or transmitting otherwise in accordance with the procedures of DTC), the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of notes and such Other Pari Passu Obligations tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, PES may use any remaining Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes or the Other Pari Passu Obligations surrendered by such holders thereof exceeds the amount of Excess Proceeds, the notes and such Other Pari Passu Obligations will be purchased on a pro rata basis based on the accreted value or principal amount of the notes or such Other Pari Passu Obligations tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

PES will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, PES will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

Future agreements governing PES’s other Indebtedness may contain prohibitions of certain events, including events that would constitute an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require PES to repurchase the notes upon an Asset Sale could cause a default under these other agreements, even if the Asset Sale itself does not, due to the financial effect of such repurchases on PES. In the event an Asset Sale occurs at a time when PES is prohibited from purchasing notes, PES could seek the consent of its senior creditors to the purchase of notes or could attempt to refinance the indebtedness that contains such prohibition. If PES does not obtain consent or repay such indebtedness, PES will remain prohibited from purchasing notes. In that case, PES’s failure to purchase tendered notes would constitute an Event of Default under the Indenture, which could, in turn, constitute a default under the other Indebtedness. Finally, PES’s ability to pay cash to the holders of notes upon a repurchase may be limited by PES’s then existing financial resources. See “Risk Factors—We may not be able to repurchase the notes upon a change of control or certain asset sales.”

Excess Cash Flow Offer

Within 100 days after each Determination Date for which the Excess Cash Flow of PES and its Restricted Subsidiaries for the applicable Excess Cash Flow Offer Determination Period exceeds $2.5 million (the “Excess Cash Flow Offer Threshold”), and to the extent permitted by its Credit Facilities, PES will make an offer in cash in an amount equal to the Excess Cash Flow Offer Amount to purchase notes (an “Excess Cash Flow Offer”) at an offer price equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase (the “Excess Cash Flow Offer Payment”). If the aggregate principal amount of notes tendered in such Excess Cash Flow Offer exceeds the Excess Cash Flow Offer Amount, the trustee will select the notes to be purchased on a pro rata basis, by lot or by such other method as the trustee deems fair and appropriate. To the extent that the aggregate amount of notes tendered pursuant to an Excess Cash Flow Offer is less than the Excess Cash Flow Offer Amount, PES may use any remaining Excess Cash Flow Amount for any purpose not otherwise prohibited by the Indenture. Upon completion of any such Excess Cash Flow Offer, the Excess Cash Flow Amount shall be reset at zero; provided that PES will not be deemed to be in default under this covenant for any failure to make an Excess Cash Flow Offer or an Excess Cash Flow Offer Payment by virtue of any adjustment in the amount calculated for any Excess Cash Flow Offer Determination Period due to normal year-end accounting adjustments or other changes concurred in by its public accountants; provided further that any such adjustment in the calculation of the Excess Cash Flow for a prior Excess Cash Flow Offer Determination Period, whether positive or negative, shall be carried forward to the next subsequent Excess Cash Flow Offer Determination Period.

Within 100 days following each such Determination Date, PES will mail a notice to each holder and the trustee offering to repurchase notes as of the date specified in the notice (the “Excess Cash Flow Offer Purchase Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.

PES will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Excess Cash Flow Offer. To the extent that the provisions of any securities laws or regulations conflict with the Excess Cash Flow provisions of the Indenture, PES will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Excess Cash Flow Offer provisions of the Indenture by virtue of such conflict.

On or before the Excess Cash Flow Offer Purchase Date, PES will, to the extent lawful, accept for payment all notes or portions of notes properly tendered pursuant to the Excess Cash Flow Offer. Promptly after such acceptance, on the Excess Cash Flow Offer Purchase Date, PES will:

(i) deposit with the paying agent an amount equal to the Excess Cash Flow Offer Payment in respect of all notes or portions of notes properly tendered; and

(ii) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by PES.

On the Excess Cash Flow Offer Purchase Date, the paying agent will mail to each holder of notes properly tendered the Excess Cash Flow Offer Payment for such notes (or, if all the notes are then in global form, make such payment through the facilities of DTC), and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000. PES will notify the trustee and holders of the notes of the results of the Excess Cash Flow Offer as soon as practicable after the Excess Cash Flow Offer Purchase Date.

Selection and Notice

If less than all of the notes or such Other Pari Passu Obligations are to be redeemed at any time, the Trustee will select notes for redemption on a pro rata basis or by lot or similar method (and in the case of global notes, in accordance with the procedures of DTC), unless otherwise required by law or applicable stock exchange requirements; provided, that no notes of $2,000 or less shall be purchased or redeemed in part.

Notices of redemption will be mailed by first class mail (or transmitted otherwise in accordance with the procedures of DTC) at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional. If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unpurchased or unredeemed portion of the original note purchased or redeemed in part will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Maximum Capital Expenditures

PES and its Restricted Subsidiaries will not allow aggregate Capital Expenditures in fiscal 2011 (which amount shall be prorated in the case of fiscal 2011 the first fiscal year following the March 2011 Issue Date) to exceed $10 million, and each fiscal year thereafter, $30 million (the “Capex Limit”); provided that, to the extent the aggregate Capital Expenditures in any one fiscal year are less than the Capex Limit, then PES and its Restricted Subsidiaries may carry forward such unused amounts to be applied in subsequent fiscal years; and provided further that for purposes of the Capex Limit, the following shall not be counted (i) $160 million in anticipated expenditures for new equipment (as set forth under the use of proceeds from the sale of the notes in March 2011 and in the offering circular related to the sale of additional notes in September 2011), (ii) additional equipment purchases permitted pursuant to clause (7) of the second paragraph under the heading “Incurrence of Indebtedness and Issuance of Preferred Stock,” (iii) the acquisition of WSB or its assets as contemplated by the

Lease Purchase Agreement, and (iv) Capital Expenditures made with any Remaining Amounts or the net cash proceeds of any Equity Offering. All Capital Expenditures shall first be applied to reduce the carry-forward from the previous fiscal year (or portion thereof), if any, and then to reduce the applicable Capex Limit for the current year.

Board Observer

For so long as any notes are outstanding, Holders of a majority in principal amount of the notes shall have the right to elect one board observer at their sole discretion in accordance with the procedures set forth in the Indenture.

Officers’ Certificate

In connection with each purchase of, or interim payment towards the purchase of, Core Operating Equipment in excess of $1 million, PES shall provide the Trustee with an Officers’ Certificate, in the form and manner provided in the Indenture, certifying (a) that such purchase or payment has been made, (b) the amount paid in connection therewith, and (c) (i) that, based on the reasonable belief of such Officers, the Core Operating Equipment will be delivered in accordance with the delivery schedule and purchase price for such Core Operating Equipment as described in the offering circular related to the Unit Offering, or if the certification described in this clause (c) cannot be made, (ii) PES will provide a reasonably detailed explanation for any such delay in such delivery schedule or increase in such purchase price. PES shall provide holders of notes with such information.

Restricted Payments

PES will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of PES’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving PES or any of its Restricted Subsidiaries) or to the direct or indirect holders of PES’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of PES and other than dividends or distributions payable to PES or a Restricted Subsidiary of PES);

(2) purchase, redeem, defease or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving PES) any Equity Interests of PES (other than Equity Interests of PES held by a Restricted Subsidiary that is a Guarantor);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of PES or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among PES and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment;

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by PES and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (2) through (7) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of PES for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of PES’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net cash proceeds received by PES since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of PES (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of PES that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of PES); plus

(c) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(d) to the extent that any Unrestricted Subsidiary of PES designated as such after the Issue Date is redesignated as a Restricted Subsidiary after the Issue Date, the lesser of (i) the Fair Market Value of PES’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Issue Date; plus

(e) 50% of any dividends received by PES or a Restricted Subsidiary of PES that is a Guarantor after the Issue Date from an Unrestricted Subsidiary of PES, to the extent that such dividends were not otherwise included in the Consolidated Net Income of PES for such period.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the Indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of PES) of, Equity Interests of PES (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to PES; provided, that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (2)(b) of the paragraph above;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of PES or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) a Restricted Payment to pay for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of PES or any Restricted Subsidiary of PES held by any former officer, director or employee of PES or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1.0 million in any 12-month period;

(5) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(6) [Reserved];

(7) other Restricted Payments in an aggregate amount not to exceed $3.0 million since the Issue Date; and

(8) a payment of a sponsor fee to Layton Corporation equal to 1% of the proceeds of the Unit Offering, not to exceed $1.8 million.

provided, however, that if a Liquidity Event has not occurred on or before September 3, 2012, neither PES nor any Restricted Subsidiary shall pay dividends or consummate any irrevocable redemption to holders of any class or series of Capital Stock of the Company from such date until the date a Liquidity Event occurs.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by PES or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of PES whose resolution with respect thereto will be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $15.0 million. For purposes of determining compliance with this covenant, if a Restricted Payment meets the criteria of more than one of the exceptions described in clauses (1) through (8) above or is entitled to be made according to the first paragraph of this covenant, PES may, in its sole discretion, classify the Restricted Payment in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

PES will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and PES will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or shares of preferred stock.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by PES and its Restricted Subsidiaries of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit under Credit Facilities being deemed to have a principal amount equal to the maximum potential liability of PES and its Restricted Subsidiaries thereunder) not to exceed $15.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by PES or any of its Restricted Subsidiaries since the Issue Date to repay any term Indebtedness under a Credit Facility classified under this clause (1) or to repay any revolving credit Indebtedness under such a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(2) the incurrence by PES and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the Issue Date and the exchange of notes and the related Note Guarantees to be issued pursuant to the Registration Rights Agreement (other than any additional notes);

(3) the incurrence by PES and its Restricted Subsidiaries of the Existing Indebtedness (other than the Indebtedness described in clauses (1) and (2));

(4) the incurrence by PES or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property (real or personal), plant or equipment used in the business of PES or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $5.0 million at any time outstanding;

(5) the incurrence by PES or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under clauses (2), (3), (4), (5) or (7) of this paragraph;

(6) the incurrence by PES or any of its Restricted Subsidiaries of intercompany Indebtedness between or among PES and any of its Restricted Subsidiaries; provided, however, that:

(a) if PES or any Guarantor is the obligor on such Indebtedness and the payee is not PES or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of PES, or the Note Guarantee, in the case of a Guarantor; and

(b)(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than PES or a Restricted Subsidiary of PES and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either PES or a Restricted Subsidiary of PES will be deemed, in each case, to constitute an incurrence of such Indebtedness by PES or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) on or after September 1, 2011, the incurrence by PES or any of its Restricted Subsidiaries of Indebtedness not to exceed $50 million in aggregate principal amount;

(8) the incurrence by PES or any of its Restricted Subsidiaries of Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) in the ordinary course of business solely for the purpose of limiting:

(a) interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to this covenant;

(b) exchange rate risk with respect to any currency exchange;

(c) commodity risk; or

(d) any combination of the foregoing;

(9)(a) the Guarantee by PES or any of the Guarantors of Indebtedness of a Restricted Subsidiary of PES so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture; or

(b) the Guarantee by a Restricted Subsidiary of PES of Indebtedness of PES or another Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture;

provided, in each case, that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Note Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by PES or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation, general liability or truckers’ liability claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, insurance premium finance agreements, statutory obligations, bankers’ acceptances and performance, appeal or surety bonds in the ordinary course of business;

(11) the incurrence by PES or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days; and

(12) the incurrence of Indebtedness consisting of indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary in accordance with the terms of the indenture, other than Indebtedness or guarantees of Indebtedness incurred or assumed by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition.

The Indenture provides that PES will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of PES or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of PES solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above, PES will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment (without duplication) is included in Fixed Charges of PES as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that PES or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

Liens

PES will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

PES will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to PES or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to PES or any of its Restricted Subsidiaries;

(2) make loans or advances to PES or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to PES or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided, that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date (as determined in good faith by the Board of Directors);

(2) the Indenture, the notes, the Note Guarantees and the Security Documents;

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by PES or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred or issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided, that in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (4) under the caption “Incurrence of Indebtedness and Issuance of Preferred Stock” on page 171.

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions, loans or advances by that Restricted Subsidiary pending the sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being extended, renewed, refunded, refinanced, defeased or discharged (as determined in good faith by the Board of Directors of PES);

(9) Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Certain Covenants—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions limiting the disposition or distribution of assets or property or equity interests in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into (a) in the ordinary course of business or (b) with the approval of PES’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(11) restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business; and

(12) any instrument governing Indebtedness of a Foreign Subsidiary; provided, that such Indebtedness was permitted by the terms of the Indenture to be incurred.

Merger, Consolidation or Sale of Assets

PES will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not PES is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of PES and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) PES is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than PES) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than PES) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of PES under the notes, the Indenture, the Registration Rights Agreement and the Security Documents pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) the Trustee has received an Opinion of Counsel and Officer’s Certificate to the effect that such transaction complies with the foregoing.

This covenant will not apply to:

(1) a merger of PES with an Affiliate solely for the purpose of reincorporating PES in another jurisdiction; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among PES and its Restricted Subsidiaries.

In addition, PES will not directly or indirectly lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any other Person.

Transactions with Affiliates

PES will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any arms-length transaction or series of related transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of PES (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are not less favorable to PES or the relevant Restricted Subsidiary (as determined in good faith by the Board of Directors of PES) than those that would have been obtained in a comparable transaction by PES or such Restricted Subsidiary with an unrelated Person; and

(2) PES delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of PES set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of PES; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to PES or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment, service, termination or consulting agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by PES or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among PES and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of PES) that is an Affiliate of PES solely because PES owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) the payment of reasonable directors’ fees, the payments of other reasonable benefits and the provision of officers’ and directors’ indemnification and insurance to the extent permitted by law to persons who are officers and directors of PES and its Restricted Subsidiaries, in each case in the ordinary course of business and approved by the Board of Directors;

(5) any issuance of Equity Interests (other than Disqualified Stock) of PES to Affiliates of PES;

(6) Restricted Payments that do not violate the provisions of the Indenture described above under the caption “—Certain Covenants—Restricted Payments”

(7) transactions effected pursuant to agreements in effect on the Issue Date and described in the offering circular related to the Unit Offering and any amendment, modification or replacement of such agreement (so long as such amendment or replacement is not less favorable to PES, any Restricted Subsidiary or the holders, taken as a whole, than the original agreement as in effect on the Issue Date as determined in good faith by the Board of Directors of PES);

(8) loans or advances to employees in the ordinary course of business not exceeding $1.0 million in the aggregate at any one time outstanding; and

(9) purchases of the units by Affiliates of PES.

Business Activities

PES will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to PES and its Restricted Subsidiaries taken as a whole.

Additional Note Guarantees

If PES or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the Issue Date, then PES will (1) cause that newly acquired or created Domestic Subsidiary to (a) execute a supplemental Indenture pursuant to which it becomes a Guarantor and (b) execute an amendment to the Registration Rights Agreement pursuant to which it becomes subject to the obligations of a Guarantor thereunder, (2) cause the newly acquired or created Domestic Subsidiary to execute and deliver to the Trustee and the Collateral Agent amendments to the Security Documents or additional Security Documents and take such other action as may be necessary to grant to the Collateral Agent, for the benefit of the holders, a perfected Lien in the assets other than Excluded Assets of such Domestic Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdiction or such other actions as may be required by the Security Documents, (3) cause that newly acquired or created Domestic Subsidiary to take such actions necessary or as the Collateral Agent reasonably determines to be advisable to grant to the Collateral Agent for the benefit of the holders a perfected Lien in the assets other than Excluded Assets of such new Domestic Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdiction as may be required by the Security Documents or by law or as may be reasonably requested by the Collateral Agent, (4) cause that newly acquired or created Domestic Subsidiary to take such further action and execute and deliver such other documents reasonably requested by the Trustee or the Collateral Agent to effectuate the foregoing, and (5) deliver an opinion of counsel with respect to the foregoing reasonably satisfactory to the Trustee, in each case, within 30 Business Days of the date on which the Domestic Subsidiary was acquired or created.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of PES may designate any Subsidiary (including any newly acquired or newly formed Subsidiary or Person that becomes a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by PES and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Certain Covenants—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by PES. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of PES may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of PES as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of PES as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” PES will be in default of such covenant. The Board of Directors of PES may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of PES; provided, that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of PES of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Impairment of Security Interest

Subject to the Intercreditor Agreement, neither PES nor any of its Restricted Subsidiaries will take or omit to take any action which would adversely affect or impair in any material respect the Liens in favor of the Collateral Agent with respect to the Collateral, except as otherwise permitted or required by the Security Documents or the indenture. Neither PES nor any of its Restricted Subsidiaries will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than the First Lien Obligations and any other Obligations which are secured by a Permitted Lien that is senior to the Lien securing the Second Lien Obligations, the notes and the Security Documents, unless such agreement permits PES or such Restricted Subsidiary to first repay, or offer to repay, First Lien Obligations and the notes. PES shall, and shall cause each Guarantor to, at its sole cost and expense, execute and deliver all such agreements and instruments as the Collateral Agent or the Trustee shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Security Documents. PES shall, and shall cause each Guarantor to, at its sole cost and expense, file any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect the Liens created by the Security Documents at such times and at such places as the Collateral Agent or the trustee may reasonably request.

Real Estate Mortgages and Filings

With respect to any real property other than Excluded Real Property (individually and collectively, the “Premises”) owned by PES or a Domestic Subsidiary (other than Unrestricted Subsidiaries) on the Issue Date and with respect to any such property to be acquired by PES or a Domestic Subsidiary (other than Unrestricted Subsidiaries) after the Issue Date (within 90 days of the acquisition thereof):

(1) PES shall deliver to the Collateral Agent, as mortgagee, fully executed counterparts of Mortgages, duly executed by PES or the applicable Domestic Subsidiary, together with evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage as may be necessary to create a valid, perfected Lien, subject to Permitted Liens, against the properties purported to be covered thereby;

(2) PES shall deliver to the Collateral Agent mortgagee’s title insurance policies in favor of the Collateral Agent, as mortgagee for the ratable benefit of the Collateral Agent, the trustee and the holders in an amount equal to 100% of the Fair Market Value of the Premises purported to be covered by the related Mortgage, insuring that title to such property is marketable and that the interests created by the Mortgage constitute valid Liens thereon free and clear of all Liens, defects and encumbrances other than Permitted Liens together with customary endorsements, coinsurance and reinsurance typical for the applicable jurisdiction;

(3) PES shall deliver to the Collateral Agent, to the extent provided to any First Lien Agent, with respect to each of the covered Premises, the most recent survey of such Premises prepared on or on behalf of PES, together with either (i) an updated survey certification in favor of the trustee and the Collateral Agent from the applicable surveyor stating that, based on a visual inspection of the property and the knowledge of the surveyor, there has been no change in the facts depicted in the survey or (ii) an affidavit from PES stating that there has been no change sufficient for the title insurance company to remove all standard survey exceptions and issue the customary endorsements; and

(4) PES shall deliver an opinion(s) of counsel of PES confirming that the Mortgages and Security Documents create a Lien on the Premises purported to be covered by the related mortgage, which shall be from local counsel in each state where a Premises is located covering the enforceability of the relevant Mortgages;

in each case, using commercially reasonable efforts to comply with the foregoing by the Issue Date but, in any event, no later than 90 days thereafter.

Leasehold Mortgages and Filings; Landlord Waivers

PES and each of its Domestic Subsidiaries (other than any Unrestricted Subsidiary) shall use commercially reasonable efforts to deliver Mortgages with respect to PES’s leasehold interests in any premises material to the business taken as a whole (the “Leased Premises”) (other than Excluded Property) occupied by PES or such Domestic Subsidiary (other than any Unrestricted Subsidiary) pursuant to leases which may be mortgaged by their terms or the terms of the landlord consents (collectively, the “Leases,” and individually, a “Lease”) in each case using commercially reasonable efforts to comply with the foregoing by the Issue Date but, in any event, no later than 90 days thereafter.

With respect to any leasehold Mortgage delivered pursuant to the immediately preceding paragraph, PES or the applicable Subsidiary shall provide to the Trustee all of the items described in clauses (2), (3) and (4) of “—Certain Covenants—Real Estate Mortgages and Filings” above and in addition shall use their respective commercially reasonable efforts to obtain an agreement executed by the lessor under the Lease, whereby the lessor consents to the Mortgage and waives or subordinates its landlord Lien (whether granted by the instrument creating the leasehold estate or by applicable law), if any, and which shall be entered into by the Collateral Agent.

Each of PES and each of its Domestic Subsidiaries that is a lessee of, or becomes a lessee of, real property (other than Excluded Real Property) material to the business, is, and will be, required to use commercially reasonable efforts to deliver to the Collateral Agent a landlord waiver, in the form reasonably acceptable to the Collateral Agent executed by the lessor of such real property (other than Excluded Real Property); provided, that in the case where such lease is a lease in existence on the Issue Date, PES or its Domestic Subsidiary that is the lessee thereunder shall have 90 days from the Issue Date to satisfy such requirement.

Advances to Subsidiaries

All advances to Restricted Subsidiaries made by PES after the Issue Date are evidenced by intercompany notes in favor of PES. These intercompany notes are and will be pledged pursuant to the Security Documents as Collateral to secure the notes. Each intercompany note is payable upon demand and will be subordinated in right of payment to all existing Senior Debt of the Restricted Subsidiary to which the loan is made. “Senior Debt” of Subsidiaries for the purposes of the intercompany notes are defined as all Indebtedness of the Restricted Subsidiaries that is not specifically by its terms made pari passu with or junior to the intercompany notes.

PES will not permit any Restricted Subsidiary in respect of which PES is a creditor by virtue of an intercompany note to incur any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of such Restricted Subsidiary and senior in any respect in right of payment to any intercompany note.

Further Assurances

PES and the Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents in the Collateral. In addition, from time to time, PES will reasonably promptly secure the obligations under the Indenture and the Security Documents by pledging or creating, or causing to be pledged or created, perfected security interests with respect to the Collateral. PES shall deliver or cause to be delivered to the Collateral Agent all such instruments and documents as the Collateral Agent shall reasonably request to evidence compliance with this covenant.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, PES will furnish to the holders of notes and the Trustee, and make available on a publicly available website, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if PES were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if PES were required to file such reports.

Upon request by PES, the Trustee shall transmit such reports to the Holders (or DTC, as long as the notes are held in global form).

Notwithstanding the foregoing, no such reports shall be required to comply with Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002 and Items 307 and 308 of Regulation S-K under the Securities Act, in each case, until such time as PES shall have consummated an exchange offer or filed this shelf Registration Statement on Form S-4 in respect of the notes.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on PES’s consolidated financial statements by PES’s independent registered public accounting firm. In addition, following the consummation of the exchange offer, PES will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

If, at any time following the consummation of the exchange offer, PES is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, PES will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. PES will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept PES’s filings for any reason, PES will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if PES were required to file those reports with the SEC.

PES will hold a quarterly conference call for the holders of the notes, prospective purchasers and securities analysts to discuss such financial information no later than ten Business Days after distribution of such financial information.

If PES has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of PES and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of PES.

In addition, PES agrees that, for so long as any of the notes remain outstanding, if at any time it is not required to file with the SEC the reports required by the preceding paragraphs, it will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on, or Additional Interest, if any, with respect to, the notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3) failure by PES or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,” or “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4) failure by PES or any of its Restricted Subsidiaries for 30 days after notice to PES by the Trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with the provisions described under the captions “—Certain Covenants—Restricted Payments” or “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(5) failure by PES or any of its Restricted Subsidiaries for 60 days after notice to PES by the Trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the Indenture or the Security Documents;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by PES or any of its Restricted

Subsidiaries (or the payment of which is guaranteed by PES or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness after the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

(7) failure by PES or any of its Restricted Subsidiaries to pay final and nonappealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $5.0 million (net of any amounts which are covered by insurance or bonded), which judgments are not paid, waived, satisfied, discharged or stayed for a period of 60 days;

(8) except as permitted by the Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee;

(9)(x) any Security Document at any time for any reason shall cease to be in full force and effect in all material respects, except as expressly provided therein; (y) any Security Document ceases to give the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby with respect to any Collateral having a Fair Market Value in excess of $1.0 million, superior to and prior to the rights of all third Persons other than the holders of Permitted Liens and subject to no other Liens except as expressly permitted by the applicable Security Document or the Indenture; or (z) PES or any of the Guarantors, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Security Document;

(10) certain events of bankruptcy or insolvency described in the Indenture with respect to PES or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; and

(11) failure by PES or any of its Restricted Subsidiaries for five Business Days after notice to PES by the Trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with the provision described under the caption “—Certain Covenants—Officers’ Certificate.”

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to PES, any Restricted Subsidiary of PES that is a Significant Subsidiary or any group of Restricted Subsidiaries of PES that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Additional Interest, if any.

Subject to the provisions of the Indenture and the Security Documents relating to the duties of the Trustee and the Collateral Agent, in case an Event of Default occurs and is continuing, neither the Trustee nor the Collateral Agent will be under any obligation to exercise any of the rights or powers under the Indenture or any Security Document at the request or direction of any holders of notes unless such holders have offered to the

Trustee or the Collateral Agent, as the case may be, reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, interest or premium or Additional Interest, if any, when due, no holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the Trustee to pursue the remedy;

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the Trustee may, on behalf of all of the holders of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal, interest or premium or Additional Interest, if any, on the notes.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of PES with the intention of avoiding payment of the premium that PES would have had to pay if PES then had elected to redeem the notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to March 1, 2013, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of PES with the intention of avoiding the prohibition on redemption of the notes prior to March 1, 2013, then the premium otherwise required to be paid under “Optional Redemption” above will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.

PES is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, PES is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder or member of PES or any Guarantor, as such, will have any liability for any obligations of PES or the Guarantors under the notes, the Indenture, the Note Guarantees or the Security Documents, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

PES may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, and interest or premium and Additional Interest, if any, on, such notes when such payments are due from the trust referred to below;

(2) PES’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and PES’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the Indenture.

In addition, PES may, at its option and at any time, elect to have the obligations of PES and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) PES must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and interest and premium and Additional Interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and PES must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, PES must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) PES has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, PES must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee (subject to customary exceptions and exclusions) confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit or the grant of any Lien securing such borrowing);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture, the notes, the Note Guarantees and the Security Documents) to which PES or any of its Subsidiaries is a party or by which PES or any of its Subsidiaries is bound;

(6) PES must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by PES with the intent of preferring the holders of notes over the other creditors of PES or with the intent of defeating, hindering, delaying or defrauding any creditors of PES or others; and

(7) PES must deliver to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the notes or the Note Guarantees or the Security Documents may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the notes or the Note Guarantees or the Security Documents may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders” or the notice provisions related thereto);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on, the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture;

(9) make any change in the preceding amendment and waiver provisions; or

(10) make any change in the ranking or priority of the notes.

In addition, any amendment to, or waiver of, the provisions of the Indenture, any Security Document or the Intercreditor Agreement that has the effect of releasing all or substantially all of the Collateral from the Liens securing the notes or subordinating Liens securing the notes (except as permitted by the terms of the Indenture, the Security Documents and the Intercreditor Agreement) will require the consent of the holders of at least 66 2/3% in aggregate principal amount of the notes then outstanding.

Notwithstanding the preceding, without the consent of any holder of notes, PES, the Guarantors and the Trustee may amend or supplement the Indenture, the notes, the Note Guarantees or the Security Documents:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of PES’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of PES’s or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the Indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6) to conform the text of the Indenture, the Note Guarantees, the Security Documents, the Registration Rights Agreement, the Intercreditor Agreement or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the Indenture, the Note Guarantees, the Security Documents, the Registration Rights Agreement, the Intercreditor Agreement or the notes;

(7) to provide for the issuance of additional notes in accordance with the limitations set forth in the Indenture;

(8) to allow any Guarantor to execute a supplemental Indenture and/or a Note Guarantee with respect to the Notes and to release any Guarantor from its Note Guarantee in accordance with the terms of the indenture;

(9) to make, complete or confirm any grant of Collateral permitted or required by the Indenture, the Intercreditor Agreement or any of the Security Documents or any release of Collateral that becomes effective as set forth in the Indenture, the Intercreditor Agreement or any of the Security Documents; or

(10) if necessary, in connection with any addition or release of Collateral permitted under the terms of the Indenture or the Security Documents.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment, supplement, waiver or consent. It is sufficient if such consent approves the substance of the proposed amendment, waiver or consent. The consent of the holders is also not necessary for amendment, waiver or other modification described in the paragraph under the heading “—Intercreditor Agreement—Amendments to Collateral Documents.”

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to PES, have been delivered to the Trustee for cancellation; or

(b) all notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and PES or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the Trustee for cancellation for principal, interest and premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which PES or any Guarantor is a party or by which PES or any Guarantor is bound;

(3) PES or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4) PES has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, PES must deliver an Officers’ Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of PES or any Guarantor, the Indenture limits the right of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if the Indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Registration Rights

We are making the exchange offer to satisfy your registration rights, as a holder of the Original Notes. The following description is a summary of the material provisions of the Registration Rights Agreement, as amended to date. It does not restate that agreement in its entirety. We urge you to read the Registration Rights Agreement, and the amendment thereto, copies of which are included as exhibits to the registration statement of which this prospectus forms a part, in their entirety because they, and not this description, define your registration rights as holders of the notes.

Pursuant to the Registration Rights Agreement, as amended, we agreed, for the benefit of the holders of the Original Notes, at our cost, to file this registration statement with the SEC on or prior to 180 days after the closing of the Unit Offering and use our reasonable best efforts to have this registration statement declared effective by January 31, 2012.

We will file with the SEC a shelf registration statement to cover resales of the notes by the holders of the notes who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement, if we determine that the exchange offer is not permitted by applicable law or SEC policy, or if any holder of notes notifies us prior to the 15th Business Day following consummation of this exchange offer that: (a) it is prohibited by law or SEC policy from participating in this exchange offer; (b) it may not resell the exchange notes acquired by it in this exchange offer to the public without delivering a prospectus and the prospectus contained in this registration statement is not appropriate or available for such resales; or (c) it is a broker-dealer and owns notes acquired directly from PES or an affiliate of PES. Holders of notes will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights

Agreement in order to have their notes included in the Shelf Registration Statement and benefit from the provisions regarding Additional Interest set forth below. By acquiring notes, a holder will be deemed to have agreed to indemnify us against certain losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration Statement. Holders of notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from us. If we are obligated to file the Shelf Registration Statement, we have agreed to file the Shelf Registration Statement with the SEC on or prior to 30 days after such filing obligation arises and cause the Shelf Registration Statement to be declared effective by the SEC on or prior to 45 days after such obligation arises (but in no event earlier than our obligation with respect to this registration statement).

If: (a) we fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing; (b) any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness; (c) we fail to consummate this exchange offer within 30 Business Days of the date specified for effectiveness with respect to this registration statement; or (d) the Shelf Registration Statement or this registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of notes during the periods specified in the Registration Rights Agreement (each such event, a “Registration Default”), then we will pay Additional Interest to each holder of notes. With respect to the first 90-day period immediately following the occurrence of the first Registration Default, Additional Interest will be paid in an amount equal to 0.25% per annum of the principal amount of notes outstanding. The amount of the Additional Interest will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Additional Interest for all Registration Defaults of 1.0% per annum of the principal amount of notes outstanding, and will be the sole remedy for a Registration Default. All accrued Additional Interest will be paid by us on the next scheduled interest payment date to DTC or its nominee by wire transfer of immediately available funds or by federal funds check and to holders of certificated notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Additional Interest will cease.

Certain Definitions

Set forth below are descriptions of certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means all Additional Interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, as determined by PES, with respect to any note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the note; or

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note at March 1, 2013 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the note through March 1, 2013 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the principal amount of the note.

“Asset Sale” means:

(1) the sale, lease (other than operating leases entered into in the ordinary course of business), conveyance or other disposition of any assets or rights; provided, that the sale, lease, conveyance or other disposition of all or substantially all of the assets of PES and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of PES’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $1.0 million;

(2) a transfer of assets between or among PES and its Restricted Subsidiaries;

(3) an issuance or sale of Equity Interests by a Restricted Subsidiary of PES to PES or to a Restricted Subsidiary of PES;

(4) the sale or lease of products, inventory, equipment, real property, services or accounts receivable or the licensing or lease, assignment or sub-lease of any real or personal property in the ordinary course of business and any sale or other disposition of damaged, no longer useful, worn-out or obsolete assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(7) the granting of Permitted Liens; and

(8) the surrender or waiver of contract rights or settlement, release or surrender of contract, tort or other claims.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, as amended, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition (other than a right conditioned on the occurrence of events or circumstances outside such person’s control). The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation, except with respect to the definition of Change of Control,” or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the board of directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Asset” shall mean, with respect to any person, all equipment, fixed assets and real property or improvements of such person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such person.

“Capital Expenditures” shall mean, for any period, without duplication, all expenditures made directly or indirectly by PES and its Restricted Subsidiaries during such period for the acquisition of Capital Assets (whether paid in cash or other consideration, financed by the incurrence of Indebtedness or accrued as a liability), but excluding expenditures made in connection with the replacement, substitution or restoration of property or other purposes (except repayment of Indebtedness) permitted under “Repurchase at the Option of Holders–Asset Sales.” For purposes of this definition, the purchase price of equipment or other fixed assets that are purchased simultaneously with the trade-in of existing assets or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such assets for the assets being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity that is not a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided, that the full faith and credit of the

United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit, time deposits, and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having at the time of acquisition one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(6) securities issued or fully guaranteed by any state or commonwealth of the United States, or by any political subdivision or taxing authority thereof having, at the time of acquisition, one of the two highest ratings obtainable from Moody’s or S&P, and, in each case, maturing within one year after the date of acquisition; and

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) above.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of PES and its Subsidiaries taken as a whole to any “person” or “group” (as such terms are defined in Section 13(d) of the Exchange Act) other than a Permitted Holder;

(2) the adoption of a plan relating to the liquidation or dissolution of PES;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) other than a Permitted Holder becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of PES, measured by voting power rather than number of shares;

(4) the consummation of the first transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) other than a Permitted Holder becomes the Beneficial Owner, directly or indirectly, of more of the Voting Stock of PES (measured by voting power rather than number of shares) than is at the time Beneficially Owned (measured on the same basis) by the Permitted Holders in the aggregate; or

(5) after an initial public offering of PES, the first day on which a majority of the members of the Board of Directors of PES are not Continuing Directors.

“Change of Control Offer” has the meaning assigned to that term in the Indenture governing the notes.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, disposition of any securities by such Person or any of its Restricted Subsidiaries or extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) fees and costs (including transaction fees, attorneys’ fees and other professional costs) incurred in connection with the issuance of the notes and any Credit Facilities permitted hereunder; minus

(6) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, except to the extent that any dividend or distribution is actually made in cash and not otherwise included therein; and

(3) the cumulative effect of a change in accounting principles will be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of PES who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Core Operating Equipment” shall mean the hydraulic fracturing fleet and coiled tubing equipment described in footnote 2 in the table under the heading “Use of Proceeds” in the offering circular related to the Unit Offering and the offering circular supplement related to the Unit Offering.

“Credit Facilities” means, one or more debt facilities, indentures or commercial paper facilities entered into following the Issue Date, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, bonds, notes or other debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Facilities Documents” means the “Loan Documents” as such term is defined in any Credit Facilities or any similar term defined in any initial or subsequent replacement, refunding or refinancing thereof.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Determination Date” shall mean (i) any Interest Payment Date and (ii) the date of the termination, cancellation or expiration of any Specified Agreement.

“Discharge of First Lien Priority Obligations” means that (a) all of such First Lien Priority Obligations (other than contingent indemnification obligations not yet due and payable, and undrawn letters of credit, cash management and other bank product obligations) have been indefeasibly paid, performed or discharged in full (with all such First Lien Priority Obligations consisting of monetary or payment (including reimbursement) obligations having been paid in full in cash), (b) no Person has any further right to obtain any loans, letters of credit, bankers’ acceptances, or other extensions of credit under the documents relating to such First Lien Priority Obligations, (c) any and all undrawn letters of credit, bankers’ acceptances or similar instruments issued under such documents have been cancelled and returned (or cash collateralized) in accordance with the terms of such documents, and (d) all cash management and other bank product obligations have been indefeasibly paid in full in cash or cash collateralized (up to but not in excess of the amount of any relevant bank product reserve).

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require PES to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that PES may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that PES and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of PES that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“DTC” means The Depository Trust Company.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a sale either (1) of Equity Interests of PES (other than Disqualified Stock and other than to a Subsidiary of PES) by PES or (2) of Equity Interests of a direct or indirect parent entity of PES (other than to PES or a Subsidiary of PES) to the extent that the net proceeds therefrom are contributed to the common equity capital of PES.

“Excess Cash Flow” means, with respect to PES and its Restricted Subsidiaries for any period, Consolidated Cash Flow minus each of the following:

(1) the consolidated interest expense of PES and its Restricted Subsidiaries for such period;

(2) the amount of consolidated taxes actually paid by PES and its Restricted Subsidiaries during such period;

(3) the aggregate capital expenditures (including all cash payments in respect of acquisitions of the Capital Stock, property or long-term assets of any other Person);

(4) changes in Net Working Capital; and

(5) the aggregate payment, repayment, redemption, repurchase, defeasance or other retirement for value by PES and its Restricted Subsidiaries of any Indebtedness.

“Excess Cash Flow Offer Amount” means, with respect to any period (A) 75% of Excess Cash Flow for such period minus (B) the Excess Cash Flow Offer Threshold.

“Excess Cash Flow Offer Determination Period” shall mean:

(A) with respect to a Determination Date of the kind described in clause (i) of the definition of “Determination Date”,

(i) prior to March 1, 2012, the period from the closing date of the Unit Offering to and including September 1, 2011, and

(ii) on March 1, 2012 and thereafter, the period from the day immediately subsequent to the previous Interest Payment Date to and including the next subsequent Interest Payment Date, and

(B) with respect to a Determination Date of the kind described in clause (ii) of the definition of “Determination Date”,

(i) prior to March 1, 2012, the period from the closing date of the Unit Offering to and including the date of the termination, cancellation or expiration of any Specified Agreement, and

(ii) on March 1, 2012 and thereafter, the period from the day immediately subsequent to the previous Interest Payment Date to and including the date of the termination, cancellation or expiration of any Specified Agreement.

“Excess First Lien Obligations” means the sum of (a) the portion of the principal amount of the loans outstanding, the undrawn amount of all outstanding letters of credit and reimbursement obligations that are in excess of the First Lien Cap, plus (b) the portion of interest and fees on account of such portion of the loans, letters of credit, and reimbursement obligations described in clause (a) of this definition.

“Excess Second Lien Obligations” means the sum of (a) the portion of the principal amount of the notes in excess of the Second Lien Cap, plus (b) the portion of interest and fees on account of such portion of the loans described in clause (a) of this definition.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Existing Indebtedness” means (A) the maximum available amount of revolving loans under the Morgan Stanley Facility assuming no amounts outstanding on the Issue Date (as such amount may be reduced in the manner described in the definition thereof) and (B) any other Indebtedness of PES and its Subsidiaries (other than Indebtedness under the notes) in existence on the Issue Date, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party and in the case of any transaction involving aggregate consideration in excess of $5.0 million, determined in good faith by the Board of Directors of PES (unless otherwise provided in the Indenture).

“First Lien Agent” means the administrative agent or collateral agent under the First Lien Documents, and any of its respective successors or assigns and any initial or successor administrative agent or collateral agent under any subsequent First Lien Documents.

“First Lien Cap” means, at any time, the sum of:

(1) Indebtedness permitted to be incurred under Credit Facilities and representing First Lien Priority Obligations evidencing or governing First Lien Obligations in accordance with the Indenture; plus

(2) $2.5 million, solely for DIP Financings.

“First Lien Creditors” means the lenders, the issuers of letters of credit under the First Lien Documents and any other holders of First Lien Obligations.

“First Lien Documents” means (a) any Credit Facilities evidencing or governing First Lien Obligations, the First Lien Security Documents and each of the other agreements, documents or instruments under any such Credit Facility and (b) any other related documents or instruments executed and delivered pursuant to any First Lien Document described in clause (a) above evidencing or governing any Obligations thereunder.

“First Lien Obligations” means, collectively, (i) all Obligations arising under a Credit Facility and related First Lien Documents and any other Indebtedness incurred pursuant to such Credit Facility and related First Lien Documents to the extent that such Indebtedness is secured equally and ratably with the other First Lien Obligations by the Liens on the Collateral, (ii) all reimbursement obligations (if any) and interest thereon with respect to any letter of credit or similar instruments issued pursuant to any Credit Facility described above and (iii) all Hedging Obligations, cash management obligations and similar bank product obligations of PES and the Guarantors to the extent that such obligations are secured equally and ratably with the other First Lien Obligations by the Liens on the Collateral, and all fees, expenses and other amounts payable from time to time in connection therewith.

“First Lien Priority Obligations” means all First Lien Obligations exclusive of the Excess First Lien Obligations, which Excess First Lien Obligations will be excluded from (and will not constitute) First Lien Priority Obligations.

“First Lien Security Agreement” means each collateral document, mortgage, pledge or similar agreement or guaranty entered into following the Issue Date, among PES and the Guarantors in favor of the First Lien Agent, as amended or supplemented from time to time in accordance with its terms.

“First Lien Security Documents” means the First Lien Security Agreement and any other agreement, document or instrument pursuant to which a Lien is granted securing any First Lien Obligations or under which rights or remedies with respect to such Liens are governed.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, but excluding amortization of debt issuance costs, original issue discount and non-cash interest payments related (i) to Indebtedness incurred on or prior to the date of the indenture and (ii) Indebtedness incurred in connection with the issuance of the notes and any Credit Facilities permitted under the Indenture; plus the net effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon.

“Foreign Subsidiary” means any Restricted Subsidiary of PES that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Government Securities” means securities that are

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means (1) each Domestic Subsidiary of PES on the date of the Indenture, and (2) each other Domestic Subsidiary of PES that executes a Note Guarantee in accordance with the provisions of the Indenture, in each case, together with their respective successors and assigns until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Intercreditor Agreement” means any intercreditor agreement that is entered into following the Issue Date, among the trustee, the Collateral Agent, the First Lien Agent, PES and the Guarantors, and the other signatories thereto, as the same may be amended, supplemented, restated or modified from time to time.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If PES or any Subsidiary of PES sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of PES such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of PES, PES will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of PES’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by PES or any Subsidiary of PES of a Person that holds an Investment in a third Person will be deemed to be an Investment by PES or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means the date of the original issuance of the notes initially issued under the Indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Lease Purchase Agreement” shall mean that certain lease purchase agreement by and between PES and WSB Services Blocker, Inc. and certain subsidiaries of WSB providing for the lease of equipment and personnel necessary to provide certain coil tubing and cementing services.

“Liquidity Event” means (i) any transaction that results in a Change of Control or (ii) any filing of a Form S-1 (or equivalent form) registration statement; provided that such registration statement covers the Registrable Securities (as defined in the Registration Rights Agreement) of each holder who has exercised its piggyback rights with respect to such registration statement as provided in the Warrant Agreement, subject to the terms and conditions thereof; provided further that if any such Registrable Securities cannot be included, such holder will have the rights provided for in the Warrant Agreement but such failure to include shall not disqualify such filing as a Liquidity Event.

“Moody’s” means Moody’s Investors Service, Inc.

“Morgan Stanley Facility” means PES’s portfolio loan account facility with Morgan Stanley Bank, N.A., providing for up to $3.9 million in revolving loans, which amount shall be reduced to the extent of any permanent prepayment or commitment reduction thereunder.

“Mortgages” means the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents granting Liens on PES’s and its Restricted Subsidiaries’ properties and interests, Premises and/or the Leased Premises other than Excluded Real Property to secure the notes.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by PES or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale and the sale or disposition of such non cash consideration, including, without limitation, legal, accounting and investment banking fees, sales commissions, relocation expenses incurred as a result thereof and taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (2) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale, and (3) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Net Working Capital” means (1) all current assets of PES and its Restricted Subsidiaries, minus (2) all current liabilities of PES and its Restricted Subsidiaries, except current liabilities included in Indebtedness.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither PES nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of PES or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of PES or any of its Restricted Subsidiaries.

“Note Guarantee” means the Guarantee by each Guarantor of PES’s obligations under the Indenture and the notes, executed pursuant to the provisions of the Indenture.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officers’ Certificate” means a certificate signed on behalf of PES by two officers of PES, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of PES that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of the indenture. The counsel may be an employee of or counsel to PES or any Subsidiary of PES.

“Other Pari Passu Obligations” means any Indebtedness (i) ranking pari passu in right of payment with the notes and (ii) not secured by any Lien on the Collateral that ranks senior in priority to any Lien on the Collateral held by the Collateral Agent for the benefit of the Second Lien Creditors.

“Permitted Business” means a business in which PES and its Restricted Subsidiaries were engaged or proposed to be engaged on the date of the Indenture, as described in the offering circular related to the Unit Offering, and any business similar, reasonably related, incidental, ancillary or complementary thereto.

“Permitted Holder” means (a) any of (i) Daniel T. Layton; (ii) J. Clarke Legler, II; (iii) L. Charles Moncla, Jr.; (iv) Milburn J. Ducote; and (v) Rodney P. Dartez; and (b) any Beneficial Owner of the preferred stock of PES as of the Issue Date and (c) any Related Party of any one or more of the Persons listed in clause (a) above.

“Permitted Investments” means:

(1) any Investment in PES or in a Restricted Subsidiary of PES that is a Guarantor;

(2) any Investment in Cash Equivalents;

(3) any Investment by PES or any Restricted Subsidiary of PES in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of PES and a Guarantor; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, PES or a Restricted Subsidiary of PES that is a Guarantor;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of PES;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of PES or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to employees, directors, officers, and consultants made in the ordinary course of business of PES or any Restricted Subsidiary of PES in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;

(9) repurchases of the notes;

(10) any Investment existing on the date of the indenture and any Investment that replaces, refinances or refunds an existing Investment; provided, that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded, and is made in the same Person as the Investment replaced, refinanced or refunded; and

(11) other Investments in any Person other than an Affiliate of PES having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (11) that are at the time outstanding not to exceed $1.0 million.

“Permitted Liens” means:

(1) Liens on assets of PES or any of its Restricted Subsidiaries securing First Lien Obligations that were permitted to be incurred pursuant to clause (1) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.”

(2) Liens in favor of PES or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is, or all or substantially all of the assets of such Person are, acquired by, merged with or into or consolidated with PES or any Subsidiary of PES; provided, that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those of the Person acquired, merged into or consolidated with PES or the Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by PES or any Subsidiary of PES; provided, that such Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition and do not extend to any property other than the property acquired by PES or such Subsidiary;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness, mortgage financings or purchase money obligations permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7) Liens existing on the Issue Date;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens created for the benefit of (or to secure) the notes (or the Note Guarantees) including, for the sake of clarity, any additional notes permitted under the Indenture;

(12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Indenture; provided, however, that:

(a) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Indebtedness (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount, or, if greater, committed amount, of the original Indebtedness and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(14) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations; and

(15) Liens securing indebtedness incurred pursuant to clause (7) of the second paragraph under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Permitted Refinancing Indebtedness” means any Indebtedness of PES or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of PES or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided, that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date that is equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by PES or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“preferred stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Registration Rights Agreement” means (i) the Registration Rights Agreement, dated as of March 3, 2011, among PES, the Guarantors and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time and (ii) with respect to any additional Original Notes, one or more registration rights agreements among PES, the Guarantors and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by PES to the purchasers of additional Original Notes to register such additional Original Notes under the Securities Act.

“Related Party” means (i) any spouse, family member or relative of Daniel T. Layton, J. Clarke Legler, II, L. Charles Moncla, Jr., Milburn J. Ducote, and Rodney P. Dartez; (ii) any spouse, family member or relative of any spouse, family member or relative referred to in clause (i) above; (iii) any estate, executor, administrator, committee or beneficiary of Daniel T. Layton, J. Clarke Legler, II, L. Charles Moncla, Jr., Milburn J. Ducote, and Rodney P. Dartez and/or any Person described in clause (i) or (ii) above; (iv) any trust for the benefit of any one or more of Daniel T. Layton, J. Clarke Legler, II, L. Charles Moncla, Jr., Milburn J. Ducote, and Rodney P. Dartez and/or any Person described in the clause (i), (ii) or (iii) above; and (v) any corporation, partnership, limited liability company or other business entity in which any one or more of Daniel T. Layton, J. Clarke Legler, II, L. Charles Moncla, Jr., Milburn J. Ducote, and Rodney P. Dartez and/or any Person described in clause (i), (ii), (iii) or (iv) above beneficially holds (directly or indirectly through other Persons described in clause (iii) or (iv) above or this clause (v)) in the aggregate a majority (or more) of the equity or other controlling interests.

“Remaining Amount” means (i) any funds remaining after completion of an Excess Cash Flow Offer or an Asset Sale Offer and (ii) for any Excess Cash Flow Offer Determination Period, 25% of the Excess Cash Flow for such period.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Second Lien Cap” means, at any time, the result of (a) the aggregate principal amount of all Indebtedness incurred under the Second Lien Documents from the Issue Date to and including the applicable time of determination in accordance with the terms thereof, minus (b) the aggregate amount of all payments of such principal under such Second Lien Documents as of such time in accordance with the terms thereof (other than any prepayment made with the proceeds of any refinancing, refunding or replacement of any such Indebtedness).

“Second Lien Creditors” means the Trustee, the Collateral Agent, each holder of notes, the beneficiaries of each indemnification obligation under the Indenture, the notes and the Security Documents, and any successor or transferee of any of the foregoing.

“Second Lien Documents” means (a) the Indenture, the notes, the Note Guarantees, the Security Documents and each of the other agreements, documents or instruments evidencing or governing any Second Lien Obligations and (b) any other related documents or instruments executed and delivered pursuant to any Second Lien Document described in clause (a) above evidencing or governing any Obligations thereunder, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Second Lien Obligations” means all Obligations in respect of the notes or arising under the Second Lien Documents or any of them. Second Lien Obligations shall include all interest accrued (or which would, absent the commencement of an insolvency or liquidation proceeding, accrue) after the commencement of an insolvency or liquidation proceeding in accordance with and at the rate specified in the relevant Second Lien Document whether or not the claim for such interest is allowed as a claim in such insolvency or liquidation proceeding (including all amounts accruing on or after the commencement of an insolvency proceeding, or that would have accrued or become due but for the effect of an insolvency proceeding and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such insolvency proceeding).

“Second Lien Priority Obligations” means all Second Lien Obligations exclusive of the Excess Second Lien Obligations, which Excess Second Lien Obligations will be excluded from (and will not constitute) Second Lien Priority Obligations.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the security agreements, pledge agreements, mortgages, deeds of trust, deeds to secure debt, collateral assignments, control agreements and related agreements (including, without limitation, financing statements under the Uniform Commercial Code of the relevant states), as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, to secure any Second Lien Obligations or under which rights or remedies with respect to any such Lien are governed.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Specified Agreements” shall mean, (i) that certain Agreement for Fracturing Services, dated as of September 3, 2010, as amended as of January 14, 2011, by and between PES and Petrohawk Energy Corporation and (ii) that certain Work Order, dated as of September 1, 2010, as amended as of January 20, 2011, between PES and Encana Oil & Gas Inc.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to March 1, 2013; provided, however, that, if the period from the redemption date to March 1, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of PES that is designated by the Board of Directors of PES as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with PES or any Restricted Subsidiary of PES unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to PES or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of PES;

(3) is a Person with respect to which neither PES nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of PES or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

BOOK-ENTRY SYSTEM

DTC will act as securities depository for the Exchange Notes. The Exchange Notes will be issued as fully registered securities in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC in the aggregate principal amount of the Exchange Notes, and will be deposited with DTC or its custodian.

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 2.2 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation, and Emerging Markets Clearing Corporation (NSCC, FICC, and EMCC, also subsidiaries of DTCC), as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to other entities such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com. The information on this website is not a part of this prospectus.

Purchases of Exchange Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Exchange Notes on the records of DTC. The ownership interest of each actual purchaser of each Exchange Note (“Beneficial Owner”) is in turn to be recorded on the records of the Direct and Indirect Participant’s records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Exchange Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Exchange Notes, except in the event that use of the book-entry system for the Exchange Notes is discontinued.

To facilitate subsequent transfers, all Exchange Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Exchange Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Exchange Notes; the records of DTC reflect only the identity of the Direct Participants to whose accounts such Exchange Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of Exchange Notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Exchange Notes, such as redemptions, defaults and proposed amendments to the documents establishing the Exchange Notes. For example, Beneficial Owners of Exchange Notes may wish to ascertain that the nominee holding the Exchange Notes for their benefit has agreed to obtain and to transmit notices to Beneficial Owners or, in the alternative, Beneficial Owners may wish to provide their names and addresses to the transfer agent and request that copies of notices be provided directly to them.

Redemption notices shall be sent to DTC. If less than all the Exchange Notes within an issue are being redeemed, the practice of DTC is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the Exchange Notes unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Exchange Notes are credited on the record date, identified in a listing attached to the omnibus proxy.

Redemption proceeds and distribution and interest payments on the Exchange Notes will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. The practice of DTC is to credit the accounts of Direct Participants, upon the receipt by DTC of funds and corresponding detail information from us, on the payable date in accordance with their respective holdings shown on the records of DTC. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practice, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC or its nominee, the initial purchaser or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and distribution and interest payments to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC is our responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

A Beneficial Owner shall give notice to elect to have its Exchange Notes purchased or tendered, through its Participant, to the tender or remarketing agent and shall effect delivery of such Exchange Notes by causing the Direct Participant to transfer the interest of the Participant in the Exchange Notes, on the records of DTC, to the tender or remarketing agent. The requirement for physical delivery of Exchange Notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the Exchange Notes are transferred by Direct Participants on the records of DTC and followed by a book-entry credit of tendered Exchange Notes to the DTC account of the tender or remarketing agent.

DTC may discontinue providing its services as securities depository with respect to the Exchange Notes at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depository is not obtained, Exchange Note certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depository. In that event, Exchange Note certificates will be printed and delivered.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences of the disposition of the Original Notes in the exchange offer and the ownership and disposition of Exchange Notes acquired therein. Except where noted, this summary deals only with Original Notes and Exchange Notes held as capital assets. This summary is based upon the provisions of the Code, the Treasury Regulations promulgated thereunder and judicial and administrative rulings and decisions now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary does not purport to address all aspects of U.S. federal income taxation that may affect particular investors in light of their individual circumstances, or certain types of investors subject to special treatment under the U.S. federal income tax laws, such as persons that mark to market their securities, financial institutions, regulated investment companies, real estate investment trusts, corporations subject to the accumulated earnings tax, holders subject to the alternative minimum tax, individual retirement and other tax-deferred accounts, tax-exempt organizations, brokers, dealers in securities and commodities, certain former U.S. citizens or long-term residents, life insurance companies, persons that hold Original Notes or Exchange Notes as part of a hedge against currency or interest rate risks or that hold Original Notes or Exchange Notes as part of a position in a constructive sale, straddle, conversion transaction or other integrated transaction for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, persons that acquire their Original Notes or Exchange Notes in connection with employment or other performance of personal services, partnerships or other pass-through entities and investors in such entities, subsequent purchasers of the Exchange Notes and U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar. This summary does not address any aspect of state, local or foreign taxation or any U.S. federal tax other than the income tax. In addition, this discussion does not address the tax consequences to persons who acquired Original Notes other than pursuant to their original issuance and distribution.

For purposes of this summary, a “U.S. holder” is a beneficial owner of an Original Note or Exchange Note that, for U.S. federal income tax purposes, is:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (a) a court within the United States is able to exercise primary jurisdiction over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (b) it has a valid election in effect to be treated as a U.S. person.

As used herein, the term “non-U.S. holder” means a beneficial owner of an Original Note or Exchange Note who is not a U.S. holder. If a partnership or other entity or arrangement taxable as a partnership holds an Original Note or Exchange Note, the Tax treatment of such partnership and its partners will generally depend on the status of the partner and on the activities of the partnership. If you are a partnership or a partner in a partnership holding an Original Note or Exchange Note, you should consult your own tax advisors regarding the Tax consequences to you of purchasing, holding and disposing of the Original Note or Exchange Note.

We have not requested, and do not intend to request, a ruling from the U.S. Internal Revenue Service (the “IRS”), with respect to any of the U.S. federal income tax consequences described below. There can be no assurance that the IRS will not disagree with or challenge any of the conclusions set forth herein.

Persons considering a tender of an Original Note for an Exchange Note are urged to consult with their tax advisors as to the U.S. federal income tax consequences of the disposition of their Original Notes in the exchange offer and the ownership and disposition of Exchange Notes acquired therein, in light of their particular circumstances, as well as the effect of any state, local or other tax laws.

Exchange Offer

The exchange of Original Notes for Exchange Notes pursuant to this exchange offer will not be a taxable event to a holder for United States federal income tax purposes. Accordingly, a holder will not recognize gain or loss upon receipt of an Exchange Note for an Original Note, and the holder will have the same basis and holding period in an Exchange Note as it had in the tendered Original Note immediately before the exchange.

Effect of Certain Additional Payments

We may be required to make payments of additional amounts if we call all or a portion of the Exchange Notes for redemption or if we repurchase all or a portion of the Exchange Notes at the option of the holders upon the occurrence of a “Change of Control,” each as described under “Description of Notes—Optional Redemption” and “Description of Notes—Repurchase at the Option of Holders.” In addition, if a Liquidity Event has not occurred on or before September 3, 2012, the interest payable on the principal amount of the Exchange Notes will be increased such that an additional 1.0% of interest must be paid on the principal amount of the Exchange Notes from such date until the date of a Liquidity Event, as described under “Description of Notes—Principal, Maturity and Interest.” It is uncertain whether the possibility of such payments of additional amounts or additional interest causes the Exchange Notes to be treated as contingent payment debt instruments under the applicable Treasury Regulations. However, we intend to take the position that the possibility of such payments does not result in the Exchange Notes being treated as such contingent payment debt instruments. Assuming such position is respected, a U.S. holder would be required to include in income the amount of any such payments at the time such payments are received or accrued in accordance with such U.S. holder’s method of accounting for Tax purposes. Our position is binding on a U.S. holder unless such U.S. holder discloses a contrary position in the manner that is required by applicable Treasury Regulations.

Our position is not binding on the IRS, however. It is possible that the IRS may take a different position regarding the possibility of such additional payments. If the IRS were to successfully challenge our position, a U.S. holder may, among other things, be required to accrue interest income at higher rates than the stated interest rates and original issue discount on the notes and to treat any gain recognized on the sale or other disposition of an Exchange Note as ordinary income rather than as capital gain.

The remainder of this discussion assumes that the possibility of such additional payments will be disregarded. Holders should consult their own tax advisors as to the tax considerations that relate to the possibility of additional payments.

U.S. Holders

Payments of interest

Stated interest on Exchange Notes will generally be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, exchange or other taxable disposition of Exchange Notes

Upon the sale, exchange, redemption or other taxable disposition of an Exchange Note, a U.S. holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or other taxable disposition and the holder’s adjusted tax basis in the Exchange Note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “—Payments of interest” above. A U.S. holder’s adjusted tax basis in an Exchange Note will generally be such holder’s cost for the Original Note exchanged for the Exchange Note. Gain or loss realized on the sale, exchange, redemption or other taxable disposition of an Exchange Note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, redemption or other taxable disposition the Note has been held by the holder for more than one year. Long-term capital gains of individual holders are eligible for preferential rates of United States federal income taxation. The deductibility of capital losses is subject to limitations under the Code.

Information reporting and backup withholding

Information returns will be filed with the IRS in connection with payments on the Exchange Notes and the proceeds from a sale or other disposition of the Exchange Notes, unless the U.S. holder is an exempt recipient such as a corporation and, if requested, demonstrates this fact. A U.S. holder will be subject to U.S. backup withholding on these payments if the U.S. holder fails to provide its taxpayer identification number to the payor and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that the required information is timely furnished to the IRS.

New legislation regarding Medicare Tax

For taxable years beginning after December 31, 2012, certain U.S. holders that are individuals, estates or trusts will be subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their interest and net gains from the disposition of Exchange Notes. If you are a U.S. holder that is an individual, estate or trust, you should consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Exchange Notes.

Non-U.S. Holders

Payments of interest

Subject to the discussion below concerning backup withholding, payments of interest on an Exchange Note received or accrued by a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax, as long as the non-U.S. holder:

•	does not conduct a trade or business in the United States with respect to which the interest is effectively connected;

•	does not actually, indirectly or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, within the meaning of Section 871(h)(3) of the Code;

•	is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of Section 881(c)(3)(C) of the Code;

•	is not a bank whose receipt of the interest is described in Section 881(c)(3)(A) of the Code; and

•	satisfies the certification requirements described below.

To satisfy the certification requirements (a) the beneficial owner of the Exchange Note must timely certify, under penalties of perjury, to us or to the person who otherwise would be required to withhold U.S. tax that such owner is a non-U.S. holder and must provide its name and address and meet certain other requirements or (b) the beneficial owner of the Exchange Note must hold the Exchange Note through certain intermediaries or certain foreign partnerships, and certain certification requirements of the applicable Treasury Regulations must be satisfied.

A non-U.S. holder that is not exempt from tax under the foregoing rules generally will be subject to U.S. federal income tax withholding on payments of interest at a rate of 30% unless:

•

the interest is effectively connected with a U.S. trade or business conducted by such holder (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment maintained in the

United States by the non-U.S. holder), in which case the non-U.S. holder will be subject to U.S. federal income tax on a net income basis at the rate applicable to U.S. holders generally; or

•	an applicable income tax treaty provides for a lower rate of, or exemption from, withholding tax.

A non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes and has effectively connected interest income (as described in the first bullet point above) may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty.

To claim the benefit of a reduced rate or exemption from withholding under an income tax treaty or to claim exemption from withholding because income is effectively connected with a U.S. trade or business, the non-U.S. holder must timely provide the appropriate, properly executed IRS forms. Certification to claim that income is effectively connected with a U.S. trade or business is generally made on IRS Form W-8ECI. Certification to claim the benefit of a reduced rate or exemption from withholding under an income tax treaty is generally made on IRS Form W-8BEN. These forms may be required to be periodically updated.

Sale, exchange or other taxable disposition of Exchange Notes

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, retirement or other taxable disposition of an Exchange Note unless (a) such gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment maintained in the United States by the non-U.S. holder) or (b) except to the extent that an applicable income tax treaty otherwise provides, in the case of a non-U.S. holder who is an individual, the holder is present in the United States for 183 days or more during the taxable year in which such gain is realized and certain other conditions exist.

Except to the extent that an applicable income tax treaty otherwise provides, in the case of a non-U.S. holder that is described under clause (a), gain will be subject to U.S. federal income tax on a net income basis and, in addition, if the non-U.S. holder is treated as a corporation for U.S. federal income tax purposes, such holder may be subject to the branch profits tax as described above. An individual non-U.S. holder who is described under clause (b) above will be subject to a flat 30% tax on gain derived from the sale, which may be offset by certain U.S. capital losses (notwithstanding the fact that he or she is not considered a U.S. resident for U.S. federal income tax purposes).

Information reporting and backup withholding

Payments of interest on Exchange Notes to a non-U.S. holder generally will be reported to the IRS and to the non-U.S. holder. Copies of applicable IRS information returns may be made available under the provisions of a specific tax treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides. Non-U.S. holders are generally exempt from backup withholding and additional information reporting on payments of principal, or interest, provided that the non-U.S. holder (a) certifies its nonresident status on the appropriate IRS Form (or a suitable substitute form) and certain other conditions are met or (b) otherwise establishes an exemption.

Payments of the proceeds from a sale of Exchange Notes by a non-U.S. holder made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. Information reporting may apply to such payments, however, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, the U.S. branch of a foreign bank or a foreign insurance company, a foreign partnership controlled by U.S. persons or engaged in a U.S. trade or business, or a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period. Payments of the proceeds from the sale of Exchange Notes through the U.S. office of a broker is subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any backup withholding generally will be allowed as a credit or refund against the non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.

Recently Enacted Legislation

Recently enacted legislation regarding foreign account tax compliance, effective for payments made after December 31, 2012, imposes a withholding tax of 30% on interest and gross proceeds from the disposition of certain debt instruments paid to certain foreign entities unless various information reporting and certain other requirements are satisfied. However, the withholding tax will not be imposed on payments pursuant to obligations outstanding as of March 18, 2012. Nevertheless, certain account information with respect to U.S. holders who hold Exchange Notes through certain foreign financial institutions may be reportable to the IRS. Investors should consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their participation in this exchange offer.

THE PRECEDING DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE HOLDER OF AN EXCHANGE NOTE SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, OWNING AND DISPOSING OF EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

PLAN OF DISTRIBUTION

If you wish to exchange your Original Notes for Exchange Notes in the exchange offer, you will be required to make representations to us as described in “The Exchange Offer—Resale of Exchange Notes” and in the letter of transmittal. In addition, each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes if the Original Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of at least 180 days after the expiration of the exchange offer, subject to certain “black-out” periods, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until 180 days after the date of this prospectus, all broker-dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices, or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of not less than 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the Original Notes) other than commissions or concessions of any brokers or dealers, until 180 days after the date of this prospectus, and will indemnify the holders of the Original Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Based on existing interpretations of the Securities Act by the Staff as set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the Exchange Notes issued pursuant to this exchange offer may be offered for resale, resold and transferred by the holders thereof without further compliance with the registration and prospectus delivery requirements of the Securities Act. However, any holder of Original Notes who is an “affiliate” of ours (within the meaning of Rule 405 under the Securities Act or who intends to participate in this exchange offer for the purpose of distributing the Exchange Notes, or any participating broker-dealer who purchased Original Notes from us or one of our affiliates to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

•	will not be able to rely on the interpretations of the Staff set forth in the above-mentioned no-action letters;

•	will not be able to tender its Original Notes in this exchange offer; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Exchange Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

We do not intend to seek our own no-action letter and there is no assurance that the Staff would make a similar determination with respect to the Exchange Notes as it has in such no-action letters to third parties. The information described above concerning interpretations of and positions taken by the Staff is not intended to constitute legal advice, and holders should consult their own legal advisors with respect to these matters.

LEGAL MATTERS

Certain legal matters relating to the exchange offer will be passed upon for us by Kelley Drye & Warren LLP, counsel to the Company.

EXPERTS

The consolidated financial statements of Platinum Energy Solutions, Inc. as of December 31, 2010 and for the period from September 7, 2010 (inception) through December 31, 2010, and the combined financial statements of Moncla Pressure Pumping Well Services, L.L.C., Moncla Coil Tubing Well Services, L.L.C., and MW Services Transportation LLC as of December 31, 2010 and 2009, and for the year ended December 31, 2010, and the period from August 20, 2009 (inception) through December 31, 2009, have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-4 with respect to the Exchange Notes being offered by this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the Exchange Notes offered by this prospectus, please review the full registration statement, including its exhibits. The registration statement, including the exhibits, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of this material can also be obtained from the public reference section of the SEC at prescribed rates, or accessed at the SEC’s website at www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room.

The SEC’s proxy rules and regulations do not, nor do the rules of any stock exchange, require us to send an annual report to security holders. Upon the effectiveness of this registration statement, we will become subject to the Exchange Act’s periodic reporting requirements, including the requirement to file current, annual and quarterly reports with the SEC. The annual reports we file will contain financial information that has been audited and reported on, with an opinion by an independent certified public accounting firm.

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Platinum Energy Solutions, Inc.
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheet as of December 31, 2010	F-3
Consolidated Statement of Operations from September 7, 2010 (date of inception) through December 31, 2010	F-4
Consolidated Statement of Stockholders’ Deficit from September 7, 2010 (date of inception) through December 31, 2010	F-5
Consolidated Statement of Cash Flows from September 7, 2010 (date of inception) through December 31, 2010	F-6
Notes to Consolidated Financial Statements	F-7

Unaudited Financial Statements
Condensed Consolidated Balance Sheet as of September 30, 2011	F-16
Condensed Consolidated Statements of Operations for the Three Months Ended September 30, 2011 and for the period from September 7, 2010 (inception) to September 30, 2010	F-17
Condensed Consolidated Statements of Operations for the Nine Months Ended September 30, 2011 and for the period from September 7, 2010 (inception) to September 30, 2010	F-18
Condensed Consolidated Statement of Cash Flows for the Nine Months Ended September 30, 2011	F-19
Condensed Consolidated Statement of Stockholders’ Equity from September 7, 2010 (date of inception) through December 31, 2010 and for the Nine Months Ended September 30, 2011	F-20
Notes to Condensed Consolidated Financial Statements	F-21

Moncla Pressure Pumping Well Services, L.L.C., Moncla Coil Tubing Well Services, L.L.C. and MW Services Transportation LLC
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-40
Combined Balance Sheets as of December 31, 2010 and December 31, 2009	F-41
Combined Statements of Operations for Year Ended December 31, 2010 and for the Period from August 20, 2009 (inception) to December 31, 2009	F-42
Combined Statements of Member’s Equity for Year Ended December 31, 2010 and for the Period from August 20, 2009 (inception) to December 31, 2009	F-43
Combined Statements of Cash Flows for Year Ended December 31, 2010 and for the Period from August 20, 2009 (inception) to December 31, 2009	F-44
Notes to Combined Financial Statements	F-45

Unaudited Financial Statements
Condensed Combined Balance Sheets as of March 2, 2011 and December 31, 2010	F-50
Condensed Combined Statement of Operations for the Period from January 1 to March 2, 2011	F-51
Condensed Combined Statement of Member’s Equity for the Period from January 1 to March 2, 2011	F-52
Condensed Combined Statements of Cash Flows for the Period from January 1 to March 2, 2011	F-53
Notes to Condensed Combined Financial Statements	F-54

Condensed Combined Balance Sheets as of September 30, 2010 and December 31, 2009	F-56
Condensed Combined Statement of Operations for the Nine Months Ended September 30, 2010	F-57
Condensed Combined Statement of Member’s Equity for the Nine Months Ended September 30, 2010 and period from August 20, 2009 (inception) to December 31, 2009	F-58
Condensed Combined Statement of Cash Flows for the Nine Months Ended September 30, 2010	F-59
Notes to Condensed Combined Financial Statements	F-60

Report of Independent Registered Public Accounting Firm

The Board of Directors

Platinum Energy Solutions, Inc.:

We have audited the accompanying consolidated balance sheet of Platinum Energy Solutions, Inc. (the Company) (a development stage company) and subsidiary as of December 31, 2010, and the related consolidated statements of operations, stockholders’ deficit and comprehensive loss, and cash flows for the period from September 7, 2010 (date of inception) to December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Platinum Energy Solutions, Inc. (a development stage company) and subsidiary as of December 31, 2010, and the results of their operations and their cash flows for the period from September 7, 2010 (date of inception) to December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

September 23, 2011, except as to Note 13

    which is as of January 17, 2012

Houston, Texas

PLATINUM ENERGY SOLUTIONS, INC.

(A Development Stage Company)

Consolidated Balance Sheet

December 31, 2010

Assets
Current assets:
Cash and cash equivalents	$1,431,595
Restricted cash	16,637,493
Investment securities	2,152,507

Total current assets	20,221,595
Property and equipment, net	6,932,963

Total assets	$27,154,558

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	937,526
Customer provided financing	4,000,000
Line of credit	8,790,000

Total current liabilities	13,727,526
Customer provided financing	16,000,000

Total liabilities	29,727,526

Shareholders’ deficit:
Preferred stock Series B—$0.001 par value; authorized, 3,000 shares; no shares issued and outstanding	—
Common stock—$0.001 par value; authorized, 499,980,000 shares; issued and outstanding, 1,190,000 shares	1,190
Additional paid in capital	2,973,810
Accumulated other comprehensive loss	(16,621)
Deficit accumulated during development stage	(5,531,347)

Total shareholders’ deficit	(2,572,968)

Total liabilities and shareholders’ deficit	$27,154,558

See accompanying notes to consolidated financial statements.

PLATINUM ENERGY SOLUTIONS, INC.

(A Development Stage Company)

Consolidated Statement of Operations

September 7, 2010 (date of inception) through December 31, 2010

General and administrative expenses	$(5,526,551)

Loss from operations	(5,526,551)
Interest expense, net	(4,796)

Net loss from development stage activities	$(5,531,347)

Earnings Per Share:
Net loss—basic and diluted	$(7.60)

Shares Used in Per Share Calculation:
Weighted average shares—basic and diluted	728,140

See accompanying notes to consolidated financial statements.

PLATINUM ENERGY SOLUTIONS, INC.

(A Development Stage Company)

Consolidated Statement of Stockholders’ Deficit

September 7, 2010 (date of inception) through December 31, 2010

	Common stock		Paid-in capital	Accumulated other comprehensive loss	Retained deficit	Total stockholders’ deficit
	Shares	Par
Balance at September 7, 2010	—	$—	—	—	—	—
Issuance of stock awards	1,190,000	1,190	2,973,810	—	—	2,975,000
Deficit accumulated during the development stage	—	—	—	—	(5,531,347)	(5,531,347)
Unrealized loss on investment securities	—	—	—	(16,621)	—	(16,621)

Comprehensive loss	—	—	—	—	—	(5,547,968)

Balance at December 31, 2010	1,190,000	$1,190	2,973,810	(16,621)	(5,531,347)	(2,572,968)

See accompanying notes to consolidated financial statements.

PLATINUM ENERGY SOLUTIONS, INC.

(A Development Stage Company)

Consolidated Statement of Cash Flows

September 7, 2010 (date of inception) through December 31, 2010

Cash flows from operating activities:
Net loss	$(5,531,347)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation expense	2,056
Share based compensation	2,975,000
Changes in assets and liabilities:
Accounts payable and accrued expenses	937,526

Net cash used in operating activities	(1,616,765)

Cash flows from investing activities:
Purchase of investment securities	(2,169,128)
Equipment deposits	(6,821,025)
Purchase of property and equipment	(113,994)

Net cash used in investing activities	(9,104,147)

Cash flows from financing activities:
Advances received from customers	10,000,000
Cash pledge as collateral	(6,637,493)
Proceeds from line of credit	8,790,000

Net cash provided by financing activities	12,152,507

Net increase in cash and cash equivalents	$1,431,595
Cash and cash equivalents—beginning	—

Cash and cash equivalents—ending	1,431,595

Supplemental disclosure of cash flow information:
Interest paid	$13,954
Supplemental disclosure of non cash financing activity
Receipt of restricted cash from a customer	$10,000,000

See accompanying notes to consolidated financial statements.

PLATINUM ENERGY SOLUTIONS, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2010

NOTE 1—DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Platinum Energy Solutions, Inc. (collectively, with its subsidiaries, the Company, We, or Platinum) were incorporated in Nevada on September 7, 2010. Since inception, the Company has primarily been involved in start-up activities, including acquiring plant and equipment and securing customer contracts with upstream oil and gas operators to provide well stimulation services, including hydraulic fracturing. The Company’s initial operations are planned to service South Texas, East Texas, and portions of Louisiana.

The Company had not yet commenced its principal operations as of December 31, 2010, and incurred a net loss from operations for the period ended December 31, 2010, and a stockholder’s deficit as of December 31, 2010. The Company received financing from certain customers, which was predominantly used to secure a line of credit with a commercial bank, and to also pay the installment payments to our vendors, who are currently constructing our hydraulic fracturing fleets.

On March 3, 2011, we issued 20,000 shares of preferred stock to various investors of the Company. The Company received proceeds of $20 million in exchange for the preferred stock. Also on March 3, 2011, we secured further financing of $115 million through the sale of Senior Secured Notes with an interest rate of 14.250%. Substantially all of the net proceeds from the sale of the preferred stock and Senior Secured Notes will be used to pay the future installment payments for our hydraulic fracturing fleets and coiled tubing equipment, as well as to finance our daily operations.

In September 2010, we secured contracts with two future customers to provide hydraulic fracturing services. We currently plan to begin providing services to these two customers in the third quarter of 2011 when our hydraulic fracturing fleets are completed. In addition, on March 3, 2011, we entered into a lease agreement with a related party to lease certain pressure pumping and coiled tubing assets. The Company began generating revenues from these assets in March 2011.

The Company is a development stage enterprise and has yet to generate positive cash flow or earnings. The Company’s success is dependent on numerous factors including our ability to procure and place into service the necessary equipment, spending on drilling activities by the onshore oil and natural gas industry, particularly on the level of activity for North American oil and natural gas, our ability to maintain reasonable pricing for our services, and our ability to employ a sufficient number of skilled and qualified workers.

Our consolidated financial statements include the financial position, results of operations and cash flow of Platinum Energy Solutions, Inc., and our wholly-owned subsidiary, Platinum Pressure Pumping, Inc., and have been prepared in accordance with accounting principles generally accepted in the United States. All significant intercompany balances and transactions have been eliminated in consolidation.

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES

(a) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States necessarily requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We regularly evaluate estimates and

PLATINUM ENERGY SOLUTIONS, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2010

judgments based on historical experience and other relevant facts and circumstances. Significant estimates included in these financial statements primarily relate to the valuation of the equity grants made to employees, directors, and certain vendors, and the realizeability of deferred tax assets. Actual results could differ from those estimates.

(b) Cash and Cash Equivalents

Cash equivalents are highly liquid investments with an original maturity at the date of acquisition of three months or less. Cash and cash equivalents consist of cash on deposit with domestic banks and, at times, may exceed federally insured limits.

(c) Restricted Cash

We classify as restricted cash highly liquid investments that otherwise would qualify as cash equivalents, but are restricted in usage and are, therefore, unavailable to us for general purposes.

(d) Investment Securities

Investment securities consist of U.S. Treasury securities. The Company classified its securities into one of three categories: trading, available for sale or held to maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold the security until maturity. All securities not included in trading or held to maturity are classified as available for sale.

Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses, net of related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of accumulated other comprehensive income until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific-identification basis.

As of December 31, 2010, all of the Company’s investment securities were available for sale.

(e) Property and Equipment

Property and equipment are carried at the cost of acquisition or construction and depreciated over the estimated useful lives of the assets. Costs associated with repair and maintenance are expensed as incurred. Costs associated with improvements which extend the life, increase the capacity or improve the efficiency of our property and equipment are capitalized and depreciated over the remaining life of the related asset. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are 3 to 5 years. Depreciation on amounts recorded as construction in process begins when the asset is placed in service.

(f) Long-Lived Assets

Long-lived assets, such as property, plant, and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not

PLATINUM ENERGY SOLUTIONS, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2010

recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. No impairments were recorded in 2010.

(g) Income Taxes

According to Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 740, Income Taxes, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

A valuation allowance is provided for deferred tax assets if it is more likely than not that these items will not be realized. In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, we believe it is more likely than not that we will realize the benefits of these deductible differences, net of the existing valuation allowances.

We record estimated reserves for uncertain tax positions if the position does not meet a more-likely than-not threshold to be sustained upon by review by taxing authorities. Income tax positions that previously failed to meet the more-likely than-not threshold are recognized as benefits in the first subsequent financial reporting period in which that threshold is met. The Company recognizes potential interest and penalties related to uncertain tax positions within the provision for income taxes.

(h) Share-Based Awards

The Company accounts for share-based awards issued to employees and nonemployees in accordance with the guidance on share-based payments. Accordingly, employee share-based payment compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period. Additionally, share-based awards to nonemployees are expensed over the period in which the related services are rendered at their fair value.

(i) Earnings per Share

We compute basic earnings per share based on the weighted average number of shares of common stock outstanding during the applicable period, which includes shares issuable for little or no cash consideration. We compute diluted earnings per share based on the weighted average number of shares of common stock and common stock equivalents outstanding during the applicable period, as if stock options, restricted stock awards, warrants and other convertible instruments were converted into common stock.

(j) Fair Value

The carrying amounts of our financial instruments, consisting of cash equivalents, accrued expenses, customer deposit, and our line of credit, approximate their fair values due to their relatively short maturities.

PLATINUM ENERGY SOLUTIONS, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2010

(k) Recently Issued Accounting Pronouncements

We do not expect the adoption of recently issued accounting pronouncements to have a material impact on our results of operations, balance sheet or cash flows.

NOTE 3—FAIR MARKET VALUE MEASUREMENTS

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market.

When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•

Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•

Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

The following table presents the placement in the fair value hierarchy of assets and liabilities that are measured at fair value on a recurring basis (including items that are required to be measured at fair value and items for which the fair value option has been elected) at December 31, 2010:

	Carrying value	Fair value	Quoted prices in active markets for identical assets (Level 1)
Investment securities	$2,152,507	$2,152,507	$2,152,507

NOTE 4—PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of December 31, 2010:

Furniture and fixtures	$59,523
Vehicles	52,471
Land	2,000
Equipment construction in progress	6,821,025

6,935,019
Accumulated depreciation	(2,056)

$6,932,963

PLATINUM ENERGY SOLUTIONS, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2010

NOTE 5—CUSTOMER FINANCING

As of December 31, 2010, we received $20 million in advances under the terms of two separate customer contracts related to multiyear well services contracts. The agreement with one of the customers stipulates $10 million be placed into an escrow account in the name of the Company, and is to be used to offset future billings made to that customer as services are delivered, and is included in restricted cash. In March 2011, the $10 million was returned to the customer. The $10 million received from the other customer was partially used as collateral to secure a bank revolving line of credit (See note 6).

NOTE 6—LINE OF CREDIT

Platinum had a $8,800,000 bank revolving line of credit of which the Company had borrowed $8,790,000 as of December 31, 2010. The line of credit is collateralized by $6,637,493 of additional restricted cash and investment securities of $2,152,507. Interest payments are due monthly at a designated prime rate plus 2.5%. The average interest rate for the period is approximately 2.7%. The line of credit has no stated maturity. The line of credit does not have any covenants.

NOTE 7—2010 STOCK AWARD PLAN

In 2010, Platinum adopted its Directors, Officers and Consultants Stock Option, Stock Warrant, and Stock Award Plan.

(a) Stock Option Plan

This plan provides for the granting of stock options to employees and consultants for services rendered. Options granted under the plan may be either incentive stock options or nonqualified stock options. Incentive stock options may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options may be granted to employees and consultants. We have reserved 10,000,000 common shares for issuance under the plan.

Options and warrants under the plan may be granted for periods of up to ten years and at an exercise price equal to the estimated fair value of the shares on the date of grant as determined by the board of directors. As of December 31, 2010, no options or warrants had been issued under this plan.

(b) Stock Award Plan

During 2010, the Company issued a total of 1,190,000 shares to certain employees, directors, and certain vendors. The grant date fair value of each award is estimated on the date of grant using the Probability-Weighted-Expected-Return-Method. Under this method, the fair value of the Company is determined by assigning a probability to the combination of two methods, one based on market earnings multiples of peer companies (the market approach), and the other based on discounted cash flow models with estimated cash flows based on internal forecasts of revenues and expenses over a time period (the income approach).

PLATINUM ENERGY SOLUTIONS, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2010

Stock award activity during the period related to certain employees and directors are as follows:

	Number of shares	Weighted average grant date fair value	Total fair value
Balance at September 7, 2010	—	$—	—
Granted	466,000	$2.50	1,165,000
Cancelled	—	—	—

Balance at December 31, 2010	466,000	$2.50	1,165,000

Stock award activity during the period related to nonemployees is as follows:

	Number of shares	Weighted average grant date fair value	Total fair value
Balance at September 7, 2010	—	$—	—
Granted	724,000	2.50	1,810,000
Cancelled	—	—	—

Balance at December 31, 2010	724,000	$2.50	1,810,000

Refer to Note 9 for awards issued to certain vendors. The stock awards vest immediately and there are no requisite service periods, as such stock compensation cost is fully recognized on the grant date. Amounts recognized for the employee and nonemployee stock based compensation, included in general and administrative expense are $2,975,000.

The number of awards granted have been adjusted to give effect to the one-for-ten reverse common stock split on February 28, 2011 and the one-for-five reverse common stock split on January 6, 2012. Consequently the weighted average grant date fair value has also been adjusted.

(c) Preferred Stock

We have 3,000 shares of Series B Preferred Stock authorized. None of which have been issued through December 31, 2010. The Series B Preferred Stock was cancelled on March 2, 2011 and replaced with Series A Preferred Stock. 20,000 of Series A Preferred Stock were issued on March 3, 2011.

NOTE 8—EARNINGS PER SHARE

The following table is a reconciliation of the numerator and the denominator of our basic and diluted earnings per share for the period from September 7, 2010 (date of inception) to December 31, 2010:

2010
Net loss—basic and diluted	$(5,531,347)

Weighted average shares of common stock outstanding—basic and diluted	728,140

Net loss per share:
Basic	$(7.60)
Diluted	$(7.60)

PLATINUM ENERGY SOLUTIONS, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2010

The calculation of weighted average shares of common stock outstanding—diluted, excludes 34,435 of outstanding restricted stock awards because their effect was antidilutive.

NOTE 9—RELATED PARTY TRANSACTIONS

The Company paid $600,000 for start-up and other consulting services during the period ended December 31, 2010, to Regency Capital, LLC, which is solely managed by a director of the Company.

As of December 31, 2010, the Company issued 594,000 common shares valued at $2.50 per share, for a total value of $1,485,000, to certain related parties in exchange for consulting and business development services. The number of common shares and value per share have been adjusted to give effect to the one-for-ten and the one-for-five reverse common stock splits effected in February 2011 and January 2012, respectively. Please see Note 13 for further detail regarding the reverse common stock splits.

On March 3, 2011, we entered into a lease agreement with Well Services Blocker, Inc. (WSB), an entity controlled by our CEO, and certain of WSB’s subsidiaries to lease certain pressure pumping and coiled tubing equipment. The term of the lease is for two years commencing March 3, 2011. Under the terms of the lease we will pay WSB a monthly fee of $210,000 over a term of two years. Should there be a change of control in the Company, we would be obligated to purchase the WSB Business for an amount equal to the greater of:

(a) The aggregate of the outstanding balance of the loans from JPMorgan Chase Bank, N.A., and from WSB’s stockholder, Mr. Charles Moncla limited to $16.1 million: and

(b) The lesser of (i) the last twelve months of revenue generated by the WSB Business or (ii) $20 million.

In December 2010, the Company entered into a services agreement with a related party for the use of shared office space and other services. The agreement requires a payment of a monthly fee of $30,000 over a term of two years.

NOTE 10—COMMITMENTS AND CONTINGENCIES

Liabilities for loss contingencies arising from claims, assessments, litigation fines, and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

In January 2011, the Company entered into an agreement for the purchase of well service equipment with a third party. The total contract price is $73.1 million payable in increments due before each piece of equipment is delivered. Delivery of the equipment is expected to take place in 2011. If the contract is cancelled, the Company will pay a 20% penalty fee per piece of equipment ordered but not delivered. In addition, the Company will pay the actual documented costs, including taxes up to such date and take ownership of any fully or partially completed equipment.

NOTE 11—INCOME TAXES

The Company uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. During the period ended December 31, 2010, the Company incurred net losses and, therefore, has no tax liability.

PLATINUM ENERGY SOLUTIONS, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2010

Significant components of our deferred tax assets and the related valuation allowances are as follows:

Deferred tax assets (liabilities):
Loss carryforwards	$1,861,297
Amortizable start up cost	72,030
Depreciation on property and equipment	(1,228)

1,932,099
Valuation allowance	(1,932,099)

Net deferred tax assets	$—

At December 31, 2010, we had $5,317,991 of loss carryforwards that expire after 2030 as well as $205,800 amortizable start-up cost that amortize over 15 years. We are not able to conclude that it is more likely than not that we will be able to use the loss carryforwards and as such have provided a full valuation allowance.

NOTE 12—OTHER SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the balance sheet date through September 23, 2011, the date at which the financial statements were available to be issued, and determined the following subsequent events:

On March 3, 2011 the Company received cash consideration of $20 million in exchange for the preferred stock of the Company. Also on March 3, 2011, the Company issued $115 million in 14.250% Senior Secured Notes due 2015 and warrants to purchase common stock.

On March 3, 2011, we entered into a lease agreement with WSB and certain of its subsidiaries, to lease certain pressure pumping and coil tubing equipment. The term of the lease is for two years commencing March 3, 2011. Under the terms of the lease, we will pay WSB a monthly fee of $210,000 over a term of two years. As a result of a variable interest created by the lease, we concluded the lessee subsidiaries are variable interest entities and that we are the primary beneficiary. Effective March 3, 2011, we consolidated the WSB Business.

Also as of March 3, 2011, the Company issued 4,044,799 restricted stock awards to certain directors, employees, and nonemployees of the Company.

In March 2011, the Company committed to purchase guar gum, a necessary input for the hydraulic fracturing services. The Company committed to purchase 100,000 gallons of the guar gum per month, at prevailing market prices, commencing in September, 2011 and the Company has made a deposit of $1.46 million to secure the delivery of such guar gum supply.

In May 2011, the Company entered into another agreement for the purchase of well service equipment with a third party. The total contract price is $18 million to be payable in increments due before each piece of equipment is delivered. Delivery of the equipment is expected to take place in 2011. If the contract is cancelled the Company will reimburse seller all losses, damages, costs, and expenses arising from the termination.

The Company entered into a lease agreement with a third party to lease railcars for the transport of sand used in hydraulic fracturing. The lease commences upon delivery of the railcars, the completion of which should be by December 31, 2011 and requires a monthly fee of $485 per railcar over a term of five years.

PLATINUM ENERGY SOLUTIONS, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2010

In September 2011, the Company commenced a private offering of an additional $50 million in aggregate principal amount of senior notes under the indenture.

NOTE 13—STOCK SPLITS

On February 28, 2011 and January 6, 2012, the Company approved a one-for-ten reverse common stock split and a one-for-five reverse common stock split, respectively, which became effective on those respective dates. As a result, all references to common share and per-share data for all periods presented in this report have been adjusted to give effect to these reverse common stock splits. As no change was made to the par value of the common shares, a total of $58,310 was reclassified from common stock to additional paid-in-capital.

PLATINUM ENERGY SOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

September 30, 2011

(Unaudited)

	September 30, 2011	December 31, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$52,906,232	$1,431,595
Restricted cash	—	16,637,493
Available for sale investment securities	5,081,987	2,152,507
Accounts receivable, net of allowance for doubtful accounts of $503,589	8,477,988	—
Deferred tax asset	199,752	—
Prepayments and other current assets	5,685,208	—
Inventory	433,606	—

Total current assets	72,784,773	20,221,595

Property and equipment, net	116,737,695	6,932,963
Other assets	13,444,996	—

TOTAL ASSETS	$202,967,464	$27,154,558

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$11,350,995	$937,526
Customer provided financing	5,500,000	4,000,000
Line of credit	2,043,111	8,790,000

Total Current Liabilities	18,894,106	13,727,526

Long-term debt	167,412,937	—
Customer provided financing	4,500,000	16,000,000
Amounts due to affiliates	11,774,096	—
Deferred tax liabilities	2,502,213	—

TOTAL LIABILITIES	205,083,352	29,727,526

SHAREHOLDERS’ EQUITY
Preferred stock Series A—$0.001 par value; authorized 20,000 shares; 20,000 shares issued and outstanding	20	—
Common stock—$0.001 par value; authorized 499,980,000 shares; 15,535,228 and 1,190,000 shares issued and outstanding, respectively	15,536	1,190
Additional paid in capital	24,732,831	2,973,810
Accumulated other comprehensive income (loss)	11,319	(16,621)
Accumulated deficit	(28,923,078)	(5,531,347)

Total Platinum shareholders’ equity (deficit)	(4,163,372)	(2,572,968)

Noncontrolling interest	2,047,484	—

Total shareholders’ equity (deficit)	(2,115,888)	(2,572,968)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$202,967,464	$27,154,558

See accompanying notes to the condensed consolidated financial statements.

PLATINUM ENERGY SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Three Months Ended September 30, 2011

and for the period from September 7, 2010 (inception) to September 30, 2010

(Unaudited)

	Three Months Ended September 30, 2011	September 7, 2010 (Inception) through September 30, 2010
Revenue	$8,774,270	$—
Cost of services	(8,588,352)	—
Depreciation	(2,445,874)	—
General and administrative expense	$(3,757,713)	$(306,000)

Loss from operations	(6,017,669)	(306,000)
Interest expense and other, net	(5,042,544)	—

Loss before income tax	$(11,060,213)	(306,000)
Income tax benefit	114,190	—

Net loss	(10,946,023)	(306,000)
Loss attributable to noncontrolling interests	(137,461)	—

Net loss attributable to Platinum	$(10,808,562)	$(306,000)

Earnings Per Share:
Net loss attributable to Platinum—basic and diluted	$(0.78)	Not Applicable

Shares Used in Per Share Calculations:
Weighted average shares—basic and diluted	13,788,770	—

See accompanying notes to the condensed consolidated financial statements.

PLATINUM ENERGY SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Nine Months Ended September 30, 2011

and for the period from September 7, 2010 (inception) to September 30, 2010

(Unaudited)

	Nine Months Ended September 30, 2011	September 7, 2010 (Inception) through September 30, 2010
Revenue	$9,878,200	$—
Cost of services	(10,076,320)	—
Depreciation	(3,792,921)	—
General and administrative expense	$(8,379,305)	$(306,000)

Loss from operations	(12,370,346)	(306,000)
Interest expense and other, net	(11,511,497)	—

Loss before income tax	$(23,881,843)	(306,000)
Income tax benefit	222,965	—

Net loss	(23,658,878)	(306,000)
Loss attributable to noncontrolling interests	(267,147)	—

Net loss attributable to Platinum	$(23,391,731)	$(306,000)

Earnings Per Share:
Net loss attributable to Platinum—basic and diluted	$(2.15)	Not Applicable

Shares Used in Per Share Calculations:
Weighted average shares—basic and diluted	10,883,497	—

See accompanying notes to the condensed consolidated financial statements.

PLATINUM ENERGY SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Nine Months Ended September 30, 2011

(Unaudited)

	Nine Months Ended September 30, 2011	September 7, 2010 (Inception) Through September 30, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	($23,658,878)	($306,000)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	3,792,921	—
Amortization of debt issuance cost and debt discount	2,030,227	—
Deferred income taxes	(222,965)	—
Stock based compensation	623,387	—
Changes in assets and liabilities:
Accounts receivable	(7,513,135)	—
Inventory	(433,606)	—
Other current assets	(5,685,208)	—
Accounts payable and accrued expenses	15,898,508	306,000

Net cash used in operating activities	(15,168,749)	—

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of investment securities	(5,654,717)	—
Sale of investment securities	2,753,177	—
Purchase of and deposits for property and equipment	(95,553,267)	—
Other	6,986	—

Net cash used in investing activities	(98,447,821)	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of preferred stock	20,000,000	—
Contribution from noncontrolling interests, net	215,600	—
Release of restricted cash	6,637,493	—
Repayment of line of credit	(6,746,889)	—
Payment of equity offering costs	(732,267)	—
Payment of debt issuance cost	(14,211,330)	—
Net proceeds from issuance of senior notes	159,928,600	—

Net cash provided by financing activities	165,091,207	—

Net increase in cash and cash equivalents	51,474,637	—
Cash and cash equivalents—Beginning	1,431,595	—

Cash and cash equivalents—Ending	$52,906,232	$—

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$69,375	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITIES
Purchases of property and equipment in accounts payable and accrued expense	$306,822	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
Return of restricted cash to a customer	$(10,000,000)	$—

See accompanying notes to the condensed consolidated financial statements.

PLATINUM ENERGY SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

September 7, 2010 (date of inception) through December 31, 2010 and Nine Months Ended September 30, 2011

(Unaudited)

	Common Stock		Preferred Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Noncontrolling Interest	Total Stockholders’ Equity
	Shares	Par	Shares	Par
Balance at September 7, 2010	—	$—	—	$—	$—	$—	$—	$—	$—
Issuance of stock awards	1,190,000	1,190	—	—	2,973,810	—	—	—	2,975,000
Net loss	—	—	—	—	—	—	(5,531,347)	—	(5,531,347)
Unrealized loss on investment securities	—	—	—	—	—	(16,621)	—	—	(16,621)

Comprehensive loss	—	—	—	—	—	—	—	—	(5,547,968)

Balance at December 31, 2010	1,190,000	$1,190	—	$—	$2,973,810	$(16,621)	$(5,531,347)	$—	$(2,572,968)

Issuance of stock awards	4,448,268	$4,448	—	$—	$593,507	$—	$—	$—	$597,956
Issuance of Preferred Stock Series A	—	—	20,000	20	15,793,772	—	—	—	15,793,792
Common stock issued to preferred stock holders	9,896,960	9,897	—	—	4,196,311	—	—	—	4,206,208
Unexercised warrants issued to holders of the Senior Notes	—	—	—	—	1,150,000	—	—	—	1,150,000
Issuance of stock options	—	—	—	—	25,431	—	—	—	25,431
Amounts attributed to noncontrolling interests for the acquisition of a variable interest entity	—	—	—	—	—	—	—	1,734,007	1,734,007
Net non-cash distribution to noncontrolling interests	—	—	—	—	—	—	—	365,024	365,024
Contribution from noncontrolling interests, net	—	—	—	—	—	—	—	215,600	215,600
Net loss	—	—	—	—	—	—	(23,391,731)	(267,147)	(23,658,878)
Unrealized gain on investment securities	—	—	—	—	—	27,940	—	—	27,940

Comprehensive loss	—	—	—	—	—	—	—	—	(23,630,938)

Balance at September 30, 2011	15,535,228	$15,536	20,000	$20	$24,732,831	$11,319	$(28,923,078)	$2,047,484	$(2,115,888)

See accompanying notes to the condensed consolidated financial statements.

PLATINUM ENERGY SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

(September 30, 2011)

(Unaudited)

NOTE 1—DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Platinum Energy Solutions, Inc. (collectively, with its subsidiaries, the “Company,” “we,” or “Platinum”) was incorporated in Nevada on September 7, 2010. We are a Houston, Texas based oilfield services provider specializing in premium Hydraulic Fracturing, Coiled Tubing and Other Pressure Pumping services, our three reportable segments. In March 2011, we commenced operations, following the lease of certain pressure pumping and coil tubing equipment from a related party and, therefore, ceased to be a development stage company. Our Hydraulic Fracturing segment began operations in August 2011 in the Eagle Ford Shale. We utilize modern, high pressure-rated fracturing equipment that allows us to handle challenging geological environments, reduce operating costs, increase asset utilization and deliver excellent customer service. In addition, we have established a contract for wet sand supply and physical capabilities around the transport, processing and storage of sand used in the hydraulic fracturing process.

The accompanying unaudited condensed consolidated financial statements of Platinum have been prepared in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, the condensed consolidated financial statements reflect all of the adjustments considered necessary for a fair presentation of the results of Platinum for the periods presented. These unaudited condensed consolidated financial statements include the accounts of all controlled subsidiaries. All significant intercompany transactions and accounts have been eliminated upon consolidation. The financial information presented herein should be read in connection with the audited consolidated financial statements and notes thereto for the period ended December 31, 2010.

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES

(a) Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP necessarily requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We regularly evaluate estimates and judgments based on historical experience and other relevant facts and circumstances. Significant estimates included in these financial statements primarily relate to the consolidation of our variable interest entity (“VIE”), the assessment of our property and equipment regarding useful lives, depreciation and impairment, the valuation of our equity grants made to employees and nonemployees (directors and certain vendors), and the realizability of deferred tax assets. Actual results could differ from those estimates as new events occur, additional information is obtained and the Company’s operating environment changes.

(b) Cash and Cash Equivalents

Cash equivalents are highly liquid investments with an original maturity at the date of acquisition of three months or less. Cash and cash equivalents consist of cash on deposit with domestic banks and, at times, may exceed federally insured limits.

(c) Restricted Cash

We classify as restricted cash highly liquid investments that otherwise would qualify as cash equivalents, but are restricted in usage and are, therefore, unavailable to us for general purposes.

PLATINUM ENERGY SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

(September 30, 2011)

(Unaudited)

(d) Investment Securities

Investment securities consist of U.S. Treasury securities. The Company classified its securities into one of three categories: trading, available for sale or held to maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold the security until maturity. All securities not included in trading or held to maturity are classified as available for sale.

Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses, net of related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of accumulated other comprehensive income until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific-identification basis.

As of September 30, 2011 and December 31, 2010, all of the Company’s investment securities were available for sale.

(e) Property and Equipment

Property and equipment are carried at the cost of acquisition or construction and depreciated, net of applicable salvage value, over the estimated useful lives of the assets. Costs associated with repair and maintenance are expensed as incurred. Costs associated with improvements which extend the life, increase the capacity or improve the efficiency of our property and equipment are capitalized and depreciated over the remaining life of the related asset. Depreciation is provided, upon the place-in-service date, using the straight-line method over the estimated useful lives of the assets, which are estimated to range from 1.5 to 7 years. Depreciation on amounts recorded as construction in process begins when the asset is placed in service.

(f) Long-Lived Assets

Long-lived assets, such as property and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment charge is recognized to the extent that the carrying value exceeds its fair value which is the discounted cash flows expected to be generated by that asset or asset group. Fair value can be determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. No impairments were recorded in 2011 or in 2010.

(g) Income Taxes

According to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 740, Income Taxes, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

PLATINUM ENERGY SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

(September 30, 2011)

(Unaudited)

A valuation allowance is provided for deferred tax assets if it is more likely than not that these items will not be realized. In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, we believe it is more likely than not that we will realize the benefits of these deductible differences, net of the existing valuation allowance.

We record estimated reserves for uncertain tax positions if the position does not meet a more-likely than-not threshold to be sustained upon review by taxing authorities. Income tax positions that previously failed to meet the more-likely-than-not threshold are recognized as benefits in the first subsequent financial reporting period in which that threshold is met. The Company recognizes potential interest and penalties related to uncertain tax positions, if any, within the provision for income taxes.

(h) Revenue Recognition

Our services and products are generally sold based upon contracts with our customers that include fixed or determinable prices, and do not include right of return provisions or other significant post-delivery obligations. We recognize revenue as the services are rendered, which is typically on a per day, per stage, per hour, or similar basis, and when collectability is reasonably assured.

(i) Share-Based Awards

The Company accounts for share-based awards issued to employees and nonemployees in accordance with the guidance on share-based payments. Accordingly, employee share-based compensation is recognized as an expense over the requisite service period (or the vesting period in the case of restricted stock or stock options) and is measured at the grant date fair value of the award. The grant date fair value of stock option awards is estimated using the Black-Scholes option-pricing model. Nonemployee share-based awards are expensed, on a fair value basis, over the period in which the related services are rendered.

(j) Earnings per Share

We compute basic earnings per share based on the weighted average number of shares of common stock outstanding during the applicable period, which includes shares issuable for little or no cash consideration. We compute diluted earnings per share based on the weighted average number of shares of common stock and common stock equivalents outstanding during the applicable period, as if stock options, restricted stock awards, warrants and other convertible instruments, if any, were converted into common stock.

(k) Fair Value

The carrying amounts of our financial instruments, consisting of cash equivalents, investment securities, accounts receivable, accounts payable, accrued expenses, customer deposit, and our line of credit, approximate their fair values due to their relatively short maturities.

PLATINUM ENERGY SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

(September 30, 2011)

(Unaudited)

(l) Recently Issued Accounting Pronouncements

In May 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-4, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. This ASU was issued to provide largely identical guidance about fair value measurement and disclosure requirements with the new International Financial Reporting Standard No. 13, Fair Value Measurement. The ASU does not extend the use of fair value but, rather, provides guidance about how fair value should be applied where it already is required or permitted under U.S. GAAP. Most of the changes are clarifications of existing guidance or wording changes. ASU No. 2011-4 should be applied prospectively and is effective, for a public entity, beginning after December 15, 2011. For a nonpublic entity, the ASU is effective for annual periods beginning after December 15, 2011. We intend to early adopt ASU No. 2011-4 in the first quarter of 2012 and do not expect the adoption of the ASU to have a material effect on our financial position, results of operations, cash flows and disclosures.

In June 2011, the FASB issued ASU No. 2011-5, Presentation of Comprehensive Income. This ASU increases the prominence of other comprehensive income in financial statements. Under this ASU, an entity will have the option to present the components of net income and comprehensive income in either one or two consecutive financial statements. The ASU eliminates the option in U.S. GAAP to present other comprehensive income in the statement of changes in equity. ASU No. 2011-5 should be applied retrospectively and is effective, for a public entity, beginning after December 15, 2011. For a nonpublic entity, the ASU is effective for fiscal years ending after December 15, 2012. We intend to early adopt ASU No. 2011-5 in the first quarter of 2012 and do not expect the adoption of the ASU to have a material effect on our financial position, results of operations, cash flows and disclosures.

NOTE 3—FAIR MARKET VALUE MEASUREMENTS

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•

Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•

Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

The following table presents the placement in the fair value hierarchy of assets and liabilities that are measured at fair value on a recurring basis at September 30, 2011:

September 30, 2011	Carrying Value	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)
Investment securities	$5,081,987	$5,081,987	$5,081,987

December 31, 2010
Investment securities	$2,152,507	$2,152,507	$2,152,507

PLATINUM ENERGY SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

(September 30, 2011)

(Unaudited)

NOTE 4—PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	Useful Life	September 30, 2011	December 31, 2010
Furniture and fixtures	3-5 years	$177,252	$59,523
Vehicles	5-7 years	15,381,208	52,471
Equipment	1.5-7 years	66,238,753	—
Leasehold improvements	2 years	120,121	—
Land		—	2,000
Construction in progress		38,615,338	6,821,025

		120,532,672	6,935,019
Accumulated depreciation		(3,794,977)	(2,056)

		$116,737,695	$6,932,963

NOTE 5—CUSTOMER FINANCING

During 2010, we received a total of $20 million in advances under the terms of two separate customer contracts related to multi-year well services contracts. The agreement with one customer stipulates $10 million be placed into an escrow account in the name of the Company to be used to offset future billings made to that customer as services are delivered. In March 2011, the $10 million was returned to that customer. There were no restrictions on the use of the $10 million received from the other customer.

NOTE 6—DEBT

Line of Credit

Platinum has a bank revolving line of credit. The initial available amount was $8.8 million, but was subsequently reduced to $4.2 million, of which the Company had borrowed $2.0 million as of September 30, 2011 as compared to $8.8 million as of December 31, 2010. The line of credit is collateralized by investment securities of $2.0 million. Interest payments are due monthly at a designated prime rate plus 2.5%. The average interest rate for the quarter was approximately 2.7%. The line of credit has no stated maturity. The line of credit does not have any covenants. The availability under the line of credit as of September 30, 2011 was $2.2 million.

March 2011 Senior Secured Notes

On March 3, 2011, we completed the private placement of $115 million of Senior Secured Notes, at an interest rate of 14.25% per year on the principal amount (the “Original Senior Notes”). The Original Senior Notes mature on March 1, 2015, unless the Original Senior Notes are repurchased earlier. At any time prior to March 1, 2013, the Company may redeem up to 35% of the Original Senior Notes at a price equal to 114.25% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, with net cash proceeds from certain equity offerings. The Company may also redeem the Original Senior Notes from March 1, 2013 to February 28, 2014 and from March 1, 2014, thereafter at a price equal to 107.125% and 100% respectively, plus accrued and unpaid interest. Upon a change of control the holders of the Original Senior Notes will have the right to require the Company to repurchase the Original Senior Notes at 101% of the principal amount, plus any accrued and unpaid interest. The Original Senior Notes are secured by a lien against substantially all of the Company’s assets and all of the Company’s existing and future domestic subsidiaries’ assets and will receive preference in the case of liquidation.

PLATINUM ENERGY SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

(September 30, 2011)

(Unaudited)

The Original Senior Notes were issued at a discount such that the cash received was equal to 97.764% of the principal amount of the Original Senior Notes. Accordingly, we recognized a $2,571,400 discount on the Original Senior Notes that is being amortized over the life of the Original Senior Notes using the effective interest method.

In conjunction with this, the holders of the Original Senior Notes received 115,000 warrants entitling the holders to purchase 2,801,170 shares of the Company’s common stock at an exercise price of $0.05. These warrants expire on February 28, 2018. We allocated $1,150,000 of the proceeds to the warrants, which was recorded as additional paid-in capital, based on the relative fair values of the Original Senior Notes and the warrants at the time of issuance of the securities.

Unamortized debt issuance costs associated with the Original Senior Notes are $9,713,711 as of September 30, 2011. These debt issue costs are included in Other Assets and are being amortized over the term of the Original Senior Notes using the effective interest method. As of September 30, 2011, the fair value of our Original Senior Notes was $109.8 million, based on quoted market prices.

The Original Senior Notes contain covenants, including but not limited to:

•	Limitation of capital expenditure;

•	Restrictions on the payment of dividends as well as the purchase of equity for cash;

•	Issuance of further debt or the issuance of future disqualified stock including preferred stock; and

•	Restrictions on the sale of stock that could result in the sale or merger of the Company with another or the sale of assets and properties to another.

September 2011 Senior Secured Notes

On September 29, 2011, we completed a private offering of an additional $50 million aggregate principal amount of our 14.250% Senior Secured Notes due 2015 (the “Additional Senior Notes”) under the indenture governing the Original Senior Notes. The Additional Senior Notes and the Original Senior Notes (collectively, the “Senior Notes”) are treated as a single series for purposes of such indenture, as amended. In connection with the offering of the Additional Senior Notes, we obtained the consent of holders of a majority in aggregate principal amount of outstanding Original Senior Notes to certain amendments to the indenture to (i) increase certain permitted indebtedness under our indenture from $35 million to $50 million in aggregate principal amount to allow for the issuance of the Additional Senior Notes and eliminate the requirement that the proceeds of the issuance of such Additional Senior Notes be used by us solely for the purpose of acquiring equipment, and (ii) amend the covenant relating to maximum amount of capital expenditures permitted to be incurred in any fiscal year from $10 million to $30 million effective in the fiscal year commencing in 2012 (and increase from $113 million to $160 million the exclusion for anticipated expenditures for new equipment thereunder).

In addition, we agreed that if we complete on or prior to June 30, 2012 an Equity Offering (a firm commitment underwritten initial public offering of our common stock) with net cash proceeds to us in excess of $100 million, we will exercise our redemption rights under Section 3.07(c) of the indenture to redeem that amount of Senior Notes whose aggregate redemption price is at least equal to the amount of such excess over $100 million.

The Additional Senior Notes were issued at a discount such that the cash received was equal to approximately 95% of the principal amount of the Additional Senior Notes. Accordingly, we recognized a

PLATINUM ENERGY SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

(September 30, 2011)

(Unaudited)

$2,500,000 discount on the Additional Senior Notes that is being amortized over the life of the Additional Senior Notes using the effective interest method. Unamortized debt issuance costs associated with the Additional Senior Notes are $2,999,619 as of September 30, 2011. These debt issue costs are included in Other Assets and are being amortized over the term of the Additional Senior Notes using the effective interest method. As of September 30, 2011, the fair value of our Additional Senior Notes was $47.5 million, based on their private offering price on September 29, 2011.

NOTE 7—STOCKHOLDERS’ EQUITY

Common Stock

On February 28, 2011 and January 6, 2012, the Company approved a one-for-ten reverse common stock split and a one-for-five reverse common stock split, respectively, which became effective on those respective dates. Please see Note 17 for further detail regarding the reverse common stock splits.

Preferred Stock

On March 3, 2011 we issued 20,000 shares of Series A Preferred Stock for $20 million. The Series A Preferred Stock is not convertible and has a liquidation preference of up to $40 million. The Preferred Stock is not redeemable unless the Company completes an initial public offering, at which time the Preferred Stock is redeemable at a redemption price equal to the original purchase price. The Preferred Stock holders also acquired 9,896,960 shares of the Company’s common stock.

NOTE 8—STOCK AWARD PLAN

During the first quarter 2011, the Company issued a total of 4,418,268 restricted and unrestricted shares to certain employees, directors, and to third parties in exchange for services provided. The grant date fair value of each award is estimated on the date of grant using the Option Pricing Model. Under this approach the fair value of the Company is partially based on the $20 million paid by the outside investors to purchase the Company’s Series A Preferred stock. Based on our calculation, we determined fair market value of the restricted shares to be $0.425 per share.

The Company has the right to reacquire 100%, 67%, 33% and 13% of the restricted shares for $0.001 per share as of December 31, 2011, 2012, 2013 and 2014, respectively. Therefore, the restricted stock vest by 33%, 33%, 21% and 13% as of December 31, 2011, 2012, 2013 and 2014, respectively. Restricted stock awards of 4,044,799 were made to employees and remain unvested as of September 30, 2011. Unvested restricted stock entitles the grantees to dividends, if any, and voting rights for their respective shares. The remaining 373,470 stock awards granted to third parties vested immediately.

During the third quarter 2011, the Company issued 30,000 restricted shares to certain key employees. The restriction lapses over a period of four years. The grant date fair value of the restricted shares was determined to be $20.00 per share, based on the estimated market value of our non-publicly traded common stock at the date of grant.

During the third quarter 2011, the Company granted 128,400 stock options to certain key employees under the 2010 Omnibus Equity Incentive Plan (the “2010 Plan”). The stock options entitle the recipients to purchase

PLATINUM ENERGY SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

(September 30, 2011)

(Unaudited)

shares of our common stock at an exercise price of $20.00 per share (the estimated market value of our common stock at the date of grant) at any time over the options’ ten-year life, subject to the options’ four-year vesting schedule. We have reserved 1,044,817 shares of common stock (or options to purchase common stock) under the 2010 Plan for future issuances.

The fair value of our option grants was calculated through the use of the Black-Scholes option pricing model. The model requires certain assumptions regarding the market price of the Company’s currently non-traded stock, the expected share price volatility and the expected term of each option grant.

The assumptions used in arriving at the $11.30 fair value of the option grants are as follows:

Risk-free interest rate	1.37%
Dividend yield	0%
Expected volatility	60%
Expected term (in years)	6.25

The risk-free interest rate is based on the treasury yield rate with a maturity corresponding to the expected term or option life assumed at the grant date. Since we had not previously issued any options to our employees, and therefore had no historical forfeiture experience, we estimated the expected term of the option using the simplified method as permitted by SEC Topic 14. D2. Share-based payments, Expected term. The simplified method estimates the expected term of the option by calculating the mid-point between the vesting period end-date and the end of the contract term. As there was no trading market for our equity securities, expected volatility of our stock price is based on historical and expected volatility rates of comparable publicly traded peer companies.

Absent an active market for our equity securities, the market value of our common stock underlying the options granted was determined by management and approved by our Board of Directors. In determining such fair market value, for purposes of valuing our share-based payment awards, we obtained a contemporaneous valuation compiled based on estimates provided by various investment banks which were engaged by us to produce an estimated enterprise value and equity value of the Company, based primarily on our financial forecasts and on comparable peer company data. Among other significant assumptions, the valuation reflected a marketability discount as our equity securities were not traded at such time.

Changes to the underlying assumptions described above may have a significant impact on the resulting market value of our stock and the fair value of our option grants, respectively, which could have a material impact on our consolidated financial statements.

The stock-based compensation expense related to all our unvested restricted stock awards and stock option awards described above was approximately $0.2 million and $0.6 million, respectively, for the three- and nine-month periods ended on September 30, 2011 and was recognized and included in general and administrative expenses. The remaining stock-based compensation expense will be recognized over the remaining vesting periods.

PLATINUM ENERGY SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

(September 30, 2011)

(Unaudited)

NOTE 9—EARNINGS PER SHARE

The following table is a reconciliation of the numerator and the denominator of our basic and diluted earnings per share for the three and nine months ended September 30, 2011 and for the period from September 7, 2010 (inception) through September 30, 2010:

	Three Months Ended September 30, 2011	September 7, 2010 (Inception) Through September 30, 2010
	(Unaudited)
Net loss attributable to Platinum—basic and diluted	$(10,808,562)	$(306,000)
Weighted average shares of common stock outstanding—basic and diluted	13,788,770	—
Net loss per share:
Basic	$(0.78)	Not applicable
Diluted	$(0.78)	Not applicable

	Nine Months Ended September 30, 2011	September 7, 2010 (Inception) Through September 30, 2010
	(Unaudited)
Net loss attributable to Platinum—basic and diluted	$(23,391,731)	$(306,000)
Weighted average shares of common stock outstanding—basic and diluted	10,883,497	—
Net loss per share:
Basic	$(2.15)	Not applicable
Diluted	$(2.15)	Not applicable

The calculation of weighted average shares of common stock outstanding—diluted for the three months ended September 30, 2011, excludes 4.6 million of outstanding restricted stock and stock option awards because their effect was antidilutive. The calculation of weighted average shares of common stock outstanding—diluted for the nine months ended September 30, 2011, excludes 3.5 million of outstanding restricted stock and stock option awards because their effect was antidilutive.

NOTE 10—INCOME TAXES

The effective tax benefit of approximately 1.0% for the three and nine month periods ended September 30, 2011 is lower than the federal statutory rate as the majority of our income tax benefits were not recognized. This is because we are not able to conclude that it is more likely than not that we will be able to use these loss carryforwards and, as such, have provided a corresponding valuation allowance. We recognized a tax benefit from the losses of a newly consolidated subsidiary which files a separate tax return.

NOTE 11—VARIABLE INTEREST ENTITY

We account for variable interest entities (“VIEs”) in accordance with FASB ASC Topic 810, Consolidation. ASC 810 requires the consolidation of VIEs in which a company has both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and the obligation to absorb losses or the rights to receive the benefits from the VIE that could potentially be significant to the VIE. If a reporting enterprise meets these conditions then it has a controlling financial interest and is the primary beneficiary of the VIE.

PLATINUM ENERGY SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

(September 30, 2011)

(Unaudited)

As required by ASC 810-10, we perform a qualitative assessment to determine whether we are the primary beneficiary once an entity is identified as a VIE. A qualitative assessment begins with an understanding of the nature of the risks in the entity, as well as the nature of the entity’s activities, including terms of the contracts entered into by the entity, ownership interests issued by the entity and how they were marketed, and the parties involved in the design of the entity. We then identify all of the variable interests held by parties involved with the VIE. Once we identify the variable interests, we determine those activities which are most significant to the economic performance of the entity and which variable interest holder has the power to direct those activities.

On March 3, 2011, we entered into a lease agreement with Well Services Blocker, Inc. (“WSB”) and two of its wholly owned entities, Moncla Pressure Pumping Well Services, L.L.C. (“PP”) and Moncla Coil Tubing Well Services, LLC. (“CT”) to lease all of the coil tubing and pressure pumping equipment held by PP, CT and MW Services Transportation LLC (“MWST”) (collectively, the “WSB Business”). Due to a protective right included in the lease agreement that enables the sole shareholder of the WSB Business to sell to us the assets subject to the lease purchase agreement upon the occurrence of certain events, we determined that PP, CT and MWST are variable interest entities. We further determined that we are the primary beneficiary of PP, CT and MWST because the lease provides us with full control of all of the operating assets of PP, CT and MWST. As of September 30, 2011, the combined financials statements of PP, CT and MWST had $16.4 million in total assets and $14.9 million in total liabilities.

We obtained control of the WSB Business effective March 3, 2011. In accordance with FASB ASC Topic 805, Business Combinations, we accounted for the acquisition of the WSB Business using the acquisition method which requires an acquirer to recognize and measure the identifiable assets acquired and liabilities assumed at their fair values as of the acquisition date. The following represents the identifiable assets required and liabilities estimates of their fair values at the acquisition date.

Cash	$6,986
Accounts receivable	964,854
Property and equipment	17,739,620
Accounts payable and accrued expenses	(559,700)
Amounts due to affiliates	(13,889,453)
Net deferred tax liabilities	(2,528,300)

Net assets acquired	$1,734,007
Non controlling interests	(1,734,007)

Consideration paid	$—

The fair value of the net assets acquired, net of tax, was $1,734,007, which was recognized as non controlling interests.

We have not yet completed our allocation of the purchase price to the fair values of the net assets acquired. We do not believe the resolution of this matter will result in a material change to our preliminary purchase accounting.

Pro Forma Impact of the Acquisition of the WSB Business

The following unaudited supplemental pro forma results present consolidated information as if the lease purchase agreement had been effective on January 1, 2011 and we had obtained control of the WSB Business on such date. The pro forma results include adjustments that give effect to (i) the impact of the preliminary fair

PLATINUM ENERGY SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

(September 30, 2011)

(Unaudited)

value adjustment to property and equipment on depreciation expense, (ii) the impact on general and administrative expenses of new executive employment contracts that were executed concurrent with the lease purchase agreement, (iii) the impact of the preliminary fair value adjustment to the amount due to affiliate on interest expense and (iv) the impact of the pro forma adjustments on the historical income tax provision. The pro forma results do not include any potential synergies, cost savings or other expected benefits of the deemed acquisition. Accordingly, the pro forma results should not be considered indicative of the results that would have occurred if the lease purchase agreement had occurred on January 1, 2011, nor are they indicative of future results.

Nine Months Ended September 30, 2011
Revenues	$10,487,220
Net loss	$(23,134,458)

For the period from March 3, 2011 (acquisition date) to September 30, 2011, the WSB Business generated revenues and net loss, net of tax benefit, of $1,505,054 and $267,147, respectively. Of such revenues $1,470,000 generated by the WSB Business has been eliminated in consolidation as they represent lease payments made by Platinum to the WSB Business.

NOTE 12—RELATED PARTY TRANSACTIONS

On March 3, 2011, we entered into a lease agreement with WSB and two of its wholly owned entities, PP and CT, to lease certain pressure pumping and coil tubing equipment. These entities are controlled by our CEO. The term of the lease is for two years commencing March 3, 2011. Under the terms of the lease we will pay WSB a monthly fee of $210,000 over a term of two years. Should there be a change of control in the Company, we may, at the option of the lessor, be obligated to purchase the business of WSB for an amount equal to the greater of:

a.	The aggregate of the outstanding balance of the loans from JPMorgan Chase Bank, N.A. and from WSB’s shareholder, Charles Moncla limited to $16.1 million; and

b.	The lesser of (i) the last twelve months of revenue generated by the business of WSB or (ii) $20 million.

As explained above, we consolidated the WSB Business effective March 3, 2011.

The Company entered into a lease agreement with a certain related party to lease the Del Yard located in Scott, Louisiana commencing March 1, 2011. The agreement requires a monthly fee of $10,000 over a term of two years.

During December, 2010, the Company entered into an overhead allocation agreement with Layton Corporation, a company owned and controlled by one of the Company’s directors, covering the Company’s office space at 2100 West Loop South, 16th Floor, Houston, Texas. This agreement provides for the shared space and other office services provided by Layton Corporation and the Company will pay $30,000 per month for these services over two years. The Company also entered into a contract with Layton Corporation whereby the Company paid Layton Corporation a $1.35 million fee for services related to the offering of debt and equity which closed on March 3, 2011.

PLATINUM ENERGY SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

(September 30, 2011)

(Unaudited)

The amounts due to affiliates are unsecured, interest free and has no fixed term of repayment. The calculation of amounts due to affiliate, non-current, is as follows:

Balance as of December 31, 2010	$—
Acquisition of PP, CT and MWST	13,889,453
Lease payment due to PP, CT and MWST	(1,470,000)
Divestiture of certain affiliates	(365,024)
Other, net	(280,333)

Balance as of September 30, 2011	$11,774,096

NOTE 13—COMMITMENTS AND CONTINGENCIES

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

In January 2011, the Company entered into an agreement for the purchase of well service equipment with a third party. The total contract price is $73.1 million to be payable in increments due before each piece of equipment is delivered. Delivery of the equipment is expected to take place in 2011. If the contract is cancelled, the Company will pay a 20% penalty fee per piece of equipment ordered but not delivered. In addition, the Company will pay the actual documented costs, including taxes up to such date and take ownership of any fully or partially completed equipment.

In March 2011, the Company committed to purchase guar gum, a necessary input for the hydraulic fracturing services. The Company committed to purchase 100,000 gallons of the guar gum per month, at prevailing market prices, commencing in September, 2011 and the Company has made a deposit of $1.46 million to secure the delivery of such guar gum supply. Of the $1.46 million prepayment, $0.5 million was made in July 2011.

In May 2011, the Company entered into another agreement for the purchase of well service equipment with a third party. The total contract price is $18 million to be payable in increments due before each piece of equipment is delivered. Delivery of the equipment is expected to take place in 2011. If the contract is cancelled, the Company will reimburse seller all losses, damages, costs, and expenses arising from the termination.

In July 2011, the Company entered into a lease agreement with a third party to lease rail cars for the transport of sand used in hydraulic fracturing. The lease commences upon delivery of the rail cars, the completion of which should be by December 31, 2011 and requires a monthly fee of $485 per rail car over a term of five years.

In July 2011, the Company entered into a one year supply and service agreement to purchase sand, a necessary input for the hydraulic fracturing services. The Company committed to purchase 150,000 tons per year with the option to increase it to 300,000 tons per year. This agreement also provides for design and construction supervision services for the proposed sand drying facility. The agreement may be extended for an additional year.

In September 2011, the Company entered into a lease agreement with a third party to lease additional office space for our Houston office. The lease commences on October 1, 2011 and requires a monthly fee of $5,627, including maintenance fee, with an estimated annual rental increase of approximately four percent, over a period of three years, with an option to extend the lease for an additional three-year term.

PLATINUM ENERGY SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

(September 30, 2011)

(Unaudited)

In October 2011, the Company entered into two additional purchase agreements for the purchase of well service equipment with two third-party vendors. The total contract prices are $28.1 million and $22.1 million to be payable in increments due before each piece of equipment is delivered. Delivery of the equipment is expected to take place in 2012. The Company has made initial deposits of $8.4 million and $3.4 million, respectively, under such agreements.

In October 2011, the Company entered into a lease agreement with a third party to lease office space for our Lafayette, Louisiana office. The lease commences on October 15, 2011 and requires a monthly fee of $3,400 over three years, with an option to extend the lease for two additional three-year terms.

NOTE 14—SEGMENT REPORTING

We operate our business in three reportable segments: (1) Hydraulic Fracturing, (2) Coiled Tubing, and (3) Other Pressure Pumping Services. These business segments provide different services and utilize different technologies.

— Hydraulic Fracturing: Hydraulic fracturing services are utilized when the formations holding oil and natural gas lack the permeability to release their hydrocarbons quickly and economically as is typical in many active unconventional oil and natural gas plays. Our fracturing services include providing technical expertise and experience to improve well completions as well as conducting technical evaluations, job design and fluid recommendations. We commenced hydraulic fracturing operations on August 29, 2011, in southern Texas.

— Coiled Tubing: Coiled tubing allows operators to service a well while continuing production without shutting down the well, reducing risk of formation damage. Our Coiled Tubing segment currently conducts operations in Texas and Louisiana.

— Other Pressure Pumping Services: Cementing service uses pressure pumping equipment to deliver a slurry of liquid cement that is pumped down a well between the casing and the borehole, among other applications. We perform routine pressure pumping services in conjunction with coiled tubing. Our Other Pressure Pumping Services segment currently conducts operations in Louisiana.

Results for these business segments are presented below. We use the same accounting policies to prepare our business segment results as are used to prepare our Consolidated Financial Statements. Summarized financial information concerning our segments is shown in the following table:

	Hydraulic Fracturing	Coil Tubing	Other Pressure Pumping	Corporate and Other(2)	Consolidated
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2011
Revenues	$7,472,246	$1,083,543	$218,481	$—	$8,774,270
Cost of services	7,051,714	1,110,902	425,736	—	8,588,352
Gross profit (loss)(1)	420,532	(27,359)	(207,255)	—	185,918
Depreciation	1,416,575	727,249	302,050	—	2,445,874
General and administrative expense	—	—	—	3,757,713	3,757,713

Operating loss	(996,043)	(754,608)	(509,305)	(3,757,713)	(6,017,669)
Capital expenditures, including	42,911,729	1,522,994	71,000	—	44,505,723
equipment deposits
Total assets	103,278,981	21,031,853	6,554,980	72,101,650	202,967,464

PLATINUM ENERGY SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

(September 30, 2011)

(Unaudited)

	Hydraulic Fracturing	Coil Tubing	Other Pressure Pumping	Corporate and Other(2)	Consolidated
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011
Revenues	$7,472,246	$1,884,866	$521,088	$—	$9,878,200
Cost of services	7,199,386	2,252,388	624,546	—	10,076,320
Gross profit (loss)(1)	272,860	(367,522)	(103,458)	—	(198,120)
Depreciation and amortization	1,526,482	1,603,175	663,264	—	3,792,921
General and administrative expense	—	—	—	8,379,305	8,379,305

Operating loss	(1,253,622)	(1,970,697)	(766,722)	(8,379,305)	(12,370,346)
Capital expenditures, including equipment deposits	88,347,821	7,370,268	142,000	—	95,860,089
Total assets	103,278,981	21,031,853	6,554,980	72,101,650	202,967,464

(1)	Gross Profit represents Revenues minus Costs of services.
(2)	“Corporate and Other” represents items that are not directly related to a particular operating segment and eliminations. Excluding the $3.8 million and $8.4 million in corporate general and administrative expenses for the three-and nine-month periods ended September 30, 2011, respectively, total operating segments’ loss for such periods was $2.2 million and $4.0 million, respectively.

NOTE 15—SUPPLEMENTAL FINANCIAL INFORMATION

Accounts payable and accrued expenses is comprised of the following items:

	September 30, 2011	December 31, 2010
Trade accounts payable	$5,702,958	$584,774
Accrued payroll related costs	2,186,710	320,000
Accrued interest on Senior Notes	2,055,595	—
Other accrued expenses	1,405,732	32,752

Total accounts payable and accrued expenses	$11,350,995	$937,526

NOTE 16—FINANCIAL INFORMATION ABOUT THE COMPANY AND THE SUBSIDIARY GUARANTOR

On March 3, 2011, Platinum Energy Solutions, Inc. (“PES”) completed the private placement of $115 million of the Senior Notes, guaranteed on a senior secured basis by Platinum Pressure Pumping, Inc., a wholly owned subsidiary of PES (“PPP” or the “Guarantor”). The guarantee is full and unconditional and (if additional subsidiary guarantors are added) will be joint and several with such other subsidiary guarantors and the Guarantor is 100% owned by PES. Under the terms of the Indenture for the Senior Notes, as amended, PPP may not sell or otherwise dispose of all or substantially all of its assets to, or merge with or into another entity, other than the Company, unless no default exists under the Indenture, as amended, and the acquirer assumes all of the obligations of the Guarantor under the Indenture, as amended. PES is a holding company with no significant operations, other than through its subsidiaries.

PLATINUM ENERGY SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

(September 30, 2011)

(Unaudited)

The following tables set forth the condensed consolidating balance sheets as of September 30, 2011, the condensed consolidating statements of operations for the nine months ended September 30, 2011, and the condensed consolidating statements of cash flows for the nine months ended September 30, 2011, of PES, PPP as Guarantor, and PP, CT and MWST (the entities making up the WSB Business, as described below). As a result of our entry on March 3, 2011 into the lease purchase agreement described in Notes 11 and 12 above, we consolidated PP, CT and MWST effective March 3, 2011 for accounting and reporting purposes. Although such entities are not subsidiaries of PES, we have included them as “non-guarantor entities” in this Note.

PLATINUM ENERGY SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

(September 30, 2011)

(Unaudited)

CONDENSED CONSOLIDATING BALANCE SHEET

As of September 30, 2011

	Parent (PES)	Guarantor (PPP)	Non-Guarantor Entities	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$50,585,852	$2,025,186	$295,194	$—	$52,906,232
Deferred tax asset	—	—	199,752	—	199,752
Accounts receivable, net	—	8,457,528	20,460	—	8,477,988
Available for sale investment securities	5,081,987	—	—	—	5,081,987
Inventory	—	433,606	—	—	433,606
Investment in subsidiary	1,000	—	—	(1,000)	—
Prepayments and other current assets	1,073,665	4,611,543	—	—	5,685,208
Intercompany receivables	114,527,123	—	—	(114,527,123)	—

Total current assets	171,269,627	15,527,863	515,406	(114,528,123)	72,784,773
Property, plant and equipment, net	—	100,833,408	15,904,287	—	116,737,695
Other assets	13,444,996	—	—	—	13,444,996

Total assets	$184,714,623	$116,361,271	$16,419,693	$(114,528,123)	$202,967,464

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$5,318,735	$5,936,360	$95,900	$—	$11,350,995
Intercompany payables	—	114,527,123	—	(114,527,123)	—
Customer provided financing	5,500,000	—	—	—	5,500,000
Line of credit	2,043,111	—	—	—	2,043,111

Total current liabilities	12,861,846	120,463,483	95,900	(114,527,123)	18,894,106
Customer provided financing	4,500,000	—	—	—	4,500,000
Amounts due to affiliates	—	—	11,774,096	—	11,774,096
Long-term debt	167,412,937	—	—	—	167,412,937
Deferred tax liabilities	—	—	2,502,213	—	2,502,213

Total liabilities	184,774,783	120,463,483	14,372,209	(114,527,123)	205,083,352

Shareholders’ Equity:
Preferred Stock	20	—	—	—	20
Common Stock	15,536	1,000	—	(1,000)	15,536
Additional paid in capital	24,732,831	—	—	—	24,732,831
Accumulated other comprehensive loss	11,319	—	—	—	11,319
Accumulated deficit	(24,819,866)	(4,103,212)	—	—	(28,923,078)

Total Platinum shareholders’ equity	(60,160)	(4,102,212)	—	(1,000)	(4,163,372)
Noncontrolling interest	—	—	2,047,484	—	2,047,484

Total shareholders’ equity	(60,160)	(4,102,212)	2,047,484	(1,000)	(2,115,888)

Total liabilities and shareholders’ equity	$184,714,623	$116,361,271	$16,419,693	$(114,528,123)	$202,967,464

PLATINUM ENERGY SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

(September 30, 2011)

(Unaudited)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

Nine Months Ended September 30, 2011

	Parent (PES)	Guarantor (PPP)	Non-Guarantor Entities	Eliminations	Consolidated
Revenue	$—	$9,842,146	$1,506,054	($1,470,000)	$9,878,200
Cost of services	—	(11,482,746)	(63,574)	1,470,000	(10,076,320)
Depreciation	—	(1,817,642)	(1,975,279)	—	(3,792,921)
General and administrative expenses	(7,687,464)	(644,969)	(46,872)	—	(8,379,305)

Loss from operations	(7,687,464)	(4,103,211)	(579,671)	—	(12,370,346)
Interest expense, net	(11,601,056)	—	89,559	—	(11,511,497)

Loss before income tax	(19,288,520)	(4,103,211)	(490,112)		(23,881,843)
Income tax benefit	—	—	222,965	—	222,965

Net loss	($19,288,520)	($4,103,211)	($267,147)	$—	$(23,658,878)

PLATINUM ENERGY SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

(September 30, 2011)

(Unaudited)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Nine Months Ended September 30, 2011

	Parent (PES)	Guarantor (PPP)	Non-Guarantor Entities	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	($19,288,520)	($4,103,211)	($267,147)	$—	($23,658,878)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	—	1,817,642	1,975,279	—	3,792,921
Amortization of debt issuance costs and debt discounts	2,030,227	—	—	—	2,030,227
Deferred income taxes	—	—	(222,965)	—	(222,965)
Stock-based compensation expense	623,387	—	—	—	623,387
Changes in assets and liabilities:
Accounts receivable	—	(8,457,527)	944,392	—	(7,513,135)
Intercompany receivables	(107,594,161)	—	—	107,594,161	—
Inventory	—	(433,606)	—	—	(433,606)
Accounts payable and accrued expenses	12,483,922	5,629,536	(2,214,950)	—	15,898,508
Intercompany payables	—	107,594,161	—	(107,594,161)	—
Other current assets	(1,073,665)	(4,611,543)	—	—	(5,685,208)

Net cash provided by (used in) operating activities	(112,818,810)	97,435,452	214,609	—	(15,168,749)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of investment securities	(5,654,717)	—	—	—	(5,654,717)
Sale of investment securities	2,753,177	—	—	—	2,753,177
Purchase of and deposits for property and equipment	—	(95,411,266)	(142,001)	—	(95,553,267)
Other	—	—	6,986	—	6,986

Net cash used in investing activities	(2,901,540)	(95,411,266)	(135,015)	—	(98,447,821)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of preferred stock	20,000,000	—	—	—	20,000,000
Contribution from noncontrolling interests, net	—	—	215,600	—	215,600
Receipt of initial capital	(1,000)	1,000	—	—	—
Release of restricted cash	6,637,493	—	—	—	6,637,493
Repayment of line of credit	(6,746,889)	—	—	—	(6,746,889)
Payment of equity offering costs	(732,267)	—	—	—	(732,267)
Payment of debt issuance cost	(14,211,330)	—	—	—	(14,211,330)
Net proceeds from issuance of senior notes	159,928,600	—	—	—	159,928,600

Net cash provided by financing activities	164,874,607	1,000	215,600	—	165,091,207

Net increase in cash and cash equivalents	49,154,257	2,025,186	295,194	—	51,474,637
Cash and cash equivalents—Beginning	1,431,595	—	—	—	1,431,595

Cash and cash equivalents—Ending	$50,585,852	$2,025,186	$295,194	$—	$52,906,232

NOTE 17—STOCK SPLITS

On February 28, 2011 and January 6, 2012, the Company approved a one-for-ten reverse common stock split and a one-for-five reverse common stock split, respectively, which became effective on those respective dates. All references to common shares and per-share data for all periods presented in this report have been adjusted to give effect to these reverse common stock splits. As no change was made to the par value of the common shares, a total of $58,310 and $62,140 was reclassified from common stock to additional paid-in capital as of December 31, 2010 and September 30, 2011, respectively.

PLATINUM ENERGY SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

(September 30, 2011)

(Unaudited)

Report of Independent Registered Public Accounting Firm

Shareholder of Well Services Blocker, Inc.

Moncla Coil Tubing Well Services, L.L.C.

Moncla Pressure Pumping Well Services, L.L.C.

MW Services Transportation, LLC:

We have audited the accompanying combined balance sheets of Moncla Coil Tubing Well Services, L.L.C., Moncla Pressure Pumping Well Services, L.L.C., and MW Services Transportation, LLC (collectively, the “Company”) as of December 31, 2010 and 2009, and the related combined statements of operations, member’s equity, and cash flows for the year ended December 31, 2010, and for the period from August 20, 2009 (inception) to December 31, 2009. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Moncla Coil Tubing Well Services, L.L.C., Moncla Pressure Pumping Well Services, L.L.C., and MW Services Transportation, LLC as of December 31, 2010 and 2009, and the results of their operations and their cash flows for the year ended December 31, 2010, and for the period from August 20, 2009 (inception) to December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

August 26, 2011

Houston, TX

MONCLA PRESSURE PUMPING WELL SERVICES, L.L.C.,

MONCLA COIL TUBING WELL SERVICES, L.L.C.

AND MW SERVICES TRANSPORTATION LLC

Combined Balance Sheets

December 31, 2010 and 2009

	December 31, 2010	December 31, 2009
ASSETS
CURRENT ASSETS:
Cash	$5,435	$1
Deferred tax asset	199,752	—
Accounts receivable, net of allowance for doubtful accounts of $477,019 and $0, respectively	1,022,672	274,698

Total current assets	1,227,859	274,699
Property and equipment, net of accumulated depreciation of $3,330,835 and $796,668, respectively	14,594,853	15,450,744

TOTAL ASSETS	$15,822,712	$15,725,443

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$406,102	$136,286
Amounts due to affiliates	13,650,800	11,531,662

Total current liabilities	14,056,902	11,667,948
Deferred tax liabilities	762,930	1,646,297

Total liabilities	14,819,832	13,314,245
Member’s equity	1,002,880	2,411,198

TOTAL LIABILITIES AND MEMBER’S EQUITY	$15,822,712	$15,725,443

See accompanying notes to the combined financial statements.

MONCLA PRESSURE PUMPING WELL SERVICES, L.L.C.,

MONCLA COIL TUBING WELL SERVICES, L.L.C.

AND MW SERVICES TRANSPORTATION LLC

Combined Statements of Operations

Year ended December 31, 2010 and period from August 20, 2009 (inception) to December 31, 2009

	Year Ended December 31, 2010	Period from August 20, 2009 to December 31, 2009
Revenues	$5,475,981	$420,702
Cost of services	(6,835,693)	(1,559,932)
Selling, general and administrative expenses	(1,300,645)	(383,427)

Loss from operations	(2,660,357)	(1,522,657)
Bargain purchase gain, net of tax of $2,271,782	—	3,342,585
Interest expense	(70,433)	(14,791)
Other income (expense)	23,353	(19,424)

(Loss) income before income taxes	(2,707,437)	1,785,713
Income tax benefit	1,083,119	625,485

Net (loss) income	$(1,624,318)	$2,411,198

See accompanying notes to the combined financial statements.

MONCLA PRESSURE PUMPING WELL SERVICES, L.L.C.,

MONCLA COIL TUBING WELL SERVICES, L.L.C.

AND MW SERVICES TRANSPORTATION LLC

Combined Statements of Member’s Equity

Year ended December 31, 2010 and period from August 20, 2009 (inception) to December 31, 2009

Balances, August 20, 2009 (inception)	$—
Net income	2,411,198

Balances, December 31, 2009	2,411,198
Capital Contribution	216,000
Net loss	(1,624,318)

Balances, December 31, 2010	$1,002,880

See accompanying notes to the combined financial statements.

MONCLA PRESSURE PUMPING WELL SERVICES, L.L.C.,

MONCLA COIL TUBING WELL SERVICES, L.L.C.

AND MW SERVICES TRANSPORTATION LLC

Combined Statements of Cash Flows

Year ended December 31, 2010 and period from August 20, 2009 (inception) to December 31, 2009

	2010	2009
CASH FLOW FROM OPERATING ACTIVITIES:
Net (loss) income	$(1,624,318)	$2,411,198
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	2,585,714	796,688
Gain on sale of equipment	(27,552)	—
Bargain purchase gain	—	(3,342,585)
Deferred income tax benefit	(1,083,119)	(625,485)
Changes in operating assets and liabilities:
Accounts receivable, net	(747,974)	(246,512)
Accounts payable and accrued expenses	269,816	70,969

CASH USED IN OPERATING ACTIVITIES	(627,433)	(935,727)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of equipment	213,985	—
Purchase of equipment	(1,916,256)	—

CASH USED IN INVESTING ACTIVITIES	(1,702,271)	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Amounts due to affiliates	2,119,138	935,422
Contribution from member	216,000	—

CASH PROVIDED BY FINANCING ACTIVITIES	2,335,138	935,422

INCREASE IN CASH AND CASH EQUIVALENTS	$5,434	$(305)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1	306

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$5,435	$1

See accompanying notes to the combined financial statements.

Moncla Pressure Pumping Well Services, L.L.C., Moncla Coil Tubing Well Services, L.L.C. and

MW Services Transportation LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

(December 31, 2010 and 2009)

NOTE 1—BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Nature of Business

MW Services Transportation, LLC (“MWST”) was formed on August 20, 2009 as a Texas limited liability company. MWST’s primary operations relate to the ownership of transportation equipment used by Moncla Coil Tubing Well Services, L.L.C. (“CT”) and Moncla Pressure Pumping Well Services, L.L.C (“PP”).

On August 31, 2009, the shareholder of MWST acquired the shares of Well Services Blocker, Inc. (“WSB”), which owned various pressure pumping, coil tubing, and wireline oilfield services assets. The shareholder later formed CT and PP as direct, wholly-owned subsidiaries of WSB, to own the coiled tubing and pressure pumping assets, respectively, which at the time of the acquisition of WSB were owned by a single subsidiary of WSB. PP and CT’s primary operations relate to providing pressure pumping and coil tubing services for oil and gas customers in Louisiana, Texas, Mississippi and Alabama. Another subsidiary of WSB, Wireline Specialists of Louisiana, LLC, owns the wireline services assets, which is not included in these combined financial statements.

PP, CT and MWST, which collectively own and operate the equipment used in the delivery of the coil tubing and pressure pumping services, are herein referred to as the “WSB Business.” The WSB Business is managed as a single operating segment.

(b) Principles of Combination

The combined financial statements include the accounts of PP, CT and MWST. PP and CT are controlled by WSB. WSB and MWST are both controlled by the same individual shareholder. PP, CT and MWST have been combined for purposes of presenting these financial statements as they are the parties whose assets are subject to the lease agreement with Platinum Energy Solutions, Inc. and have all been under common control and management for the periods presented (see Note 7). All significant balances and transactions between the entities have been eliminated on combination.

WSB owns other assets that are not subject to the lease agreement with Platinum Energy Solutions, Inc. and, therefore, were not included in these combined financial statements.

(c) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States necessarily requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. We regularly evaluate estimates and judgments based on historical experience and other relevant facts and circumstances. Significant estimates included in these financial statements primarily relate to the valuation of accounts receivable, property and equipment and deferred taxes. Actual results could differ from those estimates.

(d) Cash and Cash Equivalents

Cash equivalents are highly liquid investments with an original maturity at the date of acquisition of three months or less. Cash and cash equivalents consist of cash on deposit with domestic banks and, at times, may exceed federally insured limits.

The WSB Business maintains zero balance bank accounts which sweep nightly to the master account maintained by WSB.

Moncla Pressure Pumping Well Services, L.L.C., Moncla Coil Tubing Well Services, L.L.C. and

MW Services Transportation LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

(December 31, 2010 and 2009)

NOTE 1—BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont’d)

(e) Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected on trade accounts receivable are included in net cash provided by operating activities in the Combined Statements of Cash Flows. The allowance for doubtful accounts is the WSB Business’s best estimate of the amount of credit losses in the WSB Business’s existing accounts receivable based on historical experience and management’s evaluation of outstanding accounts receivable balances. The WSB Business reviews its allowance for doubtful accounts regularly. The allowance for doubtful receivables is $477,019 and $0 as of December 31, 2010 and December 31, 2009, respectively. There were no bad debt write offs during 2010 and 2009.

(f) Property and Equipment

Property and equipment are carried at the cost of acquisition or construction and depreciated over the estimated useful lives of the assets. Costs associated with repair and maintenance are expensed as incurred. Costs associated with improvements which extend the life, increase the capacity or improve the efficiency of our property and equipment are capitalized and depreciated over the remaining life of the related asset. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are 3 to 7 years. Depreciation on amounts recorded as construction in progress begins when the asset is placed in service.

Long-lived assets such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the WSB Business first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. No impairments were recorded during 2010 and 2009.

(g) Income Taxes

According to FASB ASC Topic 740, Income Taxes deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, we believe it is more likely than not that we will realize the benefits of these deductible differences.

We record estimated reserves for uncertain tax positions if the position does not meet a more-likely-than-not threshold to be sustained upon by review by taxing authorities. Income tax positions that previously failed to meet the more-likely-than-not threshold are recognized as benefits in the first subsequent financial reporting period in which that threshold is met. The WSB Business recognizes potential interest and penalties related to uncertain tax positions within the provision for income taxes.

Moncla Pressure Pumping Well Services, L.L.C., Moncla Coil Tubing Well Services, L.L.C. and

MW Services Transportation LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

(December 31, 2010 and 2009)

NOTE 1—BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont’d)

(h) Recently Issued Accounting Pronouncements

We adopted FASB ASC Topic 605, Multiple-Deliverable Revenue Arrangements. ASU 2009-13 addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. Specifically, this guidance amends the criteria in Subtopic 605-25, Revenue Recognition-Multiple-Element Arrangements, for separating consideration in multiple-deliverable arrangements. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence; (b) third-party evidence; or (c) estimates. This guidance also eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. In addition, this guidance significantly expands required disclosures related to a vendor’s multiple-deliverable revenue arrangements. The adoption of this accounting standard update did not have a material impact on our financial position, results of operations, cash flows and disclosures.

The WSB Business does not have significant multiple element arrangements.

NOTE 2—ACQUISITION

On August 31, 2009, the shareholder of MWST acquired the stock of WSB, which would become the parent of PP and CT, for a total cash consideration of $12,488,316. The consideration allocated to PP and CT is $10,595,935.

In accordance with FASB ASC Topic 805, Business Combinations, the purchase was accounted for using the acquisition method which requires an acquirer to recognize and measure the identifiable assets acquired and the liabilities assumed at their fair values as of the acquisition date. The following presents the preliminary allocation of the purchase price to the combined Company’s identifiable assets acquired and liabilities assumed based on the estimates of their fair values at the acquisition date.

Cash consideration, less cash acquired	$10,595,935

Assets acquired (liabilities assumed):
Accounts receivable	28,187
Property and equipment	16,247,432
Accounts payable and accrued expenses	(65,317)

Net assets acquired	16,210,302
Bargain purchase gain, excluding deferred tax	5,614,367
Net deferred tax liability	(2,271,782)

Bargain purchase gain, net of tax	$3,342,585

The fair value of the net assets acquired was $16,210,302, which exceeds the final purchase price of $10,595,935. Accordingly, the combined companies recognized the excess of the fair value of the net assets over the purchase price of $5,614,367, as a bargain purchase (excluding $2,271,782 of net deferred tax liability). The net bargain purchase gain of $3,342,585 is classified separately in the combined statement of operations.

The WSB Business believes they were able to complete the acquisition for less than the fair value of the assets due to perceived risks associated with the assets at the time of the acquisition. The acquisition was the result of a distressed sale in a bankruptcy situation.

Moncla Pressure Pumping Well Services, L.L.C., Moncla Coil Tubing Well Services, L.L.C. and

MW Services Transportation LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

(December 31, 2010 and 2009)

NOTE 3—PROPERTY AND EQUIPMENT

The components of property and equipment were as follows:

	Useful life	December 31,
		2010	2009
Leasehold improvements	1 year	$55,208	—
Furniture and equipment	3-5 years	3,400	—
Machinery and equipment	5-7 years	17,867,080	16,247,432

		17,925,688	16,247,432
Less—accumulated depreciation		(3,330,835)	(796,688)

		$14,594,853	15,450,744

NOTE 4—CONCENTRATIONS

The WSB Business has two customers that comprise approximately 24% and 37% of total revenues for the years ended December 31, 2010 and 2009, respectively.

NOTE 5—RELATED PARTY TRANSACTIONS

The WSB Business rents office spaces from the member on a month-to-month lease. Payments to the member for rent were approximately $120,000 and $10,000 for the years ended December 31, 2010 and December 31, 2009, respectively.

The amount due to affiliate at December 31, 2010 and 2009 of $13,650,800 and $11,531,662, respectively, relates to the transfer of equipment and net cash payments made by WSB. The financing arrangement with WSB has no set repayment term and does not bear interest.

Interest expense of $70,433 and $14,791 was allocated to the WSB Business by WSB for the years ended December 31, 2010 and 2009, respectively. The interest relates to WSB’s loan facilities with a third-party lender. The assets of the WSB Business are pledged as collateral for the loan facilities.

NOTE 6—INCOME TAXES

The WSB Business uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. During the period ended December 31, 2009, and the year ended December 31, 2010, the WSB Business incurred net taxable losses and, therefore, has no tax liability.

Moncla Pressure Pumping Well Services, L.L.C., Moncla Coil Tubing Well Services, L.L.C. and

MW Services Transportation LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

(December 31, 2010 and 2009)

NOTE 6—INCOME TAXES (cont’d)

The significant components of the WSB Business’s deferred taxes are as follows:

	December 31,
	2010	2009
Gross deferred tax asset:
Loss carryforwards	$2,503,241	1,157,154
Bad debt allowance	199,752	—

	2,702,993	1,157,154
Gross deferred tax liability:
Property and equipment	(3,266,171)	(2,803,451)

Net deferred tax liability	$(563,178)	(1,646,297)

At December 31, 2010, we had $6,226,968 of loss carryforwards that expire after 2029. We believe it is more likely than not that future operating results will generate sufficient net taxable income to utilize our deferred tax assets.

Income tax benefit attributable to income from continuing operations was $1,083,119 and $625,485 for the year ended December 31, 2010 and period from August 20 to December 31, 2009 respectively, and differ from the amounts computed by applying the U.S. federal income tax rate of 35% to pretax income as a result of the following:

	December 31,
	2010	2009
Income tax at federal statutory rate	$947,603	(625,000)
State income tax, net of federal income tax benefit	140,786	(92,857)
Bargain purchase	—	1,343,689
Other	(5,270)	(347)

	$1,083,119	625,485

NOTE 7—SUBSEQUENT EVENTS

The WSB Business has evaluated subsequent events from the balance sheet date through August 26, 2011, the date at which the financial statements were available to be issued, and determined the following subsequent events:

On March 3, 2011, we entered into a lease agreement with Platinum Energy Solutions, Inc. (“Platinum”). Due to a protective right included in the lease agreement, it was determined that we are variable interest entities to Platinum. It was further determined that Platinum will be our primary beneficiary because the lease provides Platinum with full control over substantially all of our operating assets. Therefore, in accordance with FASB ASC Topic 810, Consolidations, Platinum consolidates our financial results effective March 3, 2011.

As part of the lease agreement, Platinum pays the WSB Business $210,000 per month in return for the use of substantially all of our assets. Platinum is responsible for insuring and maintaining the assets.

Moncla Coil Tubing Well Services, L.L.C., Moncla Pressure Pumping Well Services, L.L.C., and MW

Services Transportation LLC

Condensed Combined Balance Sheets

March 2, 2011 and December 31, 2010

(Unaudited)

	March 2, 2011	December 31, 2010
ASSETS
CURRENT ASSETS:
Cash	$6,986	$5,435
Accounts receivable, net of allowance for doubtful accounts of $477,019 and $477,019, respectively	964,853	1,022,672
Deferred tax asset	199,752	199,752

Total current assets	1,171,591	1,227,859
Property and equipment, net of accumulated depreciation of $3,786,117 and $3,330,835, respectively	14,428,895	14,594,853

TOTAL ASSETS	$15,600,486	$15,822,712

LIABILITIES AND MEMBER’S EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$555,425	$406,102
Amounts due to affiliates	13,631,602	13,650,800

Total current liabilities	14,187,027	14,056,902
Deferred tax liabilities	548,925	762,930

Total liabilities	14,735,952	14,819,832
Member’s equity	864,534	1,002,880

TOTAL LIABILITIES AND MEMBER’S EQUITY	$15,600,486	$15,822,712

See accompanying notes to the condensed combined financial statements.

Moncla Coil Tubing Well Services, L.L.C., Moncla Pressure Pumping Well Services, L.L.C., and MW

Services Transportation LLC

Condensed Combined Statement of Operations Period from January 1 to March 2, 2011

(Unaudited)

Period from January 1 to March 2, 2011
Revenues	$609,020
Cost of services	(995,247)
Selling, general and administrative expenses	(137,355)

Loss from operations	(523,582)
Interest expense	(8,819)
Other income	50

Loss before income taxes	(532,351)
Income tax benefit	214,005

Net loss	$(318,346)

See accompanying notes to the condensed combined financial statements.

Moncla Coil Tubing Well Services, L.L.C., Moncla Pressure Pumping Well Services, L.L.C., and MW

Services Transportation LLC

Condensed Combined Statement of Member’s Equity Period from January 1 to March 2, 2011

(Unaudited)

Balances, December 31, 2009	$2,411,198
Member’s Contribution	216,000
Net loss	(1,624,318)

Balances, December 31, 2010	1,002,880
Member’s Contribution	180,000
Net loss	(318,346)

Balances, March 2, 2011	$864,534

See accompanying notes to the condensed combined financial statements.

Moncla Coil Tubing Well Services, L.L.C., Moncla Pressure Pumping Well Services, L.L.C., and MW

Services Transportation LLC

Condensed Combined Statements of Cash Flows

Period from January 1 to March 2, 2011

(Unaudited)

Period from January 1, 2011 to March 2, 2011
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(318,346)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	455,282
Deferred income tax benefit	(214,005)
Changes in operating assets and liabilities:
Accounts receivable	57,819
Accounts payable and accrued expenses	149,323

CASH PROVIDED BY OPERATING ACTIVITIES	130,073

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(289,324)

CASH USED IN INVESTING ACTIVITIES	(289,324)

CASH FLOWS FROM FINANCING ACTIVITIES:
Amounts due to affiliates	(19,198)
Contribution from member	180,000

CASH PROVIDED BY FINANCING ACTIVITIES	160,802

INCREASE IN CASH AND CASH EQUIVALENTS	$1,551
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	5,435

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$6,986

See accompanying notes to the condensed combined financial statements.

Moncla Coil Tubing Well Services, L.L.C., Moncla Pressure Pumping Well Services, L.L.C., and MW

Services Transportation LLC

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

Period From January 1 to March 2, 2011

(Unaudited)

NOTE 1—DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

MW Services Transportation, LLC (“MWST”) was formed on August 20, 2009 as a Texas limited liability company. MWST’s primary operations relate to the ownership of transportation equipment used by Moncla Coil Tubing Well Services, L.L.C. (“CT”) and Moncla Pressure Pumping Well Services, L.L.C. (“PP”).

On August 31, 2009, the shareholder of MWST acquired the shares of Well Services Blocker, Inc. (“WSB”), which owned various pressure pumping, coil tubing, and wireline oilfield services assets. The shareholder later formed CT and PP as direct, wholly-owned subsidiaries of WSB to own the coiled tubing and pressure pumping assets, respectively, which at the time of the acquisition of WSB were owned by a single subsidiary of WSB. PP and CT’s primary operations relate to providing pressure pumping and coil tubing services for oil and gas customers in Louisiana, Texas, Mississippi and Alabama. Another subsidiary of WSB, Wireline Specialists of Louisiana, LLC, owns the wireline services assets, which is not included in these combined financial statements.

PP, CT and MWST, which collectively own and operate the equipment used in the delivery of the coil tubing and pressure pumping services, are herein referred to as the “WSB Business.” The WSB Business is managed as a single operating segment.

The accompanying unaudited combined financial statements of the WSB Business have been prepared in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, the condensed combined financial statements reflect all of the adjustments considered necessary for a fair presentation of the results of the WSB Business for the period presented. The financial information presented herein should be read in connection with the audited condensed combined financial statements and notes thereto for the year ended December 31, 2010.

NOTE 2—PROPERTY AND EQUIPMENT

The components of property and equipment were as follows:

	Useful Life	March 2, 2011	December 31, 2010
Leasehold improvements	1 year	$55,208	$55,208
Furniture and equipment	3-5 years	3,400	3,400
Machinery and equipment	5-7 years	18,156,404	17,867,080

		18,215,012	17,925,688
Less—accumulated depreciation		(3,786,117)	(3,330,835)

		$14,428,895	$14,594,853

NOTE 3—RELATED PARTY TRANSACTIONS

The WSB Business rents office space from the member on a month to month lease. Payments to the member for rent were approximately $20,000 from January 1, 2011 to March 2, 2011.

Moncla Coil Tubing Well Services, L.L.C., Moncla Pressure Pumping Well Services, L.L.C., and MW

Services Transportation LLC

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

Period From January 1 to March 2, 2011

(Unaudited)

The amount due to affiliate at March 2, 2011 and December 31, 2010 of $13,631,602 and $13,650,800, respectively, relates to the transfer of equipment and net cash payments made by WSB. The financing arrangement with WSB has no set repayment term and does not bear interest.

Interest expense of $8,819 was allocated to the WSB Business by WSB for the period ended March 2, 2011. The interest relates to WSB’s loan facilities with a third-party lender. The assets of the WSB Business are pledged as collateral for the loan facilities.

NOTE 4—INCOME TAXES

Our estimated effective tax rate for the current fiscal year ending December 31, 2011 is 40.2%. Our effective tax rate is comprised of an estimated federal tax rate of 35%, and state income tax.

NOTE 5—SUBSEQUENT EVENTS

The WSB Business has evaluated subsequent events from the balance sheet date through August 26, 2011, the date at which the financial statements were available to be issued, and determined the following subsequent events:

On March 3, 2011, we entered into a lease agreement with Platinum Energy Solutions, Inc. (“Platinum”). Due to a protective right included in the lease agreement, it was determined that we are variable interest entities to Platinum. It was further determined that Platinum will be our primary beneficiary because the lease provides Platinum with full control over all of our operating assets. Therefore, Platinum consolidates our financial results effective March 3, 2011.

As part of the lease agreement, Platinum pays the WSB Business $210,000 per month in return for the use of substantially all of our assets. Platinum is responsible for insuring and maintaining the assets. In the event of a change in control at Platinum, the shareholders of the WSB Business may sell the WSB Business to Platinum for a pre-determined sum based on certain factors.

MONCLA COIL TUBING WELL SERVICES, L.L.C.

MONCLA PRESSURE PUMPING WELL SERVICES, L.L.C., AND

MW SERVICES TRANSPORTATION LLC

Condensed Combined Balance Sheets

September 30, 2010 and December 31, 2009

(Unaudited)

	September 30, 2010	December 31, 2009
ASSETS
CURRENT ASSETS:
Cash	$—	$1
Accounts receivable, net of allowance for doubtful accounts of $477,019 and $0, respectively	1,197,316	$274,698
Deferred tax assets	191,762	—

Total current assets	1,389,078	$274,699

Property and equipment, net of accumulated depreciation of $2,647,951 and $796,688, respectively	14,318,737	$15,450,744

TOTAL ASSETS	$15,707,815	$15,725,443

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$508,088	$136,286
Amounts due to affiliates	12,982,665	11,531,662

Total current liabilities	13,490,753	11,667,948
Deferred tax liabilities	1,014,551	1,646,297

TOTAL LIABILITIES	14,505,304	13,314,245
Member’s equity	1,202,511	2,411,198

TOTAL LIABILITIES AND MEMBER’S EQUITY	$15,707,815	$15,725,443

See accompanying notes to the condensed combined financial statements.

MONCLA COIL TUBING WELL SERVICES, L.L.C.

MONCLA PRESSURE PUMPING WELL SERVICES, L.L.C., AND

MW SERVICES TRANSPORTATION LLC

Condensed Combined Statement of Operations

Nine Months Ended September 30, 2010

(Unaudited)

Nine Months Ended September 30, 2010
Revenues	$4,404,519
Cost of services	(3,460,115)
Depreciation	(1,902,830)
Selling, general and administrative expenses	(1,053,248)

Loss from operations	(2,011,674)
Interest expense	(48,073)
Other income	27,552

Loss before income taxes	(2,032,195)
Income tax benefit	823,508

Net loss	$(1,208,687)

See accompanying notes to the condensed combined financial statements.

MONCLA COIL TUBING WELL SERVICES, L.L.C.

MONCLA PRESSURE PUMPING WELL SERVICES, L.L.C., AND

MW SERVICES TRANSPORTATION LLC

Condensed Combined Statement of Member’s Equity

Nine Months Ended September 30, 2010 and period from August 20, 2009 (inception) to December 31, 2009

(Unaudited)

Balances, August 20, 2009 (inception)	$—
Net income	2,411,198

Balances, December 31, 2009	$2,411,198
Net loss	(1,208,687)

Balance, September 30, 2010	$1,202,511

See accompanying notes to the condensed combined financial statements.

MONCLA COIL TUBING WELL SERVICES, L.L.C.

MONCLA PRESSURE PUMPING WELL SERVICES, L.L.C., AND

MW SERVICES TRANSPORTATION LLC

Condensed Combined Statement of Cash Flows

Nine Months Ended September 30, 2010

(Unaudited)

Nine Months Ended September 30, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,208,687)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	1,902,830
Gain on sale of equipment	(27,552)
Deferred income taxes	(823,508)
Changes in operating assets and liabilities:
Accounts receivable, net	(922,618)
Accounts payable and accrued expenses	371,802

CASH USED IN OPERATING ACTIVITIES	(707,733)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of equipment	213,985
Purchase of equipment	(957,256)

CASH USED IN INVESTING ACTIVITIES	(743,271)

CASH FLOWS FROM FINANCING ACTIVITIES:
Amounts due to affiliates	1,451,003

CASH PROVIDED BY FINANCING ACTIVITIES	1,451,003

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1)
CASH AND CASH EQUIVALENTS-BEGINNING	1

CASH AND CASH EQUIVALENTS-ENDING	$—

See accompanying notes to the condensed combined financial statements.

MONCLA COIL TUBING WELL SERVICES, L.L.C.,

MONCLA PRESSURE PUMPING WELL SERVICES, L.L.C. AND

MW SERVICES TRANSPORTATION LLC

Notes to Condensed Combined Financial Statements

September 30, 2010 and December 31, 2009

(Unaudited)

NOTE 1— DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

(a) Nature of Business

MW Services Transportation, LLC (“MWST”) was formed on August 20, 2009 as a Texas limited liability company. MWST’s primary operations relate to the ownership of transportation equipment used by Moncla Coil Tubing Well Services, L.L.C. (“CT”) and Moncla Pressure Pumping Well Services, L.L.C (“PP”).

On August 31, 2009, the shareholder of MWST acquired the shares of Well Services Blocker, Inc. (“WSB”), which owned various pressure pumping, coil tubing, and wireline oilfield services assets. The shareholder later formed CT and PP as direct, wholly-owned subsidiaries of WSB to own the coiled tubing and pressure pumping assets, respectively, which at the time of the acquisition of WSB were owned by a single subsidiary of WSB. PP and CT’s primary operations relate to providing pressure pumping and coil tubing services for oil and gas customers in Louisiana, Texas, Mississippi and Alabama. Another subsidiary of WSB, Wireline Specialists of Louisiana, LLC, owns the wireline services assets, which is not included in these combined financial statements.

PP, CT and MWST, which collectively own and operate the equipment used in the delivery of the coil tubing and pressure pumping services, are herein referred to as the “WSB Business.” The WSB Business is managed as a single operating segment.

(b) Principles of Combination

The combined financial statements include the accounts of PP, CT and MWST. PP and CT are controlled by WSB. WSB and MWST are both controlled by the same individual shareholder. PP, CT and MWST have been combined for purposes of presenting these financial statements as they are the parties whose assets are subject to the lease agreement with Platinum Energy Solutions, Inc. and have all been under common control and management for the periods presented (see Note 5). All significant balances and transactions between the entities have been eliminated on combination.

WSB owns other assets that are not subject to the lease agreement with Platinum Energy Solutions, Inc. and, therefore, were not included in these combined financial statements.

The accompanying unaudited condensed combined financial statements of the WSB Business have been prepared in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, the condensed combined financial statements reflect all of the adjustments considered necessary for a fair presentation of the results of the WSB Business for the period presented. The financial information presented herein should be read in connection with the audited condensed combined financial statements and notes thereto for the period ended December 31, 2009.

(c) Use for Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States necessarily requires management to make estimates and assumptions that affect the amounts

MONCLA COIL TUBING WELL SERVICES, L.L.C.,

MONCLA PRESSURE PUMPING WELL SERVICES, L.L.C. AND

MW SERVICES TRANSPORTATION LLC

Notes to Condensed Combined Financial Statements

September 30, 2010 and December 31, 2009

(Unaudited)

reported in the financial statements and accompanying notes. We regularly evaluate estimates and judgments based on historical experience and other relevant facts and circumstances. Significant estimates included in these financial statements primarily relate to the valuation of accounts receivable, property and equipment and deferred taxes. Actual results could differ from those estimates.

NOTE 2—PROPERTY AND EQUIPMENT

The components of property and equipment were as follows:

	Useful Life	September 30, 2010	December 31, 2009
Machinery and equipment	5-7 years	$16,908,080	$16,247,432
Furniture and equipment	3-5 years	3,400	—
Leasehold improvements	1 year	55,208	—

		16,966,688	16,247,432
		(2,647,951)	(796,688)

Accumulated depreciation		$14,318,737	$15,450,744

NOTE 3—RELATED PARTY TRANSACTIONS

The WSB Business rents office spaces from the member on a month-to-month lease. Payments to the member for rent were approximately $90,000 for the nine-months ended September 30, 2010.

The amounts due to affiliates at September 30, 2010 and December 31, 2009 of $12,982,665 and $11,531,662, respectively, relate to the transfer of equipment and net cash payments made by WSB. The financing arrangement with WSB has no set repayment term and does not bear interest.

Interest expense of $48,073 was allocated to the WSB Business by WSB for the nine-months ended September 30, 2010. The interest relates to WSB’s loan facilities with a third-party lender. The assets of the WSB Business are pledged as collateral for the loan facilities.

NOTE 4—INCOME TAXES

Our estimated effective tax rate for the nine-month period ended September 30, 2010 is 40.2%. Our effective tax rate is comprised of an estimated federal tax rate of approximately 35% and state income tax.

MONCLA COIL TUBING WELL SERVICES, L.L.C.,

MONCLA PRESSURE PUMPING WELL SERVICES, L.L.C. AND

MW SERVICES TRANSPORTATION LLC

Notes to Condensed Combined Financial Statements

September 30, 2010 and December 31, 2009

(Unaudited)

NOTE 5—SUBSEQUENT EVENTS

The WSB Business has evaluated subsequent events from the balance sheet date through December 8, 2011, the date at which the interim financial statements were available to be issued, and determined the following subsequent events:

On March 3, 2011, we entered into a lease agreement with Platinum Energy Solutions, Inc. (“Platinum”). Due to a protective right included in the lease agreement, it was determined that we are variable interest entities to Platinum. It was further determined that Platinum will be our primary beneficiary because the lease provides Platinum with full control over substantially all of our operating assets. Therefore, in accordance with FASB ASC Topic 810, Consolidations, Platinum consolidates our financial results effective March 3, 2011.

As part of the lease agreement, Platinum pays the WSB Business $210,000 per month in return for the use of substantially all of our assets. Platinum is responsible for insuring and maintaining the assets.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Pursuant to the provisions of the Nevada Revised Statutes 78.7502 to 78.752 (the “NRS”), we must indemnify directors and officers for any expenses, including attorneys’ fees, actually and reasonably incurred by any director or officer in connection with any actions or proceedings, whether civil, criminal, administrative, or investigative, brought against such director or officer because of his or her status as a director or officer, to the extent that the director or officer has been successful on the merits or otherwise in defense of the action or proceeding. The NRS permits a corporation to indemnify a director or officer, even in the absence of an agreement to do so, for expenses actually and reasonably incurred in connection with any action or proceeding (i) if such officer or director (a) acted in good faith and in a manner in which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, (b) is not liable pursuant to Section 78.138 of the NRS (fiduciary duties), and (c) with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, or (ii) with respect to an action by or in the right of the corporation, if such director or officer (a) acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and (b) is not liable pursuant to Section 78.138 of the NRS (fiduciary duties), except that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines upon application that the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The NRS also prohibits indemnification of a director or officer if a final adjudication establishes that the director’s or officer’s acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and were material to the cause of action. Despite the foregoing limitations on indemnification, the NRS may permit a director or officer to apply to the court for approval of indemnification even if the director or officer is adjudged to have committed intentional misconduct, fraud, or a knowing violation of the law. The NRS further provides that a corporation may purchase and maintain insurance for directors and officers against liabilities incurred while acting in such capacities regardless of whether the corporation has the authority to indemnify such persons under the NRS. Any discretionary indemnification under the NRS must be authorized upon a determination that such indemnification is proper: (i) by the stockholders, (ii) by a majority of a quorum of disinterested directors, or (iii) by independent legal counsel in a written opinion authorized by a majority vote of a quorum of directors consisting of disinterested directors or by independent legal counsel in a written opinion if a quorum of disinterested directors cannot be obtained.

Article VIII of the Company’s Amended and Restated Articles of Incorporation provide for the indemnification of a present or former director or officer, or person who is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan) to the fullest extent permitted by Nevada law. Such indemnification shall include expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually incurred by him in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative because such individual is or was a director or officer. Additionally, the Company will advance any and all such expenses to the individual upon request.

The Company’s bylaws are silent with respect to indemnification.

The Company has entered into an indemnification agreement with each of its directors and officers. The agreement provides that the Company will indemnify, defend and hold harmless the director and/or officer to the fullest extent permitted by Nevada law.

The Company also maintains insurance for the benefit of its directors and officers against liability in their respective capacities as directors and officers. The directors and officers are not required to pay any premium in respect of this insurance. The policy contains various industry exclusions and no claims have been made thereunder to date.

See “Item 22. Undertakings” for a description of the SEC’s position regarding such indemnification provisions.

Item 21.	Exhibits and Financial Statement Schedules

The following is a list of all exhibits filed as a part of this Registration Statement on Form S-4, including those

Exhibit Number	Description

3.1	Amended and Restated Articles of Incorporation of Platinum Energy Solutions, Inc., filed with the Secretary of State of Nevada on March 2, 2011 (previously filed on August 30, 2011 as Exhibit 3.1 to the Registration Statement).

3.1.1	Form of Amended and Restated Articles of Incorporation of Platinum Energy Solutions, Inc. to be filed with the Secretary of State of Nevada (incorporated herein by reference to Exhibit 3.1.1 to Amendment No. 6 to the Registration Statement on Form S-1 of Platinum Energy Solutions, Inc. filed on January 23, 2012 (“Amendment No. 6 to Form S-1”).

3.2	Amended and Restated Bylaws of Platinum Energy Solutions, Inc., adopted February 28, 2011, as amended March 30, 2011 (previously filed on August 30, 2011 as Exhibit 3.2 to the Registration Statement).

3.2.1	Amended and Restated Bylaws of Platinum Energy Solutions, Inc. (incorporated herein by reference to Exhibit 3.2.1 to Amendment No. 6 to Form S-1).

3.3	Certificate of Incorporation of Platinum Pressure Pumping, Inc., filed with the Secretary of State of Delaware on December 3, 2010, as amended on February 15, 2011 (previously filed on August 30, 2011 as Exhibit 3.3 to the Registration Statement).

3.4	Bylaws of Platinum Pressure Pumping, Inc., adopted February 23, 2011, as amended August 26, 2011 (previously filed on August 30, 2011 as Exhibit 3.4 to the Registration Statement).

4.1	Indenture, dated as of March 3, 2011, among Platinum Energy Solutions, Inc., the Guarantor party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent, governing the Company’s 14.25% Senior Secured Notes due 2015 (previously filed on August 30, 2011 as Exhibit 4.1 to the Registration Statement).

4.1.1	First Supplemental Indenture, dated as of September 26, 2011, to Indenture dated as of March 3, 2011, among Platinum Energy Solutions, Inc., Platinum Pressure Pumping, Inc., as guarantor, and the Trustee, governing Platinum Energy Solutions, Inc.’s 14.250% Senior Secured Notes due 2015 (incorporated herein by reference to Exhibit 4.2 to the Registration Statement on Form S-1 of Platinum Energy Solutions, Inc. filed on September 27, 2011, Registration No. 333-177029 (the “Form S-1 Registration Statement”)).

4.1.2	Second Supplemental Indenture, dated as of September 29, 2011 (incorporated herein by reference to Exhibit 4.5 to Amendment No. 2 to the Registration Statement on Form S-1 of Platinum Energy Solutions, Inc. filed on December 12, 2011 (“Amendment No. 2 to Form S-1”).

4.2	Form of 14.25% Senior Secured Note due 2015 (Original Notes) (previously filed on August 30, 2011 as Exhibit 4.2 to the Registration Statement).

Exhibit Number	Description

**4.2.1	Form of 14.25% Senior Secured Note due 2015 (additional Original Notes)

**4.3	Form of Exchange Note (Original Notes).

**4.3.1	Form of Exchange Note (additional Original Notes).

4.4	Registration Rights Agreement, dated March 3, 2011, among Platinum Energy Solutions, Inc., the Guarantor party thereto and Global Hunter Securities, LLC and Knight Capital Americas, L.P. in relation to the Company’s 14.25% Senior Secured Notes due 2015 (previously filed on August 30, 2011 as Exhibit 4.4 to the Registration Statement).

4.4.1	Amendment to Registration Rights Agreement, dated as of September 29, 2011, made by Platinum Energy Solutions, Inc. and Platinum Pressure Pumping, Inc. (incorporated herein by reference to Exhibit 4.6 to Amendment No. 2 to Form S-1).

4.5	Warrant Agreement, dated as of March 3, 2011, by and between Platinum Energy Solutions, Inc., and The Bank of New York Mellon Trust Company, N.A., as warrant agent, relating to the issuance of the Company’s 115,000 warrants entitling holders thereof to purchase common stock of the Company (previously filed on August 30, 2011 as Exhibit 4.5 to the Registration Statement).

4.6	Registration Rights Agreement, dated as of September 29, 2011, among Platinum Energy Solutions, Inc., Platinum Pressure Pumping, Inc. as initial guarantor, J.P. Morgan Securities LLC, in relation to Platinum Energy Solutions, Inc.’s additional $50 million aggregate principal amount of 14.250% Senior Secured Notes due 2015 (incorporated herein by reference to Exhibit 4.7 to Amendment No. 2 to Form S-1).

5.1	Opinion of Kelley Drye & Warren LLP (previously filed on August 30, 2011 as Exhibit 5.1 to the Registration Statement).

10.1	Master Service Agreement, dated as of September 1, 2010, between Encana Oil & Gas (USA) Inc. and Platinum Energy Solutions, Inc. (incorporated herein by reference to Exhibit 10.1 to the Form S-1 Registration Statement; confidential treatment requested under Rule 406 of the Securities Act as to certain portions of such agreement, which were omitted and filed separately with the Securities and Exchange Commission).

10.2	Work Order, effective as of September 1, 2010, between Encana Oil & Gas (USA) Inc. and Platinum Energy Solutions, Inc., as amended by Amendment No. 1 to Work Order, dated as of January 20, 2011, between Encana Oil & Gas (USA) Inc. and Platinum Energy Solutions, Inc. (incorporated herein by reference to Exhibit 10.2 to the Form S-1 Registration Statement; confidential treatment requested under Rule 406 of the Securities Act as to certain portions of such agreement, which were omitted and filed separately with the Securities and Exchange Commission).

10.2.1	Letter Agreement dated as of September 21, 2011 between Encana Oil & Gas (USA) Inc. and Platinum Energy Solutions, Inc. (incorporated herein by reference to Exhibit 10.2.1 to Amendment No. 2 to Form S-1).

10.2.2	Amendment No. 2 to Work Order, dated as of December 19, 2011, between Encana Oil & Gas (USA) Inc. and Platinum Energy Solutions, Inc., amending Work Order, effective as of September 1, 2010 (incorporated herein by reference to Exhibit 10.2.2 of Amendment No. 3 to the Form S-1 Registration Statement of Platinum Energy Solutions, Inc. filed on January 9, 2012 (“Amendment No. 3 to Form S-1”; confidential treatment requested under Rule 406 of the Securities Act as to certain portions of such agreement, which were omitted and filed separately with the Securities and Exchange Commission).

Exhibit Number	Description

10.3	Prepayment Agreement, effective as of September 1, 2010, between Encana Oil & Gas (USA) Inc. and Platinum Energy Solutions, Inc. (incorporated herein by reference to Exhibit 10.3 to the Form S-1 Registration Statement; confidential treatment requested under Rule 406 of the Securities Act as to certain portions of such agreement, which were omitted and filed separately with the Securities and Exchange Commission).

10.4	Master Service Contract, dated as of March 28, 2011, between Petrohawk Energy Corporation and Platinum Energy Solutions, Inc. (incorporated herein by reference to Exhibit 10.4 to the Form S-1 Registration Statement; confidential treatment requested under Rule 406 of the Securities Act as to certain portions of such agreement, which were omitted and filed separately with the Securities and Exchange Commission).

10.5	Agreement for Fracturing Services (Eagle Ford Shale), effective as of September 1, 2010, by and between Petrohawk Energy Corporation and Platinum Energy Solutions, Inc., as amended by Addendum, dated as of January 14, 2011 (incorporated herein by reference to Exhibit 10.5 to the Form S-1 Registration Statement; confidential treatment requested under Rule 406 of the Securities Act as to certain portions of such agreement, which were omitted and filed separately with the Securities and Exchange Commission).

10.6	Full Service Master Lease Agreement, dated as of July 7, 2011, between Platinum Energy Solutions, Inc. and Midwest Railcar Corporation (previously filed on August 30, 2011 as Exhibit 10.6 to the Registration Statement).

10.7	Lease Purchase Agreement, dated as of March 3, 2011, among Platinum Energy Solutions, Inc., Well Services Blocker, Inc., Moncla Coil Tubing Well Services, L.L.C. and Moncla Pressure Pumping Well Services, L.L.C (previously filed on August 30, 2011 as Exhibit 10.7 to the Registration Statement).

10.8	Security Agreement, dated March 3, 2011, among Platinum Energy Solutions, Inc., the Grantor parties thereto and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent (previously filed on August 30, 2011 as Exhibit 10.8 to the Registration Statement).

10.9	Stock Unit Purchase Agreement, dated February 28, 2011, among Platinum Energy Solutions, Inc., and the purchasers named therein, relating to the sale of the Company’s Stock Units consisting of its non-convertible non-voting preferred stock plus shares of common stock (previously filed on August 30, 2011 as Exhibit 10.9 to the Registration Statement).

10.10	Stockholders Agreement, dated March 3, 2011, among Platinum Energy Solutions, Inc. and the stockholders named therein (previously filed on August 30, 2011 as Exhibit 10.10 to the Registration Statement).

10.10.1	First Amendment to Stockholders Agreement, dated January 19, 2012, among Platinum Energy Solutions, Inc. and the stockholders named therein (incorporated herein by reference to Exhibit 10.10.1 to Amendment No. 6 to Form S-1).

10.11	2010 Omnibus Equity Incentive Plan (previously filed on August 30, 2011 as Exhibit 10.11 to the Registration Statement).

10.11.1	Amendment No. 1 to Platinum Energy Solutions, Inc. 2010 Omnibus Equity Incentive Plan (incorporated herein by reference to Exhibit 10.11.1 to Amendment No. 6 to Form S-1).

10.12	Employment Agreement, dated as of March 3, 2011, between Platinum Energy Solutions, Inc. and L. Charles Moncla, Jr. (previously filed on August 30, 2011 as Exhibit 10.12 to the Registration Statement).

Exhibit Number	Description

10.13	Employment Agreement, dated as of March 3, 2011, between Platinum Energy Solutions, Inc. and J. Clarke Legler, II. (previously filed on August 30, 2011 as Exhibit 10.13 to the Registration Statement).

10.14	Form of Restricted Stock Agreement (previously filed on August 30, 2011 as Exhibit 10.14 to the Registration Statement).

10.15	Form of Indemnification Agreement (previously filed on August 30, 2011 as Exhibit 10.15 to the Registration Statement).

10.16	Portfolio Loan Account Facility Letter of Acceptance for Platinum Energy Solutions, Inc. by Morgan Stanley Bank, N.A., dated as of November 19, 2010 (incorporated herein by reference to Exhibit 10.17 to Amendment No. 2 to Form S-1).

10.17	Supply and Service Agreement dated July 22, 2011, between Platinum Energy Solutions, Inc. and Frac Sand Services LLC (incorporated herein by reference to Exhibit 10.18 to Amendment No. 2 to Form S-1; confidential treatment requested under Rule 406 of the Securities Act as to certain portions of such agreement, which were omitted and filed separately with the Securities and Exchange Commission).

10.18	Supply Agreement dated October 5, 2011, between Platinum Energy Solutions, Inc. and flexFrac Proppant Sand Suppliers LLC (incorporated herein by reference to Exhibit 10.19 to Amendment No. 3 to Form S-1; confidential treatment requested under Rule 406 of the Securities Act as to certain portions of such agreement, which were omitted and filed separately with the Securities and Exchange Commission).

10.19	Credit Agreement, dated as of December 28, 2011, among Platinum Energy Solutions, Inc., as Borrower, Platinum Pressure Pumping, Inc., as Guarantor, and JPMorgan Chase Bank, N.A., as the Bank (incorporated herein by reference to Exhibit 10.20 to Amendment No. 4 to the Registration Statement on From S-1 of Platinum Energy Solutions, Inc. filed on January 17, 2012 (Amendment No. 4 to Form S-1).

10.20	Continuing Guaranty, dated as of December 28, 2011, made by Platinum Pressure Pumping, Inc. as Guarantor (incorporated herein by reference to Exhibit 10.21 to Amendment No. 4 to Form S-1).

10.21	Revolving Note, dated as of December 28, 2011, made by Platinum Energy Solutions, Inc. in favor of JPMorgan Chase Bank, N.A. in the aggregate principal amount of $15,000,000 (incorporated herein by reference to Exhibit 10.22 to Amendment No. 4 to Form S-1).

10.22	Security Agreement, dated as of December 28, 2011, among Platinum Energy Solutions, Inc. and Platinum Pressure Pumping, Inc. as Grantors, and JPMorgan Chase Bank, N.A., as Lender (incorporated herein by reference to Exhibit 10.23 to Amendment No. 4 to Form S-1).

10.23	Joinder No. 1 to Security Agreement, dated as of December 28, 2011, between Platinum Energy Solutions, Inc. and JPMorgan Chase Bank, N.A (incorporated herein by reference to Exhibit 10.24 to Amendment No. 4 to Form S-1).

10.24	Intercreditor Agreement, dated as of December 28, 2011, between JPMorgan Chase Bank, N.A. as First Lien Lender, and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent under the second lien documents on behalf of the second lien creditors (incorporated herein by reference to Exhibit 10.25 to Amendment No. 4 to Form S-1).

**12.1	Computation of Ratio of Earnings to Fixed Charges.

21	List of Subsidiaries of Platinum Energy Solutions, Inc. (previously filed on August 30, 2011 as Exhibit 21 to the Registration Statement).

Exhibit Number	Description

**23.1(a)	Consent of KPMG LLP.

**23.1(b)	Consent of KPMG LLP.

23.2	Consent of Kelley Drye & Warren LLP (previously filed on August 30, 2011 as Exhibit 23.2 to the Registration Statement).

**23.3	Consent of Spears & Associates, Inc.

23.4	Consent of Richard L. Crandall (incorporated herein by reference to Exhibit 23.4 to Amendment No. 6 to Form S-1).

24.1	Powers of Attorney (incorporated herein by reference to the signature page to the Form S-4 Registration Statement).

25.1	Statement of Eligibility of Trustee (previously filed on August 30, 2011 as Exhibit 25.1 to the Registration Statement).

**99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery (previously filed on August 30, 2011 as Exhibit 99.2 to the Registration Statement).

**	Filed herewith.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) that, for purposes of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of that registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 20, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on January 27, 2012.

Platinum Energy Solutions, Inc.

By:	/S/ J. CLARKE LEGLER, II
Name: J. Clarke Legler, II
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons on January 27, 2012 in the capacities indicated.

Signature	Title

* L. Charles Moncla, Jr.	Chief Executive Officer and Director (Principal Executive Officer)

/S/ J. CLARKE LEGLER, II J. Clarke Legler, II	Chief Financial Officer, Secretary and Director (Principal Financial Officer)

/S/ JUSTIN W. BROWN
Justin W. Brown	Principal Accounting Officer

* José E. Feliciano	Director

* Colin Leonard	Director

* Daniel T. Layton	Director

/S/ RICHARD L. CRANDALL Richard L. Crandall	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on January 27, 2012.

Platinum Pressure Pumping, Inc.

By:	/S/ J. CLARKE LEGLER, II
Name: J. Clarke Legler, II
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons on January 27, 2012 in the capacities indicated.

Signature	Title

* L. Charles Moncla, Jr.	Chief Executive Officer and Director (Principal Executive Officer)

/S/ J. CLARKE LEGLER, II J. Clarke Legler, II	Chief Financial Officer, Secretary and Director (Principal Financial Officer)

EXHIBIT INDEX*

Exhibit Number	List of Exhibits

4.2.1	Form of 14.25% Senior Secured Note due 2015 (additional Original Notes).

4.3	Form of Exchange Note (Original Notes).

4.3.1	Form of Exchange Note (additional Original Notes).

12.1	Computation of Ratio of Earnings to Fixed Charges.

23.1(a)	Consent of KPMG LLP.

23.1(b)	Consent of KPMG LLP.

23.3	Consent of Spears & Associates, Inc.

99.1	Form of Letter of Transmittal.

*	The Exhibit Index lists only those exhibits actually being filed with this Amendment No. 1.